Filed Pursuant to Rule 424(b)(1)

Registration No. 333-119163

PROSPECTUS

U.S.$650,000,000

WPP Finance (UK)

Fully and unconditionally guaranteed on a senior, unsecured basis by WPP Group plc

Offer to exchange its

5.875% Notes due 2014,

which have been registered under the Securities Act of 1933, as amended,

for

5.875% Notes due 2014,

which have not been registered

Material terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on March 14, 2005, unless extended. We do not currently intend to extend the expiration date.

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn for an equal principal amount of the new notes that are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	The terms of the new notes are substantially identical to the old notes, except that the old notes contain transfer restrictions and registration rights that the new notes do not contain and the penalty interest provisions of the old notes do not apply to the new notes.

•	You may withdraw tenders of old notes at any time before the exchange offer expires.

•	The old notes are listed on the Luxembourg Stock Exchange. We currently intend to list the new notes on the Luxembourg Stock Exchange.

•	Our affiliates may not participate in the exchange offer.

•	Neither WPP Finance (UK) nor WPP Group plc will receive any proceeds from the exchange offer.

Please refer to the section entitled “ Risk Factors” beginning on page 9 for a description of risks that you should consider when evaluating this investment.

Neither the U.S. Securities and Exchange Commission, any state securities commission, nor any other regulatory authority has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 8, 2005

You should rely only on the information contained or incorporated by reference in this prospectus. Neither the Issuer nor WPP has authorized anyone to provide you with different information. Neither the Issuer nor WPP is making an offer of, or an invitation to purchase, any of these notes in any jurisdiction where such offer or invitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or on the document that has been incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

WPP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which WPP files annual reports on Form 20-F with the Securities and Exchange Commission (“SEC”) and furnishes reports on Form 6-K to the SEC. You can read and copy any materials WPP files with or furnishes to the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain additional information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information WPP files or furnishes electronically with or to the SEC, which you can access over the Internet at www.sec.gov. These materials are also available from our web site at www.wpp.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following portions of WPP’s annual report on Form 20-F for the fiscal year ended December 31, 2003 are incorporated into this prospectus by this reference:

•	Item 6—Directors, Senior Management and Employees;

•	Item 11—Quantitative and Qualitative Disclosures About Market Risk

WPP’s reports on Form 6-K submitted to the SEC on July 2, 2004, September 23, 2004, October 1, 2004, December 20, 2004 and January 25, 2005 are incorporated into this prospectus by this reference.

WPP will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:

WPP Group plc

27 Farm Street

London W1J 5RJ

England

Attention: Feona McEwan,

Group Communications Director

Telephone: 011-44-20-7408-2204

WPP also incorporates by reference into this prospectus additional documents that it may file with or furnish to the SEC after the date of this prospectus and prior to the termination of the exchange offer. These include reports such as Annual Reports on Form 20-F and any Reports on Form 6-K designated as being incorporated by reference into this prospectus.

To obtain timely delivery of any of our documents, you must make your request to us no later than March 7, 2005. The exchange offer will expire at 5:00 p.m., New York City time, on March 14, 2005. The exchange offer can be extended by us in our sole discretion, but we currently do not intend to extend the expiration date. See “The Exchange Offer” below for more detailed information.

In addition, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus may be obtained free of charge at the offices of our transfer agent in Luxembourg at the following address:

Dexia Banque Internationale à Luxembourg

69 route d’Esch

L-2953

Luxembourg

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” in this prospectus.

Any statements in this prospectus concerning the provisions of any document are not complete. Such references are made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus, makes no representation as to its accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus or the portions of WPP’s annual report on Form 20-F that are incorporated by reference into this prospectus. The Issuer and WPP are responsible for the accuracy of the information in this prospectus and confirm that to the best of their knowledge they have included all facts that should be included not to mislead potential investors. The Issuer and WPP accept responsibility accordingly.

The information set out in the sections of this prospectus describing clearing and settlement arrangements is subject to any change or reinterpretation of the rules, regulations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), in each case as currently in effect. The information in such sections concerning these clearing systems has been obtained from sources that the Issuer and WPP believe to be reliable. The Issuer and WPP accept responsibility only for the correct extraction and reproduction of such information, but not for the accuracy of such information. If you wish to use the facilities of any of the clearing systems you should confirm the applicability of the rules, regulations and procedures of the relevant clearing system. The Issuer and WPP will not be responsible or liable for any aspect of the records relating to, or payments made on account of, book-entry interests held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such book-entry interests.

This prospectus is directed only at: (i) persons outside the United Kingdom; or (ii) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001; or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001. Any investment or investment activity to which this prospectus relates is only available to and will only be engaged in with such persons and persons within the United Kingdom who receive this prospectus (other than persons falling within (ii) and (iii) above) should not rely on or act upon this prospectus. No offer or sale of the notes is being made to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by WPP or the Issuer, any of their respective affiliates or the initial purchasers. Neither the delivery of this prospectus nor any sale made under it shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer or WPP since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of the prospectus or the date of any document that has been incorporated by reference, as the case may be.

Trademarks and other proprietary marks

This prospectus contains trade names, trademarks, service names and brands that are proprietary to WPP and its subsidiaries. Certain other trade names and brands that are referred to in this prospectus are proprietary to others and may be used by WPP and its subsidiaries only pursuant to specific contractual arrangements. Other trade names and brands are used for identification purposes only, for example, to indicate specific competitors or competing products.

CURRENCY OF PRESENTATION AND EXCHANGE RATES

WPP publishes its consolidated financial statements in pounds sterling. In this prospectus, references to “$”, “U.S.$” or “U.S. dollars” are to United States dollars and references to “c” are to United States cents. References to “£”, “pounds sterling”, “pounds”, “pence” or “p” are to the lawful currency of the United Kingdom. Solely for your convenience, this prospectus contains translations of certain pounds sterling amounts into U.S. dollars at the rate or rates indicated. Unless otherwise indicated, pounds sterling amounts for the year ended December 31, 2003 have been translated at the Bloomberg Closing Mid Point rate on December 31, 2003 of £1.00 = U.S.$1.7833 and pounds sterling amounts for the six months ended June 30, 2004 have been translated at the Bloomberg Closing Mid Point rate on June 30, 2004 of £1.00 = U.S.$1.8144. These translations should not be construed as representations that the pound amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. On February 4, 2005, the Bloomberg Closing Mid Point rate was £1.00 = U.S.$1.8848.

References herein to “Consolidated Financial Statements” are to the consolidated income statements, the consolidated cash flow statements, the consolidated statements of total recognized gains and losses, the consolidated balance sheets and the consolidated statements of share owners’ funds of WPP set forth in this prospectus beginning on page F-30 for the fiscal years ended December 31, 2003, 2002 and 2001, and in WPP’s prior annual reports on Form 20-F for the fiscal years ended December 31, 2000 and 1999. References to the “Unaudited Interim Consolidated Financial Information” are to the unaudited consolidated income statements, cash flow statements, statements of total recognized gains and losses and balance sheet of WPP for the six months as of and ended June 30, 2004 and 2003 set forth in this prospectus beginning on page F-2.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this prospectus and the documents incorporated by reference herein are forward-looking and use words like “may,” “may not,” “believe,” “do not believe,” “expect,” “do not expect,” “plan,” “do not plan,” “anticipate,” “do not anticipate” and other similar expressions. We may also provide oral or written forward-looking information in other materials in relation to the exchange offer. Forward-looking information involves risks and uncertainties and reflects our best judgment based on current information. Our results of operations can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. Important factors that may cause actual results to differ from forward-looking information include but are not limited to: the unanticipated loss of a material client or key personnel, delays or reductions in client advertising budgets, shifts in industry rates of compensation, government compliance costs or litigation, natural disasters or acts of terrorism, our exposure to changes in the values of other major currencies (because a substantial portion of its revenues are derived and costs incurred outside of the United Kingdom) and the overall level of economic activity in our major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets). In addition, you should consider the risks described in “Risk Factors” which could also cause actual results to differ from forward-looking information. In light of the foregoing, the forward-looking statements included in the prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. Actual events and the results of operations may vary materially from the forward-looking information.

v

We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events or for any other reason. You should review any additional disclosures we make in our press releases and reports on Forms 20-F and 6-K filed with or furnished to the SEC.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Issuer is a private unlimited liability company incorporated under the laws of England and Wales and WPP is a public limited company incorporated under the laws of England and Wales. Some of the Issuer’s and WPP’s directors and officers and certain of the experts named herein reside outside of the United States. In addition, a substantial portion of the directly owned assets of WPP are located outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer and WPP or their respective directors and officers and certain experts or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal securities laws of the United States.

The Issuer and WPP have expressly submitted to the jurisdiction of the U.S. federal or state courts sitting in the Borough of Manhattan, The City of New York for the purpose of any suit, action or procedure to enforce the notes or the guarantees and have appointed CT Corporation System, 1633 Broadway, New York, NY 10019 to accept service of process in any such action.

SUMMARY

The following information is derived from, and should be read in conjunction with, the full text of this prospectus. You should read the whole prospectus and not just rely on the summarized information. In this prospectus, unless the context requires or this prospectus states otherwise, “WPP” refers to WPP Group plc, “the Company,” “the Group,” “we,” “us” and “our” refer to WPP Group plc and its subsidiaries on a consolidated basis, and “the Issuer” refers to WPP Finance (UK). “You” and “yours” refer to investors and prospective investors in the notes.

WPP Group plc and its subsidiaries and affiliates comprise one of the largest advertising and marketing businesses in the world. For the year ended December 31, 2003, the Group had revenue of approximately £4,106 million and operating income of approximately £415.0 million. In the six months ended June 30, 2004, the Group had revenue of approximately £2,025.6 million and operating income of approximately £194.6 million. As of June 30, 2004, the Group had 57,723 employees located in approximately 1,400 offices in 104 countries.

The Group operates through a number of established global, multinational and national advertising and marketing services companies that are organized into four business segments. Our largest segment is Advertising and Media investment management where we operate well-known advertising networks such as J. Walter Thompson Company, Ogilvy & Mather Worldwide, Red Cell, Y&R and Bates Asia as well as media investment management companies such as MindShare and Mediaedge:cia. Our other segments are Information, insight and consultancy (where our operations are conducted through Kantar Media Research, Millward Brown, Research International and other companies), Public relations and public affairs (where we operate through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill & Knowlton and Ogilvy Public Relations Worldwide) and Branding and identity, Healthcare and Specialist communications (where our operations are conducted through Enterprise IG, Landor Associates, Fitch Worldwide, CommonHealth, Sudler & Hennessey, Healthworld, OgilvyOne, Wunderman, 141 Worldwide and other companies).

The Group serves over 330 clients in at least three service disciplines and more than 130 clients in four service disciplines. The Group serves over 100 clients in six or more countries. All together, the Group now serves more than 300 of the Fortune Global 500, over one-half of the NASDAQ 100, and over 30 of the Fortune e-50. The Group’s 10 largest clients in 2003, measured by revenues, were Altria, American Express, AT&T, Colgate-Palmolive, Ford, GlaxoSmithKline, IBM, Nestle, Pfizer and Unilever. Together, these clients accounted for approximately 26% of the Group’s revenues in 2003. The Group companies have maintained long-standing relationships with many of the Group’s clients, with the average length of relationship for the top 10 clients being approximately 50 years.

The Issuer

WPP Finance (UK) is a private unlimited liability company incorporated under the laws of England and Wales. WPP Finance (UK) is an indirect wholly-owned subsidiary of WPP and the direct parent company of Landor Associates, CommonHealth and Wunderman.

On August 20, 2004, WPP announced certain financial information relating to the Group’s performance in the first six months of 2004. WPP reports full financial information only on a semi-annual basis.

The Group’s revenues for the first six months of 2004 were £2,025.6 million, rising by 6% over the first six months of 2003. By business segment (on a constant dollar basis, including acquisitions),

Advertising and Media investment management was up over 14%, Branding and identity, Healthcare and Specialist communications was up over 18%, Information, insight and consultancy was up over 6% and Public Relations and public affairs (which includes, on a pro forma basis, certain of the Group’s public relations businesses in Asia that were previously included in advertising) was up over 7%. On a geographic basis (also on a constant dollar basis, including acquisitions), revenues were up over 11% in North America, up over 8% in Continental Europe, up 12% in the United Kingdom and up over 28% in the Asia Pacific, Latin America, Africa and the Middle East geographic segment.

The Group’s net debt at June 30, 2004 was £740 million, compared to £1,153 million at June 30, 2003. Average net debt in the first half of 2004 was £853 million compared to £1,155 million in 2003, at 2004 exchange rates.

The Exchange Offer

On June 23, 2004, we completed an offering of U.S.$650,000,000 aggregate principal amount of our 5.875% notes due 2014 in a transaction exempt from registration under the Securities Act. Unless otherwise specified or unless the context requires otherwise, in this prospectus we refer to the 2014 notes sold to the initial purchasers as the old notes and we refer to the offer and sale of the old notes as the offering. In connection with the offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes that have been registered under the Securities Act and have substantially the same terms as the old notes. Unless otherwise specified or unless the context requires otherwise, in this prospectus we refer to the old notes and the new notes together as the notes. The following summary of the exchange offer is not complete. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered

U.S.$650,000,000 aggregate principal amount of our 5.875% notes due 2014, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially the same as those of the old notes, except that the transfer restrictions, registration rights and penalty interest provisions of the old notes do not apply to the new notes.

The Exchange Offer

We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy certain of our obligations under a registration rights agreement that we entered into with the initial purchasers of the old notes. You may tender your outstanding old notes for exchange by following the procedures described under the heading “The Exchange Offer” in this prospectus.

Expiration Date; Tenders; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on March 14, 2005, unless we extend it. We do not currently intend to extend the expiration date. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn before the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes” in this prospectus for a more complete description of the tender and withdrawal period.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal;

•	mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents to the exchange agent at the address indicated on the cover page of the letter of transmittal; or

•	if you hold old notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

•	Participants in Euroclear and Clearstream on behalf of the beneficial owners of old notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, as the case may be, in lieu of a letter of transmittal. Euroclear or Clearstream, as the case may be, will then transfer the appropriate notice to DTC in accordance with established procedures between DTC and Euroclear or Clearstream.

By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	you are not an “affiliate,” as such term is defined in Rule 405 under the Securities Act, of the Issuer or WPP.

Special Procedures for Beneficial Owners

If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact that registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal, or to comply with the applicable procedures under DTC’s Automated Tender Offer Program before the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Material United States Federal Income Tax Considerations

Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer.

Exchange Agent

Citibank, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” in this prospectus.

Shelf Registration

If applicable interpretations of the Staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act that would cover resales of old notes. See “Description of the New Notes and Guarantees—Registration Rights; Additional Interest” in this prospectus.

Consequences of Your Failure to Exchange Your Old Notes

Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes and in the indenture. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes.

Consequences of Exchanging Your Old Notes

Based on interpretations of the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that you will be allowed to resell the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Issuer or WPP.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Each broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” in this prospectus for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

The following summary of the terms of the new notes is not complete. For a more detailed description of the new notes, see “Description of the New Notes and Guarantees” in this prospectus. We define capitalized terms used in this summary under “Description of the Notes and Guarantees—Definitions” section of this prospectus.

Issuer	WPP Finance (UK), a private unlimited liability company incorporated under the laws of England and Wales.

Guarantor	WPP Group plc, a public limited company incorporated under the laws of England and Wales.

Notes Offered	U.S.$650,000,000 5.875% notes due 2014.

Ratings

As at the date of this prospectus, the notes are rated Baa2 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s Ratings Services. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revisions, suspension or withdrawal at any time by the relevant rating organization.

Guarantees	The obligations of the Issuer under the notes will be fully, unconditionally and irrevocably guaranteed on a senior, unsecured basis by WPP.

Ranking

The notes will rank as direct, unsecured and unsubordinated indebtedness of the Issuer. The guarantees are full and unconditional obligations of WPP and will rank equally with all present and future direct, unsecured and unsubordinated indebtedness of WPP. As of December 31, 2003, WPP had, on an unconsolidated basis, unsubordinated obligations under indebtedness and guarantees of approximately £1,448.9 million (U.S.$2,583.8 million), none of which was secured.

WPP is a holding company and currently conducts all of its operations through its subsidiaries. None of WPP’s subsidiaries other than the Issuer have any obligations with respect to the notes. As a result, the notes will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of WPP’s subsidiaries other than the Issuer. As of December 31, 2003, the subsidiaries of WPP other than the Issuer had total liabilities, including indebtedness and trade payables, of approximately £5,330.9 million (U.S.$9,506.6 million), of which approximately £332.5 million (U.S.$592.9 million) was indebtedness.

Maturity	Unless previously purchased or redeemed, the notes will mature on June 15, 2014.

Interest	The notes will bear interest from June 23, 2004 at the rate of 5.875% per annum.

Interest will be payable on the notes semi-annually in arrears on June 15 and December 15 in each year, commencing on December 15, 2004.

Redemption at the Option of the Issuer

The notes are redeemable at any time in whole or in part at the option of the Issuer at a redemption price equal to the make-whole amount described under “Description of the Notes and Guarantees—Optional Redemption—Optional Redemption with “Make-Whole” Amount.”

Redemption for Taxation Reasons

The Issuer may redeem all but not part of the notes at their principal amount plus accrued and unpaid interest (including additional interest and additional amounts, if any) to, but excluding, the applicable date of redemption upon the occurrence of certain changes in the tax laws in the United Kingdom. See “Description of the Notes and Guarantees—Optional Redemption—Redemption for Taxation Reasons.”

Payment of Additional Amounts

In the event that certain taxes (as described under “Description of the Notes and Guarantees—Payment of Additional Amounts”) are payable on the notes or the guarantees, the Issuer or WPP, as applicable, will, subject to certain exceptions, pay such additional amounts on the notes or the guarantees as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable in respect of the notes or the guarantees had no such deduction or withholding been required.

Further Issues

The Issuer may from time to time, without the consent of the holders of the notes, issue further securities having identical terms as the notes so that any further issue is consolidated and forms a single series of securities with the notes.

Covenants

So long as any of the notes are outstanding, WPP and certain of its subsidiaries will be subject to certain limitations on the incurrence of liens on certain properties and shares of certain subsidiaries, the entry into certain sale and leaseback transactions and the ability to merge or sell all or substantially all of their respective assets.

The covenants referred to above are subject to important exceptions and qualifications that are described under “Description of the Notes and Guarantees—Certain Covenants.”

Form and Denomination

The new notes will be in registered form in principal amounts of U.S.$2,000 or integral multiples of U.S.$1,000 in excess thereof. The new notes will initially be issued in the form of global notes in registered form and may be exchanged into definitive notes only under the limited circumstances described in “Form of Notes, Clearance and Settlement.”

The new global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Trustee	Citibank, N.A.

Exchange Agent	Citibank, N.A.

Governing Law	The new notes and guarantees will be governed by and construed in accordance with the laws of the State of New York.

Listing and Trading	Application has been made to list the new notes on the Luxembourg Stock Exchange.

Use of Proceeds	Neither the Issuer nor WPP will receive any proceeds from the issuance of the new notes in the exchange offer.

Risk Factors

Investing in the notes involves risks. You should carefully consider all of the information included in, or incorporated by reference into, this prospectus prior to investing in the notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

RISK FACTORS

You should consider carefully the specific risk factors set out below, in addition to the other information contained or incorporated in this prospectus, before making an investment decision in relation to the notes. The risks and uncertainties described below are not the only ones that may be material to our business. Additional risks and uncertainties that we currently consider to be immaterial may also adversely affect our business. If any of the following risks actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the notes could decline or we could be unable to pay interest or principal on the notes, and you may lose all or part of your investment.

Risk Factors Relating to the Company

We compete for clients in a highly competitive industry, which may reduce market share and decrease profits.

The communications services industry is highly competitive and fragmented. Our principal competitors are other large multinational communications services companies as well as regional and national advertising and/or marketing services firms. In the communications services industry, service agreements with clients are generally terminable by the client upon 90 days’ notice. As such, clients may move their accounts to another agency on relatively short notice. In many cases, a WPP agency represents a client for only a portion of its advertising or marketing services needs or only in particular geographic areas, thus enabling the client to continually compare the effectiveness of the our agency against other agencies’ work. Many clients do not permit an agency working for them to represent competing accounts or product lines in the same market. A lesser number of companies will not permit any of the agencies owned by a communications services company to work on competing accounts or product lines in any market. These client conflict policies can and sometimes do prevent our agencies from winning new clients and assignments. If our agencies are unable to compete effectively in the markets in which they operate, our market share and profits may decrease.

We receive a significant portion of our revenues from a limited number of large clients.

A relatively small number of clients contribute a significant percentage of our consolidated revenues. Our 10 largest clients accounted for approximately 26% of our revenues in the year ended December 31, 2003. Our clients generally are able to reduce advertising and marketing spending or cancel projects at any time for any reason. We cannot assure you that any of our clients will continue to utilize our services to the same extent, or at all, in the future. A significant reduction in advertising and marketing spending by, or the loss of one or more of, our largest clients, if not replaced by new client accounts or an increase in business from existing clients, would adversely affect our prospects, business, financial condition and results of operations.

We may be subject to certain regulations that could restrict our activities.

From time to time, governments, government agencies and industry self-regulatory bodies in the United States, European Union and other countries in which we operate have adopted statutes, regulations and rulings that directly or indirectly affect the form, content and scheduling of advertising, public relations and public affairs, and market research, or otherwise affect our activities and those of our clients. For further discussion of such regulations, see “Business of the Company—Government Regulation.” Though we do not expect any existing or proposed regulations to materially adversely impact our business, we are unable to estimate the effect on our future operations of the application of existing statutes or regulations or the extent or nature of future regulatory action.

We are dependent on our employees.

Our advertising and marketing services businesses are highly dependent on the talent, creative abilities and technical skills of our personnel and the relationships our personnel have with clients. We believe that our operating companies have established reputations in the industry that attract talented personnel. However, we, like all services businesses, are vulnerable to adverse consequences from the loss of key employees due to the competition among these businesses for talented personnel.

We are exposed to the risks of doing business internationally.

We operate in 104 countries throughout the world. Our international operations are subject to a number of risks inherent in operating in different countries. These include, but are not limited to, risks regarding:

•	currency exchange rate fluctuations;

•	restrictions on repatriation of earnings; and

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets.

The occurrence of any of these events or conditions could adversely affect our ability to increase or maintain our operations in various countries.

Currency exchange rate fluctuations could adversely affect our consolidated results of operations.

Our reporting currency is the UK pound sterling. However, our significant international operations give rise to an exposure to changes in foreign exchange rates, since most of our revenues from countries other than the UK are denominated in currencies other than the UK pound sterling, including the US dollar. Changes in exchange rates can reduce our revenues when measured in UK pounds sterling.

We may have difficulty repatriating the earnings of our subsidiaries.

Any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on, or taxation of, dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. If we are unable to repatriate the earnings of our subsidiaries it could have an adverse impact on our ability to pay dividends or to redeploy earnings in other jurisdictions where they could be used more profitably.

We are subject to recessionary economic cycles.

Our business is affected by recessionary economic cycles. Recessionary economic cycles may adversely affect the businesses of our clients, which can have the effect of reducing the amount of services they purchase from our agencies and thus can materially adversely affect our consolidated results of operations.

We may be unsuccessful in evaluating material risks involved in completed and future acquisitions.

We regularly review potential acquisitions of businesses that are complementary to our businesses. As part of that review we conduct business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in any particular transaction. Despite our efforts, we may be unsuccessful in ascertaining or evaluating all such risks. As a result, we might not realize the intended advantages of any given acquisition. If we fail to realized the expected benefits from one or more acquisitions, our business, results of operations and financial condition could be adversely affected.

We may be unsuccessful in integrating any acquired operations with our existing businesses.

We may experience difficulties in integrating operations acquired from other companies. These difficulties include the diversion of management’s attention from other business concerns and the potential loss of key employees of the acquired operations. Acquisitions also frequently involve significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. If we experience difficulties in integrating one or more acquisitions, our business, results of operations and financial condition could be adversely affected.

Goodwill recorded on our balance sheet with respect to acquired companies may become impaired.

We have a significant amount of goodwill recorded on our balance sheet with respect to acquired companies. We annually test the carrying value of goodwill for impairment. The estimates and assumptions about results of operations and cash flows that we make in connection with impairment testing could differ from future actual results of operations and cash flows. In addition, future events could cause us to conclude that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on our financial condition and results of operations.

We may use equity, incur indebtedness, expend cash or use any combination of equity, indebtedness and cash for all or part of the consideration to be paid in future acquisitions that would result in additional goodwill being recorded on our balance sheet.

We have not included or incorporated by reference into this prospectus audited financial statements for Cordiant Communications Group plc, a company we acquired in 2003.

We completed our acquisition of Cordiant in August 2003. In the year ended December 31, 2002, in accordance with U.S. GAAP, Cordiant had consolidated loss before income taxes of £248.1 million. For the five years ended December 31, 2002, we had an average consolidated U.S. GAAP income before income taxes of £330.3 million. Because Cordiant’s loss before income taxes for 2002, the last full year before our acquisition of Cordiant, was greater than 50% of our income before income taxes for the five years ended December 31, 2002, the rules of the SEC require us to include or incorporate by reference into this prospectus audited financial statements of Cordiant for the three years ended December 31, 2002. We have incorporated by reference a Report on Form 6-K we filed with the SEC on January 25, 2005, that contains financial statements of Cordiant for the three years ended December 31, 2002. These financial statements were excerpted from Cordiant’s Annual Report on Form 20-F for the year ended December 31, 2002 and do not include an audit report.

According to Cordiant’s 2002 Annual Report on Form 20-F, Cordiant’s unaudited financial statements for the three years ended December 31, 2002 were prepared on a going-concern basis. However, when Cordiant’s 2002 Form 20-F was filed with the SEC in July 2003, there was fundamental uncertainty as to whether the going concern basis of presentation was appropriate. This uncertainty was due to the recent loss of a major client and then ongoing negotiations regarding an interim support agreement that was soon to expire under which WPP, which then held substantially all of Cordiant’s outstanding debt, had waived non-compliance by Cordiant with certain debt covenants. As a consequence of this uncertainty, Cordiant’s auditors were unable to issue an audit opinion with respect to Cordiant’s financial statements for the three years ended December 31, 2002.

Risk Factors Relating to the Notes, the Guarantees and the Exchange Offer

The notes and the guarantees are unsecured obligations.

The old notes are, and the new notes will be, senior, unsecured indebtedness of the Issuer and will rank pari passu with all future unsecured and unsubordinated obligations of the Issuer. The guarantees rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of WPP. The guarantees are effectively subordinated to any existing or future secured indebtedness of WPP, to the extent of the collateral securing such indebtedness. As of December 31, 2004, WPP did not have any secured indebtedness outstanding. For more information on the ranking of the notes, see “Description of the New Notes and Guarantees.”

WPP is a holding company and will depend upon funds from its subsidiaries to meet its obligations under the guarantees of the notes.

WPP is a holding company and its only significant assets are its investments in its subsidiaries. As a holding company, it is dependent upon dividends, loans or advances, or other intercompany transfers of funds from its subsidiaries to meet its obligations under the guarantees. The ability of its subsidiaries to pay dividends and make other payments to WPP may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be a party. Therefore, WPP’s ability to make payments with respect to the guarantees may be limited.

WPP currently conducts all of its operations through its subsidiaries, and none of its subsidiaries other than the Issuer have any obligations with respect to the notes. As a result, the guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of all of the subsidiaries of WPP other than the Issuer. As of December 31, 2003, the subsidiaries of WPP other than the Issuer had total liabilities, including indebtedness and trade payables, of approximately £5,330.9 million (U.S.$9,506.6 million), of which approximately £332.5 million (U.S.$592.9 million) was indebtedness.

There may not be a liquid trading market for the notes.

The Issuer and WPP intend to list the new notes on the Luxembourg Stock Exchange. Nevertheless, an active market for the new notes may not develop, and any market that develops may not last. If the new notes are traded, they may trade at a discount from the initial offering price of the old notes, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your new notes at a fair market value or at all.

If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will not be favorable. It is also possible that any trading market that does develop for the new notes will not be liquid. Future trading prices of the new notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	the interest of securities dealers in making a market for the new notes;

•	prevailing interest rates;

•	the market for similar securities; and

•	general economic conditions.

To the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See “Plan of Distribution” and “The Exchange Offer” in this prospectus for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

If you choose not to exchange your old notes, the present transfer restrictions will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement by and among the Issuer, WPP and the initial purchasers of the old notes, we do not intend to register resales of the old notes under the Securities Act. You should refer to the section of this prospectus entitled “The Exchange Offer” for information about how to tender your old notes.

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

Delivery of the new notes in exchange for the old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC, as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of the old notes who would like to tender the old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer—Procedures for Tendering Old Notes” in this prospectus.

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the old notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount as the old notes. The new notes will be identical in all material respects to the old notes except that the new notes will not contain transfer restrictions and registration rights that the old notes contain and the penalty interest provisions of the old notes will not apply to the new notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding indebtedness or change in our capitalization.

Our net proceeds from the offering and sale of the old notes, which do not include accrued interest on the old notes, were approximately U.S.$643.4 million, after deducting related fees and expenses of the offering and the discount payable to the initial purchasers. We used the proceeds primarily to repay the €350 million 5.125% eurobonds that matured in June 2004 and the Young & Rubicam U.S.$287.5 million 3% convertible bonds that matured in January 2005.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company’s unaudited consolidated ratios of earnings to fixed charges for the five years in the period ending December 31, 2003 and for the six months ended June 30, 2004. The table should be read in conjunction with the Unaudited Interim Consolidated Financial Information and the Consolidated Financial Statements.

	Six Months Ended June 30, 2004	Year ended December 31,
		2003	2002	2001	2000	1999
In accordance with U.K. GAAP	3.48x	3.71x	2.58x	4.38x	4.94x	5.38x
In accordance with U.S. GAAP	3.42x	3.18x	2.45x	2.67x	3.60x	3.72x

Interest amounts used in the calculation of the ratio of earnings to fixed charges excludes interest charges on defined benefit pension schemes and charges in respect of working capital facilities.

For further information regarding significant differences between U.K. GAAP and U.S. GAAP, see “Reconciliation to U.S. Accounting Principles” and the notes thereto in the Company’s Unaudited Interim Consolidated Financial Information and the Consolidated Financial Statements included elsewhere in this prospectus.

EXCHANGE RATES

The annual average of the daily Bloomberg Closing Mid Point rate for pounds sterling expressed in U.S. dollars for each of the five years ended December 31, 2004 was:

Year ended December 31,	Average
2000	$1.5162
2001	$1.4401
2002	$1.5036
2003	$1.6356
2004	$1.8329

The following table sets forth the high and low Bloomberg Closing Mid Point rates for pounds sterling expressed in U.S. dollars for each of the most recent six months. On February 4, 2005, the Bloomberg Closing Mid Point rate was £1.00 = U.S.$1.8848.

Month ended	High	Low
August 31, 2004	$1.8437	$1.7908
September 30, 2004	$1.8117	$1.7743
October 31, 2004	$1.8418	$1.7775
November 30, 2004	$1.9097	$1.8326
December 31, 2004	$1.9477	$1.9140
January 31, 2005	$1.9038	$1.8614

We make no representation that the pounds sterling or U.S. dollar amounts referred to in this prospectus have been, could have been or could, in the future, be converted into U.S. dollars or pounds sterling, as the case may be, at any particular rate, if at all.

CAPITALIZATION

The following table sets forth the consolidated capitalization of WPP at June 30, 2004. At June 30, 2004, the proceeds of the old notes had been received, being £354.6 million, of which £234.7 million had been used to repay existing debt. The table also presents capitalization as adjusted to give effect to the application of the remaining net proceeds of the old notes. As described in “Use of Proceeds,” the Young & Rubicam U.S.$287.5 million 3% convertible bonds that matured in January 2005 have been repaid. There have been no other material changes in the consolidated capitalization of WPP since June 30, 2004.

	As of June 30, 2004
	Actual		Adjusted
	£m	U.S.$m(2)	£m	U.S.$m(2)
Short-term debt:
3% convertible notes due 2005(1)	158.5	287.5	38.6	70.0
Other short-term debt	203.3	368.9	203.3	368.9

	361.8	656.4	241.9	438.9

Long-term debt:(3)
5.875% notes due 2014	357.0	647.7	357.0	647.7
6.875% bonds due 2008	55.1	100.0	55.1	100.0
6% eurobonds due 2008	435.7	790.5	435.7	790.5
2% convertible bonds due 2007	449.3	815.2	449.3	815.2
6.625% bonds due 2005	110.2	200.0	110.2	200.0

	1,407.3	2,553.4	1,407.3	2,553.4

Capital and reserves
Called up share capital	117.9	213.9	117.9	213.9
Share premium account	968.6	1,757.4	968.6	1,757.4
Shares to be issued	118.0	214.1	118.0	214.1
Merger reserve	2,928.4	5,319.1	2,928.4	5,319.1
Other reserves	(146.7)	(272.0)	(146.7)	(272.0)
Own shares	(305.3)	(553.9)	(305.3)	(553.9)
Profit and loss account	56.5	102.5	56.5	102.5

Total shareholders’ equity	3,737.4	6,781.1	3,737.4	6,781.1
Total capitalization	5,506.5	9,990.9	5,386.6	9,773.4

(1)	Assumes that £119.9 million of the proceeds from the sale of the old notes will be applied against outstanding 3% convertible notes due 2005 and that the remaining balance of 3% convertible notes due 2005 will be paid using cash resources available to the Group.
(2)	All U.S. dollar amounts in this table have been translated from pounds sterling based on the Bloomberg Mid Point Closing rate on June 30, 2004 of £1.00 = U.S.$1.8144.
(3)	Long-term debt disclosed in the table above is shown gross of £11.5 million (U.S.$20.9 million) of capitalized costs which are included in accordance with U.K. GAAP in WPP’s Consolidated Financial Statements.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated historical financial data should be read in conjunction with, and is qualified in its entirety by reference to, the Unaudited Interim Consolidated Financial Information and the Consolidated Financial Statements of WPP, including the notes thereto.

The selected consolidated historical financial data as of and for the three years ended December 31, 2003 is derived from the Consolidated Financial Statements of WPP, which appear elsewhere in this prospectus. The selected consolidated historical financial data as of and for the years ended December 31, 2000 and 1999 is derived from the Consolidated Financial Statements of WPP for such years previously filed with the SEC as part of WPP’s annual report on Form 20-F for the year ended December 31, 2001. The selected consolidated historical financial data as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 has been derived from our Unaudited Interim Consolidated Financial Information for the six months ended June 30, 2004 and 2003, which appears elsewhere in this prospectus and, in our opinion, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial data for such periods. The results for the six months ended June 30, 2004 may not be indicative of the results to be expected for the entire fiscal year.

The Unaudited Interim Consolidated Financial Information and the Consolidated Financial Statements of the Company have been prepared in accordance with generally accepted accounting standards in the United Kingdom (“U.K. GAAP”), which differ in certain significant respects from generally accepted accounting principles in the United States (“U.S. GAAP”). A reconciliation to U.S. GAAP is set forth on pages F-88 to F-110 of the Consolidated Financial Statements included in this prospectus, as well as in WPP’s annual reports on Form 20-F for prior periods, and on pages F-24 to F-29 of the Unaudited Interim Consolidated Financial Information.

The reporting currency of WPP is the pound sterling and the selected consolidated historical financial data has been prepared on this basis. For information regarding pound sterling/U.S. dollar exchange rates, see “Exchange Rates.”

Selected Consolidated Profit and Loss Account Data

	Six Months Ended June 30,						Year Ended December 31,
	2004 £		2004 $		2003 £		2003 £		2003 $		2002 £		2001 £		2000 £		1999 £
	(in millions, except per ordinary share and ADS amounts)(1)
Amounts in accordance with U.K. GAAP:
Turnover (or gross billings)	9,155.2		16,611.2		8,639.2		18,621.3		33,786.5		18,028.7		20,886.9		13,949.4		9,345.9
Revenue	2,025.6		3,675.2		1,910.8		4,106.0		7,449.9		3,908.3		4,021.7		2,980.7		2,172.6
Operating profit	194.6		353.1		174.8		415.3		753.5		272.5		505.5		379.4		265.0
Net interest payable and similar charges(2)	(35.4)		(64.2)		(37.0)		(71.6)		(129.9)		(86.4)		(71.3)		(51.7)		(36.9)
Profit on ordinary activities before taxation	176.3		319.2		153.6		349.9		634.9		205.4		411.0		365.7		255.4
Profit attributable to ordinary share owners	105.9		192.1		95.2		208.4		378.1		88.0		271.2		244.7		172.8
Basic earnings per share	9.4	p	17.1	c	8.6	p	18.7	p	33.9	c	7.9	p	24.6	p	29.3	p	22.9	p
Diluted earnings per share	9.1	p	16.5	c	8.5	p	18.2	p	33.0	c	7.7	p	23.7	p	28.4	p	22.5	p
Dividends per ordinary share	2.50	p	4.6	c	2.08	p	6.48	p	10.6	c	5.40	p	4.50	p	3.75	p	3.10	p
Dividends per ADS (US dollars)	22.8	c	22.8	c	16.8	c	53.0	c	53.0	c	40.6	c	32.4	c	28.4	c	25.1	c

Amounts in accordance with U.S. GAAP:
Operating profit(3)	177.2		321.5		160.2		321.0		582.4		243.1		242.7		247.9		163.0
Net income before the cumulative effect of change in accounting principle	78.5		142.4		86.9		110.3		200.1		79.2		79.2		122.9		81.9

	Six Months Ended June 30,						Year Ended December 31,
	2004 £		2004 $		2003 £		2003 £		2003 $		2002 £		2001 £		2000 £		1999 £
	(in millions, except per ordinary share and ADS amounts)(1)
Net income after the cumulative effect of change in accounting principle	78.5		142.4		86.9		110.3		200.1		53.5		79.2		122.9		81.9
Earnings per share before the cumulative effect of change in accounting principle:
Basic earnings per share	6.9	p	12.5	c	7.8	p	9.9	p	18.0	c	7.1	p	7.2	p	14.7	p	10.9	p
Diluted earnings per share	6.8	p	12.3	c	7.7	p	9.6	p	17.4	c	7.0	p	7.1	p	14.1	p	10.6	p
Earnings per share after the cumulative effect of change in account principle:
Basic earnings per share	6.9	p	12.5	c	7.8	p	9.9	p	18.0	c	4.8	p	7.2	p	14.7	p	10.9	p
Diluted earnings per share	6.8	p	12.3	c	7.7	p	9.6	p	17.4	c	4.7	p	7.1	p	14.1	p	10.6	p
Dividends declared per ordinary share(4)	2.50	p	4.6	c	2.08	p	5.75	p	10.4	c	4.79	p	3.99	p	3.30	p	2.72	p
Dividends declared per ADS (U.S. dollars)(4)	22.8	c	22.8	c	16.8	c	44.6	c	44.6	c	35.0	c	29.7	c	26.1	c	22.4	c

(1)	U.K. pound sterling amounts have been translated into U.S. dollars using the Bloomberg Closing Mid Point rate for pounds sterling expressed in U.S. dollars on June 30, 2004 of £1.00=U.S.$1.8144.
(2)	Includes net interest charges on defined benefit pension schemes.
(3)	Operating profit under U.S. GAAP includes adjustments to reclassify (i) amounts written off fixed asset investments recognized as non-operating expense under U.K. GAAP and (ii) the portion of pension cost recognized as interest expense in accordance with Financial Reporting Standard No. 17, “Retirement Benefits” (“FRS 17”), under U.K. GAAP.
(4)	Under U.K. GAAP, dividends are provided for in the financial statements based on recommendation by the directors. Under U.S. GAAP, dividends are provided only when the legal obligation to pay arises.

Selected Consolidated Balance Sheet Data

		As of December 31,
	As of June 30, 2004 £	2004 $	2003 £	2003 $	2002 £	2001 £	2000 £	1999 £
	(in millions)(1)
Amounts in accordance with U.K. GAAP:
Cash at bank and in hand	804.4	19,176.8	1,018.1	19,968.0	689.1	585.6	1,067.6	607.0
Current asset investments	213.4	6,859.7	401.8	7,380.3	190.4	76.8	—	—
Total assets	10,569.2	(3,189.0)	11,005.3	(3,232.2)	9,958.8	9,915.8	9,112.0	3,234.4
Total debt	(1,757.6)	213.9	(1,781.4)	215.4	(1,602.2)	(1,547.5)	(1,092.2)	(515.1)
Net assets	3,780.7	1,178.8	4,067.6	1,187.4	3,714.4	3,640.9	3,394.1	341.7

Amounts in accordance with U.S. GAAP:
Total assets	10,118.1	18,353.3	10,412.3	18,892.1	9,799.6	10,159.8	9,532.7	3,723.0
Net assets	3,543.7	6,429.7	3,704.1	6,720.7	3,779.6	4,182.5	4,173.3	1,028.1

(1)	U.K. pound sterling amounts have been translated into U.S. dollars using the Bloomberg Closing Mid Point rate for pounds sterling expressed in U.S. dollars on June 30, 2004 of £1.00=U.S.$1.8144.

Following the implementation of UITF 38, the Group will restate its consolidated income statement, balance sheet and cash flow statement for all preceding periods. The Unaudited Interim Consolidated Financial Information as of June 30, 2004 includes the effect of this restatement. The historic information for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 shown above have not been restated. There was no material impact on the income statement for the six months ended June 30, 2003 or for the year ended December 31, 2003. See “New U.K. GAAP Accounting Pronouncements”.

As noted under “Risk Factors” beginning on page 9, the Company completed its acquisition of Cordiant in August 2003. For the year ended December 31, 2002, in accordance with U.S. GAAP, Cordiant had a consolidated loss before income taxes of £248.1 million. For the five years ended

December 31, 2002, the Company had an average consolidated U.S. GAAP income before income taxes of £330.3 million. Because Cordiant’s loss before income taxes for 2002, the last full year before the acquisition, was greater than 50% of the Company’s income before income taxes for the five years ended December 31, 2002, the rules of the SEC require the Company to include or incorporate by reference into this prospectus audited financial statements of Cordiant for the three years ended December 31, 2002. We have incorporated by reference a Report on Form 6-K filed by the Company with the SEC on January 25, 2005, that contains financial statements of Cordiant for the three years ended December 31, 2002. These financial statements were excerpted from Cordiant’s Annual Report on Form 20-F for the year ended December 31, 2002 and do not include an audit report.

According to Cordiant’s 2002 Annual Report on Form 20-F, Cordiant’s unaudited financial statements for the three years ended December 31, 2002 were prepared on a going-concern basis. However, when Cordiant’s 2002 Form 20-F was filed with the SEC in July 2003, there was fundamental uncertainty as to whether the going-concern basis of presentation was appropriate. This uncertainty was due to the recent loss of a major client and then ongoing negotiations regarding an interim support agreement that was soon to expire under which the Company, which then held substantially all of Cordiant’s outstanding debt, had waived non-compliance by Cordiant with certain debt covenants. As a consequence of this uncertainty, Cordiant’s auditors were unable to issue an audit opinion with respect to Cordiant’s financial statements for the three years ended December 31, 2002.

When Cordiant was acquired by the Company in August 2003, it was a company that had been experiencing significant difficulties. The total consideration paid by the Company of £220.8 million to acquire all of the outstanding debt and equity of Cordiant represented approximately 2.25% of the Company’s total assets of £9,799.6 million on a U.S. GAAP basis as of December 31, 2002. Moreover, shortly after the Cordiant acquisition, the Company sold Cordiant’s equity investment in Zenith Optimedia for £75 million, further reducing the Company’s net investment. Accordingly, the carrying value of the investment in Cordiant is not significant to the Company’s total assets.

Moreover, for the five-month period of 2003 after the completion of acquisition of Cordiant on August 1, 2003, Cordiant generated U.K. GAAP income before income taxes on a stand-alone basis of £9.6 million. This amount represented approximately 5.11% of the Company’s U.K. GAAP consolidated income before income taxes of £188.4 million for the same five-month period. In addition, as of December 31, 2003, the Cordiant purchase price of £220.8 million represented approximately 2.01% of WPP’s U.K. GAAP total assets.

Finally, since the end of 2003, the remaining businesses of Cordiant have been reorganized and integrated into existing businesses of the Company and no longer operate on a stand-alone basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

WPP’s reporting currency has always been the U.K. pound sterling. However, the Company’s significant international operations give rise to an exposure to changes in foreign exchange rates. The Company seeks to mitigate the effect of these structural currency exposures by borrowing in the same currencies as the operating (or “functional”) currencies of its main operating units. Its principal borrowing currencies, therefore, are U.S. dollars and euros, as these are the predominant currencies of revenues.

To neutralize foreign exchange impact and to better illustrate the underlying change in revenue and profit from one year to the next, the Company has adopted the practice of discussing results in both reportable currency (local currency results translated into pounds sterling at the prevailing foreign exchange rate) and constant currency (current and prior year local currency results translated into U.S. dollars at a budget, or “constant”, foreign exchange rate).

Operating Results

Overview

The Company is one of the world’s largest communications services groups. It operates through a number of established national, multinational and global advertising and marketing services companies. The Company offers services in four reporting segments:

•	Advertising and Media investment management,

•	Information, insight and consultancy,

•	Public relations and public affairs, and

•	Branding and identity, Healthcare and Specialist communications.

In 2003, 47% of the Company’s consolidated revenues were derived from Advertising and Media investment management, with the remaining 53% of its revenues being derived from the marketing services segments. For the first six months of 2004, 46% of the Company’s revenues were derived from Advertising and Media investment, with the remaining 54% of its revenues being derived from the marketing services segments.

The Company has established the following financial and strategic objectives:

•	To continue to raise operating margins (excluding goodwill amortization and impairment) to the levels of the best performing competition. 2004 margins are targeted to reach 13.8%. This performance measure is consistent with management’s performance measures presented in accordance with SFAS 131, Disclosures about Segments of Enterprise and Related Information (“SFAS 131”). In 2005, our objective will be 14.5% and for 2006 we are setting a target of a minimum of 15%. Our long term goal remains 20%.

On September 13, 2004 the Company announced a merger with Grey Global Group Inc (“Grey”). See “Business of the Company–History and Development of the Company” for further discussion. As a result, upon approval of the merger the Company anticipates a change in margin targets, before goodwill amortization and impairment, amounts written off fixed asset investments and FRS 17 interest, to 14.0% in 2005 and 14.5% for 2006. The enlarged group’s long term margin goals are expected to remain unchanged.

•	To continue to increase the flexibility in the Group’s cost structure by increasing our percentage of variable staff costs. Management believes this will afford the Company greater flexibility in the event revenue growth weakens. We reached a peak level of flexibility historically in 2000, at 6.6% of revenues in variable staff costs. In 2003 our variable staff costs were 6.3% of revenues.

•	To improve total share owner return by maximizing the return on the investments of the Company’s free cash flow across the alternatives of capital expenditure, mergers and acquisitions, and dividends or share buy-backs.

•	To continue to enhance the contribution of WPP, beyond that of a financial holding company, that can add value both to its clients and its people.

•	To place greater emphasis on revenue growth by better positioning the Group’s portfolio in faster-growing service and geographical areas.

•	To improve further the quality of our creative output by increasing training and development programs, by recruiting talent from outside, by celebrating and rewarding outstanding creative success both tangibly and intangibly, by acquiring strong creative companies, and by encouraging, monitoring and promoting our companies’ achievements in winning creative awards.

The following discussion is based on WPP’s Unaudited Consolidated Interim Financial Information and Consolidated Financial Statements beginning on page F-1 of this prospectus. The Unaudited Consolidated Financial Information and the Consolidated Financial Statements have been prepared in accordance with U.K. GAAP. See pages F-24 to F-29 of the Unaudited Interim Consolidated Financial Information which contain reconciliations from U.K. to U.S. GAAP and pages F-88 to F-110 of the Consolidated Financial Statements, which contain reconciliations and discussion of the principal differences between U.K. and U.S. GAAP relevant to WPP.

The following tables summarize certain financial information for purposes of management’s discussion and analysis:

	Six Months Ended June 30,		2004 vs. 2003
	2004	2003	+/(–)%	Constant currency +/(–)%
	(£m)
Revenue	2,025.6	1,910.8	6.0	13.3
Operating costs excluding goodwill amortization & impairment	(1,677.0)	(1,582.4)	(6.0)	(13.3)
Goodwill amortization & impairment—subsidiaries	(49.3)	(43.5)	(13.3)	(13.3)

Operating costs	(1,726.3)	(1,625.9)	(6.2)	(13.3)

Operating profit	194.6	174.8	11.3	22.5
Income from associates	20.8	15.8	31.6	34.5

Operating profit, including income from associates	215.4	190.6	13.0	23.5
Goodwill amortization & impairment—associates	(1.7)
Net profit available to ordinary share owners	105.9	95.2	11.1	28.7

	Year ended December 31,		2003 vs. 2002		2001	2002 vs. 2001
	2003	2002	+/(–)%	Constant currency +/(–)%		+/(–)%	Constant currency +/(–)%
	(£m)				(£m)
Revenue	4,106.0	3,908.3	5.1	7.3	4,021.7	(2.8)	0.7
Operating costs excluding goodwill amortization & impairment	(3,375.9)	(3,239.9)	(4.2)	(6.7)	(3,269.4)	0.9	(2.8)
Goodwill amortization & impairment—subsidiaries	(77.7)	(177.7)	56.3	56.3	(14.8)

Operating costs	(3,453.6)	(3,417.6)	(1.1)	(3.3)	(3,284.2)	(4.1)	7.9
Operating profit	415.3	272.5	52.4	56.3	505.5	(46.1)	(44.4)
Income from associates	40.5	30.0	35.0	32.3	40.8	(26.5)	(23.1)

Operating profit, including income from associates	455.8	302.5	50.7	53.5	546.3	(44.6)	(42.8)
Goodwill amortization & impairment—associates	(34.3)	—			—
Net profit available to ordinary share owners	208.4	88.0	136.8	161.8	271.2	(67.6)	(65.4)

The world economy, driven by activity in the United States and Asia Pacific region, started to improve in 2003. The positive quarterly revenue trend seen in the United States in the fourth quarter of 2002 continued into 2003, with all four quarters showing positive growth, and worldwide quarterly revenue growth in quarters three and four.

The first half of 2004 mirrored the continuing improvement in economic conditions in the United States, Asia Pacific, Latin America, Africa and the Middle East, countered to some extent by the continuing recession, certainly in the media industry, in the United Kingdom and parts of Continental Europe.

Segment performance

As discussed earlier, management reviews the Group’s businesses in constant currency to better illustrate the underlying trends from one year to the next. To supplement the reportable currency segment information presented in note 3 to the Unaudited Interim Consolidated Financial Information and note 1 to the Consolidated Financial Statements for the year ended December 31, 2003, the table below gives details of revenue growth by region and business segment both in reported and constant currency.

	Reported revenue Growth %+/(–)	Constant currency revenue growth %+/(–)	Reported revenue growth %+/(–)		Constant currency revenue growth %+/(–)
	For the Six Months Ended June 30, 2004		For the Year Ended December 31,
			2003	2002	2003	2002
United States	(1.0)	11.6	(2.8)	(6.1)	5.8	(2.4)
United Kingdom	12.0	12.0	7.4	(1.3)	7.4	(1.3)
Continental Europe	5.5	8.5	16.1	6.7	6.5	5.3
Canada, Asia Pacific, Latin America, Africa and the Middle East	18.2	26.1	6.9	(7.4)	13.0	4.7

	Reported revenue Growth %+/(–)	Constant currency revenue growth %+/(–)	Reported revenue growth %+/(–)		Constant currency revenue growth %+/(–)
	For the Six Months Ended June 30, 2004		For the Year Ended December 31,
			2003	2002	2003	2002
Advertising and Media investment management	7.0	14.7	7.0	(1.7)	9.2	2.5
Information, insight and consultancy	0.7	6.1	5.9	5.6	6.8	8.2
Public relations and public affairs	(1.1)	7.3	(4.8)	(10.9)	(0.6)	(8.0)
Branding and identity, Healthcare and Specialist communications	11.3	18.6	5.5	(6.0)	8.0	(2.9)

Performance of the Group’s businesses is reviewed by management based on profit on ordinary activities before interest, taxation, goodwill amortization and impairment, and amounts written off fixed asset investments. Tables showing these amounts by segment for each of the three years ended December 31, 2003 and for the six-month periods ended June 30, 2004 and 2003 are presented, in accordance with SFAS 131, in note 1 to the Consolidated Financial Statements and note 3 to the Unaudited Interim Consolidated Financial Information. Related performance margins by region and business segment are shown below.

	For the six months ended June 30,		For the year ended December 31,
	2004	2003	2003	2002	2001
United States	17.2%	15.7%	15.0%	14.5%	14.6%
United Kingdom	9.1%	10.2%	10.8%	10.9%	11.8%
Continental Europe	10.9%	9.9%	11.3%	10.7%	13.7%
Canada, Asia Pacific, Latin America, Africa and the Middle East	11.2%	9.3%	13.2%	10.5%	14.5%

	For the six months ended June 30,		For the year ended December 31,
	2004	2003	2003	2002	2001
Advertising and Media investment management	14.8%	14.2%	15.3%	15.2%	17.3%
Information, insight and consultancy	8.3%	7.1%	7.1%	7.3%	10.0%
Public relations and public affairs	15.1%	13.2%	12.9%	10.4%	9.6%
Branding and identity, Healthcare and Specialist communications	12.3%	11.7%	12.8%	11.2%	12.4%

Further, management reviews the Group’s businesses on a like-for-like basis, in which current year actual results on a constant currency basis (which include acquisitions from the relevant date of completion) are compared with prior year results, adjusted to include the results of acquisitions for the commensurate period in the prior year. Supplemental references to like-for-like revenues are made where management believes these are meaningful to the discussion of the underlying trend of the business. Management believes that discussing like-for-like revenues provides a better understanding of the Company’s revenue performance and trends because it allows for more meaningful comparisons of current period revenue to that of prior periods.

During 2003, the Group’s Advertising and Media investment management businesses continued the rebound which began in the second half of 2002, with Media investment management the fastest growing part of the sector with strong organic growth. Advertising and Media investment management like-for-like growth in 2003 was over 2%, or over 3% excluding the impact of the acquisition of Cordiant. Information, insight and consultancy continued their strong growth despite issues at Kantar’s call center operations. Like-for-like revenues in this segment were up over 1% in 2003. However, difficulties at Kantar’s call center operations resulting in certain operational costs taken with respect to property and severance in the United States impacted overall sector performance. Branding and identity, Healthcare and Specialist communications also rebounded with healthcare and direct, internet and interactive (a part of Specialist communications) growing revenues particularly strongly; however, on a like-for-like basis, revenues were down just over 1% in 2003. Public relations and public affairs continued to be most affected by recent economic weakness, although the first signs of recovery came in the fourth quarter of 2003 which showed positive revenue growth for the first time for 11 quarters. Despite relatively flat revenues in 2003, the Public relations and public affairs businesses controlled costs effectively and margins rose by over two margin points to almost 13% in 2003.

During the first six months of 2004, Media investment management on a like-for-like revenue comparison continued its growth trend which started in October 2002. In 2004, network television costs once again rose faster than inflation. Advertising has followed this trend but less strongly. Information, insight and consultancy has continued to be relatively less affected by the recession, picking up more recently, and Branding and identity, Healthcare and Specialist communications have started to pick up slightly, although healthcare, direct, interactive and internet activities have been more resilient throughout the recession. Public relations and public affairs, which was more affected by the recession, has been less so over the last nine months, as some of our brands have seen a significant recent pick-up in new business activity.

Geographically, the Group’s financial performance in 2003 reflected the continuing improvement in economic conditions in the United States, Asia Pacific, Latin America, Africa and the Middle East, countered to a limited extent (in our case) by continuing weakness on a like-for-like basis in Europe, particularly in the United Kingdom. On a constant currency basis, all regions showed revenue growth in 2003, with both the United Kingdom and Continental Europe to some extent reflecting acquisition activity and Asia Pacific, Latin America, Africa and the Middle East representing the Group’s strongest growth areas.

As can be seen for the first six months of 2004, all regions, with the exception of Continental Europe, showed double digit revenue growth on a constant currency basis, although even Continental Europe showed an improving trend in the second quarter. The over 11% rise in North American revenues marked the seventh consecutive quarter of growth. Continental Europe was up over 8%. Asia Pacific, Latin America, Africa and the Middle East continue to improve with revenue growth of almost 29%. Latin America has shown particularly strong growth.

Six months ended June 30, 2004 compared to six months ended June 30, 2003

Revenues—Reported revenues were up 6.0% in the six months ended June 30, 2004 to £2,025.6 million from £1,910.8 million in the six months ended June 30, 2003, crossing £2 billion for the first time in a first half-year period. On a constant currency basis, revenue was up over 13% compared with last year, mainly due to the weakness of the United States dollar, partly offset by the strength of the euro against sterling. On a like-for-like basis, which excludes the impact of acquisitions, revenues were up well over 2%. Excluding the acquisition of Cordiant, revenue growth was well over 4%. The contribution of acquisitions completed in the first half of 2004 was not material to revenues.

Operating costs—Reported operating costs excluding goodwill amortization and impairment, including direct costs, rose in 2004 by 6% and by over 13% in constant currency from the previous year. The Group’s staff cost to revenue ratio, excluding incentives, was up slightly, rising 0.3 margin points to 56.0% in the first half of 2004, compared with the same period last year.

During the first six months of 2004, the Group charged £23.3 million (June 30, 2003: £16.5 million) of goodwill amortization and £26.0 million (June 30, 2003: £27.0 million) of goodwill impairment of subsidiaries to the profit and loss account, a total of £49.3 million (June 30, 2003: £43.5 million).

The impairment charges relate to a number of under-performing businesses in the Public relations and public affairs, Information, insight and consultancy, and Branding and identity, Healthcare and Specialist communications sectors. The impact of the current economic climate on these businesses was sufficiently severe to indicate impairment to the carrying value of goodwill. The Company will reassess the need for any further impairment write-downs at December 31, 2004.

Operating profit—Reported operating profit was up 11.3% to £194.6 million for the first six months of 2004 from £174.8 million for the first six months of 2003. Reported operating margins increased from

9.1% to 9.6%. Reported operating profit, including income from associates, was £215.4 million for the first six months of 2004, up 13.0% from £190.6 million for the first six months of 2003. Reported operating margins, including income from associates, were 10.6% and 10.0% for the first six months of 2004 and 2003, respectively. Margins were negatively impacted by 2.5% for the first six months of 2004 and 2.3% for the first six months of 2003 due to goodwill amortization and impairment taken on subsidiaries in each year. Therefore, operating margins, including income from associates, increased to 13.1% for the first six months of 2004 from 12.3% for the first six months of 2003 before goodwill amortization and impairment. For the first six months of 2004, the contribution of aggregate acquisitions completed was not material.

Interest expense—Net interest payable and similar charges (including a charge for FRS 17) decreased to £35.4 million from £37.0 million, reflecting higher interest rates more than offset by the impact of improved liquidity as a result of a reduction in working capital.

Taxes—The Company’s tax rate on reported profits as of June 30, 2004 was 34.4% compared to 33.7% as of June 30, 2003. Excluding goodwill amortization and impairment, and net interest charges on defined benefit pension schemes, the tax rate in the first half of 2004 was 25.8%, the same as the 2003 full year rate.

Net income—Net income available to ordinary share owners was £105.9 million as of June 30, 2004 against £95.2 million as of June 30, 2003. The increase was driven by improved operations and reduced interest charges for the first six months of 2004.

Year ended December 31, 2003 compared to year ended December 31, 2002

Revenues—Reported revenues were up over 5% in 2003 to £4,106.0 million from £3,908.3 million in 2002. On a constant currency basis, revenue increased by over 7%, with all regions showing revenue growth, as detailed in the table above. For 2003, acquisitions completed during the year contributed revenue of £183.4 million in the aggregate. The contribution of aggregate acquisitions completed in 2002 to revenue was not material to revenues in 2002. On a like-for-like basis revenues were up 0.7%, or 1.5% excluding the impact of the acquisition of Cordiant. Like-for-like revenues were flat in the first half of 2003 and up over 1% in the second half. In the four sequential quarters of 2003, like-for-like revenues were flat, flat, up over 1% and up over 1%, respectively. Excluding Cordiant, the last two quarters were up over 2% and over 3%, respectively.

Operating costs—Reported operating costs excluding goodwill amortization and impairment, including direct costs, rose in 2003 by over 4% and by almost 7% in constant currency (0.5% on a like-for-like basis) from the previous year. Staff costs excluding incentives in 2003 were up 0.2%, with salaries and freelance costs down 0.9%. Incentive payments totaled £130.4 million in 2003 (£90.1 million in 2002) or almost 21% (compared with over 16% in 2002) of operating profit before bonuses, taxes and income from associates. The reported staff cost to gross margin ratio increased in 2003 to 61.1% from 60.4% in 2002. Excluding incentives, this ratio fell 0.3 margin points in 2003 to 57.7% from 58.0% in 2002. Variable staff costs as a proportion of total staff costs increased to 11.0% in 2003 from 9.2% in 2002 and, as a proportion of revenues, increased to 6.3% from 5.3%. Non-staff costs fell as a proportion of revenues from 25.7% in 2002 to 24.6% in 2003 primarily reflecting a reduction in the Group’s property costs following actions taken in 2002 to eliminate under-utilized property.

In 2002, goodwill amortization and impairment of subsidiaries included £145.7 million taken as an impairment charge primarily reflecting accelerated amortization of goodwill on first generation businesses which suffered in the recession. Although 2003 was better than 2002, some first generation businesses which had been acquired continued to suffer and an impairment charge of £48.2 million has been taken. The 2003 impairment charge relates to a number of under-performing businesses in the Information, insight and consultancy, and Branding and identity, Healthcare and Specialist communications sectors. Goodwill amortization on subsidiaries was £29.5 million in 2003 as compared to £32.0 million in 2002.

Operating profit—Reported operating profit was up over 52% to £415.3 million in 2003 from £272.5 million in 2002. Reported operating margins increased from 7.0% to 10.1%. Reported operating profit, including income from associates, was £455.8 million in 2003, up over 50% from £302.5 million in 2002. Reported operating margins, including income from associates, were 11.1% and 7.7% in 2003 and 2002, respectively. Margins were negatively impacted by 1.9% in 2003 and 4.6% in 2002 due to goodwill amortization and impairment taken on subsidiaries in each year. Therefore, operating margins, including income from associates, increased to 13.0% in 2003 from 12.3% in 2002 before goodwill amortization and impairment. For 2003, acquisitions completed during the year contributed operating profit of £16.4 million in the aggregate. The contribution of aggregate acquisitions completed in 2002 to operating profit in 2002 was not material.

During 2003, the Group continued to take certain measures to reduce its fixed and variable cost base. These actions resulted in a number of charges which, although recurring in nature, were at a considerably higher level than would normally be expected and were included within operating costs. These items principally comprised property rationalization costs and severance payments. In addition, amounts were written off trade receivables and other current assets. At the same time the Group released £12.0 million in 2003 to operating profit relating to excess provisions established in respect of acquisitions completed prior to 2002. In 2002, £13.0 million of excess provisions were released in respect of acquisitions completed prior to 2001.

Goodwill amortization and impairment—associates—In 2003, goodwill amortization and impairment included a £30.8 million charge taken on associates as a result of our annual impairment testing. The impact of the economic climate on the expected future earnings of these businesses was sufficiently severe to indicate a permanent diminution of the carrying value of goodwill. Goodwill amortization on associates in 2003 was £3.5 million.

Interest expense—Net interest expense (including a charge for the early adoption of FRS 17) decreased from £86.4 million in 2002 to £71.6 million in 2003, principally reflecting higher cash generated from operations, lower interest rates, and the impact of reduced levels of acquisition activity and lower share repurchases and cancellations in 2002.

Taxes—The Company’s tax rate on reported profits in 2003 was 34.9% compared to 50.3% in 2002. This decrease is due to lower goodwill impairment charges in 2003. Excluding goodwill amortization and impairment, and net interest charges on defined benefit pension schemes, the tax rate in 2003 was 25.8%, the same level as in 2002, reflecting the continuing strength of the Group’s tax planning initiatives.

Net income—Net income available to ordinary share owners was £208.4 million in 2003 against £88.0 million in 2002. The increase was driven by improved operations, reduced interest charges, decreased goodwill impairment charges in 2003 and the effect of a reduced reported tax rate in 2003 as compared to 2002.

Year ended December 31, 2002 compared to year ended December 31, 2001

Revenues—Reported revenues were down almost 3% in 2002 to £3,908.3 million from £4,021.7 million in 2001. On a constant currency basis, revenue was up 0.7%, as detailed in the table above. Like-for-like (including use of a constant budgeted currency to compare 2002 and 2001) revenues were down 5.9%. Information, insight and consultancy revenue growth was partly driven by acquisitions, but like-for-like revenues were still down in this segment by less than 1%. Geographically, North America and the United Kingdom were most affected by the recession, with Continental Europe and Asia Pacific, Latin America, Africa and the Middle East regions being the least affected. In the fourth quarter of 2002, North America exhibited revenue growth for the first time in almost two years.

Operating costs—Reported operating costs excluding goodwill amortization and impairment, including direct costs fell by almost 1% in 2002, but rose by 3% in constant currency. On a like-for-like basis, total operating and direct costs were down 4.6% from the previous year. The staff costs to gross margin ratio increased to 60.4% in 2002 from 59.9% in 2001. Incentive payments totaled £90.1 million in 2002 or over 16% (under 14% in 2001) of operating profit before bonuses, taxes and income from associates. Excluding severance and incentives, the ratio increased to 56.9% in 2002 from 56.6% in 2001. Variable staff costs as a proportion of total staff costs increased to 9.2% in 2002 from 8.2% in 2001 and, as a proportion of revenues, increased to 5.3% from 4.6%.

During 2002, goodwill amortization and impairment included £145.7 million taken as an impairment charge relating to a number of under-performing businesses principally in the Information, insight and consultancy, and Branding and identity, Healthcare and Specialist communications segments. The impact of the economic climate in 2002 on these businesses was sufficiently severe to indicate impairment to the carrying value of goodwill. There was no goodwill impairment recorded in 2001. Goodwill amortization was £32.0 million in 2002 as compared to £14.8 million in 2001.

Operating profit—Reported operating profit was down 46% to £272.5 million in 2002 from £505.5 million in 2001. Reported operating margins decreased from 12.6% in 2001 to 7.0% in 2002. Reported operating profit, including income from associates, was £302.5 million in 2002, down approximately 44% from £546.3 million in 2001. Reported operating margins, including income from associates, were 7.7% and 13.6% in 2002 and 2001, respectively. Margins were negatively impacted by 4.6% in 2002 and 0.4% in 2001 due to goodwill amortization and impairment (2002 only) in each year. Therefore, operating margins, including income from associates, decreased to 12.3% in 2002 from 14.0% in 2001 before goodwill amortization and impairment. During 2002 and 2001, the Group took measures to reduce its fixed and variable cost base in response to the global downturn in its core markets. These actions resulted in a number of charges which, although recurring in nature, were at a considerably higher level than would normally be expected and were included within operating costs. These items principally comprised property rationalization costs, severance costs and amounts written off trade receivables and other current assets. At the same time the Group released £13.0 million in 2002 to operating profit relating to excess provisions established in respect of acquisitions completed prior to 2001. In 2001, £22.5 million of excess provisions were released in respect of acquisitions completed in 1999 and prior.

Fixed asset gains and write-downs—In 2001, the Group wrote down the value of certain minority investments in new media and technology companies by £70.8 million following the decline in equity valuations in these sectors. 2002 saw further declines in these technology investments, many of which were in private companies. An additional write-down of £19.9 million was taken in 2002, mitigated in part by gains on asset disposals of £9.2 million. The carrying value of these investments was written down to £19.3 million as at December 31, 2002.

Interest expense—In reported currency, net interest expense (including an FRS 17 charge) increased from £71.3 million in 2001 to £86.4 million in 2002, reflecting lower cash generated from operations, the full-year impact of the increased level of acquisition activity in 2001 and share repurchases and cancellations in the current year.

Taxes—The Company’s tax rate on reported profits in 2002 was 50.3% compared to 30.7% in 2001. This increase was due to significant additional fixed asset impairments and write-offs in 2002, for which no tax relief is available. Excluding goodwill amortization and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pension schemes, the tax rate was 25.8% in 2002, down from 26.9% in 2001, reflecting the impact of further improvements in tax planning.

Net income—Net income available to ordinary share owners was £88.0 million in 2002 as compared to £271.2 million in 2001.

Results of Operations Under U.S. GAAP

WPP’s Consolidated Financial Statements and Unaudited Interim Consolidated Financial Information included elsewhere herein have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP.

For the six months ended June 30, 2004, net income under U.S. GAAP was £78.5 million compared with net income of £86.9 million for the six months ended June 30, 2003. The corresponding figures under U.K. GAAP were net income of £105.9 million and £95.2 million, respectively. See pages F-24 to F-29 of the Unaudited Interim Consolidated Financial Information and pages F-88 to F-110 of the Consolidated Financial Statements for a reconciliation and further discussion of the principle differences between U.S. GAAP and U.K. GAAP that affect the Group’s financial statements. The resulting aggregate impact of U.S. GAAP adjustments was to reduce net income by £27.4 million and £8.3 million, respectively, in each period.

The negative impact of U.S. GAAP adjustments on net income increased for the six months ended June 30, 2004 by £19.1 million as compared to the six months ended June 30, 2003. This variance is driven principally by incremental tax expense recognized in 2004 under U.S. GAAP but not under U.K. GAAP.

For the year ended December 31, 2003, net income under U.S. GAAP was £110.3 million compared with net income of £53.5 million and £79.2 million, respectively, in 2002 and 2001. The corresponding figures under U.K. GAAP were net income of £208.4 million, £88.0 million and £271.2 million, respectively. The resulting aggregate impact of U.S. GAAP adjustments was to reduce net income by £98.1 million, £34.5 million and £192.0 million, respectively, in each year.

The negative impact of U.S. GAAP adjustments on net income increased in 2003 by £63.6 million as compared to 2002. This variance is driven principally by the recognition of £48.9 million of income in 2002 reflecting the increase in market value of derivatives and £30.3 million of incremental tax expense recognized in 2003 under U.S. GAAP but not under U.K. GAAP. The £17.9 million reduction in income recorded in 2003 principally reflects the subsequent reduction in market value of certain derivative financial instruments terminated during the year.

The negative impact of U.S. GAAP adjustments on net income decreased in 2002 by £157.5 million as compared to 2001. This variance is primarily driven by the goodwill amortization expense recorded in 2001 prior to the discontinuation of such amortization under SFAS 142 “Goodwill and other Intangible Assets” (“SFAS 142”). Incremental U.S. GAAP goodwill amortization of £142.2 million was recorded in 2001. In 2002, reversal of U.K. GAAP goodwill amortization, net of incremental intangibles amortization recorded in accordance with SFAS 142, was £18.6 million. The £48.9 million of income on derivatives recognized in 2002 was offset by a £26.6 million increase in contingent consideration deemed as compensation and £25.7 million of impairment charges taken on the implementation of SFAS 142.

Liquidity and Capital Resources

General—The primary sources of funds for the Group are cash generated from operations and funds available under its credit facilities. The primary uses of cash funds in recent years have been for debt service and repayment, capital expenditures, acquisitions, share repurchases and cancellations and dividends. For a breakdown of the Company’s sources and uses of cash see the “Consolidated Statements of Cash Flows” included as part of WPP’s Consolidated Financial Statements and Unaudited Interim Consolidated Financial Information included elsewhere in this prospectus.

The Company spent £398.6 million (net of the £75 million in proceeds from the sale of Cordiant’s interest in Zenith Optimedia Group), £343.4 million and £736.0 million for acquisitions and investments in 2003, 2002 and 2001, respectively, including payments on loan note redemptions and earnout consideration resulting from acquisitions in prior years. For the same periods, cash spent on purchases of tangible fixed assets was £93.9 million, £100.5 million and £118.1 million, respectively, and cash spent on share repurchases and cancellations was £23.1 million, £75.9 million and £103.3 million, respectively. For the six months ended June 30, 2004 the Company spent £144 million on net acquisition payments and investments.

As we expect that necessary capital expenditure will remain equal to or less than the depreciation charge, the Company has concentrated on examining potential acquisitions and on returning excess capital to share owners in the form of dividends or share buy-backs. In 2003, 5.6 million ordinary shares, or 0.5% of our share capital, were repurchased and cancelled at a total cost of £20.2 million and average price of 360p. An additional £2.9 million was spent on share purchases by the Company’s employee share ownership plans (“ESOPs”). The ESOPs are trusts managed by an external party on behalf of the trustees for the purpose of accumulating ordinary shares for delivery to participants in certain of the Company’s various long-term incentive plans. The Company has continued its rolling share buy-back program in the first half of the year by repurchasing 12.175 million shares at an average price of £5.55 per share and total cost of £67.6 million. The Company’s objective remains to repurchase up to 2% of its share base in the open market at an approximate cost of £150 million when market conditions are appropriate.

WPP increased the interim dividend on its ordinary shares by 20% to 2.50p per share in 2004, at a total cost of £29.4 million compared to £24.5 million in the prior year.

The Group’s liquidity is affected primarily by the working capital flows associated with its media buying activities on behalf of clients. The working capital movements relate primarily to the turnover or gross billings figure which was 4.5 times the annual revenue of the Group in 2003. The inflows and outflows associated with the media buying activity therefore represent significant cash flow within each month of the year and are forecast and re-forecast on a regular basis throughout the year by the Group’s treasury staff so as to ensure that there is continuing coverage of peak requirements through committed borrowing facilities from the Group’s bankers and other sources.

Liquidity risk management—The Group manages liquidity risk by ensuring continuity and flexibility of funding even in difficult market conditions. Undrawn committed borrowing facilities are maintained in excess of peak net borrowing levels and debt maturities are closely monitored. Targets for average net debt are set on an annual basis and, to assist in meeting this, working capital targets are set for all the Group’s major operations.

Eurobonds—As of December 31, 2003, the Company had outstanding €350 million of 5.125% eurobonds due 2004 and €650 million of 6% eurobonds due 2008. During 2003, the Group re-issued €45 million of eurobonds carrying a coupon of 6% in the open market at a price of 105.18%. These eurobonds were purchased in the open market during 2002 at a price of 94.72%. The total proceeds received were €49.9 million including accrued interest. The gain on the transaction was €2.3 million and has been deferred and will be recognized as interest income in the profit and loss accounts over the remaining life of the eurobond.

In June 2004, the Company repaid the €350 million 5.125% eurobonds which came due.

At December 31, 2003 the Group was party to interest rate swap agreements on an amount of €400 million under which it is paying floating rates based on the relevant European Interbank Offering Rate (“EURIBOR”) plus a margin and receiving a fixed rate of 6%. These swaps expire in 2008 and have the effect of converting a portion of the 6% eurobonds due 2008 from a fixed to a floating rate of interest.

U.S. bonds—As of December 31, 2003, the Company had outstanding U.S.$200 million of 6.625% bonds due 2005 and U.S.$100 million of 6.875% senior bonds due 2008.

The Company completed a U.S.$650 million 10-year 5.875% bond issue in the United States market which closed on June 23, 2004. The proceeds were used primarily to repay the €350 million 5.125% eurobonds that matured in June 2004 and the Young & Rubicam U.S.$287.5 million 3% convertible bonds that matured in January 2005.

At June 30, 2004, the Company was party to interest rate swap agreements on an amount of $600 million under which it is paying floating rates based on the relevant London Interbank Offering Rate (“LIBOR”) plus a margin and receiving a fixed rate of 5.875%. These swaps expire in 2014 and have the effect of converting a portion of the 5.875% Notes from a fixed to a floating rate of interest.

Revolving credit facility—The Company’s operations are also funded with borrowings under a five-year U.S.$750 million Revolving Credit Facility due September 2006. The Company’s syndicated borrowings drawn down, predominantly in U.S. dollars, under this agreement averaged U.S.$258.3 million during 2003 at an average rate of 1.75% inclusive of margin. Borrowings under the Revolving Credit Facility are governed by certain financial covenants based on the results and financial position of the Group, including requirements that (i) the interest coverage ratio for each financial period equal or exceed 5.0 to 1 and (ii) the ratio of borrowed funds to earnings before interest, taxes, depreciation and amortization at June 30 and December 31 in each year shall not exceed 3.5 to 1, both covenants as defined in the relevant agreements. We are currently in compliance with both covenants. The Group had available undrawn committed facilities of U.S.$750.0 (£421 million) at June 30, 2004.

Interest on the Company’s borrowings under the Revolving Credit Facility is payable at a rate equal to the relevant London Interbank Offered Rate (“LIBOR”) plus a margin of between 0.4% and 0.475%.

Convertible debt—At the time of its acquisition in October 2000, Young & Rubicam had U.S.$287.5 million of 3% convertible notes due 2005 outstanding. At the option of the holder, the notes are convertible into an aggregate of 3,272,400 WPP American Depositary Shares, or ADSs, at a conversion price of U.S.$87.856 per WPP ADS. The notes were initially redeemable at the Company’s option on or after January 20, 2003, and are currently redeemable at a price of 100.6%. The notes are unsecured obligations of Young & Rubicam and are guaranteed by WPP.

In April 2002, the Group issued £450 million of 2% convertible bonds due April 2007 (a 3% yield to maturity, including the premium payable on redemption). At the option of the holder, the bonds are convertible into an aggregate of 41,860,465 WPP ordinary shares at an initial conversion price of £10.75 per share. As the bonds are redeemable at a premium of 5.35% over par, the effective conversion price increases during the life of the bonds to £11.33 per share into the same number of shares.

There are no investor put options on any outstanding debt instruments.

Working capital facilities—Within the Group’s overall working capital facilities, certain trade debts have been assigned as security against the advance of cash. For further details on working capital facilities refer to “—Off-Balance Sheet Arrangements” below.

Current asset investments/liquid resources—At June 30, 2004, the Group had £213.4 million (at December 31, 2003: £401.8 million, 2002: £190.4 million, 2001: £76.8 million) of cash deposits with a maturity greater than 24 hours.

We believe that cash provided by operations and funds available under our credit facilities will be sufficient to meet the Group’s anticipated cash requirements based upon our current forecast funding requirement and our ability to access capital and bank markets to refinance maturing debt.

Trend Information

The world economy, driven by activity in the United States and Asia Pacific region, started to improve in 2003. While the Company’s like-for-like revenues have increased, driven primarily by growth in the United States since August 2002 and globally in the third and fourth quarters of 2003, like-for-like average headcount has continued to fall, by 4% in 2003 as compared to 2002.

The first six months of 2004 mirrored the continuing improvement in economic conditions in the United States, Asia Pacific, Latin America, Africa and the Middle East, countered to some extent by the continuing recession, certainly in the media industry, in the United Kingdom and parts of Continental Europe. Like-for-like revenue was up well over 2% in the first six months of 2004, exceeding budgeted levels. An operating margin of 13.1%, excluding charges for goodwill amortization and impairment, was achieved, due principally to higher than budgeted revenues and a reduction in, and the variability of, non-staff costs. July like-for-like revenues were up over 6%, mirroring a strong June.

2004 has seen a significant improvement in activity particularly when compared to 2001 and 2002 and even in comparison to the stabilisation seen in 2003. We expect industry growth of 3-4% this year. Levels of activity in 2004 will once again match, or surpass, the levels of activity seen in the internet driven boom year of 2000. Our revenue forecasts for the year continue to be in excess of budget and there are significant new business opportunities at both the network and parent company levels. Given the U.S. deficit spending and the weak dollar and their potential impact on interest rates and inflation, 2005 remains difficult to predict.

The Company has announced operating margin targets, excluding goodwill amortization and impairment of 14.5% in 2005 and a minimum of 15.0% in 2006, compared to 13.8% in 2004. Our long term operating target remains at 20%. All these margin targets are before fully expensing option costs or other share based incentives. They also exclude any impact of the implementation of International Financial Reporting Standards, which is described below under “—International Financial Reporting Standards.”

On September 13, 2004 the Company announced a merger with Grey. See “Business of the Company–History and Development of the Company” for further discussion. As a result, upon approval of the merger the Company anticipates a change in margin targets, before goodwill amortization and impairment, amounts written off fixed asset investments and FRS 17 interest, to 14.0% in 2005 and 14.5% for 2006. The enlarged group’s long term margin goals are expected to remain unchanged.

Plans, budgets and forecasts will continue to be made on a conservative basis and considerable attention is still being focused on achieving margin and staff cost to revenue or gross margin targets. Margins continue to be strong in important parts of the business. For example, the combined operating margins of our Advertising and Media investment management sector are almost 15% in the first half of 2004. Geographically, U.S. operating margins are over 17%. In addition to influencing absolute levels of cost, the initiatives taken by the parent company in the areas of human resources, property, procurement, information technology and practice development continue to improve the flexibility of the Group’s cost base.

Off-Balance Sheet Arrangements

Within the Group’s overall working capital facilities, certain trade debts have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a bankruptcy-remote subsidiary of WPP, with further assignment to the providers of this working capital facility. The financing provided against this pool takes into account the risks that may be attached to the individual debtors and the expected collection period. Securitizing certain of its receivables in this way provides the Group with an additional and alternative source of funding in a highly developed and large market, giving the Group the ability to raise funds at lower rates than other available methods.

The Company is not obliged (and does not intend) to support any credit-related losses arising from the assigned debts against which cash has been advanced. The transaction documents stipulate that, in the event of default in payment by a debtor, the providers of the facility may only seek repayment of cash advanced from the remainder of the pool of debts in which they hold an interest and that recourse to the Group is not available.

The securitization is accounted for under a linked presentation in accordance with U.K. GAAP, whereby the non-returnable proceeds are shown deducted from the related gross asset on the face of the balance sheet. Gross debts of £605.3 million, less non-returnable proceeds of £275.6 million, are included in debtors within the Group’s working capital facilities at June 30, 2004, compared to £507.5 million of gross debts, less non-returnable proceeds of £280.4 million, at December 31, 2003. See the notes to the reconciliation to U.S. accounting principles in the Consolidated Financial Statements for discussion of the accounting treatment for the securitization under U.S. GAAP.

Tabular Disclosure of Contractual Obligations

The following summarizes the Company’s estimated contractual obligations at December 31, 2003, and the effect such obligations are expected to have on its liquidity and cash flows in the future periods. Certain obligations presented below held by one subsidiary of WPP may be guaranteed by another subsidiary in the ordinary course of business.

	Total	2004	2005	2006	2007	2008	Beyond 2008
	(£m)
Contractual obligations:
Long-term debt(1)
Eurobonds(2)	702.9	246.3	—	—	—	456.6	—
Sterling Convertible Bonds(3)	443.4	—	—	—	443.4	—	—
U.S. Bonds(4)	167.8	—	111.9	—	—	55.9	—
Y&R Convertible Notes(5)	161.2	—	161.2	—	—	—	—
Other	4.0	4.0	—	—	—	—	—

Subtotal	1,479.3	250.3	273.1	—	443.4	512.5	—
Operating leases	1,112.8	214.9	185.4	146.8	113.5	100.7	351.5
Capital Commitments	6.8	6.8	—	—	—	—	—
Investment Commitments	14.3	7.0	1.1	3.8	0.1	0.1	2.2
Estimated obligations under acquisition earnouts	215.7	81.6	60.9	32.4	37.0	3.8	—

Total	2,828.9	560.6	520.5	183.0	594.0	617.1	353.7

(1)	In addition to long-term debt, the Company had short-term overdrafts at December 31, 2003 of £302.1 million.
(2)	Includes 5.125% eurobonds due 2004 and 6% eurobonds due 2008.
(3)	Consists of 2% convertible bonds due 2007.
(4)	Includes 6.625% bonds due 2005 and 6.875% bonds due 2008.
(5)	Consists of 3% convertible notes due 2005.

The Company expects to make annual contributions to its funded defined benefit schemes, as determined in line with local conditions and practices. Certain contributions in respect of unfunded schemes will be paid as they fall due. Our advisors indicate that further average cash contributions of approximately £12-13 million per annum would be necessary to fully fund all funded pension schemes over their remaining lives. After 2004, required annual contributions may be higher unless the stock market, particularly in the United States, improves.

Average net debt in the first six months of 2004 fell by £302 million to £853 million compared to £1,155 million in 2003, at 2004 exchanges rates. On June 30, 2004 net bank borrowings were £740 million, against £1,153 million on June 30, 2003. The Group completed a $650 million 10-year bond issue in the United States market which closed on June 23, 2004. The proceeds were used primarily to repay the €350 million bond which matured in June, with the balance intended to be used to repay the Young & Rubicam U.S.$287.5 million 3% convertible bond due January 2005.

Cash Flows

Six Months Ended June 30, 2004

In the six months ended June 30, 2004, operating profit was £195 million, depreciation, amortization and impairment £97 million, interest paid £50 million, tax paid £48 million, capital expenditure £32 million and other net cash inflows £21 million. Free cash flow available for debt repayment, acquisitions and share repurchases was, therefore, £183 million. This free cash flow was absorbed by £144 million in net cash acquisition payments and investments (of which £64 million was for initial acquisition payments, £66 million was for earnout payments and the balance related to prior year loan note redemptions), and £71 million in share repurchases, a total outflow of £215 million. This net cash outflow of £32 million was not in line with the objective introduced last year of balancing free cash flow, principally because of heavier than forecast share buy-backs in the first half of 2004. Free cash flow is calculated as profits before interest, taxation, goodwill amortization and impairment, amounts written off fixed asset investments, equity income and depreciation (including dividends received from associates, proceeds from the issue of shares, and proceeds from disposal of tangible fixed assets and investments), less tax paid, returns on investments and servicing of finance and the purchase of tangible fixed assets.

Six Months Ended June 30, 2003

In the six months ended June 30, 2003, operating profit was £175 million, depreciation, amortization and impairment £96 million, interest paid £48 million, tax paid £43 million, capital expenditure £33 million and other net cash inflows £17 million. Free cash flow available for debt repayment, acquisitions and share repurchases was, therefore, £164 million. The free cash flow was absorbed by £147 million in net cash acquisition payments and investments (of which £95 million was for initial acquisition payments, £45 million was for earnout payments and the balance related to prior year loan note redemptions), and £23 million in share repurchases, a total outflow of £170 million. In addition, by June 30, 2003, the Group had acquired £177 million of bank debt from certain Cordiant lenders and raised £100 million by means of a share placing at £4.86 per share.

Year Ended December 31, 2003

As of December 31, 2003, the Group’s net debt was £362 million, down £361 million from £723 million in 2002. Net debt averaged £1,222 million in 2003, down £121 million against £1,343 million in 2002 (down £125 million at 2003 exchange rates).

Cash flow strengthened as a result of improved working capital management and cash flow from operations. In 2003, operating profit before goodwill amortization and impairment was £493 million,

capital expenditure £94 million, depreciation £127 million, tax paid £94 million, net interest and similar charges paid £38 million (including minority dividends paid) and other net cash inflows of £53 million. Free cash flow available for debt repayment, acquisitions, share buy-backs and dividends was therefore £447 million. This free cash flow was absorbed by £355 million in net acquisition payments and investments, share repurchases and cancellations of £23 million and dividends of £67 million. In 2003, free cash flow excludes £100.2 million of proceeds from share placement and proceeds from the disposal of interest in Zenith Optimedia Group.

The Company bases its internal cash flow objectives on free cash flow. Free cash flow is a non-GAAP financial measure. Management believes free cash flow is meaningful to investors because it is the measure of our funds available for acquisition-related payments, dividends to shareowners, and share repurchases. The purpose of presenting free cash flow is to indicate the ongoing cash generation within the control of the Company after taking account of the necessary cash expenditures of maintaining the capital and operating structure of the Group (in the form of payments of interest, corporate taxation and capital expenditure). Net working capital movements are excluded from this measure since these are principally associated with our media buying activities on behalf of clients and are not necessarily within the control of the Company. This computation may not be comparable to that of similarly titled measures presented by other companies.

The Company met its recently set objective of more than covering acquisition payments and share repurchases and cancellations from free cash flow, even after including dividends.

Year Ended December 31, 2002

As at December 31, 2002, the Group had net debt of £723 million compared with net debt of £885 million at December 31, 2001, following net cash expenditure of £281 million on acquisitions and investments (including £94 million of loan note redemptions and £82 million of earnout consideration resulting from acquisitions in prior years) and £76 million on share repurchases and cancellations.

Net debt averaged £1,343 million in 2002, up £509 million from £834 million in 2001, primarily reflecting the full-year impact of the cost of acquisitions made in 2001.

In 2002, operating profit before depreciation and amortization (including impairment) was £567 million, with capital expenditure of £101 million, tax paid of £85 million, interest and similar charges paid of £78 million and other net cash inflows of £46 million. Free cash flow available for debt repayment, acquisitions, share buy-backs and dividends was therefore £349 million.

A tabular reconciliation of free cash flow is shown below:

	2003	2002	2001
Cash flow from operations	942.0	779.9	173.9
Plus:
Dividends received from associates	15.6	9.4	14.7
Proceeds from the issue of shares	18.1	24.4	69.0
Proceeds from the sale of tangible fixed assets	8.7	10.2	4.2
Proceeds from disposal of investments	11.0	3.3	26.8
Less:
Movements in working capital	(320.6)	(210.5)	458.0
Purchase of tangible fixed assets	(93.9)	(100.5)	(118.1)
UK and overseas tax paid	(93.6)	(85.0)	(77.5)
Returns on investments and servicing of finance	(38.3)	(78.2)	(56.4)
Loss on sale of tangible fixed assets	(0.9)	(2.6)	(1.7)

Free Cash Flow	448.1	350.4	492.9

Capital Structure

At June 30, 2004, WPP’s capital base was comprised of 1,178,806,111 (December 31, 2003: 1,187,432,353) ordinary shares of 10 pence each. For more information regarding WPP’s capital structure, see note 24 to the Consolidated Financial Statements for the year ended December 31, 2003 included in this prospectus.

Property Costs

The task of eliminating under-utilized property costs continues to be a priority for the Group. At the beginning of 2002, the Group owned or leased approximately 14 million square feet of space worldwide. By the end of 2003, occupancy had fallen to 12.6 million square feet, a 10% reduction (excluding properties acquired with Cordiant). In addition, a further 600,000 square feet, or an additional 4%, is expected to be jettisoned by the end of 2004.

Inflation

As in 2003, 2002 and 2001, in management’s opinion the effect of inflation has not had a material impact on the Company’s results for the six months ended or financial position at June 30, 2004.

Use of Estimates

The preparation of financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Critical Accounting Policies

The Company’s financial statements have been prepared in accordance with U.K. GAAP and reconciled to U.S. GAAP. A summary of the Group’s principal accounting policies are described in the first section of the Consolidated Financial Statements included elsewhere in this prospectus, entitled “Accounting Policies.” A discussion of U.K. to U.S. GAAP differences can be found on pages F-88 to F-110 of the Consolidated Financial Statements. The Company believes certain of these accounting policies are particularly critical to understanding the more significant judgments and estimates used in the preparation of its Unaudited Interim Consolidated Financial Information and Consolidated Financial Statements. Therefore, we have prepared the following supplemental discussion of critical accounting policies, which should be read together with our Unaudited Interim Consolidated Financial Information and Consolidated Financial Statements and notes thereto.

Goodwill and intangible fixed assets

The Company has a significant amount of goodwill and intangible fixed assets. In accordance with the guidance provided by SFAS 142, “Goodwill and Other Intangible Assets” under U.S. GAAP and FRS 11, “Impairment of Fixed Assets and Goodwill” under U.K. GAAP, the Company annually tests the carrying value of indefinite life goodwill and other intangible assets for impairment. The estimates and assumptions about results of operations and cash flows that we make in connection with impairment testing, as described in more detail below, could differ materially from future actual results of operations and cash flows. Further, future events could cause the Company to conclude that impairment indicators exist and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on the Company’s financial condition and results of operations. The carrying value of goodwill and other intangible assets will continue to be reviewed at least annually for impairment and adjusted to the recoverable amount if required.

The 2004, 2003 and 2002 impairment reviews assessed whether the carrying value of goodwill was supported by the net present value of future cash flows derived from the underlying assets using a projection period of up to five years for each income generating unit. After the projection period, growth rates of nominal gross domestic product (“GDP”) have been assumed for each income generating unit. £26.0 million was taken as an impairment charge for the first six months of 2004, and £79.0 and £145.7 million were taken in 2003 and 2002, respectively, primarily reflecting accelerated amortization of goodwill on first generation businesses which have suffered in the recession.

The impairment reviews relating to Young & Rubicam (goodwill of £2,498.3 million) and Mediaedge:cia (goodwill of £838.5 million) are based on reviews initially undertaken as at December 31, 2002 and then updated with respect to actual performance for 2003. These reviews were carried out using a 10 year projection period as the Group believes that this longer period is more appropriate to assess the carrying value of these global networks and reflect the economic cycles that occur within the global markets in which these companies operate. The projections for the initial three years were derived from existing budgets and three year plans and form the base period. Projections for the remaining seven years assume an annual 4.4% growth in revenues and an improvement in operating margins to 17% by 2007. At the end of the 10 year period growth is assumed to be in line with nominal GDP. The projections above include assumptions about payments for cash taxes and cash flows have therefore been discounted using the Group’s weighted average cost of capital of 8.5%.

For certain acquisitions, where the directors consider it appropriate, goodwill is amortized over its useful life up to a 20-year period, from the date of acquisition. At June 30, 2004, gross goodwill of £822.5 million was subject to amortization under U.K. GAAP. The remaining goodwill and intangible assets of the Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP’s commitment to develop and enhance their value. Under U.S. GAAP, in accordance with SFAS 141, “Business Combinations,” additional intangible assets have been identified in connection with acquisitions with a gross carrying amount of £156.6 million as of December 31, 2003, that are being amortized over a weighted average period of 6 years.

The financial statements depart from the specific requirement of U.K. companies legislation to amortize goodwill over a finite period in order to give a true and fair view. The directors consider this to be necessary for the reasons given above and the Company’s approach is consistent with U.K. GAAP under FRS 10, “Goodwill and Intangible Assets.” Because of the indefinite life of these intangible assets, it is not possible to quantify its impact. However, for illustrative purposes only, if the Group were to change its accounting policy and regard all intangible assets as having a limited useful economic life, and the useful economic life it chose was 20 years, then the resulting impact on the profit and loss account in 2003 would have been a charge of £250 million (2002: £231 million, 2001: £182 million).

Future anticipated payments to vendors in respect of earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. A summary of earnout related obligations included in creditors is shown in note 11 to the Unaudited Interim Consolidated Financial Information and in note 20 to the Consolidated Financial Statements.

WPP has also entered into agreements with certain share owners of partially owned subsidiaries and associate companies to acquire additional equity interests. These agreements typically contain options requiring WPP to purchase their shares at specified times up to 2009 on the basis of average earnings both before and after the exercise of the option. A summary of these contingent liabilities is shown in note 12 to the Unaudited Interim Consolidated Financial Information and in note 21 to the Consolidated Financial Statements for the year ended December 31, 2003. Actual performance may differ from the assumptions used resulting in amounts ultimately paid out with respect to these earnout and option agreements at more or less than the recorded liabilities or disclosed contingent liabilities, respectively.

Revenue recognition

Turnover comprises the gross amounts billed to clients in respect of commission-based income together with the total of other fees earned. Revenue comprises commissions and fees earned in respect of turnover. Revenue is recognized when the service is performed, in accordance with the terms of the contractual arrangement.

Advertising and media investment management arrangements may include incentive-based revenue. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognized when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognized when the incentive is received/receivable.

In applying the proportional performance method of revenue recognition for both market research and other long-term contracts, management is required to make significant judgments, estimates and assumptions. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labor. As a result of the relationship between labor and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e., relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

Since project costs can vary from initial estimates, the reliance on total project cost estimates represents an uncertainty inherent in the revenue recognition process. Individual project budgets are reviewed regularly with project leaders to ensure that cost estimates are based upon up to date and as accurate information as possible, and take into account any relevant historic performance experience. Also, the majority of contracted services subject to proportional performance method revenue recognition are in relation to short term projects, averaging approximately 3 months. Due to this close and frequent monitoring of budgeted costs and the preponderance of short term projects, the impact of variances between actual and budgeted project costs has historically been minimal. The Company’s combined bad debt and work in process write-offs in the business segments where the proportional performance method of revenue recognition is applied was less than 1% of revenues in each of the three years ended December 31, 2003. The Company does not believe that the effect of these uncertainties, taken as a whole, will significantly impact their results of operations in the future.

Pension costs

Pension costs are accounted for in accordance with FRS 17 under U.K. GAAP and under U.S. GAAP are determined in accordance with the requirements of SFAS 87, “Employers’ Accounting for Pensions.” Pension costs are assessed in accordance with the advice of local independent qualified actuaries. The latest full actuarial valuations for the various schemes were carried out at various dates in the last three years. These valuations have generally been updated by the local independent qualified actuaries to December 31, 2003.

The Group has a policy of closing defined benefit schemes to new members which has been effected in respect of a significant number of the schemes. As a result, these schemes generally have an aging membership population. In accordance with FRS 17, the actuarial calculations have been carried out using the projected unit method. In these circumstances, use of this method implies that the contribution rate implicit in the current service cost will increase in future years.

Most of the Company’s pension assets are held by its pension schemes in the United Kingdom and the United States. In the United Kingdom, the forecasted weighted average return on assets increased from 5.4% at December 31, 2002 to 5.8% at December 31, 2003, principally due to increases in expected bond yields and expected rates of return on insured annuities. In the United States, the Company reduced its expected rate of return on U.S. equities in light of stock market declines and consequent lower equity investment returns from 10% to 8.2% at December 31, 2002. This rate remained unchanged at December 31, 2003. The expected return on bonds was reduced as of December 31, 2003 to 4.8%, to reflect the expected yields that could be obtained in the market at that time. As a result, the forecasted weighted average return in the U.S. decreased from 7.2% to 7.0%. Actual asset performance may differ from these assumptions and could have a material impact on the Company’s financial condition and results of operations.

Contributions to funded schemes are determined in line with local conditions and practices. Certain contributions in respect of unfunded schemes are paid as they fall due. Our advisors indicate that further average cash contributions of approximately £12-13 million per annum would be necessary to fully fund all funded pension schemes over their remaining lives. After 2004, required annual contributions may be higher unless the stock market, particularly in the United States, improves.

Deferred taxes

We record deferred tax assets and liabilities using substantially enacted tax rates for the effect of timing differences between book and tax bases of assets and liabilities. Currently we have deferred tax assets resulting from net operating loss carryforwards, tax credit carryforwards, and deductible temporary differences, all of which will reduce taxable income in the future. We assess the realization of these deferred tax assets to determine whether an income tax valuation allowance is required. Based on available evidence, both positive and negative, we determine whether it is more likely than not that all or a portion of the remaining net deferred tax assets will be realized. The main factors that we consider include:

•	future earnings potential determined through the use of internal forecasts;

•	cumulative losses in recent years;

•	history of loss carryforwards and other tax assets expiring;

•	the carryforward period associated with the deferred tax assets; and

•	the nature of the income that can be used to realize the deferred tax asset.

If it is our belief that it is more likely than not that some portion of these assets will not be realized, an income tax valuation allowance is recorded. Gross income tax valuation allowances under U.K. GAAP were £258.7 million in 2003. Under U.S. GAAP there was an additional £46.0 million valuation allowance.

If market conditions improve and future results of operations exceed our current expectations, our existing tax valuation allowances may be adjusted, resulting in future tax benefits. Alternatively, if market conditions deteriorate further or future results of operations are less than expected, future assessments may result in a determination that some or all of the net deferred tax assets are not realizable. As a result, we may need to establish additional tax valuation allowances for all or a portion of the net deferred tax assets, which may have a significant effect on our results of operations and financial condition.

New U.S. GAAP Accounting Pronouncements

The Group has considered the following recent U.S. GAAP accounting pronouncements for their potential impact on its results of operations and financial position:

In June 2002, SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued. SFAS 146 requires that costs associated with exit or disposal activities, including restructuring charges, be recognized and measured initially at fair value only when the liability is incurred, and is effective for any such activities initiated after December 31, 2002. It has no effect on charges recorded for exit activities begun prior to this date. The adoption of SFAS 146 did not have a material impact on the Group’s consolidated results of operations or financial position.

In November 2002, FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) was issued. This interpretation elaborates on the existing disclosure requirements under U.S. GAAP. It also requires (for guarantees issued after 1 January 2003) that a guarantor must recognize, at the inception of a guarantee, a liability for the fair value of obligations undertaken. The application of FIN 45 did not have a material impact on the Group’s consolidated results of operations or financial position.

In December 2002, SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” was issued as an amendment of SFAS 123. The Group has elected to continue with its current practice of applying the recognition and measurement principles of APB 25 under U.S. GAAP and has adopted the disclosure requirements of SFAS 148.

In January 2003, the FASB issued FASB Interpretation 46, “Consolidation of Variable Interest Entities,” an interpretation of ARB 51 (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46 requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

In December 2003, the FASB issued a revision to FIN 46 (“FIN 46R”). Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the interpretation for public companies to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. As of December 31, 2003, the adoption of FIN 46R did not result in consolidation of any variable interest entities. The full adoption of FIN 46R did not have a material impact on the consolidated results of operations or financial position of the Group.

In January 2003, the Emerging Issues Task Force reached a final consensus related to accounting for subsequent investments in an investee after suspension of equity method loss recognition (EITF 02-16). The consensus requires that if the additional investment, in whole or in part, represents, in substance, the funding of prior losses, the investor should recognize previously suspended losses. This guidance, which was ratified by the FASB on February 5, 2003, should be applied to additional investments in equity-method investees made after February 5, 2003 and previously suspended cumulative losses existing at the time of that investment. The Group has adopted EITF 02-16 for all additional investments made in equity-method investees subsequent to February 5, 2003. There were no previously suspended losses recognized as a result of the adoption of EITF 02-16.

In April 2003, the FASB issued SFAS 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS 133 implementation issues that have been effective prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS 149 did not have a material impact on the Group’s consolidated results of operations or financial position.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial investments entered into or modified after May 15, 2003. The adoption of SFAS 150 did not have an impact on, or result in additional disclosure in, the Group’s consolidated results of operations or financial position.

In December 2003, SFAS 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” was revised (“SFAS 132R”). This statement requires additional disclosures concerning the assets, investment strategy, measurement dates, obligations, cash flows, and net periodic benefit costs of defined benefit schemes. The Company has adopted the disclosure requirements of SFAS 132R for its U.K. schemes. The disclosure requirements with respect to our non-U.K. schemes, as well as the disclosure of expected ten-year future benefit payments, are effective beginning with fiscal years ending after June 15, 2004.

In March 2004, the EITF reached a consensus on Issue 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-01”). EITF 03-01 provides a step model to determine whether an investment within the scope of the Issue is impaired and, if impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures related to cost method investments should not be aggregated with other types of investments. The EITF 03-01 impairment model shall be applied prospectively to all current and future affected investments, effective in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for annual periods for fiscal years ending after June 15, 2004.

In June 2004, the EITF reached a consensus on Issue 02-14, “Application of the Equity Method to Interests Other than Common Stock” (“EITF 02-14”). EITF 02-14 prescribes that the equity method of accounting should apply when an entity has investments in either common stock or in-substance common stock. Previously, APB 18, “The Equity Method of Accounting for Investments in Common Stock,” explicitly referenced investments in voting stock that gave an investor significant influence over the operating and financial policies of an investee. EITF 02-14 defines in-substance common stock as any investment that has risk and reward characteristics substantially similar to that of common stock. For investments that are currently accounted for under the equity method that are not common stock or in-substance common stock the accounting must change to either the cost method or in accordance with SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. We do not believe that adoption of EITF 02-14 will have a material impact on the Company’s financial statements. The accounting treatment under EITF 02-14 must be applied prospectively to all current and future affected investments in reporting periods beginning after September 15, 2004.

New U.K. GAAP Accounting Pronouncements

As described in Note 2 to the Unaudited Interim Consolidated Financial information presented elsewhere in this prospectus, WPP has adopted UITF 38. UITF 38 requires the classification of the cost of shares held by the Group’s ESOP trusts as a deduction from share owner’s funds; previously these were shown within fixed asset investments. Additionally, UITF 38 has changed the method of calculating the charge to the profit and loss account arising from certain of the Group’s incentive plans, satisfied by the award of shares in the Group from one of the ESOPs. Previously, this charge was based on the cash cost to the Group of acquiring these shares in the open market, to be subsequently delivered to individuals on satisfactory completion of the performance criteria relating to the award. Under UITF 38, this charge should be based upon the fair value of the shares at grant date.

Following the implementation of UITF 38, the Group will restate its consolidated income statement, balance sheet and cash flow statement for all preceding periods. The Unaudited Interim Consolidated Financial Information includes the effect of this restatement. The effect on all other periods presented in this prospectus is shown below.

	For the year ended December 31,
	2002 £m	2001 £m	2000 £m	1999 £m
Profit and Loss Statement:
Operating profit	260.8	497.9	374.4	262.5
Profit on ordinary activities before taxation	193.7	403.4	360.7	252.9
Profit attributable to ordinary share owners	76.3	263.6	239.7	170.3

	As of December 31,
	2003 £m	2002 £m	2001 £m	2000 £m	1999 £m
Balance Sheet:
Total assets	10,697.5	9,646.6	9,665.4	8,951.8	3,163.1
Net assets	3,731.7	3,374.1	3,374.1	3,225.1	266.6

In addition, the impact on the cash flow statement is to reclassify the net cash outflow from purchase of own shares by ESOP trusts from capital expenditure and financial investment to investment from financing. The net change is as follows:

	For the year ended December 31,
	2003 £m	2002 £m	2001 £m	2000 £m	1999 £m
Purchase of own shares by ESOP trusts	2.9	67.6	103.3	94.1	17.9

International Financial Reporting Standards

From 2005 onwards, all listed companies in the European Union, including WPP, will be required to prepare their consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). We have commenced a significant project to manage the transition from U.K. GAAP to IFRS and are currently in the process of interpreting the accounting standards that will apply from 2005 onwards, setting the Group’s future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still ongoing, we are not, as yet, in a position to quantify the full effect of the differences between IFRS and U.K. GAAP on the Group’s results or financial position. However, based on our work to date, we consider that significant differences will arise in the following areas:

Goodwill

Generally, the carrying amount of goodwill recognised under U.K. GAAP on past acquisitions will not be revisited under IFRS. However, in comparison to U.K. GAAP, where an element of the Group’s goodwill is currently amortized over its useful life, under IFRS all goodwill will be subject to an annual impairment review.

Retirement benefits

Under IFRS, the method of accounting for retirement benefits is broadly similar to that under FRS 17 “Retirement Benefits”. However, whereas FRS 17 requires actuarial gains and losses be taken directly to equity through the statement of total recognised gains and losses, current IFRS has no equivalent equity statement and these gains and losses may be required to be recognised in the income statement.

Convertible bonds

Under U.K. GAAP, convertible debt is reported as a liability unless conversion actually occurs, and no gain or loss is recognised on conversion. IFRS classification of compound instruments is performed according to the substance of the contractual arrangements and consequently, the Group’s compound instruments will be split into liability and equity elements on the basis of their initial fair values. The profit and loss account charge for the finance cost will be spread evenly over the term of the bonds so that at redemption the liability equals the redemption value. The main difference to U.K. GAAP is that the initial recognition of the liability may be for a lower value and consequently the finance cost over the period may be higher.

Stock options & other share based payments

Under current U.K. GAAP, where the Group grants share options at a strike price equal to or greater than the market price on the date of the grant, no compensation expense is recognised. Under IFRS, the fair value of share options and other share based payments will be recognized in the profit and loss account, using a fair value option pricing model.

Associates

The approach to classification of investments is similar under IFRS and U.K. GAAP, but there is a difference on the application of what constitutes influence. Both U.K. GAAP and IFRS adopt the concept of significant influence, but IFRS stresses the power to influence, while U.K. GAAP stresses the actual exercise of influence. This may affect the classification of the Group’s associates and subsidiaries in certain cases. Moreover, IFRS suspends equity accounting for associate losses when the carrying value is nil and further losses are only accrued if the investor has a legal or constructive obligation for the losses.

Derivatives and hedge accounting

Under U.K. GAAP, the derivative financial instruments that the Group uses to manage its currency and interest rate exposures are not recognised until the hedged transaction has itself been recognised in the financial statements. Under IFRS, derivatives are recognised as assets and liabilities stated at their fair values and changes in their fair values are recognised in the income statement. However, in certain circumstances, “hedge accounting” can be used to mitigate fluctuations in earnings.

BUSINESS OF THE COMPANY

The Company operates through a number of established global, multinational and national advertising and marketing services companies that are organized into four business segments. Our largest segment is Advertising and Media investment management where we operate well-known advertising networks such as J. Walter Thompson Company, Ogilvy & Mather Worldwide, Red Cell, Y&R and Bates Asia as well as media investment management companies such as MindShare and Mediaedge:cia. Our other segments are Information, insight and consultancy (where our operations are conducted through Kantar Media Research, Millward Brown, Research International and other companies), Public relations and public affairs (where we operate through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill & Knowlton and Ogilvy Public Relations Worldwide) and Branding and identity, Healthcare and Specialist communications (where our operations are conducted through Enterprise IG, Landor Associates, Fitch Worldwide, CommonHealth, Sudler & Hennessey, Healthworld, OgilvyOne, Wunderman, 141 Worldwide and other companies).

WPP’s ordinary shares are admitted to the Official List of the U.K. Listing Authority and trade on The London Stock Exchange’s market for listed securities. American Depositary Shares (evidenced by American Depositary Receipts) representing deposited ordinary shares are quoted on the NASDAQ National Market.

WPP’s executive office is located at 27 Farm Street, London W1J 5RJ, England, Tel: (44) 20-7408-2204 and WPP’s registered office is located at Pennypot Industrial Estate, Hythe, Kent CT21 6PE, England.

History and Development of the Company

WPP Group plc was incorporated and registered in England and Wales on March 1, 1971 and is a public limited company under the Companies Act 1985. Pursuant to Clause 4 of WPP’s memorandum of association, the business purposes of WPP are, among other things:

(1)	To carry on the business or businesses of media advertising, market research, public relations, sales promotion and specialist communications and to develop concepts for advertising, marketing, research, sales promotion and similar operations;

(2)	To acquire and hold any kind of interest in, or provide any form of capital for, any enterprise, concern or person, to carry on business as a holding and investment company, and, generally and in addition, to carry out, or through subsidiaries or otherwise be interested or participate in, all kinds of financial, commercial, transport, industrial, technological and other transactions and activities;

(3)	To acquire, dispose of, deal in and enter into every other kind of transaction in relation to land, buildings, plant, machinery, equipment, vehicles, ships, rigs, aircraft, merchandise, goods and other assets; and

(4)	To undertake any manufacturing, processing, assembly or similar business.

Until 1985, WPP operated as a manufacturer and distributor of wire and plastic products. In 1985, new investors acquired a significant interest in WPP and changed the strategic direction of the Company from being a wire and plastics manufacturer and distributor to being a multinational communications services organization. Since then, the Company has grown both organically and by the acquisition of companies, most significantly the acquisitions of JWT Group, Inc. in 1987, The Ogilvy Group, Inc. in 1989, Young & Rubicam Inc. (“Young & Rubicam” or “Young & Rubicam Brands”, as the group is now known) in 2000, Tempus Group plc (“Tempus”) in 2001, and Cordiant Communications Group plc (“Cordiant”) in 2003.

On October 4, 2000, the Company finalized its acquisition of Young & Rubicam. In accordance with U.K. GAAP, the value of the consideration, which was satisfied entirely by the issue of new WPP ordinary shares or WPP ADSs, was £3.0 billion. The consideration was calculated by reference to the opening WPP share price on October 4, 2000, which was £7.99. The merger with Young & Rubicam brought together two organizations sharing a common approach to the integration of advertising and marketing services for clients. Management believes that the companies complement one another in providing alternative operating brands in common business areas while adding the market research expertise of the Group to the Young & Rubicam businesses. The Young & Rubicam companies and other Group companies continue to share a large number of major clients including Ford and AT&T. Within the enlarged Group client conflicts can be managed more effectively through separate operating brands so that clients can be assured of confidentiality. In addition, the merger has strengthened the Group geographically, particularly in North America and Continental Europe.

On November 6, 2001, the Company finalized its acquisition of Tempus. The consideration was satisfied principally by £369 million in cash. Prior to the acquisition, the Group owned a 22% interest in the ordinary share capital of Tempus. Subsequent to the acquisition, The Media Edge and CIA, Tempus’ core brand, merged operations to create Mediaedge:cia. Mediaedgecia’s geographically balanced network enables it to develop, manage and implement national, regional and global communications and media solutions for the benefit of its clients.

The acquisition of Cordiant was completed on August 1, 2003. WPP issued £11.3 million in new WPP shares as consideration for Cordiant and its shareholders, entering into a scheme of arrangement under Section 425 of the Companies Act of 1985. The Group also paid £265.5 million for the debt of Cordiant. £62.1 million of the debt was repaid prior to the acquisition date. Since the acquisition, Cordiant and its subsidiaries have been assimilated into the Group’s global communications and media network, although shortly after the acquisition the Group separately sold Cordiant’s interest in Zenith Optimedia Group Limited to Publicis for £75 million. Cordiant gave the Company reinforced relationships with a number of major multinational clients, strong agencies in Europe to develop Red Cell, Bates Asia (an Asian-based entity with local and multinational clients), a number of ex-Zenith media planning and buying operations, effective healthcare and retail-rooted branding and identity operations, and a number of specialist public relations and event management capabilities.

The Company spent £398.6 million (net of the £75 million in proceeds from the sale of Cordiant’s interest in Zenith Optimedia Group), £343.4 million and £736.0 million for acquisitions and investments in 2003, 2002 and 2001, respectively, including payments on loan note redemptions and earnout consideration resulting from acquisitions in prior years. For the same periods, cash spent on purchases of tangible fixed assets was £93.9 million, £100.5 million and £118.1 million, respectively, and cash spent on share repurchases and cancellations was £23.1 million, £75.9 million and £103.3 million, respectively.

Recent Developments

On September 13, 2004, the Company announced the execution of a merger agreement with Grey Global Group Inc (“Grey”). Upon completion of the merger, the Company will own the entire share capital of Grey. The merger has been approved and is recommended by Grey’s board of directors.

Under the merger agreement, the value of the consideration offered by the Company to Grey shareholders is U.S.$1,005 per Grey common share. The Company will pay in aggregate 50% of the consideration in cash and 50% of the consideration in WPP equity using a fixed exchange ratio (based on a closing share price of WPP ordinary shares on September 10, 2004 of 514p and an exchange ratio of £1 = U.S.$1.7982. For 50% of Grey’s outstanding common shares, WPP will pay U.S.$1,005 per share in cash, and for each of the remaining 50% of Grey’s shares, WPP will issue 108.734 WPP ordinary shares or 21.746 WPP ADSs. Before completion of the merger, each Grey shareholder will be given the opportunity to elect to receive either cash or share consideration for his or her Grey shares. These elections will be subject to pro ration in the event that Grey shareholders elect to receive cash or share consideration for more than 50% of Grey’s outstanding common shares. Grey shareholders who fail to make an election will receive either cash and/or share consideration depending on the elections made by other shareholders.

Under the terms of the indenture governing the 5% Contingent Convertible Subordinated Debentures of Grey due 2033, holders will be permitted to convert each debenture into Grey shares at a conversion price of U.S.$961.20 prior to completion of the merger. In addition, the indenture requires Grey to offer to redeem all outstanding debentures after completion of the merger for a redemption price equal to the outstanding principal amount of the debentures (U.S.$150 million in total) plus accrued interest. Each debenture remaining outstanding after the merger will be convertible, in accordance with the terms of the indenture, into the number of WPP ADSs and/or amount of cash that would be paid in the merger to a Grey shareholder who holds Grey shares and does not make a cash or share election with respect to those shares.

In order for the merger to be completed, the merger agreement must be approved by a vote of Grey shareholders holding at least two-thirds of the voting power of all Grey shareholders (with holders of Grey’s Class B common shares entitled to ten votes per Class B) and by a vote of at least two-thirds of all the Grey outstanding common shares (with holders of Class B common shares having one vote per share). Ed Meyer, Grey’s Chairman, President and CEO, has agreed to vote all of his Grey common and Class B shares in favor of the transaction, representing approximately 43.5% of the total voting power and 20.5% of the outstanding common shares.

The merger is also subject to other customary closing conditions, including regulatory approval, and is expected to be completed in early 2005. The transaction does not require WPP shareholder approval.

Business Overview

In 2003 turnover increased 3.3% to £18.62 billion as compared to 2002. Revenues increased over 5% to £4.1 billion as compared to 2002. On a like-for-like basis, under which current year actual results on a constant currency basis are compared with prior year results, adjusted to include the results of acquisitions for the commensurate period in the prior year, revenues were up by 0.7%. Excluding the acquisition of Cordiant, like-for-like revenues were up 1.5%. Reported operating profit (excluding income from associates) increased in 2003 by 52.4% to £415 million, including the effects of £48 million and £146 million of goodwill impairment charges taken on subsidiaries in 2003 and 2002, respectively. Reported profit before interest and taxes was up over 44% in 2003 to £422 million from £292 million in 2002. Profit before tax in 2003 was up 70% to £350 million as compared to 2002 and diluted earnings per share increased by almost 136% to 18.2p.

The Company’s business comprises the provision of communications services on a national, multinational and global basis. Including associates, it operates from over 1,400 offices in 104 countries. The Company organizes its businesses in the following four segments: Advertising and Media investment management; Information, insight and consultancy; Public relations and public affairs; and Branding and identity, Healthcare, and Specialist communications.

Approximately 47% of the Company’s reported revenues in 2003 were from Advertising and Media investment management, with the remaining 53% of its revenues being derived from the business segments of Information, insight and consultancy; Public relations and public affairs; and Branding and identity, Healthcare and Specialist communications. Over the past several years, the pattern of revenue growth varied by communications services sector and brand. The following table shows, for the last three fiscal years, reported revenue attributable to each business segment in which the Company operates.

In 2003, certain of the Company’s Specialist communications companies in strategic marketing consulting were moved into the renamed Information, insight and consultancy sector. As a result, the comparative figures for both Information, insight and consultancy and Branding and identity, Healthcare and Specialist communications have been restated to reflect this change.

Revenue	2003 (£m)	% of Total in 2003	2002 (£m)	% of Total in 2002	2001 (£m)	% of Total in 2001
Advertising and Media investment management	1,935.8	47.2	1,810.0	46.3	1,841.5	45.8
Information, insight and consultancy	703.6	17.1	664.7	17.0	629.4	15.7
Public relations and public affairs	426.3	10.4	447.6	11.5	502.1	12.5
Branding and identity, Healthcare and Specialist communications	1,040.3	25.3	986.0	25.2	1,048.7	26.0

TOTAL	4,106.0	100.0	3,908.3	100.0	4,021.7	100.0

The pattern of revenue growth also differed regionally. The following table shows, for the last three fiscal years, reported revenue attributable to each geographic area in which the Company operates and demonstrates the Company’s regional diversity.

Revenue	2003 (£m)	% of Total in 2003	2002 (£m)	% of Total in 2002	2001 (£m)	% of Total in 2001
United States	1,608.5	39.2	1,655.0	42.3	1,763.1	43.8
United Kingdom	664.9	16.2	619.2	15.8	627.3	15.6
Continental Europe	1,079.4	26.3	929.6	23.8	870.9	21.7
Canada, Asia Pacific, Latin America, Africa and Middle East	753.2	18.3	704.5	18.1	760.4	18.9

TOTAL	4,106.0	100.0	3,908.3	100.0	4,021.7	100.0

The Company’s principal activities within each of its business segments are described below.

Advertising and Media investment management

Advertising

The principal functions of an advertising agency are the planning and creation of marketing and branding campaigns and the design and production of advertisements for all types of media such as television, cable, the internet, radio, magazines, newspapers and outdoor locations such as billboards.

The Company’s advertising agencies include J. Walter Thompson Company, Ogilvy & Mather Worldwide, Y&R, Red Cell and Bates Asia. The Company also owns interests in Asatsu-DK (20.9%), Chime Communications (21.3%); LG Ad (28.2%); Singleton, Ogilvy & Mather in Australia (38.9%) and various joint ventures between Y&R and Dentsu in Asia with interests ranging from 20% to 67% of the total share capital.

J. Walter Thompson Company.    J. Walter Thompson, one of the world’s first advertising agencies, was founded in 1864 and is a full service multinational advertising agency headquartered in New York. J. Walter Thompson’s relationships with a number of its major clients have been in existence for many years, exhibiting, management believes, an ability to adapt to meet the clients’ and market’s new demands.

Ogilvy & Mather Worldwide.    Ogilvy & Mather is a full service multinational advertising agency. Ogilvy & Mather was formed in 1948 and is headquartered in New York. Its strategy includes an integrated service offering known as 360 Degree Brand Stewardship, through which it covers a range of offerings from sales promotion to healthcare communications, event and entertainment marketing, data mining and brand identity.

Y&R.    Y&R was formed in 1923 and is a full service multinational advertising agency network headquartered in New York. Y&R’s clients also benefit from the brand knowledge developed over a 10 year period in Brand Asset Valuator ®, its proprietary brand management tool.

Red Cell.    Red Cell, formed in January 2001, is a global communications network offering full-service marketing solutions. The Red Cell network includes its New York flagship Berlin Cameron/Red Cell, HHCL/Red Cell in London and Batey in Asia. As part of WPP’s acquisition of Cordiant, Red Cell incorporated 18 of the former Bates agencies into the network.

Bates Asia.    Bates is an independently operating Asia-based advertising network. Bates employs the expertise of 141 Worldwide and XM to provide integrated marketing and interactive services, respectively, to its clients.

Dentsu, Young & Rubicam.    DY&R is operated on a joint venture basis with Dentsu in Asia. It is a full service advertising network operating in the Asia/Pacific region.

Media investment management

In 2003, the Company formed GroupM, a worldwide media parent company. GroupM brings together the operations of MindShare and Mediaedge:cia. These media investment management companies plan and buy media to communicate clients’ brand messages in the most effective manner using the buying power of GroupM to negotiate competitive rates for space and time using sophisticated consumer and media research tools. The greater scale created by GroupM allows for increased investment in leading-edge practices, processes and tools. These companies offer an integrated service covering conventional media like television, print and posters as well as digital and interactive media, sponsorship, event management and TV programming. They help clients to optimize their media spending through advice on the strategic benefit of each medium (e.g., TV, print, internet, radio, etc.), and passing economies of scale in the purchasing of media time and space through to clients. GroupM is progressing with plans for the formation of a new network which will take its place alongside MindShare and Mediaedge:cia and allow GroupM to manage growth into the future.

MindShare.    MindShare, formed from the merger of the media departments of J. Walter Thompson and Ogilvy & Mather, offers media planning, buying and research services for its clients, including existing J. Walter Thompson and Ogilvy & Mather clients. The MindShare network now comprises 87 agencies in 63 countries.

Mediaedge:cia.    Mediaedge:cia was formed following the Group’s acquisition of Tempus in 2001 with the merger of its core brand CIA with The MediaEdge. Mediaedge:cia provides a core offer of media planning and placement and offers a range of fully integrated consultancy and implementation services to a client base that includes Y&R and Wunderman clients, independent clients and clients of other agencies. Mediaedge:cia also includes sponsorship and digital operations, as well as OHAL, an econometric modeling group.

Information, insight and consultancy

Information, insight and consultancy, which we previously referred to as information and consultancy, was re-named following the transfer of the strategic marketing consultancy businesses from Specialist communications on January 1, 2003. Research activities include consumer, media, corporate communication and policy research, advertising research, pre-testing and tracking and evaluation of advertising and promotions, design and management of international market studies and new product development and testing.

To help optimize its worldwide research offering to clients, the Company’s separate global research and strategic marketing consultancy businesses, which are described below, are managed on a centralized basis under the umbrella of the Kantar Group, including BrandZ, the proprietary diagnostic and predictive research tool developed by the Group for managing brands. The principal interests comprising the Kantar Group are:

Research International.    RI, a large custom research company, specializes in a wide range of business sectors and areas of marketplace information including strategic market studies, brand positioning and equity research, customer satisfaction surveys, product development, international research and advanced modeling.

Millward Brown.    MB is one of the world’s leading companies in advertising research, including pre-testing, tracking and sales modeling, and offers a full range of services to help clients market their brands more effectively.

Kantar Media Research.    KMR focuses on media planning databases and new product development projects. KMR has the following principal subsidiaries and investments:

BMRB International.    BMRB is one of Europe’s largest and fastest growing full-service market research agencies. BMRB offers innovative research solutions through its network and partnerships with agencies worldwide.

IBOPE Media Information (the Company holds 31% of the total share capital).    IBOPE is one of Latin America’s leading media research businesses, which services national and multinational clients throughout the region in measurement and analysis of television ratings and advertising expenditures.

AGB Italia.    AGB is a leading provider of television audience measurement systems worldwide. KMR has conditionally agreed with VNU to form a 50/50 joint venture combining AGB and the non-US television audience measurement services of Nielson Media Research. The joint venture will operate under the name AGB Nielsen Media Research.

IMRB International.    IMRB is a leading market research business in India.

Lightspeed Research.    Lightspeed provides online consumer panel access for tracking and ad hoc studies. Lightspeed also offers online proprietary panel products and solutions for such specialty consumer panels as healthcare, financial services, expectant and new mothers, automotive and family.

Public relations and public affairs

Public relations and public affairs companies advise clients who are seeking to communicate with consumers, governments and/or the business and financial communities. Public relations and public affairs activities include national and international corporate, financial and marketing communications, crisis management, public affairs and government lobbying. The Company’s largest businesses in this area are Burson-Marsteller, Hill & Knowlton Inc., Ogilvy Public Relations Worldwide and Cohn & Wolfe.

Burson-Marsteller.    BM, founded in 1953, specializes in corporate and marketing communications, business-to-business, crisis management, employee relations and government relations.

Hill & Knowlton.    H&K, founded in 1927, is a worldwide public relations and public affairs firm headquartered in New York. H&K provides national and multinational clients with a wide range of communications services including corporate and financial public relations, marketing communications, crisis communications and public affairs counseling.

Ogilvy Public Relations Worldwide.    OPR is a leading public relations and public affairs firm based in New York with practice areas in marketing, health and medical, corporate public affairs and technology. The firm has offices in key financial, governmental and media centers as well as relationships with affiliates worldwide.

Cohn & Wolfe.    C&W, an international public relations agency, was established in 1970 and offers marketing-related public relations for its clients. C&W provides its clients with business results and marketing communications solutions.

Others.    The Group includes a number of other companies specializing in public relations and public affairs, including BKSH, Blanc & Otus, Buchanan Communications, Bulletin, Clarion, Finsbury, Penn, Schoen and Berland, Quinn Gillespie, Robinson Lerer & Montgomery, Timmons and Company and Wexler and Walker Public Policy Associates.

Branding and identity, Healthcare and Specialist communications

The Company’s activities in this business area include branding and identity; direct marketing, sales promotions and relationship marketing; healthcare marketing and other sector marketing businesses; and specialist communications services including custom media, demographic and industry sector marketing, sports marketing, and media, technology and production services.

Branding and identity

The Company delivers a large range of identity and design services through its Brand Union, a co-operative group of certain of WPP’s specialist consulting brands, as well as a number of other operating subsidiaries including Landor Associates, the Partners and Fitch Worldwide. These companies provide complementary services, including space planning, retail and work interiors, point of sale displays, marketing literature, annual reports and corporate literature, packaging and brand and corporate identity.

The Brand Union.    The goal of the Brand Union, formed in 2001, is to build a group of leading consulting brands capable of meeting all the brand, identity and design needs of the world’s most demanding brand owners. It comprises a diverse portfolio of consulting and creative businesses, including Enterprise IG, Addison Corporate Marketing, BDG McColl, Lambie-Nairn, MJM Creative Services and Warwicks UK.

Landor Associates.    Landor is a leading branding consultancy and strategic design firm. Landor creates, builds and revitalizes clients’ brands and helps position these brands for continued success. Landor’s branding and identity consultants, designers and researchers work with clients on a full range of branding and identity projects, including corporate identity, packaging and brand identity systems, retail design and branded environments, interactive branding and design, verbal branding and nomenclature systems, corporate literature, brand extensions and new brand development. Landor, headquartered in San Francisco, was founded in 1941.

Fitch Worldwide.    Fitch is a leading brand and design consultancy, operating across the three main geographical areas (Europe, the United States, and Asia Pacific) for multinational clients and for those regional clients standing to benefit from a globally informed interdisciplinary approach. Through trends forecasting, strategy, and design, Fitch creates content and design solutions for its clients. Rodney Fitch, who founded the agency in 1972, rejoined in 2004 as Chairman and CEO of Fitch.

Healthcare marketing and communications

The Company has extensive expertise in healthcare marketing and communications services. CommonHealth, Sudler & Hennessey and Healthworld offer three of the most comprehensive specialist healthcare communications networks in the world.

Specialist communications

Interactive, Relationship Marketing and Promotion

The Company has a number of operating businesses in this category, including:

•	OgilvyOne, including its interactive unit, Ogilvy Interactive, is a worldwide direct marketing group, providing direct mail, database marketing and direct response advertising techniques.

•	Wunderman is an integrated marketing solutions company that delivers customer relationship management services to its clients. Wunderman combines strategic consulting, data-driven and creative marketing services, the Internet, and the latest information technologies to drive and measure business results for its clients.

•	KnowledgeBase Marketing, a Wunderman company, is a single source provider of integrated information-based marketing solutions to businesses in targeted high-growth industries. KBM delivers its integrated business solutions services by creating consolidated databases, and then designing, implementing and evaluating database marketing programs for clients. KBM’s capabilities include data warehousing, data mining, information services and data analysis.

•	141 Worldwide is a global marketing services network whose offers include direct marketing, customer relationship management, promotional marketing, interactive solutions, sports and entertainment marketing, field marketing, public relations and media broadcast public relations.

•	rmg:connect is a full-service agency providing customer relationship marketing. The unit was formed in 2002 through a merger between RMG and JWT Connect offices across Europe. It serves both J. Walter Thompson and its own clients.

•	A. Eicoff & Co specializes in targeted cable and broadcast television advertising.

•	Einson Freeman is a U.S.-based promotion marketing agency.

•	EWA specializes in customer service and loyalty support programs, with units specializing in government, education, the automobile industry, retail and agriculture.

•	Savatar specializes in marketing and technology, and acts as a single source for business technology, interactive strategy, and database and call center marketing.

•	VML, headquartered in Kansas City, specializes in full service integrated on-line and traditional advertising.

•	Mando is a U.K.-based leading promotional risk management company, underwriting marketing activity for major international brands.

•	Headcount Field Marketing joined specialist communications as part of the Cordiant acquisition. Headcount offers field marketing and brand development services, supported by strong customer relationship skills.

Custom Media

•	Forward is a custom media business that specializes in direct customer communications programs.

Demographic and Industry Sector Marketing

•	Banner Corporation is a European marketing communications firm specializing in the technology sector.

•	Pace is one of the largest specialists in the real estate communications market in the United States, offering comprehensive services in the marketing of both commercial and residential property to developers, builders and real estate agents.

•	Ogilvy Primary Contact is a leading U.K.-based provider of business-to-business, financial and corporate advertising.

•	The Geppetto Group assists clients in communicating their products and services to the youth market (children and teens) and implementing creative branding solutions.

•	The Bravo Group creates multi-cultural marketing and communications programs targeted to the fast-growing U.S. Hispanic and Asian communities. Their multi-disciplinary services include advertising, promotion and event marketing, public relations, research and direct marketing. The group is comprised of Bravo, Kang & Lee, the leading U.S. Asian agency, and Mendoza Dillion.

•	The Food Group specializes in targeted food advertising, marketing, and culinary and technology solutions.

Sports Marketing

•	Global Sportnet is a German-based sports marketing agency specializing in the marketing of exclusive and worldwide broadcasting and marketing rights to European soccer matches and the sponsorship consultancy of blue-chip clients across various sports. In 2003, they also launched a joint venture with MindShare-Performance SportEnt, whose main focus will be on strategic consulting, identification and purchase of sponsorship opportunities.

•	PRISM, on a global basis, offers sports marketing and consultancy, event management, public relations and communication design.

Media, Technology and Production Services

•	Metro Group provides a diverse range of technical and creative services, including multimedia, film, video and asset archiving, equipment sales and post-production systems to clients in the United Kingdom.

•	Spafax specializes in the aviation sector.

•	The Farm Group, headquartered in the United Kingdom, is a film and video production services company.

Manufacturing

The original business of the Company remains as the manufacturing division, which operates through subsidiaries of Wire and Plastic Products Limited. The division produces a wide range of products for commercial, industrial and retail applications.

WPP Group plc

WPP, the parent company, develops the professional and financial strategy of the Group, promotes operating efficiencies, coordinates cross referrals of clients among the Group companies and monitors the financial performance of its operating companies. The principal activity of the Group is the provision of communications services worldwide. WPP acts only as the parent company and does not trade. WPP complements the operating companies in two distinct ways. First, WPP relieves them of much administrative work. Financial matters (such as planning, budgeting, reporting, control, treasury, tax, mergers, acquisitions, investor relations) are coordinated centrally. Secondly, and increasingly, WPP encourages and enables operating companies of different disciplines to work together for the benefit of clients and our people. In the management of talent (including recruitment and training), property, procurement, information technology and knowledge sharing, WPP also has a significant across-the-Group part to play. WPP operates with a limited group of approximately 200 people at the center, in London, New York, Hong Kong and Sao Paulo.

WPP Strategy

The Group has three strategic priorities. First, in the short term, having weathered the recession, we intend to build on the base we have established. Second, in the medium term, we intend to continue to integrate successfully the acquisitions of Young & Rubicam Brands, Tempus and Cordiant. This task is largely completed, particularly at Tempus and at Cordiant. At Young & Rubicam Brands, the job is largely done as well, the one remaining task being to strengthen further the Y&R advertising agency, which we believe is gaining momentum following recent changes in account and creative leadership. Finally, in the long term, we intend to increase the combined geographic share of revenues of Asia Pacific, Latin America, Africa and the Middle East and Central and Eastern Europe from around 20% to one-third, and to increase the share of revenues of marketing services from around 53% to two-thirds, and to increase the share of more measurable marketing services—such as information, insight and consultancy, direct, interactive and internet—from around one-third of our total revenues to 50%.

Clients

The Company’s structure of independent, autonomous companies and associates allows it to provide a comprehensive and, when appropriate, integrated range of communications services to national, multinational and global clients and to serve their increasingly complex and diverse geographic needs. The Company serves over 330 clients in at least three service disciplines and more than 130 clients in four service disciplines. The Group serves over 100 clients in six or more countries. All together, the Company now serves more than 300 of the Fortune Global 500, over one-half of the NASDAQ 100, and over 30 of the Fortune e-50. The Company’s ten largest clients in 2003, measured by revenues, were Altria, American Express, AT&T, Colgate-Palmolive, Ford, GlaxoSmithKline, IBM, Nestle, Pfizer and Unilever. Together, these clients accounted for approximately 26% of the Company’s revenues in 2003. No client of the Company represented more than 8% of the Company’s aggregate revenues in 2003. The Group companies have maintained long-standing relationships with many of their clients, with an average length of relationship for the top 10 clients of approximately 50 years.

While the operating companies owned by the Company operate separately and independently of each other, and service different clients and/or business segments, they nevertheless have the opportunity to share certain corporate resources. The potential for cross-referral of clients among the Company’s subsidiaries is significant, and increasing, as contacts and introductions between the various subsidiaries of the Company often produce new ideas for services and new client opportunities, nationally, internationally and by service functions. To enhance this process, the Company has implemented incentive plans whereby a portion of the incentive compensation for senior executives in the Group is based upon their cooperation with, and cross referrals to, other Group companies.

Acquisitions

Total initial cash consideration spent on acquisitions and investments was £260 million in 2003. WPP or its operating companies acquired or made an investment in a number of companies in 2003, including Cordiant, and the companies identified below:

Name	Country
Advertising and Media investment management
Shanghai Advertising	China
LG Ad	South Korea
Guye & Benker	Switzerland
HHCL	United Kingdom
Concept Media(1)	Germany
Fudgehouse(1)	Australia
O&M India(1)	India
Graell Graphics(1)	Spain
MDM	Germany
Promotions Italia(1)	Italy
Media Club	Italy
Goldsack Harris Partnership	New Zealand

Information, insight and consultancy
Sadek Wynberg	United Kingdom
Marktest(1)	Portugal
Planners Communicacion(1)	Spain
Mattson Jack Group	United States

Branding and identity, Healthcare and Specialist communications
HealthAnswers	United States
MEDIApro Group	Spain

Public relations and public affairs
Civitas	United States
Quinn Gillespie	United States
H&K Sweden(1)	Sweden

(1)	Increased stake

During 2004, acquisitions were completed or equity interests increased in:

Name	Country
Advertising and Media investment management
Ablea	South Korea
Marketing Communications	Canada
Effort Advertising	China
Logic	Japan
Northcote(1)	Chile
Diamond(1)	South Korea
O&M India(1)	India
Stenstrom	Sweden
AdForce	Indonesia
Parintex(1)	Poland
Operans(1)	Netherlands
Plush	Australia
Sponsorcom	Germany
Concept Media(1)	Germany
LG Ad(1)	S. Korea
Digit	UK
MediaCore	Taiwan
Y&R Vinizius(1)	Spain
Focus Media	Spain
Newsun Insight	China
KR Media	France
Y&R Chile(1)	Chile
Dentsu India(1)	India

Information, insight and consultancy
AGB Group(1)(2)	Italy
Marketing and Planning Systems (MaPS)	USA
DaVinci Healthcare Partners	USA
Cannondale Associates	USA

Public relations and affairs
Chime Communications(1)	UK
Dome	USA

Branding and Identity, Healthcare and Specialist communications
Retail Planning Associates	USA
NZP (Netherlands)	Netherlands
The Farm(1)	UK
MediaPro	Spain
141 Romania(1)	Romania
Lewis Kahn Staniford (LKS)	Australia

(1)	Increased stake
(2)	The Group has conditionally agreed with VNU to form a 50/50 joint venture, combining the AGB Group and the non-US television audience measurement service of Neilsen Media Research. The joint venture will operate under the name AGB Nielsen Media Research.

Government Regulation

From time to time, governments, government agencies and industry self-regulatory bodies in the United States, European Union and other countries in which the Company operates have adopted statutes, regulations, and rulings which directly or indirectly affect the form, content, and scheduling of advertising, public relations and public affairs, and market research, or otherwise affect the activities of the Company and its clients. Some of the foregoing relate to privacy and data protection and general considerations such as truthfulness, substantiation and interpretation of claims made, comparative advertising, relative responsibilities of clients and advertising, public relations and public affairs firms, and registration of public relations and public affairs firms’ representation of foreign governments.

In addition, there is an increasing tendency towards consideration and adoption of specific rules, prohibitions, and media restrictions, and labeling, disclosure and warning requirements, with respect to advertising for certain products, such as over-the-counter drugs and pharmaceuticals, cigarettes, food and certain alcoholic beverages, and to certain groups, such as children.

Proposals have been made for the adoption of additional laws and regulations that could further restrict the activities of advertising, public relations and public affairs, and market research firms and their clients. Though the Company does not expect any existing, proposed or future regulations to materially adversely impact the Company’s business, the Company is unable to estimate the effect on its future operations of the application of existing statutes or regulations or the extent or nature of future regulatory action.

Litigation

WPP and various of its subsidiaries are, from time to time, parties to legal proceedings and claims that arise in the ordinary course of business. The Company does not anticipate that the outcome of these proceedings and claims will have a material adverse effect on the Company’s financial position or on the results of its operations.

Property, Plant and Equipment

The majority of the Company’s properties are leased, although certain properties which are used mainly for office space are owned in the United States (including the 370,000 net square foot Young & Rubicam headquarters office building located at 285 Madison Avenue in New York, New York), Argentina, Brazil, Mexico, Peru and Thailand, and manufacturing facilities are owned in the United Kingdom. Principal leased properties include office space at the following locations:

Location	Use	Approximate square footage
Worldwide Plaza, New York, NY	Ogilvy & Mather	675,700
466 Lexington Avenue, New York, NY	J. Walter Thompson, Hill & Knowlton	456,100
230 Park Ave South, New York, NY	Burson-Marsteller, Bravo, Landor, Sudler & Hennessey	328,000
498 Seventh Avenue, New York, NY	MindShare, 141	204,200
900 North Michigan Avenue, Chicago, IL	J. Walter Thompson, Mindshare, Hill & Knowlton, OPR	198,200
500 Woodward Avenue, Detroit, MI	J. Walter Thompson, MindShare	183,300
233 North Michigan Avenue, Chicago, IL	Y&R Advertising, Wunderman, Burson-Marsteller, Mediaedge:cia, Landor	122,100
27-8 Chamwon-Dong Seochkuy, Seoul, South Korea	Diamond Ad Ltd.	118,700
825 Seventh Avenue, New York, NY	Mediaedge:cia	109,800
10 Cabot Square, Canary Wharf, London, U.K.	Ogilvy & Mather	104,200
Greater London House, London, U.K.	Y&R Advertising, Wunderman	91,000

The Company considers its properties, owned or leased, to be in good condition and generally suitable and adequate for the purposes for which they are used. As of December 31, 2003, the fixed asset value (cost less depreciation) representing properties, both owned and leased, as reflected in the Company’s consolidated financial statements was approximately £180.6 million.

The task of eliminating under-utilized property costs continues to be a priority for the Group. At the beginning of 2002, the Group owned or leased approximately 14 million square feet of space worldwide. By the end of 2003, occupancy had fallen to 12.6 million square feet, a 10% reduction (excluding properties acquired with Cordiant). In addition, a further 600,000 square feet, or an additional 4%, is expected to be jettisoned by the end of 2004.

Employees

The assets of communications services businesses are primarily its employees, and the Company is highly dependent on the talent, creative abilities and technical skills of its personnel and the relationships its personnel have with clients. The Company believes that its operating companies have established reputations in the industry that attract talented personnel. However, the Company, like all communications services businesses, is vulnerable to adverse consequences from the loss of key employees due to the competition among these businesses for talented personnel. On June 30, 2004 the Group had 57,723 employees located in approximately 1,400 offices in 104 countries compared with 54,324, 49,439 and 51,009 employees on December 31, 2003, 2002 and 2001, respectively. Including all the Group’s affiliated companies, total employees were approximately 70,000 on December 31, 2003. The average number of employees in 2003 was 51,604 compared with 50,417 in 2002 and 50,487 in 2001. Their distribution by geographic area and operating sector was as follows:

	2003	2002	2001
United Kingdom	6,806	6,783	6,797
United States	13,598	13,535	14,831
Continental Europe	13,675	13,908	13,006
Canada, Asia Pacific, Latin America, Africa and Middle East	17,525	16,191	15,853

	51,604	50,417	50,487

Advertising and Media investment management	26,885	26,373	25,416
Information, insight and consultancy	7,153	6,194	6,005
Public relations and public affairs	4,987	4,627	5,429
Branding and identity, Healthcare and Specialist communications	12,579	13,223	13,637

	51,604	50,417	50,487

As of June 30, 2004, on a like-for-like basis, the average number of employees in the Company, excluding associates, was 56,208 in the first half of the year, compared to 57,406 in 2003, a decrease of over 2%. On the same basis, the total number of people in the Group at June 30, 2004 was 57,723 compared to 58,052 in June 2003, a decrease of 0.6%.

DESCRIPTION OF THE ISSUER

The Issuer was incorporated and registered in England and Wales on May 24, 2004 with registered number 05135565 and is a private unlimited liability company under the Companies Act 1985. The principal place of business of the Issuer is at 27 Farm Street, London W1J 5RJ, England, Tel: 011-44-207-408-2204. Pursuant to Clause 3 of the Issuer’s memorandum of association, the business purpose of the Issuer is, among other things, to carry on business as a general commercial company. The Issuer is an indirect wholly-owned subsidiary of WPP and the direct parent company of Landor Associates, CommonHealth and Wunderman. These businesses, which were transferred to the Issuer after the closing of the offering of the old notes, did not account for more than 5% of the Group’s revenues in the aggregate. Under English law, the Issuer may make distributions on its shares only to the extent of its distributable reserves, as determined under the laws of England and Wales.

The current directors of the Issuer and their respective positions within the Group are as follows:

Name	Position within the Group
Paul Richardson	Group Finance Director
Andrew Scott	Executive VP, Corporate Development
Chris Sweetland	Deputy Group Finance Director

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

As a condition to the initial sale of the old notes, WPP, the Issuer and the initial purchasers entered into a registration rights agreement dated as of June 23, 2004. Pursuant to the registration rights agreement, we agreed to:

•	file a registration statement under the Securities Act relating to an offer to exchange the old notes for the new notes with the SEC no later than September 21, 2004; and

•	use our best efforts to cause the registration statement to become effective under the Securities Act no later than February 18, 2005, and to keep the exchange offer open for at least 20 business days.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been incorporated by reference as an exhibit to the registration statement that includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “—Procedures for Tendering Old Notes.” However, if you are not acquiring the new notes in the ordinary course of business, if you intend to participate in a distribution of the new notes, or if you are an “affiliate” of us, as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past.

A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. See “Plan of Distribution” in this prospectus for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

General.    Based on the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes validly tendered and not validly withdrawn before the expiration date.

We will issue new notes in principal amounts of U.S.$2,000 or integral multiples of U.S.$1,000 in excess thereof, in exchange for old notes having the same principal amount validly tendered pursuant to the exchange offer and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in principal amounts of U.S.$2,000 or integral multiples of U.S.$1,000 in excess thereof.

The form and terms of the new notes are substantially identical to the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the penalty interest provisions of the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.

As of the date of this prospectus, U.S.$650,000,000 aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on February 10, 2005 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

As a holder of old notes, you do not have any appraisal or dissenters’ rights or any other right to seek monetary damages in court under the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding, interest on those notes will continue to accrue and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon consummation of the exchange offer.

We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to Citibank, N.A., which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us and delivering exchange notes to the holders.

If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described below under “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The “expiration date” means 5:00 p.m., New York City time, on March 14, 2005, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication; and

•	issue a press release or other public announcement, which will report the approximate number of old notes deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain subject to the exchange offer.

We reserve the right:

•	to delay accepting any old notes (in the event that the terms of the exchange offer are materially altered and the exchange offer is extended),

•	to amend the terms of the exchange offer in any manner,

•	to extend the exchange offer, or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holder of old notes of the amendment, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

We will have no obligation to publish, advertise or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the surrender of old notes. If we do not accept any surrendered old notes for any reason or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. We will deliver new notes to tendering holders of old notes that are accepted for exchange and we will return any old notes that we do not accept for exchange for any reason to their tendering holder promptly after expiration or termination of the exchange offer. See the information set forth below under “—Return of Old Notes.”

Clearing of the New Notes

Upon consummation of the exchange offer, the new notes will have different CUSIP, Common Code and ISIN numbers from the old notes.

Old notes that were issued under Regulation S under the Securities Act that are not tendered for exchange will continue to clear through Euroclear and Clearstream under their original Common Codes and their ISIN numbers will remain the same. Old notes issued under Regulation S (unless acquired by an initial purchaser as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the old notes issued under Regulation S may be exchanged for an interest in the new global note in accordance with procedures established by Euroclear or Clearstream and DTC.

Beneficial interests in the old notes issued under Regulation S may be transferred to a person who takes delivery in the form of an interest in the old notes upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

We cannot predict the extent to which beneficial owners of interests in the old notes issued under Regulation S will participate in the exchange offer. Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

Procedures for Tendering Old Notes

If you wish to surrender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date.

In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal,

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date, or

•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.” Euroclear participants and Clearstream participants on behalf of the beneficial owners of old notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, as the case may be, in lieu of a letter of transmittal. Euroclear or Clearstream, as the case may be, will then transfer the appropriate notice to DTC in accordance with established procedures between DTC and Euroclear or Clearstream.

If you do not withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you and us that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or nominee effect the above transactions for you.

If you are a beneficial owner of the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes, and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

•	you surrender your old notes for the account of an eligible institution.

An “eligible institution” is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	A “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the entity must be a member of one of the signature guarantee programs identified in the letter of transmittal.

If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal.

Your surrender will be deemed to have been received as of the date when:

•	the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC with an agent’s message, or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.

Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.

We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

By executing the letter of transmittal and surrendering old notes in the exchange offer, you will be representing to us that, among other things:

•	you have full power and authority to tender, exchange, assign, and transfer the old notes surrendered;

•	we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you acknowledge and agree that you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC’s staff set forth in their no-action letters;

•	if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or, if you are an “affiliate,” that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” in this prospectus.

Participation in the exchange offer is voluntary. You are urged to consult your financial advisors in making your decision on whether to participate in the exchange offer.

Return of Old Notes

If any old notes are not accepted for any reason described in this prospectus, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

Book Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of old notes issued under Regulation S by causing Euroclear or Clearstream to transfer such notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to execute and be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before the expiration date, or (3) DTC’s, Euroclear’s or Clearstream’s respective procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

•	you surrender your notes through an eligible institution,

•

before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business trading days after the expiration date.

Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

Withdrawals of Tenders of Old Notes

You may withdraw your surrender of old notes at any time before the expiration date.

To withdraw old notes surrendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes, and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. For DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

We, in our sole discretion, will make the final determination on all questions regarding the validity, form, eligibility, and time of receipt of notices of withdrawal, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, Euroclear or Clearstream pursuant to the book-entry transfer procedures described above, promptly after withdrawal, rejection of surrender or termination of the exchange offer.

Additional Obligations

We may be required, under certain circumstances, to file a shelf registration statement. See “Description of the Notes and Guarantees—Registration Rights; Additional Interest” below. In any event, we are under a continuing obligation, for a period of up to one year after the closing of the exchange offer, to keep the registration statement effective, subject to our ability to suspend the effectiveness of any registration statement as described in the registration rights agreement.

Exchange Agent

We have appointed Citibank, N.A. as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

Citibank, N.A.

15th Floor

111 Wall Street

New York, NY 10005

Telephone: 1-800-422-2066

Fax: 212-657-1020

We will apply to have the new notes listed on the Luxembourg Stock Exchange. In connection therewith, we will give notice to the Luxembourg Stock Exchange and will publish in a Luxembourg newspaper, which is expected to be the Luxembourger Wort, the announcement of the beginning of the exchange offer and, following completion of such offer, the results of such offer.

We have also appointed a Luxembourg transfer agent through which all relevant documents with respect to the exchange offer will be made available. The Luxembourg transfer agent will be able to provide a letter of transmittal and other relevant documents to you, accept such documents on our behalf, accept old notes for exchange, and deliver new notes to holders entitled thereto. The contact information for our Luxembourg transfer agent is as follows:

Dexia Banque Internationale à Luxembourg

69 route d’Esch

L-2953

Luxembourg

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent and the Luxembourg transfer agent reasonable and customary fees for their services and will reimburse them for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and accounting and legal fees and printing costs, among others. The expenses are estimated in the aggregate to be approximately £3.7 million.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that the transfer complies with the Securities Act;

•	outside the United States in compliance with Rule 904 under the Securities Act,

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available; or

•	pursuant to an effective registration statement under the Securities Act.

The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risk Factors Relating to the Notes, the Guarantees and the Exchange Offer—there may not be a liquid trading market for the notes.”

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

DESCRIPTION OF THE NOTES AND GUARANTEES

The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, penalty interest provisions and registration rights applicable to the old notes do not apply to the new notes. Unless otherwise specified or unless the context requires otherwise, references in this section to the “notes” are references to the old notes and to the new notes offered in the exchange offer. The old notes were, and the new notes will be, issued under an indenture, as supplemented by the first supplemental indenture thereto, each dated as of June 23, 2004 (as so supplemented, the “indenture”), among the Issuer, WPP and Citibank, N.A., as Trustee (the “Trustee”). WPP will guarantee payments of principal of and any premium and interest (including additional interest and additional amounts, if any), on the notes pursuant to the terms of the indenture. The terms of the notes and the guarantees include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture. It does not restate the entire indenture and this summary is qualified in its entirety by reference to the full and complete text of the indenture. You are urged to read the indenture, the notes, the guarantees and the registration rights agreement because they, and not this description, define your rights as holders of the notes and guarantees. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

You may request copies of these documents by contacting WPP using the contact information set forth under the caption “Where You Can Find More Information.”

The definitions of capitalized terms used in this section are set forth below under “—Definitions.” References to “holders” mean those who have notes registered in their names on the registers maintained by the Trustee for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Notes, Clearance and Settlement.”

General

The indenture does not contain any financial covenants. In addition, neither the Issuer nor WPP are restricted under the indenture from paying dividends or issuing or repurchasing their securities. The indenture does not restrict the Issuer or WPP or its subsidiaries from incurring additional indebtedness in the future. The indenture does not contain provisions that would afford protection to the holders of notes in the event of a highly leveraged transaction or other transaction, involving the Issuer or WPP, that may adversely affect the holders of notes or in the event of a decline in credit quality of the Issuer or WPP resulting from a takeover, recapitalization or similar restructuring.

Subject to the requirements of English law and as described below, WPP is permitted to reduce its share premium account, thereby increasing its distributable reserves, each as reflected in its consolidated financial statements. Reducing the share premium account would require various steps including, among other things, the passing of a special resolution of WPP’s shareholders authorizing such reduction and the sanction of the English High Court. The consent of WPP’s creditors, including the holders, would ordinarily be required in order to obtain the sanction of the English High Court. The indenture provides that, to the extent permitted by applicable law, each holder agrees that, to the extent that WPP elects to reduce its share premium account, the Trustee, on behalf of the holders and at the request of WPP, is authorized and directed to give its consent to any such reduction.

Principal and Interest

The aggregate principal amount of the old notes is U.S.$650,000,000. Assuming all of the old notes are exchanged for new notes, the aggregate principal amount of the new notes will initially be U.S.$650,000,000. The notes will mature on June 15, 2014.

The notes will bear interest at a rate of 5.875% per year from June 23, 2004. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2004, to the holders in whose names the notes are registered at the close of business on the June 1 or December 1 immediately preceding the related interest payment date.

The Issuer will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

As described under “—Registration Rights; Additional Interest,” below, the Issuer and WPP have agreed to file and to use their best efforts to cause to become effective a registration statement relating to an exchange offer for the notes and the guarantees. If the registration statement of which this prospectus forms a part is not declared effective, or if the exchange offer is not consummated, or if a shelf registration statement ceases to be available for resales of the notes, within specified time periods, additional interest will be payable on the affected notes. These protections will not apply to any of the new notes.

Guarantees

WPP will fully and unconditionally guarantee, to each holder of a note issued by the Issuer that has been authenticated and delivered by the Trustee, the due and punctual payment of the principal of and any premium and interest on such note (including additional interest and additional amounts payable in respect thereof, if any), when and as the same shall become due and payable, whether at the stated maturity of such note, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such note and of the indenture (the “guarantees”).

Ranking of the Notes and the Guarantees

The old notes are, and the new notes will be, unsecured and unsubordinated indebtedness of the Issuer, and will rank equally with all other unsecured and unsubordinated indebtedness of the Issuer, and junior to any secured indebtedness of the Issuer to the extent of the assets securing such indebtedness. The Issuer is an indirect wholly-owned subsidiary of WPP and the direct parent company of Landor Associates, CommonHealth and Wunderman.

WPP is a holding company and its principal assets are shares that it holds in its subsidiaries. WPP currently conducts all of its operations through its subsidiaries, and none of WPP’s subsidiaries other than the Issuer have any obligations with respect to the notes. As a result, the guarantees are and will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of WPP’s subsidiaries other than the Issuer. As of December 31, 2003, the subsidiaries of WPP other than the Issuer had total liabilities, including indebtedness and trade payables, of approximately £5,330.9 million (U.S.$9,506.6 million), of which approximately £332.5 million (U.S.$592.9 million) was indebtedness.

WPP’s guarantees of the notes will not be secured by any of its assets or properties. As a result, if WPP is required to pay under the guarantees, holders of the notes would be unsecured creditors of

WPP. As of December 31, 2003, WPP had, on an unconsolidated basis, no secured obligations under indebtedness or guarantees. The guarantees are not and will not be subordinated to any of WPP’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against WPP, the guarantees would rank equally in right of payment with all of WPP’s other unsecured and unsubordinated debt.

Form and Denominations

The notes will be issued only in registered form without coupons and in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Notes, Clearance and Settlement.”

Further Issues

The Issuer and WPP reserve the right, from time to time without the consent of holders of the notes, to issue additional notes and guarantees on terms and conditions identical to those of the notes and the guarantees, which additional notes and guarantees shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes and the guarantees.

Payment of Additional Amounts

All payments pursuant to the notes and the guarantees shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or governmental charges of whatever nature (“taxes”) imposed or levied by or on behalf of the jurisdiction (or any political subdivision or taxing authority thereof or therein) (i) in which the Issuer or WPP is incorporated or resident (or deemed for tax purposes to be resident), (ii) in which the Issuer or WPP makes payment on the notes or the guarantees, or (iii) in the United States (the “applicable taxing jurisdiction”), unless such taxes are required by the applicable taxing jurisdiction or any such subdivision or authority to be withheld or deducted. In that event, the Issuer or WPP will pay by way of additional interest on the notes such additional amounts of, or in respect of, principal and any premium and interest (including additional interest that may be payable pursuant to the registration rights agreement) (“additional amounts”) as will result (after deduction of such taxes and any additional taxes payable in respect of such additional amounts) in the payment to each holder of the notes of the amounts which would have been payable in respect of such note or guarantee had no such withholding or deduction been required, except that no additional amounts shall be so payable for or on account of:

(1)  any taxes that would not have been imposed but for the fact that such holder:

(a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the applicable taxing jurisdiction or otherwise had some connection with the applicable taxing jurisdiction other than the mere ownership of, or receipt of payment under, such note or guarantee;

(b) presented (if presentation is required) such note or guarantee for payment in the applicable taxing jurisdiction, unless such note or guarantee could not have been presented for payment in another member state of the European Union; or

(c) presented (if presentation is required) such note or guarantee, as the case may be, more than thirty (30) days after the date on which the payment in respect of such note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note or guarantee for payment on any day within such period of thirty (30) days;

(2)  any estate, inheritance, gift, sale, transfer, personal property or similar taxes;

(3)  any taxes that are payable otherwise than by withholding or deduction from payments of, or in respect of, principal of or any premium or interest on the notes or guarantee, as the case may be;

(4)  any taxes that are imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a note with a request of the Issuer or WPP addressed to the holder and received by such holder 30 days prior to the first payment date with respect to which such information is required (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(5)  any tax imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the European Council of Economics and Finance Ministers (“ECOFIN”) meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6)  any taxes payable by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note, receipt or coupon to another paying agent in a member state of the European Union; or

(7)  any combination of items (1), (2), (3), (4), (5) and (6);

nor shall additional amounts be paid with respect to any payment of the principal of or any premium or interest (or any additional interest that may be payable pursuant to the registration rights agreement) on any such note or guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the note.

Whenever there is mentioned, in any context, the payment pursuant to the notes or the guarantees, such mention shall be deemed to include mention of the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the indenture.

Optional Redemption

General

The Issuer will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, which means that the Issuer will not be required to deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require the Issuer or WPP to repurchase your notes from you before the stated maturity.

Redemption for Taxation Reasons

If as the result of any change in or any amendment to the laws, regulations or published tax rulings of the applicable taxing jurisdiction affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the notes or the guarantees, which change or amendment becomes effective on or after the original issue date of the notes, it is determined by the Issuer or WPP that the Issuer or WPP (x) would be required to pay any additional amounts pursuant the indenture or the terms of any note or guarantee thereof in respect of interest on the next succeeding interest payment date (assuming, in the case of WPP, a payment in respect of such interest were required to be made by WPP under the guarantee thereof on such interest payment date), and (y) such obligation cannot be avoided by the Issuer or WPP taking reasonable measures available to it or them, the Issuer may, at its option, redeem all (but not less than all) the notes at any time, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest and additional amounts, if any) to the date fixed for redemption; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or WPP would be obligated to pay such additional amounts were a payment in respect of the notes or guarantees, as the case may be, then due and (b) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) an opinion of independent legal adviser of recognized standing in the relevant jurisdiction to the effect that the Issuer or WPP would be required to pay additional amounts on the next payment in respect of the notes and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the Issuer or WPP, taking reasonable measures available to it, and the Trustee shall be entitled to accept such opinion as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the notes.

If (1) the Issuer or WPP shall have on any date (the “succession date”) consolidated with or merged into, or conveyed or transferred or leased all or substantially all of its properties and assets to any successor person (as defined in the indenture) that is organized under the laws of any jurisdiction other than the jurisdiction in which the Issuer or WPP is organized, (2) as the result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction of organization, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to any particular notes or the guarantee thereof, which change or amendment becomes effective on or after the succession date, such successor person would be required to pay any additional amounts pursuant to the indenture or the terms of the notes or the guarantees in respect of interest on any notes on the next succeeding interest payment date, and (3) such obligation cannot be avoided by the successor person taking reasonable measures available to it, the Issuer or such successor person may at its option, redeem all (but not less than all) of the notes, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued interest (including additional interest and additional amounts, if any) to the date fixed for redemption; provided, however, that (1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a successor person would be obligated to pay such additional amounts were a payment in respect of the notes or the guarantees, as the case may be, then due, and (2) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the successor person shall deliver to the Trustee (i) an opinion of independent legal adviser of recognized standing in the relevant jurisdiction to the effect that such successor person would be required to pay additional amounts on the next payment in respect of the notes and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the successor person taking reasonable measures available to it, and the Trustee shall be entitled to accept such opinion as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the notes.

Optional Redemption With “Make-Whole” Amount

The Issuer will have the right at its option to redeem any of the notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice as provided in the indenture, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points (the “Make-Whole Amount”), plus in each case accrued interest (including additional interest and additional amounts, if any) on the principal amount of the notes to, but not including, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets LLC or their affiliates which are primary U.S. government securities dealers and two other leading primary U.S. government securities dealers in New York City reasonably designated by the Issuer; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless the Issuer defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Issuer will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Certain Covenants

Negative Pledge

Pursuant to the indenture, for so long as any of the notes remain outstanding, WPP will not, and will not permit its Restricted Subsidiaries to create, suffer or permit to subsist any mortgage, charge, pledge, lien or other security interest (each, a “Security Interest” and, collectively, “Security Interests”) on the whole or any part of its respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the notes shall be directly secured equally and ratably with the obligation secured by such Security Interest.

Limitation on Sale and Leaseback

Pursuant to the indenture, for so long as any notes remain outstanding, WPP will not, and will not permit its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including WPP or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by WPP or such Subsidiary for a period, including renewals, in excess of three years of any assets which have been owned by WPP or any Restricted Subsidiary for more than 270 days and which have been or are to be sold or transferred by WPP or any Restricted Subsidiary to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless WPP or such Restricted Subsidiary, within one year after the sale or transfer will have been made by WPP or such Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by WPP or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any assets of WPP or any of its Subsidiaries.

Notwithstanding the foregoing, WPP or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, WPP or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the notes shall be directly secured equally and ratably with such Indebtedness.

Consolidation, Merger, Conveyance, Transfer or Lease

The indenture provides that for so long as any of the notes are outstanding, neither the Issuer nor WPP may consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of its properties and assets, unless (i) any person formed by such consolidation or into which the Issuer or WPP is merged or to whom the Issuer or WPP has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership or trust, organized and validly existing under the laws of England and Wales, and such person assumes the Issuer’s or WPP’s obligations on the notes and under the indenture (including any obligation to pay any additional amounts and, in the case of WPP, the performance or observation of its guarantees) and under the registration rights agreement, (ii) in the case of such consolidation, merger, conveyance, transfer or lease by WPP, immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, (iii) any such person shall expressly agree by a supplemental indenture, among other things, to indemnify the holder of each note against (a) any tax, duty, levy, assessment or governmental charge imposed on such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease and (iv) certain other conditions are met.

Provision of Information

WPP will furnish the Trustee with copies of its annual report and the information, documents and other reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including its annual reports on Form 20-F and reports on Form 6-K or copies of the information included in such reports on Form 6-K. In addition, to the extent that such reports are not available on the SEC’s website or WPP’s website, WPP will make the same information, documents and other reports available, at its expense, to holders who so request in writing. In the event that, in the future, WPP is not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, WPP will furnish on a reasonably prompt basis to the Trustee and holders who so request in writing, substantially the same financial and other information that WPP would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.

If WPP is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act at any time when the notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, WPP will furnish to any holder of notes, or to any prospective purchaser designated by such holder, financial and other information described in Rule 144A(d)(4) with respect to WPP or the Issuer to the extent required to permit such holder to comply with Rule 144A in connection with any resale of notes held by such holder.

If any of the officers of the Issuer or WPP become aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, the Issuer or WPP will also file a certificate with the Trustee describing the details thereof and the action being taken or proposed to be taken.

For so long as the notes are listed on the Luxembourg Stock Exchange, the Issuer and WPP will make any reports or other information supplied to the Trustee pursuant to this covenant available at the office of its transfer agent in Luxembourg, and will notify the Luxembourg Stock Exchange of the occurrence of any event of default and, prior to publication of notice of such event of default in Luxembourg, submit a draft of the notice to the Luxembourg Stock Exchange.

Definitions

“Indebtedness” means any indebtedness of any person for money borrowed, whether incurred, assumed or guaranteed, and including obligations under capitalized leases.

“Permitted Security Interests” means

(1)  Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;

(2)  any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of the Issuer or WPP after the issue date of the notes and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary);

(3)  those Security Interests existing at the issue date of the notes;

(4)  Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Indebtedness), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Indebtedness) incurred in the ordinary course of business;

(5)  Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

(6)  Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts), provided that any such Security Interest shall not apply to any other property of the purchaser thereof;

(7)  any Security Interest arising out of title retention provisions in a supplier’s conditions of supply of goods or services acquired by WPP or any of its Subsidiaries in the ordinary course of its business;

(8)  any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;

(9)  any Security Interest securing Indebtedness re-financing Indebtedness secured by Security Interests permitted by clauses (2), (3) or (6) above or this clause (9) provided that the maximum principal amount of the indebtedness secured by such Security Interests at the time of such refinancing is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the re-financed indebtedness;

(10)  Security Interests in favor of WPP or any of its Restricted Subsidiaries;

(11)  any Security Interests created or outstanding on or over any assets of WPP or any Subsidiary issued in connection with an accounts receivable purchase facility provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11) created or outstanding shall not at any time exceed 15% of total assets (meaning fixed assets plus current assets as shown on WPP’s consolidated financial statements) of WPP as reported at the most recent year-end; and

(12)  any other Security Interest created or outstanding on or over any assets of WPP or any Restricted Subsidiary provided that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12) created or outstanding shall not at any time exceed U.S.$40,000,000.

A “Restricted Subsidiary” is any Subsidiary whose consolidated revenue shall have exceeded 5% of the consolidated revenues of WPP and its Subsidiaries taken as a whole for that financial year or any other Subsidiary designated by WPP from time to time as a Restricted Subsidiary in its sole discretion.

A “Subsidiary” of a specified person means that specified person holds a majority of the voting rights in it, or is a member of it and has the right to appoint or remove a majority of its board of directors or is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that specified person.

Events of Default

The following are Events of Default under the indenture with respect to the notes or to the guarantees: (a) failure to pay principal of or any premium on any notes when due; (b) failure to pay any interest (including additional interest, if any) or any additional amounts on any notes when due, continued for 30 days; (c) failure to perform any other covenant or warranty of the Issuer of the notes or WPP in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of series of the notes to be issued in the future under such indenture) continued for 45 days after written notice has been given by the Trustee or the holders of at least 25% in principal amount of the outstanding notes, as provided in the indenture; (d) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Issuer or WPP in an amount in excess of U.S.$25,000,000 (or the equivalent thereof in other currencies or currency units) which default shall have resulted in such indebtedness being accelerated prior to the date on which it would otherwise become due and payable, unless such indebtedness is discharged or such acceleration is rescinded or annulled within 10 days after written notice has been given by the Trustee; (e) any guarantee of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or WPP, or any person acting on behalf of WPP, denies or disaffirms its obligations under the guarantees of the notes; and (f) certain events of bankruptcy, insolvency or reorganization of WPP, the Issuer or any of the Restricted Subsidiaries.

If an Event of Default with respect to the notes shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding by notice as provided in the indenture may declare the principal amount of all the notes to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of amounts due solely because of such acceleration, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Amendment and Modification.”

Subject to the provisions of the indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

No holder of a note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes, (2) the holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (3) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium or interest (including additional interest or additional amounts, if any) on such note on or after the applicable due date specified in such note.

Amendment and Modification

Modifications and amendments of the indenture may be made by the Issuer, WPP and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby, among other things, (1) change the stated maturity of the principal of, or any installment of principal of or premium or interest (including additional interest or additional amounts, if any), on, any note or change the obligation of the Issuer or WPP to pay any additional interest or additional amounts, (2) reduce the principal amount of, or rate of interest (or additional interest or additional amounts, if any), on, or any premium payable upon the redemption of, any note, (3) change the place of payment where, or the currency in which, any note or any premium or interest (including additional interest or additional amounts, if any) thereon is payable, (4) impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date, (5) reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (6) change in any manner adverse to the holders of the outstanding notes the terms and conditions of the obligations of WPP under the guarantee in respect of the notes in respect of the due and punctual payment of the principal thereof and any premium or interest (including additional interest or additional amounts, if any) thereon, or (7) modify such provisions with respect to modification and waiver.

The indenture may also be modified or amended without the consent of holders, among other things, (1) to evidence the succession of another person to the Issuer or WPP, (2) to add to the covenants of the Issuer or WPP for the benefit of holders of the notes or to surrender any power conferred upon the Issuer or WPP, (3) to add any Events of Default, (4) to secure the notes or the guarantees, (5) to establish the form or terms of notes as permitted by the indenture, (6) to provide for successor or additional trustees, (7) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of any holders of notes or (8) to make any other change that does not adversely affect the interests of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive compliance by the Issuer and WPP with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default under the indenture and its consequences, except a default in the payment of principal of, or any premium or interest (including additional interest or additional amounts, if any) on, any outstanding note or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Except in certain limited circumstances, the Issuer or WPP will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding notes on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Issuer or WPP, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

The indenture provides that the Issuer and WPP, at the Issuer’s or WPP’s option, (i) will be deemed to have been discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer of or exchange notes, to replace stolen, lost, destroyed or mutilated notes) upon satisfaction of certain requirements (including, without limitation, providing such security or indemnity as the Trustee, WPP or the Issuer may require), to maintain Paying Agents, to pay additional amounts and to hold certain moneys in trust for payment) or (ii) need not comply with certain restrictive covenants of the indenture (including those described under “—Certain Covenants—Negative Pledge” and “—Certain Covenants —Limitation on Sale and Leaseback”), in each case if the Issuer or WPP deposits, in trust with the Trustee, money in an amount, or U.S. Government Obligations that through the scheduled payment of principal and interest (including additional interest or additional amounts, if any) in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, in each case sufficient to pay all the principal of, and any premium and interest (including additional interest or additional amounts, if any) on, the notes on the dates such payments are due in accordance with the terms of the indenture and the notes. In connection with exercising the option pursuant to clause (i) or (ii) above, the Issuer or WPP is required to deliver to the Trustee (x) opinions of counsel stating that (a) the holders of the notes will not recognize gain or loss for U.S. federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital and other taxes, including withholding taxes in such jurisdiction in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which in the case of clause (i) must be based on a change in law or published ruling by the U.S. Internal Revenue Service and (b) the deposit shall not result in the Issuer being deemed an “investment company” required to register under the U.S. Investment Company Act of 1940, as amended, (y) an officers’ certificate to the effect that the notes, if then listed on any securities exchange, will not be delisted as a result of such deposit and (z) an officers’ certificate and an opinion of counsel as to compliance with all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the notes.

Payment Provisions

Payments on the Notes

For interest due on the interest payment dates, the interest will be paid to the holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, the interest will be paid to the person or entity entitled to receive the principal of the note. For principal due on the notes at maturity, the principal amount will be paid to the holders of the notes against surrender of the notes at the proper place of payment.

The regular record dates relating to the interest payment dates for the notes are June 1 for the June 15 interest payment date and December 1 for the December 15 interest payment date. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 p.m., New York City time, on that day.

Payments on Global Notes.    For notes issued in global form, payments will be made on the notes in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, payments will be made directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global note. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Notes.    For notes issued in certificated form, interest that is due on an interest payment date will be made by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date and all other payments will be made by check to the paying agent described below, against surrender of the note. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If notes are issued in certificated form, holders of notes in certificated form will be able to receive payments of principal and interest on their notes at the office of our paying agent maintained in New York City and, if the notes are then listed on the Luxembourg Stock Exchange, at the office of our paying agent in Luxembourg. The rules of the Luxembourg Stock Exchange currently require cash or checks to be mailed to the addresses communicated by holders against the surrender of notes at the office of the paying agent in Luxembourg, if not surrendered at the office of another paying agent.

Alternatively, if a holder holds a face amount of the notes of at least U.S.$5,000,000 and the holder so requests, any amount that becomes due on such notes will be paid by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least 10 business days before the requested wire payment is due. In the case of interest payments due on interest payment dates, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the notes are surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on the notes on a day that is not a business day, then the payment will be made on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or guarantees or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means, when used with respect to any place of payment, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that place of payment and in New York City are authorized or obligated by law or executive order to close. In the case of notes in certificated form, the term “business day” also means a day on which banking institutions generally are open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent, and each office of a transfer agent, but only with respect to any actions to occur at that office.

Paying Agents

If notes are issued in certificated form, the Issuer may appoint one or more financial institutions to act as paying agents, at whose designated offices the notes may be surrendered for payment at their maturity. The Issuer may add, replace or terminate paying agents from time to time, provided that if any notes are issued in certificated form, so long as such notes are outstanding, the Issuer will maintain a paying agent in New York City. The Issuer may also choose to act as its own paying agent. Initially, the Issuer has appointed the trustee, at its corporate trust office in New York City, as the Issuer’s principal paying agent. In addition, the Issuer will, for so long as any notes are listed on the Luxembourg Stock Exchange, maintain a paying agent in Luxembourg. The Issuer must notify you of changes in the paying agents as described under “—Notices” below.

The Issuer undertakes that it will ensure that it maintains a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive and that there will at all times be a paying agent in a jurisdiction within continental Europe, other than the jurisdiction in which the Issuer or WPP is incorporated.

Unclaimed Payments

All money paid by the Issuer to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to the Issuer. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Transfer Agents

The Issuer may appoint one or more transfer agents, at whose designated offices any notes in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, the Issuer has appointed the trustee, at its corporate office in New York City, and Dexia Banque Internationale à Luxembourg as transfer agents. We will maintain a transfer agent in Luxembourg, for so long as any notes are listed on the Luxembourg Stock Exchange. The Issuer may also choose to act as its own transfer agent. The Issuer must notify you of changes in the transfer agents as described under “—Notices.” If the Issuer issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City, Citibank, N.A., and, if the notes are then listed on the Luxembourg Stock Exchange, at the office of our transfer agent in Luxembourg, Dexia Banque Internationale à Luxembourg. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

As long as the Issuer issues notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Issuer issues notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. For so long as any notes are listed on the Luxembourg Stock Exchange and in accordance with the rules and regulations of the Luxembourg Stock Exchange, we will also publish all notices to the holders in a newspaper with general circulation in Luxembourg, which is expected to be the Luxemburger Wort, including copies of all redemption notices.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Governing Law

The indenture, the notes and the guarantees are and will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process; Submission to Jurisdiction

Under the indenture each of the Issuer and WPP have appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as its authorized agent for service of process in any legal action or proceeding arising out of or in relation to the indenture, the notes or the guarantees brought in any Federal or state court in the Borough of Manhattan, The City of New York, New York, and the Issuer and WPP will each irrevocably submit to the non-exclusive jurisdiction of such courts.

Currency Indemnity

The obligations of the Issuer and WPP under the notes and the guarantees, respectively, will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase U.S. dollars in the amount originally to be paid, the Issuer and WPP have agreed to pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to the Issuer or WPP, as the case may be. The holder will not be obligated to make this reimbursement if the Issuer or WPP are in default of their respective obligations under the notes or the guarantees.

Concerning the Trustee

Citibank, N.A. has been appointed Trustee under the indenture. WPP and its subsidiaries maintain deposit accounts and conduct other banking transactions with Citibank, N.A. in the ordinary course of business.

The indenture provides that the Issuer and WPP will indemnify the Trustee against any loss, liability or expense incurred without negligence or wilful misconduct of the Trustee in connection with the acceptance or administration of the trust created by the indenture.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes.

In connection with the closing of the offering, the Issuer, WPP and the initial purchasers entered into the registration rights agreement effective June 23, 2004. In the registration rights agreement, the Issuer and WPP agreed to file a registration statement of which this prospectus is a part (the “exchange offer registration statement”) with the SEC with respect to the exchange of the old notes for new notes having the same terms as the old notes. The Issuer and WPP agreed to file the exchange offer registration statement as soon as practicable, but no later than 90 days following the date the old notes were first issued (September 21, 2004), and to use their best efforts to have it declared effective as soon as practicable, but in no event later than 240 days following the date the old notes were first issued (February 18, 2005). The Issuer and WPP also agreed to use their best efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer for the notes open for a period of at least 30 days and cause the exchange offer to be consummated no later than the 30th business day after the exchange offer registration statement is declared effective by the SEC.

Under the exchange offer, holders of notes and guarantees that constitute Registrable Securities may exchange their Registrable Securities for registered notes and guarantees. To participate in an exchange offer, each holder must represent that:

•	it is not an affiliate of the Issuer or WPP or a broker-dealer tendering notes acquired directly from the Issuer for its own account;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the notes that are issued in the exchange offer; and

•	that it is acquiring the notes in the exchange offer in its ordinary course of business.

The Issuer and WPP also agreed that, to the extent that the notes are listed on the Luxembourg Stock Exchange at the time of the exchange offer, application will be made to list the notes issued pursuant to the exchange offer registration statement on the Luxembourg Stock Exchange.

Shelf Registration Statement

In the registration rights agreement the Issuer and WPP also agreed that if:

•	on or prior to the time the exchange offer is completed, existing SEC interpretations are changed such that the notes and guarantees received in the exchange offer would not be transferable without restriction under the Securities Act;

•	the exchange offer has not been completed within 270 days following the date the notes are first issued; or

•	the exchange offer is not available to any holder of the notes,

then the Issuer and WPP will file, no later than 60 days after the time such obligation to file arises, with the SEC a shelf registration statement to register for public resale the Registrable Securities held by any such holder. A holder who sells notes and guarantees pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the notes and guarantees will be required to deliver information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement.

For the purposes of the registration rights agreement, “Registrable Securities” means:

•	each note and guarantee until the earliest to occur of:

—	the date on which such note and guarantee are exchanged in a registered exchange offer,

—	the date on which such note and guarantee have been disposed of pursuant to and in a manner contemplated by the shelf registration statement,

—	the date on which such note is sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such note relating to restrictions on transferability thereof is removed,

—	the note and guarantee are eligible to be sold pursuant to Rule 144(k) under the Securities Act; and

—	the note is no longer outstanding; and

•	each exchange note and guarantee issued to a broker-dealer in a registered exchange offer until resale of such exchange note and guarantee by the broker-dealer within the 180-day period contemplated by the registration rights agreement.

Additional Interest

The registration rights agreement also provides that if:

•	the Issuer and WPP fail to file any registration statement on or prior to the applicable deadline;

•	such registration statement is not declared effective by the SEC on or before the applicable deadline;

•	the exchange offer is not consummated within 45 business days after the exchange offer registration statement is declared effective; or

•	any registration statement is declared effective but thereafter ceases to be effective or useable in connection with resales of the Registrable Securities during the periods specified in the registration rights agreement, for such time of non-effectiveness or nonusability;

the Issuer and WPP will pay to each holder of Registrable Securities affected thereby additional interest in an amount equal to 0.25% per annum. The Issuer and WPP will not be required to pay additional interest for more than one registration default at any given time. Following the cure of all registration defaults, the accrual of additional interest will cease.

The Issuer and/or WPP will pay all accrued additional interest to holders entitled thereto in the same manner and at the same time as interest on the notes is paid. In the event additional interest becomes payable on the notes, the Trustee will give notice to the holders of the notes in accordance with the notice provisions of the Indenture, including, if the notes are listed on the Luxembourg Stock Exchange, to the Luxembourg Stock Exchange. The notes and any registered notes issued in exchange for the notes will constitute a single series of notes under the indenture. If a registered exchange offer is consummated, holders of notes who do not exchange their notes will vote together with the holders of the registered notes for all relevant purposes under the indenture.

FORM OF NOTES, CLEARANCE AND SETTLEMENT

Global Notes

The old notes were originally issued in the form of one or more global notes registered in the name of the Depository Trust Company (“DTC”) or its nominee. The new notes will also be issued in the form of one or more global notes registered in the name of DTC or its nominee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Investors may hold their interests in the global notes directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the registered owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest (including additional interest and additional amounts, if any) with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. None of the Issuer, WPP or the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have established the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. None of the Issuer, WPP or the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	the Issuer, at its option, notifies the Trustee that it has elected to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by the depositary and will bear a legend indicating the transfer restrictions of that particular global note.

For information concerning paying agents and transfer agents for any notes in certificated form, see “Description of the Notes and Guarantees—Payment Provisions—Paying Agents” and “—Transfer Agents.”

TAXATION

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE HEREBY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECTS OF NATIONAL, STATE OR LOCAL TAX LAWS TO WHICH THEY MAY BE SUBJECT.

Material United States Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax (“U.S. tax”) consequences of the purchase, beneficial ownership, and disposition of the notes to “U.S. Holders” (as defined below) and to “Non-U.S. Holders” (as defined below).

This summary is based on the Internal Revenue Code of 1986 as amended to the date hereof (the “Code”), regulations issued under the Code (the “Treasury Regulations”), judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This summary addresses only U.S. tax consequences to an investor who holds the notes as capital assets within the meaning of Section 1221 of the Code and not as part of a hedging, “straddle,” or a conversion transaction for U.S. tax purposes, or as part of some other integrated investment. This summary does not discuss all of the U.S. tax consequences that may be relevant to an investor in light of its individual investment circumstances or the U.S. tax consequences to an investor that is subject to special treatment under U.S. tax laws, such as:

•	an insurance company;

•	a financial institution;

•	a tax-exempt organization;

•	a retirement plan;

•	a regulated investment company;

•	a securities dealer;

•	a regulated investment trust;

•	an investor in a pass-through entity such as a partnership;

•	a broker;

•	a “controlled foreign corporation;”

•	a “foreign personal holding company;”

•	a “passive foreign investment company;”

•	a trader in securities that elects to mark to market;

•	a former citizen or former long-term resident of the United States, in certain circumstances; or

•	a U.S. Holder whose functional currency for U.S. tax purposes is not the United States dollar.

Each investor should consult its own tax advisor concerning the application of U.S. tax laws to its particular situation.

This discussion does not address United States federal alternative minimum tax consequences, and does not describe any tax consequences arising under the tax laws of any state, local, or foreign jurisdiction. The U.S. tax consequences to a partnership may depend on the status of the partners and the activities of the partnership. An investor that is a partnership should consult its tax advisor with regard to the application of the U.S. tax laws to its particular situation.

The Exchange

The exchange of the old notes for the new notes pursuant to the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, (i) no gain or loss will be recognized by a holder upon receipt of a new note, (ii) the holding period of the new note will include the holding period of the old note and (iii) the tax basis of the new note will be the same as the tax basis of the old note immediately before the exchange.

U.S. Holders

The following is a general discussion of certain U.S. tax consequences of the purchase, ownership, and disposition of the notes to a beneficial owner of a note that is a “U.S. Person” (a “U.S. Holder”). A U.S. Person means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. tax purposes that was created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all of its substantial decisions, or if the trust has elected validly to be treated as a U.S. Person.

Interest

Stated interest on the notes will be taxable as ordinary U.S. source interest income as the interest is paid (if the U.S. Holder is a cash method taxpayer) or as it accrues (if the U.S. Holder is an accrual method taxpayer).

In addition to interest on the notes, a U.S. Holder will be required to include in income any additional amounts paid in respect of the notes including any tax withheld from the interest payment even if such holder did not in fact receive this withheld tax. For U.S. tax purposes, interest income that a U.S. Holder receives on the notes, including any additional amounts and any withheld tax, generally will be treated as U.S. source income. A U.S. Holder may not be entitled to a deduction or credit for such tax unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Disposition of notes

Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds plus the fair market value of any property received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as described under “—Interest” above) and (ii) the U.S. Holder’s tax basis in the note. The tax basis in a note generally will be the U.S. Holder’s cost of the note. Gain or loss generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by a U.S. Holder that is not a corporation generally is subject to a maximum U.S. tax rate of 15%. Net long-term capital gain recognized on or after January 1, 2009, by a U.S. Holder that is not a corporation generally will be subject to a maximum U.S. tax rate of 20% (or 18% if the note is held for more than five years). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a general discussion of the material U.S. tax consequences of the purchase, ownership, and disposition of the notes to a beneficial owner of a note (other than a partnership) that is not a U.S. Holder (a “Non-U.S. Holder”).

United States Federal Withholding Tax

Interest on the notes will qualify as “portfolio interest” and will not be subject to United States federal income or withholding tax if:

•	The requirement for the Non-U.S. Holder to certify its non-U.S. status as set forth in Section 871(h) and 881(c) of the Code is fulfilled by the Non-U.S. Holder certifying to the Issuer’s paying agent on a properly completed IRS Form W-8BEN (or substitute form), signed under penalties of perjury, that the Non-U.S. Holder is not a U.S. Person. If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, that requirement is satisfied if (i) such a form is provided to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies that it has received such a form from the Non-U.S. Holder or another intermediary and furnishes the Issuer’s paying agent with a copy. Alternatively, the certification requirement will not apply if the note is held directly through a “qualified intermediary” (which is a non-U.S. office of a bank, securities dealer, or similar intermediary that has signed an agreement with the Internal Revenue Service (“IRS”) concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the Non-U.S. Holder is not a U.S. Person, and the qualified intermediary complies with certain IRS requirements;

•	The Non-U.S. Holder does not (actually or constructively) own 10% or more of the total combined voting power of all classes of WPP’s stock entitled to vote;

•	Interest paid on the notes is not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States;

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is (actually or constructively) related (within the meaning of Section 864(d)(4) of the Code) to WPP; and

•	The Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

If the foregoing conditions are not met, a 30% withholding tax will apply to interest income on the notes unless (i) an applicable income tax treaty reduces or eliminates such tax and the Non-U.S. Holder provides to the Issuer’s paying agent a properly executed IRS Form W-8BEN (or substitute form) claiming the reduction or exemption or (ii) the Non-U.S. Holder provides us with IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States (as discussed below under “—U.S. tax”).

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

Special rules regarding exemption from, or reduced rates of, United States withholding tax may apply in the case of notes held by a partnership, trust, or intermediary. A Non-U.S. Holder should consult its own tax advisor for information on the impact of those special rules.

U.S. tax

Generally, a Non-U.S. Holder will not be subject to U.S. tax on gain realized upon the sale, exchange, retirement, or other disposition of a note unless (i) the Non-U.S. Holder is an individual present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met or (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment).

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then the holder will be subject to U.S. tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in the first bullet point under “—Interest” are satisfied) in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. In addition, if a Non-U.S. Holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

United States Federal Estate Tax

The estate of a Non-U.S. Holder will not be subject to United States federal estate tax on notes beneficially owned by the holder at the time of the holder’s death, provided that any payment on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Interest” without regard to the statement requirement described in the first bullet point of that section.

Information Reporting and Backup Withholding Tax

U.S. Holders

Under current U.S. tax law, information reporting requirements may apply to certain payments of principal, interest, and proceeds of sales received in respect of the notes by a non-corporate U.S. Holder. In addition, a backup withholding tax will apply to a non-corporate U.S. Holder who:

•	fails to furnish a taxpayer identification number (“TIN”), which, for an individual, is a social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS as being subject to backup withholding for failure to report interest and dividend payments; or

•	under certain circumstances fails to certify, under penalties of perjury, that such person has furnished a correct TIN.

An investor should consult its tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. The rate for backup withholding is 28% until 2011, when the rate will rise to 31% unless amended by Congress.

Non-U.S. Holders

Payments, including payments of proceeds from the disposition of a note to or through the United States office of a broker (including a custodian, nominee, or other agent acting on behalf of the Non-U.S. Holder) will be subject to backup withholding and information reporting unless the noteholder is not a U.S. Person and certifies, under penalties of perjury, to that effect and provides any other required certifications (including by providing the certification of non-U.S. status, described under “—Material United States Federal Income Tax Considerations—Non-U.S. Holders”) or otherwise establishes an exemption.

Information reporting (but not back-up withholding) will be required on payments of proceeds from the disposition of a note made to or through a broker that is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership with certain connections to the United States unless the noteholder is not a U.S. Person and the broker has in its records documentary evidence to that effect and certain other conditions are met or an exemption is otherwise established. Copies of the information returns reporting such payments may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

An investor who is not a U.S. Person should consult its tax advisor regarding the application of information reporting and backup withholding in its particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Credit against liability

Any amounts withheld from a payment in respect of the notes under the backup withholding rules will be allowed as a credit against a U.S. tax liability and may entitle the noteholder to a refund, provided that a U.S. tax return is filed and the required documentation is furnished to the IRS in a timely manner.

The U.S. tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of the investor. An investor should consult its tax advisor with respect to the tax consequences to him of the purchase, beneficial ownership, and disposition of the notes, including the tax consequences under federal, state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

United Kingdom tax considerations

The comments below are of a general nature based on current United Kingdom law and Inland Revenue practice. They do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who are the absolute beneficial owners of their notes and may not apply to certain classes of persons such as collective investment schemes, financial traders or dealers, or persons connected with the Issuer. Any noteholders who are in doubt as to their personal tax position should consult their professional advisers.

Interest

Withholding and deduction

While the notes continue to be listed on a “recognized stock exchange” within the meaning of section 841 of the Income and Corporation Taxes Act 1988 (the Luxembourg Stock Exchange is currently so recognized), payments of interest on the notes may be made without withholding or deduction for or on account of income tax.

If WPP is required to make payments under the guarantees and any such payment can be characterized as representing United Kingdom source interest or annual payments, it may have to be paid under deduction of United Kingdom income tax (currently at the rate of 20% or 22%) subject to the availability of exemptions including a direction to WPP by the Inland Revenue pursuant to the provisions of an applicable double tax treaty.

In other cases, an amount must generally be withheld from payments of interest on the notes on account of United Kingdom income tax at the lower rate (currently 20%). However, where an applicable double tax treaty provides for a lower rate of withholding tax (or for no tax to be withheld) in relation to a noteholder, the Inland Revenue can issue a notice to the Issuer to pay interest to the noteholder without deduction of tax (or for interest to be paid with tax deducted at the rate provided for in the relevant double tax treaty).

Tax on interest

Noteholders who are not subject to United Kingdom corporation tax but who are subject to United Kingdom income tax will generally be subject to income tax on interest arising in respect of the notes on a receipts basis.

Noteholders within the charge to United Kingdom corporation tax will not be taxed in accordance with the preceding paragraph but will generally be charged to tax as income in each accounting period by reference to interest that, in accordance with such noteholder’s authorized accounting method, is applicable to that period.

Provision of information

Persons in the United Kingdom paying interest to or receiving interest on behalf of another person may be required to provide certain information to the United Kingdom Inland Revenue regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income. Under the Directive Member States will (if equivalent measures have been introduced by certain non-EU countries) be required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

Disposal (including redemption)

Payments of principal on the notes will not be subject to United Kingdom withholding tax.

Noteholders outside the charge to United Kingdom corporation or capital gains tax

Corporate noteholders who are not resident for tax purposes in the United Kingdom and who do not carry on a trade in the United Kingdom through a permanent establishment are outside the charge to United Kingdom corporation tax with respect to gains arising on a disposal (including redemption) of the notes.

Non-corporate noteholders who are not resident or (if an individual) ordinarily resident for tax purposes in the United Kingdom and who do not hold the notes for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency are outside the charge to United Kingdom capital gains tax with respect to gains arising on a disposal (including redemption) of the notes.

Noteholders within the charge to United Kingdom corporation tax

For corporate noteholders within the charge to United Kingdom corporation tax, the notes will constitute “qualifying corporate bonds” within section 117 of the Taxation of Chargeable Gains Act 1992. On a disposal (including redemption) of the notes, such corporate noteholders will normally recognize any gain or loss for United Kingdom corporation tax purposes under the “loan relationships” rules in the Finance Act 1996. Under these rules, all interest, profits, gains and losses, measured and recognized in accordance with an authorized accruals or mark-to market accounting method, are taxed or relieved as income.

Any exchange gains or losses arising to corporate noteholders within the charge to United Kingdom corporation tax will in general also be dealt with under the provisions of the loan relationships legislation referred to in the preceding paragraph.

Other U.K. taxpayer noteholders

The notes will not constitute “qualifying corporate bonds” in the hands of persons within the charge to income tax. Accordingly, a disposal (including redemption) of a note by an individual noteholder who is resident or ordinarily resident for tax purposes in the United Kingdom or who holds the notes for the purposes of a trade, profession or vocation carried out in the United Kingdom though a branch or agency may give rise to a capital gain or a capital loss for the purposes of the United Kingdom capital gains tax. In calculating any gain or loss on disposal (including redemption) of a note, the sterling values of the amounts paid and received for the notes are compared. Accordingly, a charge to capital gains tax can arise even when the U.S. dollar amount received on a disposal (including redemption) is less than or the same as the amount paid for the note.

A disposal of a note by such a noteholder resident or ordinarily resident for tax purposes in the United Kingdom or who holds the note for the purposes of a trade, profession or vocation carried out in the United Kingdom through a branch or agency may give rise to a charge to tax on income in respect of an amount representing interest on the note which has accrued since the preceding interest payment date. This amount will be taken into account and excluded in determining any capital gain or loss arising on the disposal (including redemption) of the notes.

Stamp duty and stamp duty reserve tax

No United Kingdom stamp duty reserve tax will be payable on the issue or transfer of a note. No United Kingdom stamp duty will be payable on the issue of the notes, or on the transfer of a note.

The tender of old notes in exchange for new notes should not cause a United Kingdom noteholder resident to be subjected to a charge to income or corporation tax, on the basis that the old notes and the new notes represent the same, continuing obligation of the Issuer. No United Kingdom stamp duty or stamp duty reserve tax should be payable on the exchange of old notes for new notes.

PLAN OF DISTRIBUTION

We are not using any underwriters for the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. The Issuer and WPP have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 8, 2005, all dealers effecting transactions in the new securities may be required to deliver a prospectus.

Neither the Issuer nor WPP will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions on the Luxemburg Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, the Issuer will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer and WPP have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives new notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of new notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event that makes any statement in the prospectus untrue in any material respect or that requires the making of any change in the prospectus in order to make the statements therein not misleading or that may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

LEGAL MATTERS

Davis & Gilbert LLP will pass upon certain legal matters under U.S. federal and New York law for us regarding the new notes and guarantees. Allen & Overy LLP will pass upon certain legal matters under English law for us regarding the new notes and guarantees.

EXPERTS

The financial statements included in this prospectus as of and for each of the years ended December 31, 2003, 2002, and 2001 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GENERAL INFORMATION

Listing

Application has been made to list the new notes on the Luxembourg Stock Exchange. In connection with the listing application for the old notes, the memorandum and articles of association of the Issuer and WPP and a legal notice relating to the issuance of the notes were deposited prior to listing with the Registre de Commerce et des Sociétés Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus, the indenture and WPP’s current annual report, as well as all future annual reports and other semi-annual financial reports, so long as any of the new notes are outstanding and listed on the Luxembourg Stock Exchange, will be made available for inspection during normal business hours at the main office of Dexia Banque Internationale à Luxembourg in Luxembourg. Dexia Banque Internationale à Luxembourg will act as intermediary between the Issuer, WPP and the holders of the new notes. In addition, copies of the annual reports and semi-annual financial reports of WPP and all other documents incorporated by reference in this prospectus may be obtained free of charge at such office.

Clearing Reference Numbers

The new notes have been accepted for clearance through DTC’s book-entry settlement system and through Euroclear and Clearstream. The Common Code number, ISIN and CUSIP numbers for the new notes are as follows:

	Common Code Number	ISIN Number	CUSIP Number
Notes	[—]	US92931NAB64	92931NAB6

Incorporation of the Issuer

The Issuer was incorporated and registered in England and Wales on May 24, 2004 with registered number 05135565 and is a private unlimited liability company under the Companies Act 1985. The principal place of business of the Issuer is at 27 Farm Street, London W1J 5RJ, England, Tel: (44) 20-7408-2204.

Incorporation of WPP

WPP was incorporated and registered England and Wales on March 1, 1971 with registered number 1003653 and is a public limited company under the Companies Act 1985. The executive office of WPP is located at 27 Farm Street, London W1J 5RJ, England, Tel: (44) 207-408-2204. The registered office of WPP is located at Pennypot Industrial Estate, Hythe, Kent CT21 6PE, England.

Principal shareholders

The board of directors of WPP is not aware of any person who prior to publication of this prospectus, directly or indirectly, jointly or severally, exercises or could exercise control over WPP. In so far as is known to WPP, as at February 1, 2005 (the latest practicable date prior to the printing of this prospectus), the following were or are beneficially interested, directly or indirectly, in 3% or more of WPP’s issued voting share capital:

	Number of Ordinary Shares Held	% Holding in Ordinary Shares as at July 31, 2004
Citibank New York ADR Program	101,828,110	8.6%
WPP ESOP	50,661,076	4.3%

Corporate Authority

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of the Issuer’s board of directors, dated June 14, 2004, authorized the issuance of the notes. Resolutions of WPP’s board of directors, dated June 15, 2004, authorized issuance of the guarantees.

Absence of Material Changes

Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of WPP since June 30, 2004 or the Issuer since its incorporation.

Absence of Litigation

Other than as disclosed or contemplated in the documents incorporated herein by reference, neither WPP nor the Issuer nor any of their subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the new notes and guarantees under this prospectus.

Responsibility for Prospectus

The Issuer and WPP accept responsibility for the information contained in relation to the Issuer and WPP and the provisions of the new notes and guarantees in this prospectus.

WPP GROUP plc

WPP GROUP PLC

Unaudited interim consolidated income statements

for the six months ended June 30, 2004 and 2003

	Notes	2004	2003	Year ended December 31, 2003
		£m	£m	£m
Turnover (gross billings)		9,155.2	8,639.2	18,621.3
Cost of sales		(7,129.6)	(6,728.4)	(14,515.3)

Revenue	3	2,025.6	1,910.8	4,106.0
Direct costs		(104.7)	(110.1)	(237.1)

Gross profit		1,920.9	1,800.7	3,868.9
Operating costs excluding goodwill amortisation and impairment		(1,677.0)	(1,582.4)	(3,375.9)
Goodwill amortisation and impairment - subsidiaries	9	(49.3)	(43.5)	(77.7)

Operating costs		(1,726.3)	(1,625.9)	(3,453.6)

Operating profit		194.6	174.8	415.3
Income from associates		20.8	15.8	40.5
Goodwill amortisation and impairment - associates		(1.7)	—	(34.3)

Profit on ordinary activities before interest, taxation and amounts written off fixed asset investments		213.7	190.6	421.5
Amounts written off fixed asset investments	9	(2.0)	—	—
Net interest payable and similar charges on net borrowings		(30.0)	(31.2)	(60.1)
Net interest charges on defined benefit pension schemes		(5.4)	(5.8)	(11.5)

Net interest payable and similar charges		(35.4)	(37.0)	(71.6)

Profit on ordinary activities before taxation		176.3	153.6	349.9
Taxation on profit on ordinary activities	4	(60.6)	(51.7)	(122.1)

Profit on ordinary activities after taxation		115.7	101.9	227.8
Minority interests		(9.8)	(6.7)	(19.4)

Profit attributable to ordinary share owners		105.9	95.2	208.4
Ordinary dividends	5	(29.4)	(24.5)	(76.8)

Retained profit for the period		76.5	70.7	131.6

Earnings per share
Basic earnings per ordinary share	6	9.4p	8.6p	18.7p
Diluted earnings per ordinary share	6	9.1p	8.5p	18.2p

Earnings per ADR[1]
Basic earnings per ADR	6	47.0p	43.0p	93.5p
Diluted earnings per ADR	6	45.5p	42.5p	91.0p

UK GAAP refers to the income statement as the “profit and loss account”. The accompanying notes form an integral part of this profit and loss account.

There is no material difference between the results disclosed in the profit and loss account and the historical cost profit as defined by FRS 3. Movements in share owner’s funds are set out in note 13.

No operations with a material impact on the Group’s results were acquired or discontinued during the six months ending June 30, 2004 and 2003. In the year ending December 31, 2003, acquisitions contributed revenue of £183.4 million, operating profit of £16.4 million and profit on ordinary activities before interest, taxation, fixed asset gains and write-downs of £22.3 million.

[1]	Basic and diluted earnings per ADR have been calculated using the same method as earnings per share, multiplied by a factor of five.

WPP GROUP PLC

Unaudited interim consolidated cash flow statements for

the six months ended June 30, 2004 and 2003

	Notes	2004	2003 Restated[1]	Year ended December 31, 2003 Restated[1]
		£m	£m	£m
Operating profit		194.6	174.8	415.3
Depreciation		47.9	53.0	127.5
Goodwill amortisation and impairment charges - subsidiaries		49.3	43.5	77.7
Movements in working capital and provisions		(373.1)	(321.2)	321.5

Net cash (outflow)/inflow from operating activities		(81.3)	(49.9)	942.0
Dividends received from associates		9.5	6.0	15.6
Returns on investments and servicing of finance		(49.8)	(47.7)	(38.3)
United Kingdom and overseas tax paid		(48.1)	(43.0)	(93.6)
Capital expenditure and financial investment	7	(28.4)	(29.6)	(85.2)
Acquisitions and disposals	7	(144.3)	(323.9)	(344.5)
Equity dividends paid		—	—	(67.0)

Net cash (outflow)/inflow before management of liquid resources and financing		(342.4)	(488.1)	329.0
Management of liquid resources		188.4	118.8	(211.4)
Net cash inflow from financing	7	59.6	205.0	116.8

(Decrease)/increase in cash and overdrafts for the period		(94.4)	(164.3)	234.4
Translation difference		(17.8)	11.4	(19.3)
Balance of cash and overdrafts at beginning of period		716.0	500.9	500.9

Balance of cash and overdrafts at end of period		603.8	348.0	716.0

Reconciliation of net cash flow to movement in net debt:
(Decrease)/increase in cash and overdrafts for the period		(94.4)	(164.3)	234.4
Cash (inflow)/outflow from increase in liquid resources		(188.4)	(118.8)	211.4
Cash inflow from increase in debt financing		(122.6)	(125.1)	(24.3)
Other movements		(4.0)	(6.5)	(9.4)
Translation difference		31.1	(15.6)	(50.9)

Movement of net debt in the period		(378.3)	(430.3)	361.2
Net debt at beginning of period		(361.5)	(722.7)	(722.7)

Net debt at end of period	8	(739.8)	(1,153.0)	(361.5)

The accompanying notes form an integral part of this cash flow statement.

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

WPP GROUP PLC

Unaudited interim consolidated statements of total recognised gains and losses for the period ended June 30, 2004 and 2003

	2004	2003	Year ended December 31, 2003
	£m	£m	£m
Profit for the period	105.9	95.2	208.4
Exchange adjustments on foreign currency net investments	31.1	2.7	74.8
Actuarial gain on defined benefit pension schemes in accordance with FRS17 (Retirement Benefits)	—	—	14.0

Deferred tax on defined benefit pension schemes	—	—	10.0

Total recognised gains and losses relating to the period	137.0	97.9	307.2
Prior year adjustment on implementation of UITF 38 (Accounting for ESOP Trusts)	(28.1)

Total gains and losses recognised since last annual report	108.9

The accompanying notes form an integral part of this statement of total recognised gains and losses.

WPP GROUP PLC

Unaudited interim consolidated balance sheets at June 30, 2004 and 2003

	Notes	2004	2003 Restated[1]	December 31, 2003 Restated[1]
		£m	£m	£m
Fixed assets
Intangible assets:
Corporate brands		950.0	950.0	950.0
Goodwill	9	4,826.2	4,441.7	4,710.3
Tangible assets		331.9	354.4	344.6
Investments	9	365.9	547.7	381.5

		6,474.0	6,293.8	6,386.4
Current assets
Stocks and work in progress		314.2	371.8	269.6
Debtors		2,433.5	2,306.9	2,394.5
Trade debtors within working capital facility:
Gross debts		605.3	379.3	507.5
Non-returnable proceeds		(275.6)	(211.8)	(280.4)

		329.7	167.5	227.1
Current asset investments (short-term bank and escrow deposits)		213.4	71.6	401.8
Cash at bank and in hand		804.4	690.1	1,018.1

		4,095.2	3,607.9	4,311.1
Creditors: amounts falling due within one year	10	(4,562.6)	(4,316.7)	(4,948.6)

Net current liabilities		(467.4)	(708.8)	(637.5)

Total assets less current liabilities		6,006.6	5,585.0	5,748.9
Creditors: amounts falling due after more than one year (including convertible bonds)	11	(1,908.9)	(1,734.2)	(1,691.1)
Provisions for liabilities and charges		(128.1)	(126.0)	(137.2)

Net assets excluding pension provision		3,969.6	3,724.8	3,920.6
Pension provision		(188.9)	(184.8)	(188.9)

Net assets including pension provision		3,780.7	3,540.0	3,731.7

Capital and reserves
Called up share capital		117.9	117.8	118.7
Share premium account		968.6	939.4	955.3
Shares to be issued		118.0	166.4	130.0
Merger reserve		2,928.4	2,891.8	2,921.0
Other reserves		(146.7)	(253.0)	(178.9)
Own shares[2]		(305.3)	(307.9)	(307.8)
Profit and loss account		56.5	(53.0)	45.3

Equity share owners’ funds	13	3,737.4	3,501.5	3,683.6
Minority interests		43.3	38.5	48.1

Total capital employed		3,780.7	3,540.0	3,731.7

The accompanying notes form an integral part of this balance sheet.

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).
[2]	Investments in own shares held by the ESOP Trusts.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (Notes 1-16)

1. Basis of accounting and presentation

The unaudited interim consolidated financial statements are prepared under the historical cost convention.

The unaudited interim consolidated financial statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company’s management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the six month period ended June 30, 2004 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.

The December 31, 2003 balance sheet was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles and is restated for the adoption of UITF 38 (Accounting for ESOP Trusts), as described below. The Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s consolidated balance sheets as of December 31, 2003, 2002 and 2001 and the related consolidated income statements and statements of cash flows and changes in stockholders’ equity for each of the three years in the period ended December 31, 2003 included in the Group’s 2003 Consolidated Financial Statements.

2. Accounting policies

The unaudited interim consolidated financial statements comply with relevant accounting standards and have been prepared using the accounting policies set out on pages F-31 to F-35 of the Group’s 2003 Consolidated Financial Statements. No changes have been made to the accounting policies since this time other than the adoption of UITF 38.

UITF 38 requires the classification of the cost of shares held by the Group’s ESOP trusts as a deduction from share owners’ funds; previously these were shown within fixed asset investments. Additionally, UITF 38 has changed the method of calculating the charge to the profit and loss account arising from certain of the Group’s incentive plans, satisfied by the award of shares in the Group from one of the ESOPs. Previously, this charge was based on the cash cost to the Group of acquiring these shares in the open market, to be subsequently delivered to individuals on satisfactory completion of the performance criteria relating to the award. Under UITF 38, this charge should be based upon the fair value of the shares at grant date.

Following the implementation of UITF 38, the Group has restated its balance sheet and cash flow statement for preceding periods. There was no material impact on the income statement for the six months ended June 30, 2003 or the year ended December 31, 2003.

The policies set out in the 2003 Annual Report and Accounts are in accordance with applicable accounting standards in the United Kingdom (UK GAAP).

Statutory Information

The interim financial statements for the six months to June 30, 2004 and 2003 do not constitute statutory accounts. The statutory accounts for the year ended December 31, 2003 received an unqualified auditors’ report and have been filed with the Registrar of Companies.

The announcement of the interim results was approved by the board of directors on August 19, 2004.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

3. Segmental analysis

Reported contributions by geographical area were as follows:

	Six months ended June 30, 2004	Six months ended June 30, 2003	Year ended December 31, 2003
	£m	£m	£m
Revenue
United Kingdom	343.4	306.5	664.9
United States	778.2	786.4	1,608.5
Continental Europe	524.3	496.8	1,079.4
Canada, Asia Pacific, Latin America, Africa & Middle East	379.7	321.1	753.2

	2,025.6	1,910.8	4,106.0

Headline PBIT[1]
United Kingdom	31.2	31.4	71.8
United States	134.1	123.8	240.7
Continental Europe	57.0	49.2	121.8
Canada, Asia Pacific, Latin America, Africa & Middle East	42.4	29.7	99.2

	264.7	234.1	533.5

Reported contributions by operating sector were as follows:

	Six months ended June 30, 2004	Six months ended June 30, 2003	Year ended December 31, 2003
	£m	£m	£m
Revenue
Advertising and Media investment management[2]	936.7	875.6	1,911.1
Information, insight and consultancy	336.4	334.0	703.6
Public relations and public affairs[2]	221.6	224.1	451.0
Branding and identity, Healthcare and Specialist communications	530.9	477.1	1,040.3

	2,025.6	1,910.8	4,106.0

Headline PBIT[1]
Advertising and Media investment management[2]	138.3	125.3	291.9
Information, insight and consultancy	27.9	23.8	50.0
Public relations and public affairs[2]	33.4	29.1	58.6
Branding and identity, Healthcare and Specialist communications	65.1	55.9	133.0

	264.7	234.1	533.5

Less:
Goodwill amortisation and impairment	51.0	43.5	112.0
Amounts written off fixed asset investments	2.0	—	—
Net Interest Payable and similar charges	35.4	37.0	71.6
Taxation on profit on ordinary activities	60.6	51.7	122.1
Minority interests	9.8	6.7	19.4

Profit attributable to ordinary share owners	105.9	95.2	208.4

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

[1]	Headline PBIT: Profit on ordinary activities before interest, taxation, goodwill amortisation and impairment and amounts written off fixed asset investments. The reconciliation of segment Headline PBIT to consolidated profit attributable to ordinary shares is shown above.
[2]	In 2004 certain of the Group’s public relations and public affairs businesses, which were historically included in Advertising and Media investment management, have been moved to Public relations and public affairs. As a result the comparative figures for both Advertising and Media investment management and Public relations and public affairs have been restated to reflect this change.

4. Taxation

The Group tax rate on reported profits is 34.4% (June 30, 2003: 33.7% and December 31, 2003: 34.9%). The tax charge comprises:

	Six months ended June 30, 2004	Six months ended June 30, 2003	Year ended December 31, 2003
	£m	£m	£m
Total current tax	52.3	45.4	116.2
Total deferred tax	—	—	(8.7)
Share of associates tax	8.3	6.3	14.6

Total tax on profits	60.6	51.7	122.1

5. Ordinary dividends

The Board has recommended an interim dividend of 2.50p (2003: 2.08p) per ordinary share. This is expected to be paid on November 15, 2004 to share owners on the register at October 15, 2004.

	Six months ended June 30, 2004		Six months ended June 30, 2003		Year ended December 31, 2003
Ordinary dividend per share -
interim	2.50	p	2.08	p	2.08	p
final	—		—		4.40	p

	2.50	p	2.08	p	6.48	p

Ordinary dividend per ADR[1] -
interim	22.8	¢	16.8	¢	17.0	¢
final	—		—		36.0	¢

	22.8	¢	16.8	¢	53.0	¢

[1]	These figures have been translated for convenience purpose at the average exchange rates for each period. The 2004 exchange rate used was U.S.$1.8229 to the pound (period ended June 30, 2003: U.S.$1.6118; year ended December 31, 2003: U.S.$1.6356).

This translation should not be construed as a representation that the pound sterling amounts actually represent, or could be converted into, US dollars at the rates indicated.

6. Earnings per share

Basic and diluted earnings per share have been calculated in accordance with FRS14 “Earnings per Share”.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Basic earnings per share have been calculated using earnings of £105.9 million (period ended June 30, 2003: £95.2 million; year ended December 31, 2003: £208.4 million) and weighted average shares in issue during the period of 1,132,052,831 shares (period ended June 30, 2003: 1,108,373,801 shares; year ended December 31, 2003: 1,115,319,576 shares).

Diluted earnings per share have been calculated using earnings of £107.3 million (period ended June 30, 2003: £95.2 million; year ended December 31, 2003: £208.4 million). The weighted average number of shares used was 1,179,213,730 shares (period ended June 30, 2003: 1,125,489,621 shares; year ended December 31, 2003: 1,145,014,508 shares). This takes into account potentially issuable ordinary shares arising from the exercise of employee share options, certain incentive schemes and convertible debt where these are expected to dilute earnings. For the six month period ended June 30, 2004, the $287.5 million convertible loan note was dilutive and earnings were consequently adjusted by £1.4 million, whereas the £450 million convertible bond was accretive to earnings and therefore excluded from the calculation. For the six month period ended June 30, 2003 and the year ended December 31, 2003, both the $287.5 million convertible loan note and the £450 million convertible bond were accretive to earnings and therefore excluded from the calculation.

At June 30, 2004 there were 1,178,806,111 ordinary shares in issue.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

7. Analysis of non-operating cash flows

The following tables analyze the items included within the main cash flow headings to the cash flow statements:

	Six months ended June 30, 2004	Six months ended June 30, 2003 Restated[1]	Year ended December 31, 2003 Restated[1]
	£m	£m	£m
Capital expenditure and financial investment
Purchase of tangible fixed assets	(31.7)	(32.9)	(93.9)
Proceeds from sale of tangible fixed assets	3.3	3.3	8.7

	(28.4)	(29.6)	(85.2)

Acquisitions and disposals
Cash consideration for acquisition of Cordiant	—	(176.6)	(207.9)
Proceeds from disposal of interest in Zenith Optimedia Group	—	—	75.0
Net cash acquired - Cordiant	—	—	37.8
Initial cash consideration for other acquisitions	(40.7)	(47.2)	(70.1)
Earnout payments	(65.6)	(45.4)	(56.2)
Loan note redemptions	(14.8)	(6.5)	(38.7)
Net cash acquired – other acquisitions	(12.5)	0.6	5.3
Purchases of other investments (including associates)	(10.7)	(51.0)	(100.7)
Proceeds from disposal of other investments (including associates)	—	2.2	11.0

	(144.3)	(323.9)	(344.5)

Net cash inflow from financing
Proceeds from issue of $650 million 10 year bond	358.2	—	—
Repayment of €350 million bond	(230.5)	—	—
(Reduction)/increase in drawings on bank loans	(1.1)	125.5	25.0
Financing and share issue costs	(4.3)	(2.7)	(3.4)
Share placement	—	100.2	100.2
Proceeds from other issue of shares	8.5	5.0	18.1
Share cancellations (including brokerage fees)	(67.6)	(20.2)	(20.2)
Purchase of own shares by ESOP Trusts	(3.6)	(2.8)	(2.9)

	59.6	205.0	116.8

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

8. Net debt

	June 30, 2004	June 30, 2003	December 31, 2003
	£m	£m	£m
Cash at bank and in hand	804.4	690.1	1,018.1
Current asset investments	213.4	71.6	401.8
Bank loans and overdrafts due within one year (note 10)	(361.8)	(590.9)	(552.4)
Corporate bond and loans due after one year (note 11)	(1,395.8)	(1,323.8)	(1,229.0)

Net debt	(739.8)	(1,153.0)	(361.5)

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

During the period, the Group completed the issue of $650 million of 5.875% coupon bonds due June 2014. Proceeds from the issue were used to assist in the repayment of the €350 million bond in June with the balance intended to be used to repay the Young & Rubicam convertible bond due in January 2005.

Current asset investments represent cash on deposit with a maturity of greater than 24 hours.

There are no investor put options on any outstanding debt instruments.

9. Goodwill and acquisitions

During the period, the Group charged £25.0 million (June 30, 2003: £16.5 million; December 31, 2003: £33.0 million) of goodwill amortisation and £26.0 million (June 30, 2003: £27.0 million; December 31, 2003: £79.0 million) of goodwill impairment to the profit and loss account, a total of £51.0 million (June 30, 2003: £43.5 million; December 31, 2003: £112.0 million).

The impairment charge relates to a number of under-performing businesses in the Public relations and public affairs, Information, insight and consultancy, and Branding and identity, Healthcare and Specialist communications sectors. The impact of the current economic climate on these businesses is sufficiently severe to indicate an impairment to the carrying value of goodwill. The Directors will reassess the need for any further impairment write-downs at the year end.

In addition the Group charged £2.0 million of fixed asset investment write offs (June 30, 2003: £Nil; December 31, 2003: £Nil) to the profit and loss account following a re-assessment of the carrying value of the Group’s non-core minority investments.

The directors continue to assess the useful life of goodwill arising on acquisitions. Goodwill of £822.5 million is subject to amortisation over periods of between 10 and 20 years.

Goodwill in relation to subsidiary undertakings increased by £115.9 million in the period. Other than amortisation and impairment this includes both goodwill arising on acquisitions completed in the period and also adjustments to goodwill relating to acquisitions completed in prior periods. Goodwill in relation to associate undertakings decreased by £7.5 million in the period, principally due to a reclassification from goodwill in associate companies to goodwill in subsidiary undertakings arising on acquisitions.

Acquisitions do not have a significant impact on the Group’s results for the six months to June 30, 2004.

Future anticipated payments to vendors in respect of both deferred and earnout obligations totalled £246.3 million (period ended June 30, 2003: £201.3 million; year ended December 31, 2003: £215.7 million). Earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

10. Creditors: amounts falling due within one year

The following are included in creditors falling due within one year:

	June 30, 2004	June 30, 2003 Restated[1]	December 31, 2003 Restated[1]
	£m	£m	£m
Bank loans and overdrafts	361.8	590.9	552.4
Trade creditors	2,542.3	2,335.4	2,733.3
Corporate income tax payable	32.5	35.5	29.5
Dividend proposed	81.7	66.9	52.2
Deferred income	417.5	346.4	391.9
Payments due to vendors	82.4	65.1	81.6
Loan notes due to vendors	19.4	37.9	13.9
Other creditors and accruals	1,025.0	838.6	1,093.8

	4,562.6	4,316.7	4,948.6

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

Overdraft balances included within bank loans and overdrafts amount to £200.6 million (June 30, 2003: £342.1 million; December 31, 2003: £302.1 million).

11. Creditors: amounts falling due after more than one year

The following are included in creditors falling due after more than one year:

	June 30, 2004	June 30, 2003	December 31, 2003
	£m	£m	£m
Corporate and convertible bonds and bank loans	1,395.8	1,323.8	1,229.0
Corporate income tax payable	281.2	214.7	268.7
Payments due to vendors	163.9	136.2	134.1
Other creditors and accruals	68.0	59.5	59.3

	1,908.9	1,734.2	1,691.1

The following table sets out the directors’ best estimates of future deferred and earnout related obligations:

	June 30, 2004	June 30, 2003	December 31, 2003
	£m	£m	£m
Within one year	82.4	65.1	81.6
Between 1 and 2 years	78.6	60.7	60.9
Between 2 and 3 years	50.3	31.2	32.4
Between 3 and 4 years	29.4	28.0	37.0
Between 4 and 5 years	3.9	14.5	3.8
Over 5 years	1.7	1.8	—

	246.3	201.3	215.7

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

The corporate and convertible bonds, bank loans and overdrafts included within short and long term creditors fall due for repayment as follows:

	June 30, 2004	June 30, 2003	December 31, 2003
	£m	£m	£m
Within one year	361.8	590.9	552.4
Between 1 and 2 years	110.0	170.9	273.1
Between 2 and 3 years	441.5	120.6	—
Between 3 and 4 years	434.7	521.6	443.4
Between 4 and 5 years	55.0	450.4	512.5
Over 5 years	354.6	60.3	—

	1,757.6	1,914.7	1,781.4

12. Contingent liabilities in respect of option agreements

WPP has entered into agreements with certain share owners of partially owned subsidiaries and associate companies to acquire additional equity interests. These agreements typically contain options requiring WPP to purchase their shares at specified times up to 2009 on the basis of average earnings both before and after the exercise of the option.

All arrangements contain clauses that cap the maximum amount payable by WPP. The table below shows the illustrative amounts that would be payable by WPP in respect of these options, on the basis of the relevant companies’ current financial performance, if all the options had been exercised at June 30, 2004.

	Currently Exercisable	Not Currently Exercisable	Total
	£m	£m	£m
Subsidiaries	12.4	23.5	35.9
Associates	4.3	0.5	4.8

Total	16.7	24.0	40.7

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

13. Reconciliation of movements in consolidated share owners’ funds

	Six months ended June 30, 2004	Six months ended June 30, 2003 Restated[1]	Year ended December 31, 2003 Restated[1]
	£m	£m	£m
Profit for the period	105.9	95.2	208.4
Ordinary dividends payable	(29.4)	(24.5)	(76.8)

	76.5	70.7	131.6
Exchange adjustments on foreign currency net investments	31.1	2.7	74.8
Ordinary shares issued in respect of acquisitions	—	5.7	16.9
Share placement	—	100.2	100.2
Share issue costs and brokerage fees charged to share premium account or reserves	(0.3)	(2.2)	(2.8)
Other share issues	8.5	5.0	18.1
Share cancellations	(67.5)	(20.2)	(20.2)
Adjustments to pre-1998 goodwill written off to reserves	3.0	—	1.3
Actuarial gain on defined benefit schemes	—	—	14.0
Deferred tax on defined benefit pension schemes	—	—	10.0
Net disposals of own shares by ESOP Trusts	2.5	4.3	4.4

Net additions to equity share owners’ funds	53.8	166.2	348.3
Opening equity share owners’ funds	3,683.6	3,335.3	3,335.3

Closing equity share owners’ funds	3,737.4	3,501.5	3,683.6

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

14. International Financial Reporting Standards (‘IFRS’)

From 2005 onwards, all listed companies in the European Union, including WPP, will be required to prepare their consolidated financial statements in accordance with IFRS. We have commenced a significant project to manage the transition from UK GAAP to IFRS and are currently in the process of interpreting the accounting standards that will apply from 2005 onwards, setting the Group’s future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still ongoing, we are not, as yet, in a position to quantify the full effect of the differences between IFRS and UK GAAP on the Group’s results or financial position. However, based on our work to date, we consider that significant differences will arise in the following areas:

Goodwill

Generally, the carrying amount of goodwill recognised under UK GAAP on past acquisitions will not be revisited under IFRS. However, in comparison to UK GAAP, where an element of the Group’s goodwill is currently amortised over its useful life, under IFRS all goodwill will be subject to an annual impairment review.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Retirement benefits

Under IFRS, the method of accounting for retirement benefits is broadly similar to that under FRS 17 “Retirement Benefits”. However, whereas FRS 17 requires actuarial gains and losses be taken directly to equity through the statement of total recognised gains and losses, current IFRS has no equivalent equity statement and these gains and losses may be required to be recognised in the income statement.

Convertible bonds

Under UK GAAP, convertible debt is reported as a liability unless conversion actually occurs, and no gain or loss is recognised on conversion. IFRS classification of compound instruments is performed according to the substance of the contractual arrangements and consequently, the Group’s compound instruments will be split into liability and equity elements on the basis of their initial fair values. The profit and loss account charge for the finance cost will be spread evenly over the term of the bonds so that at redemption the liability equals the redemption value. The main difference to UK GAAP is that the initial recognition of the liability may be for a lower value and consequently the finance cost over the period may be higher.

Stock options & other share based payments

Under current UK GAAP, where the Group grants share options at a strike price equal to or greater than the market price on the date of the grant, no compensation expense is recognised. Under IFRS, the fair value of share options and other share based payments will be recognised in the profit and loss account, using a fair value option pricing model.

Associates

The approach to classification of investments is similar under IFRS and UK GAAP, but there is a difference on the application of what constitutes influence. Both UK GAAP and IFRS adopt the concept of significant influence, but IFRS stresses the power to influence, while UK GAAP stresses the actual exercise of influence. This may affect the classification of the Group’s associates and subsidiaries in certain cases. Moreover, IFRS suspends equity accounting for associate losses when the carrying value is nil and further losses are only accrued if the investor has a legal or constructive obligation for the losses.

Derivatives and hedge accounting

Under UK GAAP, the derivative financial instruments that the Group uses to manage its currency and interest rate exposures are not recognised until the hedged transaction has itself been recognised in the financial statements. Under IFRS, derivatives are recognised as assets and liabilities stated at their fair values and changes in their fair values are recognised in the income statement. However, in certain circumstances, “hedge accounting” can be used to mitigate fluctuations in earnings.

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

15. Pro forma consolidating condensed financial information

WPP Finance (UK) is an issuer of certain securities registered under the Securities Act of 1933, guaranteed by WPP Group plc, thus subjecting both WPP Finance (UK) and WPP Group plc to reporting requirements under Section 15(d) of the Securities Exchange Act of 1934.

The following pro forma consolidating condensed financial information gives pro forma effect to the purchase of Landor Associates, CommonHealth and Wunderman, indirect wholly owned subsidiaries of WPP Group plc, by WPP Finance (UK), also an indirect wholly owned subsidiary of WPP Group plc. The pro forma financial statements of WPP Finance (UK) were prepared as if Landor Associates, CommonHealth and Wunderman were purchased as of each balance sheet date and at the beginning of each financial period presented.

In the event that WPP Finance (UK) fails to pay the holders of the securities being offered and sold pursuant to this registration statement, thereby requiring WPP Group plc to make payment pursuant to the terms of its full and unconditional guarantee of those securities, there is no impediment to WPP Group plc obtaining reimbursement for any such payments from WPP Finance (UK).

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Income statement

For the six months ended June 30, 2004

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Turnover (gross billings)	—	—	9,155.2	—	9,155.2
Cost of sales	—	—	(7,129.6)	—	(7,129.6)

Revenue	—	—	2,025.6	—	2,025.6
Direct costs	—	—	(104.7)	—	(104.7)

Gross profit	—	—	1,920.9	—	1,920.9
Operating costs	(1.8)	—	(1,724.5)	—	(1,726.3)

Operating profit/(loss)	(1.8)	—	196.4	—	194.6
Income from subsidiaries (equity method)	112.0	15.6	(0.4)	(127.2)	—
Income from associates	—	—	19.1	—	19.1

Profit on ordinary activities before interest and taxation	110.2	15.6	215.1	(127.2)	213.7
Amounts written off fixed asset investments	—	—	(2.0)	—	(2.0)
Net interest payable and similar charges	(4.3)	(0.4)	(30.7)	—	(35.4)

Profit on ordinary activities before taxation	105.9	15.2	182.4	(127.2)	176.3
Taxation on profit on ordinary activities	—	—	(60.6)	—	(60.6)

Profit on ordinary activities after taxation	105.9	15.2	121.8	(127.2)	115.7
Minority interests	—	—	(9.8)	—	(9.8)

Profit attributable to ordinary share owners	105.9	15.2	112.0	(127.2)	105.9
Ordinary dividends	(29.4)	—	—	—	(29.4)

Retained profit for the year transferred to reserves	76.5	15.2	112.0	(127.2)	76.5

Reconciliation to US Accounting Principles:
Profit attributable to ordinary share owners under UK GAAP	105.9	15.2	112.0	(127.2)	105.9
Reverse amortization of goodwill	25.0	—	25.0	(25.0)	25.0
Amortization of intangibles	(14.2)	—	(14.2)	14.2	(14.2)
Goodwill impairment	(3.4)	—	(3.4)	3.4	(3.4)
Contingent consideration deemed as compensation	(25.0)	—	(25.0)	25.0	(25.0)
Executive compensation	(1.3)	—	(1.3)	1.3	(1.3)
Accounting for derivatives	13.1	—	4.8	(4.8)	13.1
Pension accounting	(5.0)	—	(5.0)	5.0	(5.0)
Accounting for associates	0.4	—	0.4	(0.4)	0.4
Employer payroll taxes	0.9	—	0.9	(0.9)	0.9
Tax items	(17.9)	—	(17.9)	17.9	(17.9)

US GAAP Adjustments	(27.4)	—	(35.7)	35.7	(27.4)

Net income as adjusted for US GAAP	78.5	15.2	76.3	(91.5)	78.5

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Income statement

For the six months ended June 30, 2003

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Turnover (gross billings)	—	—	8,639.2	—	8,639.2
Cost of sales	—	—	(6,728.4)	—	(6,728.4)

Revenue	—	—	1,910.8	—	1,910.8
Direct costs	—	—	(110.1)	—	(110.1)

Gross profit	—	—	1,800.7	—	1,800.7
Operating costs	(3.3)	—	(1,622.6)	—	(1,625.9)

Operating profit/(loss)	(3.3)	—	178.1	—	174.8
Income from subsidiaries	106.4	13.0	—	(119.4)	—
Income from associates	—	—	15.8	—	15.8

Profit on ordinary activities before interest and taxation	103.1	13.0	193.9	(119.4)	190.6
Net interest payable and similar charges	(7.9)	—	(29.1)	—	(37.0)

Profit on ordinary activities before taxation	95.2	13.0	164.8	(119.4)	153.6
Taxation on profit on ordinary activities	—	—	(51.7)	—	(51.7)

Profit on ordinary activities after taxation	95.2	13.0	113.1	(119.4)	101.9
Minority interests	—	—	(6.7)	—	(6.7)

Profit attributable to ordinary share owners	95.2	13.0	106.4	(119.4)	95.2
Ordinary dividends	(24.5)	—	—	—	(24.5)

Retained profit for the year transferred to reserves	70.7	13.0	106.4	(119.4)	70.7

Reconciliation to US Accounting Principles:
Profit attributable to ordinary share owners under UK GAAP	95.2	13.0	106.4	(119.4)	95.2
Reverse amortization of goodwill	16.5	—	16.5	(16.5)	16.5
Amortization of intangibles	(10.2)	—	(10.2)	10.2	(10.2)
Goodwill impairment	(12.3)	—	(12.3)	12.3	(12.3)
Contingent consideration deemed as compensation	(7.7)	—	(7.7)	7.7	(7.7)
Executive compensation	(1.8)	—	(3.0)	3.0	(1.8)
Accounting for derivatives	13.9	—	2.8	(2.8)	13.9
Pension accounting	(4.9)	—	(4.9)	4.9	(4.9)
Accounting for associates	0.4	—	0.4	(0.4)	0.4
Employer payroll taxes	0.7	—	0.7	(0.7)	0.7
Tax items	(2.9)	—	(2.9)	2.9	(2.9)

US GAAP Adjustments	(8.3)	—	(20.6)	20.6	(8.3)

Net income as adjusted for US GAAP	86.9	13.0	85.8	(98.8)	86.9

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Consolidating Cash Flow Statement

For the six months ended June 30, 2004

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Operating profit/(loss)	(1.8)	—	196.4	—	194.6
Depreciation	0.7	—	47.2	—	47.9
Goodwill amortization and impairment charges - subsidiaries	—	—	49.3	—	49.3
Movements in working capital and provisions	280.3	—	(653.4)	—	(373.1)

Net cash (outflow)/inflow from operating activities	279.2	—	(360.5)	—	(81.3)
Dividends received from subsidiaries and associates	—	—	9.5	—	9.5
Returns on investments and servicing of finance	(47.5)	—	(2.3)	—	(49.8)
United Kingdom and overseas tax paid	—	—	(48.1)	—	(48.1)
Capital expenditure and financial investment	(0.3)	—	(28.1)	—	(28.4)
Acquisitions and disposals	(0.7)	(354.6)	211.0	—	(144.3)

Net cash (outflow)/inflow before management of liquid resources and financing	230.7	(354.6)	(218.5)	—	(342.4)
Management of liquid resources	—	—	188.4	—	188.4
Net cash (outflow)/inflow from financing	(297.4)	354.6	2.4	—	59.6

Decrease in cash and overdrafts for the period	(66.7)	—	(27.7)	—	(94.4)
Translation difference	(41.9)	—	24.1	—	(17.8)
Balance of cash and overdrafts at beginning of period	(294.3)	—	1,010.3	—	716.0

Balance of cash and overdrafts at end of period	(402.9)	—	1,006.7	—	603.8

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Consolidating Cash Flow Statement

For the six months ended June 30, 2003 (Restated)

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated WPP Group plc
Operating profit/(loss)	(3.3)	—	178.1	—	174.8
Depreciation	2.4	—	50.6	—	53.0
Goodwill amortization and impairment charges - subsidiaries	—	—	43.5	—	43.5
Movements in working capital and provisions	(505.4)	—	184.2	—	(321.2)

Net cash (outflow)/inflow from operating activities	(506.3)	—	456.4	—	(49.9)
Dividends received from subsidiaries and associates	296.0	—	6.0	(296.0)	6.0
Returns on investments and servicing of finance	(26.1)	—	(21.6)	—	(47.7)
United Kingdom and overseas tax paid	—	—	(43.0)	—	(43.0)
Capital expenditure and financial investment	(3.7)	—	(25.9)	—	(29.6)
Acquisitions and disposals	(69.3)	—	(254.6)	—	(323.9)

Net cash (outflow)/inflow before management of liquid resources and financing	(309.4)	—	117.3	(296.0)	(488.1)
Management of liquid resources	—	—	118.8	—	118.8
Net cash inflow from financing	108.9	—	96.1	—	205.0

(Decrease)/increase in cash and overdrafts for the period	(200.5)	—	332.2	(296.0)	(164.3)
Translation difference	52.3	—	(40.9)	—	11.4
Balance of cash and overdrafts at beginning of period	(41.9)	—	542.8	—	500.9

Balance of cash and overdrafts at end of period	(190.1)	—	834.1	(296.0)	348.0

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Consolidating Balance Sheet

As at June 30, 2004

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Fixed assets
Goodwill / Intangible assets	—	—	5,776.2	—	5,776.2
Tangible assets	2.5	—	329.4	—	331.9
Investment in subsidiaries	6,432.9	1,189.1	—	(7,622.0)	—
Investments	—	—	365.9	—	365.9

	6,435.4	1,189.1	6,471.5	(7,622.0)	6,474.0
Current assets
Stocks and work in progress	—	—	314.2	—	314.2
Debtors	57.8	—	2,375.7	—	2,433.5
Trade debtors within working capital facility	—	—	329.7	—	329.7
Current asset investments	—	—	213.4	—	213.4
Cash at bank and in hand	4.1	—	800.3	—	804.4

	61.9	—	4,033.3	—	4,095.2
Creditors: amounts falling due within one year
Bank loans and overdrafts	407.0	—	(45.2)	—	361.8
Trade creditors	—	—	2,542.3	—	2,542.3
Deferred income	—	—	417.5	—	417.5
Other creditors and accruals	137.5	—	1,103.5	—	1,241.0

	544.5	—	4,018.1	—	4,562.6
Net current assets (liabilities)	(482.6)	—	15.2	—	(467.4)

Total assets less current liabilities	5,952.8	1,189.1	6,486.7	(7,622.0)	6,006.6
Creditors: amounts falling due after more than one year (including convertible bonds)
Corporate and convertible bonds and bank loans	878.4	354.6	162.8	—	1,395.8
Other creditors and accruals	17.7	1.0	494.4	—	513.1

	896.1	355.6	657.2	—	1,908.9
Provisions for liabilities and charges	—	—	128.1	—	128.1
Net intercompany payable (receivable)	1,276.0	(10.7)	(1,265.3)	—	—
Pension provision	—	—	188.9	—	188.9

Net assets	3,780.7	844.2	6,777.8	(7,622.0)	3,780.7

Reconciliation to US Accounting Principles:
Share owners’ funds under UK GAAP	3,737.4	844.2	6,777.8	(7,622.0)	3,737.4
Prior year adjustment per UITF 38	28.1	—	28.1	(28.1)	28.1
Capitalization of goodwill arising on acquisition (net of accumulated amortization and amounts capitalized under UK GAAP)	(81.7)	21.5	(45.8)	24.3	(81.7)
Listed investments	0.5	—	0.5	(0.5)	0.5
Contingent consideration deemed as compensation	(150.3)	—	(150.3)	150.3	(150.3)
Accounting for derivatives	37.4	—	21.6	(21.6)	37.4
Pension accounting	(5.5)	—	(5.5)	5.5	(5.5)
Tax items	(38.9)	—	(38.9)	38.9	(38.9)
Accounting for associates	1.5	—	1.5	(1.5)	1.5
Employer payroll taxes	2.9	—	2.9	(2.9)	2.9
Other	(2.9)	—	(2.9)	2.9	(2.9)

US GAAP Adjustments	(237.0)	21.5	(216.9)	195.4	(237.0)

Share owners’ funds as adjusted for US GAAP	3,528.5	865.7	6,589.0	(7,454.7)	3,528.5

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

Consolidating Balance Sheet

As at June 30, 2003 (Restated)

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated WPP Group plc
Fixed assets
Goodwill / Intangible assets	—	—	5,391.7	—	5,391.7
Tangible assets	17.9	—	336.5	—	354.4
Investment in subsidiaries	5,940.7	1,161.7	—	(7,102.4)	—
Investments	—	—	547.7	—	547.7

	5,958.6	1,161.7	6,275.9	(7,102.4)	6,293.8
Current assets
Stocks and work in progress	—	—	371.8	—	371.8
Debtors	44.0	—	2,262.9	—	2,306.9
Trade debtors within working capital facility	—	—	167.5	—	167.5
Current asset investments	—	—	71.6	—	71.6
Cash at bank and in hand	6.8	—	683.3	—	690.1

	50.8	—	3,557.1	—	3,607.9
Creditors: amounts falling due within one year
Bank loans and overdrafts	439.6	—	151.3	—	590.9
Trade creditors	—	—	2,335.4	—	2,335.4
Deferred income	—	—	346.4	—	346.4
Other creditors and accruals	112.9	—	931.1	—	1,044.0

	552.5	—	3,764.2	—	4,316.7

Net current liabilities	(501.7)	—	(207.1)	—	(708.8)

Total assets less current liabilities	5,456.9	1,161.7	6,068.8	(7,102.4)	5,585.0

Creditors: amounts falling due after more than one year (including convertible bonds)
Corporate and convertible bonds and bank loans	910.7	—	413.1	—	1,323.8
Other creditors and accruals	21.3	—	389.1	—	410.4

	932.0	—	802.2	—	1,734.2
Provisions for liabilities and charges	—	—	126.0	—	126.0

Net intercompany payable (receivable)	984.9	—	(984.9)	—	—

Pension provision	—	—	184.8	—	184.8

Net assets	3,540.0	1,161.7	5,940.7	(7,102.4)	3,540.0

Reconciliation to US Accounting Principles:
Share owners’ funds under UK GAAP	3,501.5	1,161.7	5,940.7	(7,102.4)	3,501.5
Prior year adjustment per UITF 38	28.1	—	28.1	(28.1)	28.1
Capitalization of goodwill arising on acquisition (net of accumulated amortization and amounts capitalized under UK GAAP)	293.1	12.3	338.2	(350.5)	293.1
Listed investments	(2.7)	—	(2.7)	2.7	(2.7)
Contingent consideration deemed as compensation	(89.1)	—	(89.1)	89.1	(89.1)
Accounting for derivatives	66.7	—	2.8	(2.8)	66.7
Pension accounting	3.8	—	3.8	(3.8)	3.8
Tax items	(2.5)	—	(2.5)	2.5	(2.5)
Accounting for associates	0.4	—	0.4	(0.4)	0.4
Employer payroll taxes	0.7	—	0.7	(0.7)	0.7
Other	(3.1)	—	(3.1)	3.1	(3.1)

US GAAP Adjustments	267.3	12.3	248.5	(260.8)	267.3

Share owners’ funds as adjusted for US GAAP	3,796.9	1,174.0	6,217.3	(7,391.3)	3,796.9

WPP GROUP PLC

Notes to the unaudited interim consolidated financial statements (continued)

16. Adoption of UITF 38

WPP has adopted UITF 38 (“Accounting for ESOP Trusts”). UITF 38 requires the classification of the cost of shares held by the Group’s ESOP trusts as a deduction from share owners’ funds; previously these were shown within fixed asset investments. Additionally, UITF 38 has changed the method of calculating the charge to the profit and loss account arising from certain of the Group’s incentive plans, satisfied by the award of shares in the Group from one of the ESOPs. Previously, this charge was based on the cash cost to the Group of acquiring these shares in the open market, to be subsequently delivered to individuals on satisfactory completion of the performance criteria relating to the award. Under UITF 38, this charge should be based upon the fair value of the shares at grant date.

Following the implementation of UITF 38, the Group will restate its consolidated income statement, balance sheet and cash flow statement for all preceding periods. The Unaudited Interim Consolidated Financial Information as of June 30, 2004 includes the effect of this restatement. There was no material impact on the income statement for the six months ended June 30, 2003 or for the year ended December 31, 2003. The effect as of and for the years ended December 31, 2003, 2002 and 2001 is shown below.

	For the year ended December 31,
	2002 £m	2001 £m
Profit and Loss Statement:
Operating profit	260.8	497.9
Profit on ordinary activities before taxation	193.7	403.4
Profit attributable to ordinary share owners	76.3	263.6

	As of December 31,
	2003 £m	2002 £m	2001 £m

Balance Sheet:
Total assets	10,697.5	9,646.6	9,665.4
Net assets	3,731.7	3,374.1	3,374.1

In addition, the impact on the cash flow statement is to reclassify the net cash outflow from purchase of own shares by ESOP trusts from capital expenditure and financial investment to investment from financing. The net change is as follows:

	For the year ended December 31,
	2003 £m	2002 £m	2001 £m
Purchase of own shares by ESOP trusts	2.9	67.6	103.3

Reconciliation to US Accounting Principles

The Company’s financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States (“US GAAP”). The following is an unaudited summary of the significant adjustments to net income and share owners’ funds that would be required if US Generally Accepted Accounting Principles (US GAAP) had been applied to the unaudited interim consolidated financial statements.

A discussion of the material variations in the accounting principles, practices, and methods used in preparing the audited consolidated financial statements in accordance with UK GAAP from the principles, practices, and methods generally accepted in the United States is provided in the audited consolidated financial statements as of 31 December 2003 and 2002 and for the three years ended 31 December 2003. Other than the adoption of UITF 38 for UK GAAP, as described in note 16, there are no new significant variations between UK GAAP and US GAAP accounting principles, practices, and methods used in preparing the interim financial information.

	For the six months ended June 30,
	2004	2003
	£m	£m
Net income
Profit Attributable to ordinary share owners under UK GAAP	105.9	95.2

US GAAP adjustments:
Reverse amortization of goodwill	25.0	16.5
Amortization of intangibles	(14.2)	(10.2)
Goodwill impairment	(3.4)	(12.3)
Contingent consideration deemed as compensation	(25.0)	(7.7)
Executive compensation	(1.3)	(1.8)
Accounting for derivatives	13.1	13.9
Pension accounting	(5.0)	(4.9)
Accounting for associates	0.4	0.4
Employer payroll taxes	0.9	0.7
Tax items	(17.9)	(2.9)

	(27.4)	(8.3)

Net income as adjusted for US GAAP	78.5	86.9

Earnings per share
Basic earnings per share as adjusted for US GAAP	6.9	7.8
Diluted earnings per share as adjusted for US GAAP	6.8	7.7

	As at June 30,		As of December 31, 2003 Restated[1]
	2004	2003 Restated[1]
	£m	£m	£m
Share owners’ funds
Share owners’ funds under UK GAAP	3,737.4	3,501.5	3,683.6
Prior year adjustment on implementation of UITF 38 (Accounting for ESOP Trusts)	28.1	28.1	28.1

US GAAP adjustments:
Capitalization of goodwill arising on acquisition (net of accumulated amortization and amounts capitalized under UK GAAP)	(81.7)	293.1	16.3
Listed investments	0.5	(2.7)	(1.8)
Contingent consideration deemed as compensation	(150.3)	(89.1)	(125.3)
Accounting for derivatives	37.4	66.7	24.3
Pension accounting	(5.5)	3.8	(0.5)
Tax items	(38.9)	(2.5)	(21.0)
Accounting for associates	1.5	0.4	1.1
Employer payroll taxes	2.9	0.7	2.0
Proposed final ordinary dividend, not yet declared	—	—	52.2
Other	(2.9)	(3.1)	(3.0)

	(237.0)	267.3	(55.7)
Share owners’ funds as adjusted for US GAAP	3,528.5	3,796.9	3,656.0

Movement in share owners’ funds under US GAAP
Net income for the year under US GAAP	78.5	86.9	110.3
Prior year final dividend	(52.2)	(42.5)	(42.5)
Current year interim dividend	(29.4)	(24.5)	(24.6)

Retained earnings for the year	(3.1)	19.9	43.2
Ordinary shares issued in respect of acquisitions	—	5.7	16.9
Share issue costs charged to merger reserve	(0.3)	(2.2)	(2.8)
Share options exercised	8.5	5.0	18.1
Share cancellations	(67.5)	(20.2)	(20.2)
Shares owned by ESOP	2.5	4.3	4.4
Share placement	—	100.2	100.2
Listed investments	2.3	(2.7)	(1.8)
Other movements	3.0	—	1.3
Exchange adjustments:
- Revaluation of goodwill	(105.3)	(58.4)	(336.5)
- Foreign currency translation	31.1	2.7	74.8
Pension accounting	—	—	13.9
Executive compensation	1.3	1.8	3.7

New additions to share owners’ funds	(127.5)	56.1	(84.8)
Share owners’ funds at January 1,	3,656.0	3,740.8	3,740.8

Share owners’ funds at period end	3,528.5	3,796.9	3,656.0

1	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

1.    Reconciliation of consolidated statements of cash flows

The consolidated statement of cash flows prepared under UK GAAP in accordance with FRS 1 presents substantially the same information as that required under US GAAP. Under US GAAP, however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents. Cash flow under UK GAAP represents increases and decreases in cash, which comprises both cash in hand and overdrafts. Under US GAAP, cash flow represents increases or decreases in “cash and cash equivalent”, which includes short-term, highly liquid investments with original maturities of less than 90 days, and excludes overdrafts.

Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends, management of liquid resources and financing activities. Under US GAAP, however, only three categories of cash flow activity are reported, being operating activities, investing activities and financing activities.

A reconciliation between the consolidated statements of cash flows presented in accordance with US GAAP and US GAAP is shown below:

	For the six months ended June 30,
	2004	2003
		Restated[1]
	£m	£m
Operating activities
Net cash inflow from operating activities under UK GAAP	(81.3)	(49.9)
Dividends received from associates	9.5	6.0
Interest and similar charges paid	(58.1)	(53.1)
Interest received	20.2	13.6
UK and overseas tax paid	(48.1)	(43.0)

Net cash provided by operating activities under US GAAP	(157.8)	(126.4)

Investing activities
Capital expenditure and financial investment under UK GAAP	(28.4)	(29.6)
Acquisitions and disposals	(144.3)	(323.9)

Net cash used in investing activities under US GAAP	(172.7)	(353.5)

Financing activities
Net cash inflow from financing under UK GAAP	59.6	205.0
Movements in overdrafts	(101.5)	153.9
Dividends paid to minorities	(11.9)	(8.3)

Net cash provided from financing activities under US GAAP	(53.8)	350.6

Translation difference	(17.8)	11.4

Net increase (decrease) in cash and cash equivalents under US GAAP	(402.1)	(117.9)
Cash and cash equivalents under US GAAP at the beginning of the period	1,419.9	879.5
Cash and cash equivalents under US GAAP at the end of the period	1,017.8	761.6

1	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

2.    Additional US GAAP pension disclosures

The following tables and accompanying information show the information required to be disclosed in accordance with SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (“SFAS 132”), as revised (SFAS 132R), concerning the funded status of the groups defined benefits scheme at June 30, 2004 and 2003:

	Six months ended June 30, 2004
	UK Schemes	Non UK Schemes	Total
	£m	£m	£m
Components of Net Periodic Pension Cost
Service Cost	0.9	5.2	6.1
Interest Cost	6.3	8.9	15.2
Expected Return on Plan Assets	(5.3)	(5.1)	(10.4)
Amortization of Prior Service Cost	—	0.2	0.2
Amortization of Net (Gain)/Loss	2.0	2.9	4.9
Effect of Curtailments & Settlements	—	0.1	0.1

Net Periodic Pension Cost	3.9	12.2	16.1

	Six months ended June 30, 2003
	UK Schemes	Non UK Schemes	Total
	£m	£m	£m
Components of Net Periodic Pension Cost
Service Cost	1.0	5.3	6.3
Interest Cost	5.7	9.4	15.1
Expected Return on Plan Assets	(4.7)	(4.7)	(9.4)
Amortization of Prior Service Cost	—	0.3	0.3
Amortization of Net (Gain)/Loss	1.8	4.2	6.0
Effect of Curtailments & Settlements	—	0.1	0.1

Net Periodic Pension Cost	3.8	14.6	18.4

3. Accounting for Stock Options

The Company applies U.S. Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations when accounting for its stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, Accounting for Stock-Based Compensation, the Company’s net income and earnings per share under US GAAP would have been reduced to the pro forma amounts indicated below:

	For the six months ended June 30,
	2004	2003
	£m	£m
Net income as adjusted for US GAAP
As reported (£m)	78.5	86.9
Add back:
Stock-based employee compensation expense included in reported net income, net of tax	10.4	5.5
Deduct:
Total fair value of stock-based employee compensation expense, net of tax	(25.1)	(21.0)

Pro forma (£m)	63.8	71.4
Earnings per share
Basic earnings per share per US GAAP:
As reported (p)	6.9	7.8
Pro forma (p)	5.6	6.4
Diluted earnings per share per US GAAP:
As reported (p)	6.8	7.7
Pro forma (p)	5.4	6.3

4. New U.S. GAAP Accounting Pronouncements

In March 2004, the EITF reached a consensus on Issue 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-01”). EITF 03-01 provides a step model to determine whether an investment within the scope of the Issue is impaired and, if impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which fair value of a cost method is not estimated. The disclosures related to cost method investments should not be aggregated with other types of investments. The EITF 03-01 impairment model shall be applied prospectively to all current and future affected investments, effective in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for annual periods for fiscal years ending after June 15, 2004.

In June 2004, the EITF reached a consensus on Issue 02-14, “Application of the Equity Method to Interests Other than Common Stock” (“EITF 02-14”). EITF 02-14 prescribes that the equity method of accounting should apply when an entity has investments in either common stock or in-substance common stock. Previously, APB 18, “The Equity Method of Accounting for Investments in Common Stock,” explicitly referenced investments in voting stock that gave an investor significant influence over the operating and financial policies of an investee. EITF 02-14 defines in-substance common stock as any investment that has risk and reward characteristics substantially similar to that of common stock. For investments that are currently accounted for under the equity method that are not common stock or in-substance common stock the accounting must change to either the cost method or in accordance with SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”. We do not believe that adoption of EITF 02-14 will have a material impact on the Company’s financial statements. The accounting treatment under EITF 02-14 must be applied prospectively to all current and future affected investments in reporting periods beginning after September 15, 2004.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT TO THE SHAREHOLDERS OF WPP GROUP PLC

We have audited the accompanying consolidated balance sheets of WPP Group plc and its subsidiaries as of 31 December 2003, 2002 and 2001, and the related consolidated statements of income, cash flows, total recognised gains and losses, and share owners’ funds for each of the three years in the period ended 31 December 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2003, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended 31 December 2003, in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years ended 31 December 2003 and the determination of share owners’ funds at 31 December 2003, 2002, and 2001 to the extent summarized on pages F-88 to F-110 below.

Deloitte & Touche LLP

London, England

10 May 2004, except for notes 28 and 29, as to which the date is September 21, 2004.

Accounting policies

The financial statements have been prepared in accordance with applicable accounting standards in the UK (UK GAAP). A summary of the Group’s principal accounting policies, which have been applied consistently throughout the year and the preceding year is set out below.

Basis of accounting and presentation of financial statements

The financial statements are prepared under the historical cost convention.

Basis of consolidation

The consolidated financial statements include the results of the Company and all its subsidiary undertakings made up to the same accounting date. The results of subsidiary undertakings acquired or disposed of during the year are included or excluded from the profit and loss account from the effective date of acquisition or disposal.

Goodwill and intangible fixed assets

Intangible fixed assets comprise goodwill and certain acquired separable corporate brand names.

Goodwill represents the excess of the fair value attributed to investments in businesses or subsidiary undertakings over the fair value of the underlying net assets at the date of their acquisition. In accordance with FRS 10, for acquisitions made on or after 1 January 1998, goodwill has been capitalised as an intangible asset. Goodwill arising on acquisitions prior to that date was written off to reserves in accordance with the accounting standard then in force. On disposal or closure of a business, the attributable amount of goodwill previously written off to reserves is included in determining the profit or loss on disposal.

Corporate brand names acquired as part of acquisitions of business are capitalised separately from goodwill as intangible fixed assets if their value can be measured reliably on initial recognition.

For certain acquisitions, where the directors consider it appropriate, goodwill is amortised over its useful life up to a 20-year period, from the date of acquisition. The remaining goodwill and intangible assets of the Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP’s commitment to develop and enhance their value. The carrying value of these intangible assets will continue to be reviewed annually for impairment and adjusted to the recoverable amount if required.

Goodwill impairment is assessed by comparing the carrying value of goodwill to the net present value of future cashflows derived from the underlying assets using a projection period of up to five years for each income generating unit. After the projection period, growth rates of nominal GDP are generally assumed for each income generating unit. In certain instances, projection periods of up to 10 years may be used if management believes the longer period is more appropriate to assess the carrying value of goodwill and reflect the economic cycles that occur within the global markets in which the Group operates.

The financial statements depart from the specific requirement of companies legislation to amortise goodwill over a finite period in order to give a true and fair view. The directors consider this to be necessary for the reasons given above. Because of the indefinite life of these intangible assets, it is not possible to quantify its impact. However, for illustrative purposes only, if the Group were to change its

Accounting policies (continued)

accounting policy and regard all intangible assets as having a limited useful economic life, and the useful economic life it chose was 20 years, then the resulting impact on the profit and loss account in 2003 would have been a charge of £250.0 million (2002: £231.0 million, 2001: £182.0 million).

Future anticipated payments to vendors in respect of earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. When earnouts are to be settled by cash consideration, the fair value of the consideration is obtained by discounting to present value the amounts expected to be payable in the future. The resulting interest charge is included within net interest payable and similar charges.

Tangible fixed assets

Tangible fixed assets are shown at cost less accumulated depreciation and any provision for impairment with the exception of freehold land which is not depreciated. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its estimated useful life, as follows: Freehold buildings – 2% per annum, Leasehold land and buildings – over the term of the lease or life of the asset, if shorter, Fixtures, fittings and equipment – 10-33% per annum, Computer equipment – 33% per annum.

Investments

Except as stated below, fixed asset investments are shown at cost less impairment.

Impairment of goodwill on associate undertakings, included within fixed asset investments, represents a permanent diminution of the carrying value of that goodwill. WPP considers the market value of listed investments and other business and economic factors in determining whether a permanent diminution of value has occurred.

The Group’s share of the profits less losses of associate undertakings is included in the consolidated profit and loss account and the Group’s share of net assets is shown within fixed asset investments in the consolidated balance sheet. The Group’s share of the profits less losses and net assets is based on current information produced by the undertakings, adjusted to conform with the accounting policies of the Group.

Current asset investments are stated at the lower of cost and net realisable value.

Stocks and work in progress

Work in progress is valued at cost or on a percentage of completion basis. Cost includes outlays incurred on behalf of clients and an appropriate proportion of direct costs and overheads on incomplete assignments. Provision is made for irrecoverable costs where appropriate. Stocks are stated at the lower of cost and net realisable value.

Debtors

Debtors are stated net of provisions for bad and doubtful debts.

Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

Accounting policies (continued)

For a forward foreign exchange contract to be treated as a hedge the instrument must be related to actual foreign currency assets or liabilities or to a probable commitment. It must involve the same currency or similar currencies as the hedged item and must also reduce the risk of foreign currency exchange movements on the Group’s operations. Gains and losses arising on these contracts are deferred and recognised in the profit and loss account or as adjustments to the carrying amount of fixed assets, only when the hedged transaction has itself been reflected in the Group’s financial statements.

For an interest rate swap to be treated as a hedge the instrument must be related to actual assets or liabilities or a probable commitment and must change the nature of the interest rate by converting a fixed rate to a variable rate or vice versa. Interest differentials under these swaps are recognised by adjusting net interest payable over the periods of the contracts.

Debt

Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period. Convertible debt is reported as a liability unless conversion actually occurs. No gain or loss is recognised on conversion.

Turnover, cost of sales and revenue recognition

Turnover comprises the gross amounts billed to clients in respect of commission-based income together with the total of other fees earned. Cost of sales comprises media payments and production costs. Revenue comprises commission and fees earned in respect of turnover. Direct costs include fees paid to external suppliers where they are retained to perform part or all of a specific project for a client and the resulting expenditure is directly attributable to the revenue earned. Turnover and revenue are stated exclusive of VAT, sales taxes and trade discounts.

Advertising and Media investment management

Revenue is typically derived from commissions on media placements and fees for advertising services. Traditionally, the Group’s advertising clients were charged a standard commission on their total media and production expenditure. In recent years, however, this has tended to become a matter of individual negotiation. Revenue may therefore consist of various arrangements involving commissions, fees, incentive-based revenue or a combination of the three, as agreed upon with each client.

Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognised when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognised when the incentive is received/receivable.

Information, insight & consultancy

Revenue recognized in proportion to the level of service performed for market research contracts is based on proportional performance. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labor. As a result of the relationship between labor and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e., relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the

Accounting policies (continued)

achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

While most of the studies provided in connection with the Group’s market research contracts are undertaken in response to an individual client’s or group of clients’ specifications, in certain instances a study may be developed as an off-the-shelf product offering sold to a broad client base. For these transactions, revenue is recognized when the product is delivered. Where the terms of a transaction provide for licensing the product on a subscription basis, revenue is recognized over the subscription period on a straight-line basis or, if applicable, based on usage.

Substantially all services are provided on a fixed price basis. Pricing may also include a provision for a surcharge where the actual labor hours incurred in completing a project are significantly above the labor hours quoted in the project proposal. In instances where this occurs, the surcharge will be included in the total revenue base on which to measure proportional performance when the actual threshold is reached provided that collectibility is reasonably assured.

Public relations & public affairs and Branding & identity, Healthcare and Specialist communications

Revenue is typically derived from retainer fees and time-based or fixed fee agreements. Where the nature of an arrangement represents a retainer, revenue is recognized on a straight-line basis over the performance period. For time-based and fixed fee arrangements, revenue is recognized based on proportional performance, as described under “Information, insight and consultancy.”

Current taxation

Corporate taxes are payable on taxable profits at current rates.

Deferred taxation

Deferred taxation is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more taxation in the future or a right to pay less taxation in the future have occurred at the balance sheet date. Timing differences are differences between the Group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in taxation assessments in periods different from those in which they are recognised in the financial statements. A net deferred taxation asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred taxation is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred taxation is measured on a non-discounted basis.

Incentive plans

The Group’s share based incentive plans are accounted for in accordance with Urgent Issues Task Force (‘UITF’) Abstract 17 ‘Employee Share Schemes’. The cost of shares acquired by the Group’s ESOP trusts or the fair market value of the shares at the date of the grant, less any consideration to be received from the employee, is charged to the Group’s profit and loss account over the period to which the employee’s performance relates. Where awards are contingent upon future events (other than

Accounting policies (continued)

continued employment) an assessment of the likelihood of these conditions being achieved is made at the end of each reporting period and an appropriate provision made.

Pension costs

The Group accounts for pension schemes in accordance with FRS 17 (Retirement Benefits).

For defined contribution schemes, contributions are charged to the profit and loss account as payable in respect of the accounting period.

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments.

They are included as part of staff costs. Past service costs are recognised immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised gains and losses.

Where defined benefit schemes are funded, the assets of the scheme are held separately from those of the Group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred taxation, is presented separately after other net assets on the face of the balance sheet.

Finance leases

Where assets are financed by leasing agreements that give rights approximating to ownership (‘finance leases’) the assets are treated as if they have been purchased outright and the corresponding liability to the leasing company is included as an obligation under finance leases. Depreciation on leased assets is charged to the profit and loss account on the same basis as owned assets. Leasing payments are treated as consisting of capital and interest elements and the interest is charged to the profit and loss account as it is incurred.

Operating leases

Operating lease rentals are charged to the profit and loss account on a systematic basis. Any premium or discount on the acquisition of a lease is spread over the life of the lease or until the date of the first rent review.

Translation of foreign currencies

Foreign currency transactions arising from normal trading activities are recorded at the rates in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year end are translated at the year-end exchange rate. Foreign currency gains and losses are credited or charged to the profit and loss account as they arise. The profit and loss accounts of overseas subsidiary undertakings are translated into pounds sterling at average exchange rates and the year-end net assets of these companies are translated at year-end exchange rates. Exchange differences arising from retranslation of the opening net assets, and on foreign currency borrowings to the extent that they hedge the Group’s investment in such operations, and results for the year are reported in the Statement of Total Recognised Gains and Losses.

Consolidated income statements

For the years ended 31 December 2003, 2002 and 2001

	Notes	2003 £m		2002 £m		2001 £m
Turnover (gross billings)	1	18,621.3		18,028.7		20,886.9
Cost of sales		(14,515.3)		(14,120.4)		(16,865.2)

Revenue	1	4,106.0		3,908.3		4,021.7
Direct costs		(237.1)		(218.2)		(232.0)

Gross profit		3,868.9		3,690.1		3,789.7
Operating costs excluding goodwill amortisation and impairment	2	(3,375.9)		(3,239.9)		(3,269.4)
Goodwill amortisation and impairment – subsidiaries	2	(77.7)		(177.7)		(14.8)

Operating costs		(3,453.6)		(3,417.6)		(3,284.2)

Operating profit		415.3		272.5		505.5
Income from associates	15	40.5		30.0		40.8
Goodwill amortisation and impairment – associates		(34.3)		—		—

Profit on ordinary activities before interest, taxation, fixed asset gains and write-downs		421.5		302.5		546.3
Profits on disposal of fixed assets	4	—		9.2		6.8
Amounts written off fixed asset investments	4	—		(19.9)		(70.8)
Net interest payable and similar charges on net borrowings	5	(60.1)		(79.6)		(67.5)
Net interest charges on defined benefit pension schemes	5	(11.5)		(6.8)		(3.8)

Net interest payable and similar charges		(71.6)		(86.4)		(71.3)

Profit on ordinary activities before taxation		349.9		205.4		411.0
Taxation on profit on ordinary activities	6	(122.1)		(103.4)		(126.1)

Profit on ordinary activities after taxation		227.8		102.0		284.9
Minority interests		(19.4)		(14.0)		(13.7)

Profit attributable to ordinary share owners		208.4		88.0		271.2
Ordinary dividends	7	(76.8)		(62.5)		(51.6)

Retained profit for the year transferred to reserves	25	131.6		25.5		219.6

Earnings per share	8
Basic earnings per ordinary share		18.7	p	7.9	p	24.6	p
Diluted earnings per ordinary share		18.2	p	7.7	p	23.7	p

Earnings per ADR[1]
Basic earnings per ADR		93.5	p	39.5	p	123.0	p
Diluted earnings per ADR		91.0	p	38.5	p	118.5	p

UK GAAP refers to the income statement as the “profit and loss account”. The accompanying notes form an integral part of this profit and loss account.

There is no material difference between the results disclosed in the profit and loss account and the historical cost profit as defined by FRS 3. Movements in share owners’ funds are set out in note 25.

No operations with a material impact on the Group’s results were acquired or discontinued during 2003, 2002 or 2001. In 2003, acquisitions contributed revenue of £183.4 million, operating profit of £16.4 million and profit on ordinary activities before interest, taxation, fixed asset gains and write-downs of £22.3 million.

[1]	Basic and diluted earnings per ADR have been calculated using the same method as earnings per share, multiplied by a factor of five.

Consolidated cash flow statements

For the years ended 31 December 2003, 2002 and 2001

	Notes	2003 £m	2002 £m	2001 £m
Operating profit		415.3	272.5	505.5
Depreciation		127.5	116.6	109.9
Goodwill amortisation and impairment charges		77.7	177.7	14.8
Movements in working capital and provisions	10	320.6	210.5	(458.0)
Loss on sale of tangible fixed assets		0.9	2.6	1.7

Net cash inflow from operating activities		942.0	779.9	173.9
Dividends received from associates		15.6	9.4	14.7
Returns on investments and servicing of finance	11	(38.3)	(78.2)	(56.4)
UK and overseas tax paid		(93.6)	(85.0)	(77.5)
Capital expenditure and financial investment	11	(88.1)	(157.9)	(217.2)
Acquisitions and disposals	11	(344.5)	(277.3)	(730.3)
Equity dividends paid		(67.0)	(55.6)	(44.4)

Net cash inflow/(outflow) before management of liquid resources and financing		326.1	135.3	(937.2)
Management of liquid resources		(211.4)	(113.6)	(76.8)
Net cash inflow from financing	11	119.7	213.9	499.0

Increase/(decrease) in cash and overdrafts for the year		234.4	235.6	(515.0)
Translation difference		(19.3)	(0.4)	10.7
Balance of cash and overdrafts at beginning of year		500.9	265.7	770.0

Balance of cash and overdrafts at end of year		716.0	500.9	265.7

Reconciliation of net cash flow to movement in net debt:
Increase/(decrease) in cash and overdrafts for the year		234.4	235.6	(515.0)
Cash outflow from increase in liquid resources		211.4	113.6	76.8
Cash inflow from increase in debt financing		(24.3)	(201.2)	(430.0)
Other movements		(9.4)	(8.8)	(1.1)
Translation difference		(50.9)	23.2	8.8

Movement in net debt in the year	9	361.2	162.4	(860.5)
Net debt at beginning of year	9	(722.7)	(885.1)	(24.6)

Net debt at end of year	9	(361.5)	(722.7)	(885.1)

The accompanying notes form an integral part of this cash flow statement.

Consolidated statements of total recognised gains and losses

For the years ended 31 December 2003, 2002 and 2001

	Notes	2003 £m	2002 £m	2001 £m
Profit for the financial year		208.4	88.0	271.2
Exchange adjustments on foreign currency net investments	25	74.8	82.3	(80.6)
Actuarial gain/(loss) on defined benefit pension schemes in accordance with FRS 17 (Retirement Benefits)	25	14.0	(52.8)	(43.0)
Deferred tax on defined benefit pension schemes	25	10.0	—	—

Total recognised gains and losses relating to the year		307.2	117.5	147.6

The accompanying notes form an integral part of this statement of total recognised gains and losses.

Consolidated balance sheets

At 31 December 2003, 2002 and 2001

	Notes	2003 £m	2002 £m	2001 £m
Fixed assets
Intangible assets
Corporate brands	13	950.0	950.0	950.0
Goodwill	13	4,710.3	4,407.0	4,439.9
Tangible assets	14	344.6	377.3	432.8
Investments	15	689.3	628.7	553.5

		6,694.2	6,363.0	6,376.2
Current assets
Stocks and work in progress	16	269.6	291.6	236.9
Debtors	17	2,394.5	2,256.4	2,391.8
Trade debtors within working capital facility:
Gross debts	18	507.5	385.7	331.0
Non-returnable proceeds	18	(280.4)	(217.4)	(82.5)

		227.1	168.3	248.5
Current asset investments (short-term bank and escrow deposits)	9	401.8	190.4	76.8
Cash at bank and in hand		1,018.1	689.1	585.6

		4,311.1	3,595.8	3,539.6

Creditors: amounts falling due within one year	19	(4,924.2)	(4,120.1)	(4,322.0)

Net current liabilities		(613.1)	(524.3)	(782.4)

Total assets less current liabilities		6,081.1	5,838.7	5,593.8
Creditors: amounts falling due after more than one year (including convertible bonds)	20	(1,691.1)	(1,837.5)	(1,711.5)
Provisions for liabilities and charges	21	(133.5)	(102.0)	(106.1)

Net assets excluding pension provision		4,256.5	3,899.2	3,776.2
Pension provision	22	(188.9)	(184.8)	(135.3)

Net assets including pension provision		4,067.6	3,714.4	3,640.9

Capital and reserves
Called up share capital	24,25	118.7	115.7	115.0
Share premium account	25	955.3	836.6	805.2
Shares to be issued	25	130.0	195.7	238.6
Merger reserve	25	2,921.0	2,869.3	2,824.7
Other reserves	25	(178.9)	(254.3)	(336.8)
Profit and loss account	25	73.4	(87.4)	(46.9)

Equity share owners’ funds		4,019.5	3,675.6	3,599.8
Minority interests		48.1	38.8	41.1

Total capital employed		4,067.6	3,714.4	3,640.9

The accompanying notes form an integral part of this balance sheet.

Signed on behalf of the Board on 10 May 2004:

Sir Martin Sorrell	P W G Richardson
Group chief executive	Group finance director

Consolidated statements of share owners’ funds

For the years ended 31 December 2003, 2002, 2001

Movements during the year were as follows:

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserves £m	Profit and loss account £m	Total £m
Balance at 1 January 2001	111.2	709.0	386.7	2,630.2	(256.2)	(211.0)	3,369.9

2001 movements

Ordinary shares issued in respect of acquisitions	0.7	—	1.6	62.4	—	—	64.7
Share issue costs charged to merger reserve	—	—	—	(1.0)	—	—	(1.0)
Other ordinary shares issued	3.1	96.2	(149.7)	133.1	—	(14.5)[1]	68.2
Currency translation movement	—	—	—	—	(80.6)	—	(80.6)
Retained profit for the financial year	—	—	—	—	—	219.6	219.6
Actuarial loss on defined benefit schemes	—	—	—	—	—	(43.0)	(43.0)
Write-back of goodwill on disposals of interest in associate undertaking	—	—	—	—	—	2.0	2.0

Balance at 31 December 2001	115.0	805.2	238.6	2,824.7	(336.8)	(46.9)	3,599.8

2002 movements

Ordinary shares issued in respect of acquisitions	0.2	—	—	8.0	—	—	8.2
Other ordinary shares issued	0.7	32.4	(42.9)	39.0	—	(4.9)[1]	24.3
Share issue costs charged to share premium account or merger reserve	—	(1.0)	—	(2.4)	—	—	(3.4)
Share cancellations	(0.2)	—	—	—	0.2	(8.3)	(8.3)
Currency translation movement	—	—	—	—	82.3	—	82.3
Retained profit for the financial year	—	—	—	—	—	25.5	25.5
Actuarial loss on defined benefit schemes	—	—	—	—	—	(52.8)	(52.8)

Balance at 31 December 2002	115.7	836.6	195.7	2,869.3	(254.3)	(87.4)	3,675.6

2003 movements

Ordinary shares issued in respect of acquisitions	0.4	0.1	—	16.4	—	—	16.9
Share placement	2.1	98.1	—	—	—	—	100.2
Other ordinary shares issued	1.1	21.6	(65.7)	37.0	—	24.1[1]	18.1
Share issue costs charged to share premium account or merger reserve	—	(1.1)	—	(1.7)	—	—	(2.8)
Share cancellations	(0.6)	—	—	—	0.6	(20.2)	(20.2)
Currency translation movement	—	—	—	—	74.8	—	74.8
Retained profit for the financial year	—	—	—	—	—	131.6	131.6
Other movements	—	—	—	—	—	1.3	1.3
Actuarial gain on defined benefit schemes	—	—	—	—	—	14.0	14.0
Deferred tax on defined benefit pension schemes	—	—	—	—	—	10.0	10.0

Balance at 31 December 2003	118.7	955.3	130.0	2,921.0	(178.9)	73.4	4,019.5

The accompanying notes form an integral part of this statement of share owners’ funds.

Other reserves at 31 December 2003 comprise: currency translation deficit £181.0 million (2002 : £255.8 million, 2001 : £338.1 million) and capital redemption reserve £2.1 million (2002 : £1.5 million, 2001 : £1.3 million).

The cumulative amount of goodwill written off against the Group’s reserves, net of that relating to undertakings disposed of, is £1,157.2 million (2002 : £1,158.4 million, 2001 : £1,158.4 million).

Notes

[1]	Represents the difference between the legal share capital and premium, recorded on the issue of new shares to satisfy option exercises, and the cash proceeds received on exercise.

Notes to the consolidated financial statements

For the years ended 31 December 2003, 2002 and 2001

1 Segment information

The Group is a leading worldwide communications services organisation offering national and multinational clients a comprehensive range of communications services.

These services include Advertising and Media investment management, Information, insight & consultancy, Public relations & public affairs, and Branding & identity, Healthcare and Specialist communications. The Group derives a substantial proportion of its revenue and operating income from the US, the UK and Continental Europe and the Group’s performance has historically been linked with the economic performance of these regions.

Contributions by geographical area were as follows:

	2003 £m	Change %	2002 £m	Change %	2001 £m

Turnover
UK	1,875.9	11.0	1,689.9	1.5	1,664.6
US	6,885.0	(10.7)	7,711.2	(28.0)	10,708.6
Continental Europe	6,159.0	11.5	5,525.8	24.3	4,445.0
Canada, Asia Pacific, Latin America, Africa & Middle East	3,701.4	19.3	3,101.8	(23.8)	4,068.7

	18,621.3	3.3	18,028.7	(13.7)	20,886.9

Revenue
UK	664.9	7.4	619.2	(1.3)	627.3
US	1,608.5	(2.8)	1,655.0	(6.1)	1,763.1
Continental Europe	1,079.4	16.1	929.6	6.7	870.9
Canada, Asia Pacific, Latin America, Africa & Middle East	753.2	6.9	704.5	(7.4)	760.4

	4,106.0	5.1	3,908.3	(2.8)	4,021.7

Headline PBIT[1]
UK	71.8	6.4	67.5	(8.7)	73.9
US	240.7	0.6	239.2	(7.1)	257.6
Continental Europe	121.8	22.2	99.7	(16.7)	119.7
Canada, Asia Pacific, Latin America, Africa & Middle East	99.2	34.4	73.8	(32.8)	109.9

	533.5	11.1	480.2	(14.4)	561.1

There is no material difference between turnover determined by origin and that determined by destination.

Notes to the consolidated financial statements (continued)

Contributions by operating sector were as follows:

	2003 £m	Change %	2002 £m	Change %	2001 £m

Turnover
Advertising and Media investment management	15,235.6	2.4	14,878.4	(14.2)	17,347.8
Information, insight & consultancy[2]	769.0	7.6	714.5	(12.7)	818.2
Public relations & public affairs	562.5	(1.1)	568.6	(7.9)	617.5
Branding & identity, Healthcare and Specialist communications[2]	2,054.2	10.0	1,867.2	(11.2)	2,103.4

	18,621.3	3.3	18,028.7	(13.7)	20,886.9

Revenue
Advertising and Media investment management	1,935.8	7.0	1,810.0	(1.7)	1,841.5
Information, insight & consultancy[2]	703.6	5.9	664.7	5.6	629.4
Public relations & public affairs	426.3	(4.8)	447.6	(10.9)	502.1
Branding & identity, Healthcare and Specialist communications[2]	1,040.3	5.5	986.0	(6.0)	1,048.7

	4,106.0	5.1	3,908.3	(2.8)	4,021.7

Headline PBIT[1]
Advertising and Media investment management	295.5	7.6	274.7	(14.0)	319.4
Information, insight & consultancy[2]	50.0	3.1	48.5	(23.0)	63.0
Public relations & public affairs	55.0	18.3	46.5	(3.7)	48.3
Branding & identity, Healthcare and Specialist communications[2]	133.0	20.4	110.5	(15.3)	130.4

	533.5	11.1	480.2	(14.4)	561.1
Less:
Goodwill amortisation and impairment	(112.0)		(177.7)		(14.8)
Profits on disposal of fixed assets	—		9.2		6.8
Amounts written off fixed asset investments	—		(19.9)		(70.8)
Net interest payable and similar charges	(71.6)		(86.4)		(71.3)
Taxation on profit on ordinary activities	(122.1)		(103.4)		(126.1)
Minority interests	(19.4)		(14.0)		(13.7)

Profit attributable to ordinary share owners	208.4		88.0		271.2

Notes

[1]	Headline PBIT: Profit on ordinary activities before interest, taxation, goodwill amortisation and impairment, fixed asset gains and write-downs. The reconciliation of segment Headline PBIT to consolidated profit attributable to ordinary share owners is shown above.
[2]	In 2003 certain of the Group’s Specialist communications companies in strategic marketing consulting were moved into the renamed Information, insight & consultancy sector. As a result the comparative figures for both Information, insight & consultancy and Branding & identity, Healthcare and Specialist communications have been restated to reflect this change.

Notes to the consolidated financial statements (continued)

2 Operating costs

	2003 £m	2002 £m	2001 £m
Total staff costs (note 3)	2,362.5	2,230.0	2,268.9
Establishment costs	324.6	329.4	313.6
Other operating expenses (net)	687.9	677.9	685.2
Loss on sale of tangible fixed assets	0.9	2.6	1.7
Operating costs excluding goodwill amortisation and impairment	3,375.9	3,239.9	3,269.4
Goodwill amortisation and impairment – subsidiaries	77.7	177.7	14.8

Total operating costs	3,453.6	3,417.6	3,284.2

Operating expenses include:
Depreciation of tangible fixed assets (note 14)	127.5	116.6	109.9
Goodwill amortisation – subsidiaries	29.5	32.0	14.8
Goodwill impairment – subsidiaries	48.2	145.7	—
Operating lease rentals:
Land and buildings (excluding real estate taxation)	208.0	207.4	186.7
Plant and machinery	40.9	45.7	44.2

	248.9	253.1	230.9

All of the operating costs of the Group are related to administrative expenses.

The impairment charge relates to a number of under-performing businesses in the Information, insight & consultancy, and Branding & identity, Healthcare and Specialist communications sectors. The impact of the current economic climate on these businesses is sufficiently severe to indicate an impairment to the carrying value of goodwill. Note 13 gives further information on the Group’s 2003 impairment review.

	2003 £m	2002[1] £m	2001 £m
Auditors’ remuneration:
Services as auditors	7.3	5.4	5.1
Further assurance services[2,3]	2.8	2.2	6.3

	10.1	7.6	11.4

Non-audit services[2]:
Tax advisory	2.8	2.7	3.7
Consulting	0.9	0.9	1.7

	13.8	11.2	16.8

Notes

[1]	Deloitte & Touche replaced Arthur Andersen as auditors in 2002. The 2002 figures above include amounts paid to both Deloitte & Touche and Arthur Andersen.
[2]	Further assurance services comprise due diligence and transaction support services.
[3]	Further assurance end non-audit services require pre-approval by the Audit committee.

Audit fees paid to the auditors include £0.5 million (2002: £0.5 million, 2001:£0.4 million) in respect of the parent company. Auditors other than Deloitte & Touche LLP or Arthur Andersen were paid £0.5 million (2002: £0.2 million, 2001: £0.5 million). In 2003 fees paid to auditors in respect of due diligence and transaction services, included in further assurance and other non-audit services above, of £0.5 million (2002: £1.5 million, 2001: £6.5 million) were capitalised.

Notes to the consolidated financial statements (continued)

Depreciation segment information

The following table shows depreciation expense attributable to each of the Company’s operating sectors:

	2003 £m	2002 £m	2001 £m
Advertising and Media investment management	58.8	51.9	48.3
Information, insight & consultancy[1]	19.6	20.0	19.7
Public relations & public affairs	13.5	14.9	14.1
Branding & identity, Healthcare and Specialist communications[1]	35.6	29.8	27.8

	127.5	116.6	109.9

Goodwill amortisation segment information

The following table shows goodwill amortisation attributable to each of the Company’s operating sectors:

	2003 £m	2002 £m	2001 £m
Advertising and Media investment management	1.1	0.8	—
Information, insight & consultancy[1]	12.6	14.9	5.5
Public relations & public affairs	2.2	1.2	0.7
Branding & identity, Healthcare and Specialist communications[1]	13.6	15.1	8.6

	29.5	32.0	14.8

Notes

[1]	In 2003 certain of the Group’s Specialist communications companies in strategic marketing consulting were moved into the renamed Information, insight & consultancy sector. As a result the comparative figures for both Information, insight & consultancy and Branding & identity, Healthcare and Specialist communications have been restated to reflect this change.

Minimum committed annual rentals

Amounts payable (net of taxation) in 2004 under the foregoing leases will be as follows:

	Plant and machinery			Land and buildings
	2004 £m	2003 £m	2002 £m	2004 £m	2003 £m	2002 £m
In respect of operating leases which expire:
– within one year	11.1	8.8	7.6	18.4	20.5	33.4
– within two to five years	21.1	22.2	20.8	86.3	88.9	72.1
– after five years	2.0	1.8	1.4	76.0	73.9	90.9

	34.2	32.8	29.8	180.7	183.3	196.4

Notes to the consolidated financial statements (continued)

Future minimum annual amounts payable (net of taxation) under all lease commitments in existence at 31 December 2003 are as follows:

	Minimum rental payments £m	Less sub-let rentals £m	Net payment £m
Year ended 31 December
2004	214.9	(25.7)	189.2
2005	185.4	(22.7)	162.7
2006	146.8	(19.1)	127.7
2007	113.5	(16.8)	96.7
2008	100.7	(15.6)	85.1
Later years (to 2021)	351.5	(58.7)	292.8

	1,112.8	(158.6)	954.2

3 Our people

Our staff numbers averaged 51,604 against 50,417 in 2002, including acquisitions. Their geographical distribution was as follows:

	2003 Number	2002 Number	2001 Number
UK	6,806	6,783	6,797
US	13,598	13,535	14,831
Continental Europe	13,675	13,908	13,006
Canada, Asia Pacific, Latin America, Africa & Middle East	17,525	16,191	15,853

	51,604	50,417	50,487

At the end of 2003 staff numbers were 54,324 compared with 49,439 in 2002.

Total staff costs were made up as follows:

	2003 £m	2002 £m	2001 £m
Wages and salaries	1,644.5	1,604.7	1,664.0
Payments and provisions charged under short-and long-term incentive plans	130.4	90.1	81.1
Social security costs	198.2	181.7	182.2
Other pension costs (note 22)	64.9	60.6	55.7
Other staff costs	324.5	292.9	285.9
	2,362.5	2,230.0	2,268.9

Staff cost to revenue ratio	57.5%	57.1%	56.4%

Directors’ emoluments are disclosed in Item 6.

Notes to the consolidated financial statements (continued)

4 Fixed asset gains, write-down of fixed asset investments and other items impacting Quality of Earnings

Disposal of freehold properties and fixed asset investments

The profits on disposal of fixed assets comprise:

	2003 £m	2002 £m	2001 £m
Profits on disposal of freehold properties	—	3.6	—
Profits on disposal of investments	—	5.6	6.8

	—	9.2	6.8

In 2002 and 2001, profits were realised on the disposal of two freehold properties in the UK and on a number of minority investments in new media and marketing services companies in the US and the UK.

Write-down of fixed asset investments

Amounts written off fixed asset investments of £nil million (2002 : £19.9 million, 2001 : £70.8 million) relate to write-downs on certain non-core minority investments in new media companies and other technology ventures in light of the decline in technology equity valuations that was prevalent in 2002 and 2001.

These transactions did not have a material effect on the Group’s tax charge (2002 : £ nil, 2001 : £8.6 million) or minority interest (2002 and 2001 : £nil).

Other items

During the year, the Group continued to take measures to reduce its fixed and variable cost base in response to the continuing global downturn in its core markets. These actions resulted in a number of charges which, although recurring in nature, were at a considerably higher level than would normally be expected. These items principally comprised property rationalisation costs and severance payments. In addition, due to the above market factors, amounts were written off trade receivables and other current assets.

At the same time the Group has released £12.0 million (2002 : £13.0 million, 2001 : £22.5 million) to operating profit relating to excess provisions established in respect of acquisitions completed prior to 2002.

Management consider that the combination of the above charges and releases, when taken together, does not materially impact the Group’s quality of earnings.

Notes to the consolidated financial statements (continued)

5 Net interest payable and similar charges

	2003 £m	2002 £m	2001 £m
On bank loans and overdrafts, and other loans
- repayable within five years, by instalments	7.3	6.3	6.2
- repayable within five years, not by instalments	25.7	33.8	44.8
On all other loans, repayable within five years (including corporate and convertible bonds)	54.8	67.7	39.9
Interest payable of associate undertakings	2.0	1.8	0.7
Total interest payable	89.8	109.6	91.6
Interest receivable of associate undertakings	(3.0)	(2.2)	(1.7)
Gain on purchase of Eurobond	—	(1.2)	—
Interest receivable	(30.8)	(31.0)	(33.5)
Net interest payable	56.0	75.2	56.4
Charges in respect of working capital facilities	4.1	4.4	11.1
Net interest payable and similar charges on net borrowings	60.1	79.6	67.5
Net interest charges on defined benefit pension schemes (note 22)	11.5	6.8	3.8

	71.6	86.4	71.3

Interest payable on the Group’s borrowings, other than the bonds, is payable at a margin of between 0.4% and 0.475% over relevant LIBOR.

The majority of the Group’s long-term debt is represented by $300 million of USA bonds at a weighted average of 6.71%, €1 billion of Eurobonds at a weighted average rate of 5.69% (prior to interest rate swaps), £450 million of convertible bonds at 3.07% (including redemption premium accrual and prior to the cross-currency swaps) and $287.5 million of convertible bonds at a rate of 3%(note 9).

Average borrowings under the Syndicated Revolving Credit Facilities (note 9) amounted to $258.3 million at an average interest rate of 1.75% (2002 : 2.6%, 2001 : 4.7%) inclusive of margin.

Derivative financial instruments

	2003 €	2003 $	2002 €	2002 $	2001 €	2001 $
Interest rate swaps
Notional principal amount	€400m	—	€400m	$200m	€400m	$250m
Average pay rate	EURIBOR +2.19%	n/a	EURIBOR +0.81%	6.22%	EURIBOR +0.81%	6.2%
Average receive rate	6.0%	n/a	6.0%	LIBOR	6.0%	LIBOR
Average term	54 months	n/a	67 months	0.4 months	79 months	10 Months
Latest maturity date	Jun 2008	n/a	Jun 2008	Jan 2003	Jun 2008	Jan 2003

	2003 £/€	2003 £/$	2003 £/Yen
Cross currency swaps
£ principal receivable	£31.055	£52.668m	£47.934m
Currency principal payable	€50m	$75m	Yen 9,000m
Currency rate payable	EURIBOR –2.0775%	LIBOR –2.0680%	FIXED –1.2925%
£ rate receivable	3.43%	3.43%	3.43%

Notes to the consolidated financial statements (continued)

The Group enters into interest rate swap agreements to manage its proportion of fixed and floating rate debt. The Group also entered cross-currency swap agreements to match the currency of its debt with the currency of its cash flows.

The differential paid or received by the Group on the interest element of the swap agreements is charged/(credited) to interest expense in the year to which it relates.

The term of such instruments is not greater than the term of the debt being hedged and any anticipated refinancing or extension of the debt.

The Group is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given the Group’s policy of selecting only counterparties with high credit ratings.

Other than the above, the Group has no significant utilisation of interest rate derivative financial instruments.

The fair value of derivatives is disclosed in note 23. The Group’s policy on derivatives and financial instruments is discussed in Item 11.

6 Tax on profit on ordinary activities

The tax charge is based on the profit for the year and comprises:

	2003 £m	2002 £m	2001 £m
Corporation tax at 30% (2002: 30%, 2001: 30%)	22.7	22.3	24.9
Deferred taxation	(8.7)	(1.5)	(5.5)
Overseas taxation	93.5	71.5	97.2
Tax on profits of associate companies	14.6	11.1	16.4
Tax on investment gains and other items (note 4)	—	—	(6.9)

	122.1	103.4	126.1
Effective tax rate on profit before tax	34.9%	50.3%	30.7%

Total current tax	116.2	93.8	122.1
Total deferred tax	(8.7)	(1.5)	(5.5)
Share of associates tax	14.6	11.1	16.4
Tax on investment gains and other items	—	—	(6.9)

Total tax on profits on ordinary activities	122.1	103.4	126.1

Tax on profit on ordinary activities at standard UK corporation tax rate of 30% (2002: 30%, 2001: 30%)	92.8	52.6	111.1
Effects of:
Utilisation of tax losses brought forward	(4.7)	(1.3)	(16.1)
Unused tax losses carried forward	12.6	11.1	22.9
Y&R acquisition attributes	(49.3)	(27.6)	(32.1)
Differences between UK and overseas statutory tax rates	35.5	17.3	19.4
Permanent differences between expenditures charged in arriving at income and expenditure allowed for tax purposes	29.3	41.7	16.9

Total current tax	116.2	93.8	122.1

Notes to the consolidated financial statements (continued)

7 Ordinary dividends

	2003		2002		2001		2003 £m	2002 £m	2001 £m
Per share	Pence per share
Interim dividend paid	2.08p		1.73p		1.44p		24.6	20.0	16.4
Final dividend proposed	4.40p		3.67p		3.06p		52.2	42.5	35.2

	6.48p		5.40p		4.50p		76.8	62.5	51.6

Per ADR[1]	Cents per ADR						$m	$m	$m
Interim dividend paid	17.0	¢	13.0	¢	10.4	¢	40.2	30.1	23.6
Final dividend proposed	36.0	¢	27.6	¢	22.0	¢	85.4	63.9	50.7

	53.0	¢	40.6	¢	32.4	¢	125.6	94.0	74.3

Notes

[1]	These figures have been translated for convenience purposes only, using the profit and loss exchange rates shown in Item 3. This conversion should not be construed as a representation that the pound sterling amounts actually represent, or could be converted into, US dollars at the rates indicated.

8 Earnings per ordinary share

Basic and diluted earnings per share have been calculated in accordance with FRS 14 ‘Earnings per Share’.

Basic earnings per share have been calculated using earnings of £208.4 million (2002: £88.0 million, 2001: £271.2 million) and weighted average shares in issue during the period of 1,115,319,576 shares (2002: 1,110,556,878 shares, 2001:1,101,937,750 shares).

Diluted earnings per share have been calculated using earnings of £208.4 million (2002: £88.0 million, 2001: £271.2 million). The weighted average number of shares used was 1,145,014,508 shares (2002: 1,136,548,459 shares, 2001: 1,157,080,255). This takes into account potentially issuable ordinary shares arising from the exercise of employee share options, certain incentive schemes and convertible debt where these are expected to dilute earnings per share. For the years ended 31 December 2003 and 31 December 2002, both the $287.5 million convertible loan note and the £450 million convertible bond were accretive to earnings per share and therefore excluded from the calculation.

At 31 December 2003 there were 1,187,432,353 ordinary shares in issue.

Notes to the consolidated financial statements (continued)

9 Sources of finance

The following table is a supplementary disclosure to the consolidated cash flow statement, summarising the equity and debt financing of the Group, and changes during the year:

	2003 Shares £m	2003 Debt £m	2002 Shares £m	2002 Debt £m	2001 Shares £m	2001 Debt £m
Analysis of changes in financing
Beginning of year	952.3	1,414.0	920.2	1,227.6	820.2	794.6
Shares issued in respect of acquisitions	0.5	—	0.2	—	0.7	—
Share placement	100.2	—	—	—	—	—
Share cancellations	(0.6)	—	(0.2)	—	—	—
Share issue costs paid	(1.1)	—	(1.0)	—	—	—
Other issues of share capital	22.7	—	33.1	—	99.3	—
Increase in drawings on bank loans and convertible bonds	—	22.0	—	210.7	—	439.0
Debt acquired	—	3.5	—	—	—	—
Net amortisation/(payment) of financing costs included in net debt	—	8.3	—	(0.7)	—	(8.0)
Exchange adjustments on long-term borrowings	—	31.5	—	(23.6)	—	2.0

End of year	1,074.0	1,479.3	952.3	1,414.0	920.2	1,227.6

The above table excludes bank overdrafts which fall within cash for the purposes of the consolidated cash flow statement.

Shares

At 31 December 2003, the Company’s share base was entirely composed of ordinary equity share capital and share premium of £1,074.0 million (2002: £952.3 million, 2001: £920.2 million), further details of which are disclosed in notes 24 and 25.

Debt

USA bond The Group has in issue $200 million of 6.625% bonds due 2005 and $100 million of 6.875% bonds due 2008.

Eurobond The Group has in issue €350 million of 5.125% bonds due 2004 and €650 million of 6.0% bonds due 2008.

During 2003, the Group re-issued €45 million of bonds in the open market at a price of 105.18%. These bonds were purchased in the open market during 2002 at a price of 94.72%. The total proceeds received were €49.9 million including accrued interest. The gain on the transaction of €2.3 million has been deferred and will be recognised as interest income in the profit and loss accounts over the remaining life of the Eurobond.

Revolving Credit Facilities The Group’s debt is also funded by a five-year $750 million Revolving Credit Facility due September 2006. The Group’s syndicated borrowings drawn down, predominantly in US dollars, under this agreement averaged $258.3 million (2002: $388.7 million, 2001: $533.7 million). The Group had available undrawn committed facilities of £421 million at 31 December 2003 (2002: £466 million, 2001: £664 million).

Notes to the consolidated financial statements (continued)

Borrowings under the Revolving Credit Facility are governed by certain financial covenants based on the results and financial position of the Group.

Convertible debt

In October 2000, with the purchase of Young & Rubicam Inc (‘Young & Rubicam’), the Group acquired $287.5 million of 3% convertible bonds due 15 January 2005. At the option of the holder, the bonds are convertible into 3,272,400 WPP ADRs at a conversion price of $87.856. The bonds may be redeemed at WPP’s option on or after 20 January 2003. Interest on the bonds is payable on 15 January and 15 July of each year, beginning on 15 July 2000. The bonds are unsecured obligations of Y&R and are guaranteed by WPP.

In April 2002, the Group issued £450 million of 2% convertible bonds due April 2007. At the option of the holder, the bonds are convertible into 41,860,465 WPP ordinary shares at an initial share price of £10.75. As the bonds are redeemable at a premium of 5.35% over par, the conversion price increases during the life of the bonds to £11.33 per share into the same number of shares as above.

Current asset investments/liquid resources

At 31 December 2003, the Group had £401.8 million (2002: £190.4 million, 2001: £76.8 million) of cash deposits with a maturity greater than 24 hours.

The following table is an analysis of net debt with debt analysed by year of repayment:

	2003 £m	Change[1] in year £m	2002 £m	Change[1] in year £m	2001 £m
Debt
Within one year	(250.3)	(238.8)	(11.5)	(11.5)	—
Between one and two years	(273.1)	(45.7)	(227.4)	(5.7)	(221.7)
Between two and three years	—	302.3	(302.3)	(90.3)	(212.0)
Between three and four years	(443.4)	(443.4)	—	334.0	(334.0)
Between four and five years	(512.5)	(92.4)	(420.1)	(420.1)	—
Over five years	—	452.7	(452.7)	7.2	(459.9)
Debt financing under the Revolving Credit Facility and in relation to unsecured loan notes	(1,479.3)	(65.3)	(1,414.0)	(186.4)	(1,227.6)
Short-term overdrafts – within one year	(302.1)	(113.9)	(188.2)	131.7	(319.9)

Debt financing	(1,781.4)	(179.2)	(1,602.2)	(54.7)	(1,547.5)
Cash at bank and in hand	1,018.1	329.0	689.1	103.5	585.6
Current asset investments	401.8	211.4	190.4	113.6	76.8

Net debt	(361.5)	361.2	(722.7)	162.4	(885.1)

Notes

[1]	Includes £3.5 million (2002: £Nil) of debt, £6.4 million (2002: £2.1 million) of short-term overdrafts and £53.0 million (2002: £64.9 million) of cash at bank acquired.

Notes to the consolidated financial statements (continued)

Analysis of fixed and floating rate debt by currency including the effect of interest rate and cross-currency swaps:

2003 Currency	£m	Fixed rate[1]	Floating basis	Period (months)[1]
$ – fixed	329.5[2]	4.89%	n/a	22
– floating	322.5[2]	n/a	LIBOR	n/a
£ – fixed	318.3	2.82%	n/a	40
€ – fixed	422.6	5.49%	n/a	26
– floating	316.9	n/a	EURIBOR	n/a
¥ – fixed	46.9	(1.29)%	n/a	40
Other	3.0	n/a	Various	n/a

	1,759.7

2002 Currency	£m	Fixed rate[1]	Floating basis	Period (months)[1]
$ – fixed	489.1[2]	5.23%	n/a	26
– floating	285.7[2]	n/a	LIBOR	n/a
£ – fixed	154.8	3%	n/a	52
€ – fixed	361.7	5.45%	n/a	36
– floating	293.3	n/a	EURIBOR	n/a
¥ – floating	47.1	n/a	LIBOR	n/a
Other	(0.3)	n/a	Various	n/a

	1,631.4

2001 Currency	£m	Fixed rate[1]	Floating basis	Period (months)[1]
$ – fixed	486.5[2]	5.11%	n/a	40
– floating	51.6	n/a	LIBOR	n/a
£ – floating	130.0	n/a	LIBOR	n/a
€ – fixed	367.6	5.49%	n/a	50
– floating	275.7	n/a	EURIBOR	n/a
Other	(1.3)	n/a	Various	n/a

	1,310.1

Notes

[1]	Weighted average.
[2]	Including drawings on working capital facility as described in note 18.

10 Reconciliation of operating profit to net cash inflow from operating activities

The following table analyses the changes in working capital and provisions that have contributed to the net cash inflow from operating activities in the consolidated cash flow statement:

	2003 £m	2002 £m	2001 £m
Changes in working capital and provisions
Decrease/(increase) in stocks and work in progress	43.5	(70.7)	18.1
Increase in debtors	(65.5)	(18.1)	(4.7)
Increase/(decrease) in creditors – short-term	364.4	307.4	(473.4)
Increase/(decrease) in creditors – long-term	31.4	0.6	(25.4)
(Decrease)/increase in provisions	(53.2)	(8.7)	27.4

Decrease/(increase) in working capital and provisions	320.6	210.5	(458.0)

The main reconciliation is disclosed along with the cash flow statement on page F-37.

Notes to the consolidated financial statements (continued)

11 Analysis of non-operating cash flows

The following tables analyse the items included within the main cash flow headings on page F-37.

	2003 £m	2002 £m	2001 £m
Returns on investments and servicing of finance
Interest and similar charges paid	(52.8)	(98.9)	(84.2)
Interest received	30.2	32.7	38.6
Dividends paid to minorities	(15.7)	(12.0)	(10.8)

Net cash outflow	(38.3)	(78.2)	(56.4)

Capital expenditure and financial investment
Purchase of tangible fixed assets (note 14)	(93.9)	(100.5)	(118.1)
Purchase of own shares by ESOP trust (note 15)	(2.9)	(67.6)	(103.3)
Proceeds from sale of tangible fixed assets and other movements	8.7	10.2	4.2

Net cash outflow	(88.1)	(157.9)	(217.2)

Acquisitions and disposals
Cash consideration for acquisition of Cordiant	(207.9)	—	—
Proceeds from disposal of interest in Zenith Optimedia Group	75.0	—	—
Net cash acquired – Cordiant	37.8	—	—
Initial cash consideration for other acquisitions	(70.1)	(141.2)	(616.0)
Earnout payments	(56.2)	(82.4)	(74.1)
Loan note redemptions	(38.7)	(93.7)	(2.7)
Cash/(overdraft) acquired – other acquisitions	5.3	62.8	(21.1)
Purchase of other investments (including associates)	(100.7)	(26.1)	(43.2)
Proceeds from disposal of other investments (including associates)	11.0	3.3	26.8

Net cash outflow	(344.5)	(277.3)	(730.3)

Financing activities
Increase/(reduction) in drawings on bank loans	25.0	(239.3)	(175.3)
Financing costs and share issue costs	(3.4)	(12.9)	(8.8)
Proceeds from issue of shares	18.1	24.4	69.0
Share placement	100.2	—	—
Proceeds from issue of Eurobond	—	—	614.1
Proceeds from issue of convertible bond	—	450.0	—
Share cancellations	(20.2)	(8.3)	—

Net cash inflow	119.7	213.9	499.0

12 Segment information

Net assets by geographical area were as follows:

	2003 £m	2002 £m	2001 £m
UK	802.5	919.9	752.6
US	2,526.9	3,069.7	2,821.3
Continental Europe	498.4	195.1	450.3
Canada, Asia Pacific, Latin America, Africa & Middle East	601.3	252.4	501.8

	4,429.1	4,437.1	4,526.0
Net interest bearing debt[1]	(361.5)	(722.7)	(885.1)

Net assets including pension provision	4,067.6	3,714.4	3,640.9

Notes to the consolidated financial statements (continued)

Net assets by operating sector were as follows:

	2003 £m	2002 £m	2001 £m
Advertising and Media investment management	3,532.2	4,229.0	3,548.5
Information, insight & consultancy[2]	208.6	(0.8)	338.0
Public relations & public affairs	245.7	(104.0)	241.4
Branding & identity, Healthcare and Specialist communications[2]	442.6	312.9	398.1

	4,429.1	4,437.1	4,526.0
Net interest bearing debt[1]	(361.5)	(722.7)	(885.1)

Net assets including pension provision	4,067.6	3,714.4	3,640.9

Notes

[1]	The net interest bearing debt has not been allocated within the above analyses as the debt is held centrally and specifically allocating it to individual segments is not considered to be a fair representation of the net assets of those segments.

[2]	In 2003 certain of the Group’s Specialist communications companies in strategic marketing consulting were moved into the renamed Information, insight and consultancy sector. As a result the comparative figures for both Information, insight & consultancy and Branding & identity, Healthcare and Specialist communications have been restated to reflect this change.

Certain items, including the amounts in respect of corporate brand names, have been allocated within the above analyses on the basis of the revenue of the subsidiary undertakings to which they relate.

13 Intangible fixed assets

	2003 £m	2002 £m	2001 £m
Corporate brand names	950.0	950.0	950.0

Corporate brand names represent J. Walter Thompson Company, Hill & Knowlton, Ogilvy & Mather Worldwide and the Young & Rubicam Group. These assets are carried at historical cost in accordance with the Group’s accounting policy for intangible fixed assets as stated on page F-31.

Goodwill	£m
1 January 2002	4,439.9
Additions	144.8
Amortisation	(32.0)
Impairment	(145.7)

31 December 2002	4,407.0
Additions	381.0
Amortisation	(29.5)
Impairment	(48.2)

31 December 2003	4,710.3

Additions represent goodwill arising on the acquisition of subsidiary undertakings. Goodwill arising on the acquisition of associate undertakings is shown within fixed asset investments in note 15.

Gross goodwill (in respect of subsidiary and associate undertakings) of £519.1 million (2002: £572.3 million, 2001: £340.0 million) is subject to amortisation over periods of up to 20 years.

Notes to the consolidated financial statements (continued)

In accordance with the Group’s accounting policy, the Group annually tests the carrying value of indefinite life goodwill and other intangible assets for impairment. Goodwill subject to periodic amortisation is tested for impairment if there is a change in circumstances that suggests that the carrying value may not be recoverable.

The 2003 impairment review was initially undertaken as at 30 June 2003 and then updated as at 31 December 2003. The review assessed whether the carrying value of goodwill was supported by the net present value of future cashflows derived from assets using a projection period of up to five years for each income generating unit. After the projection period, growth rates of nominal GDP have been assumed for each income generating unit.

The impairment reviews relating to Young & Rubicam (goodwill of £2,498.3 million) and Mediaedge:cia (goodwill of £838.5 million) are based on reviews initially undertaken as at 31 December 2002 and then updated with respect to actual performance for the year ended 31 December 2003. These reviews were carried out using a 10 year projection period as the Group believes that this longer period is more appropriate to assess the carrying value of these global networks given current economic volatility. The projections for the initial three years were derived from existing budgets and three year plans and form the base period. Projections for the remaining seven years assume an annual 4.4% growth in revenues and an improvement in operating margins to 17% by 2007. At the end of the 10 year period growth is assumed to be in line with nominal GDP. The projections above include assumptions about payments for cash taxes and cashflows have therefore been discounted using the Group’s weighted average cost of capital of 8.5%.

The estimates and assumptions made in connection with impairment testing could differ from future actual results of operations and cash flows. Further, future events could cause the Company to conclude that impairment indicators exist and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on the Company’s financial condition and results of operations. The carrying value of goodwill and other intangible assets will continue to be reviewed at least annually for impairment and adjusted to the recoverable amount if required.

Notes to the consolidated financial statements (continued)

14 Tangible fixed assets

The movements in 2003 and 2002 were as follows:

	Land and buildings		Fixtures fittings and equipment £m	Computer equipment £m	Total £m
	Freehold[1] £m	Short leasehold £m
Cost:
1 January 2002	71.0	277.4	276.8	395.5	1,020.7
Additions	3.0	28.5	15.9	53.1	100.5
New acquisitions	0.8	2.0	6.6	5.7	15.1
Disposals	(7.9)	(30.0)	(34.1)	(40.5)	(112.5)
Exchange adjustments	(6.9)	(23.2)	(20.5)	(28.3)	(78.9)

31 December 2002	60.0	254.7	244.7	385.5	944.9
Additions	0.3	31.4	15.2	47.0	93.9
New acquisitions	1.2	22.0	26.9	29.8	79.9
Disposals	(1.8)	(20.3)	(25.7)	(46.3)	(94.1)
Exchange adjustments	(6.2)	(14.6)	(10.0)	(12.8)	(43.6)

31 December 2003	53.5	273.2	251.1	403.2	981.0

Depreciation:
1 January 2002	19.6	133.1	178.8	256.4	587.9
New acquisitions	0.2	0.9	7.3	3.3	11.7
Charge	0.4	27.0	27.4	61.8	116.6
Disposals	(1.6)	(28.8)	(31.2)	(38.2)	(99.8)
Exchange adjustments	(2.0)	(13.7)	(15.9)	(17.2)	(48.8)

31 December 2002	16.6	118.5	166.4	266.1	567.6
New acquisitions	0.2	10.3	19.1	20.3	49.9
Charge	1.6	25.7	26.4	73.8	127.5
Disposals	(0.3)	(18.0)	(25.2)	(41.0)	(84.5)
Exchange adjustments	(1.7)	(6.8)	(13.4)	(2.2)	(24.1)

31 December 2003	16.4	129.7	173.3	317.0	636.4

Net book value:
31 December 2003	37.1	143.5	77.8	86.2	344.6
31 December 2002	43.4	136.2	78.3	119.4	377.3
1 January 2002	51.4	144.3	98.0	139.1	432.8

Notes

[1]	Includes land of £15.1 million (2002: £18.3 million, 2001: £18.3 million).

Leased assets (other than leasehold property) included above have a net book value of £2.3 million (2002: £3.8 million, 2001: £3.8 million). Future obligations in respect of these leased assets were £0.8 million at 31 December 2003 and are included in other creditors.

At the end of the year, capital commitments contracted, but not provided for in respect of tangible fixed assets were:

	2003 £m	2002 £m	2001 £m
Capital commitments – tangible fixed assets	6.8	9.1	3.7

Notes to the consolidated financial statements (continued)

15 Fixed asset investments

The following are included in the net book value of fixed asset investments:

	Associate under- takings £m	Goodwill on associate under- takings £m	Own shares £m	Other invest- ments £m	Total £m
1 January 2002	96.8	180.8	250.4	25.5	553.5
Additions	0.3	—	67.6	15.9	83.8
Goodwill arising on acquisition of new associates	—	10.2	—	—	10.2
Share of profits after tax of associate undertakings	18.0	—	—	—	18.0
Dividends and other movements	7.1	—	—	(4.9)	2.2
Exchange adjustments	(0.6)	—	—	(0.6)	(1.2)
Disposals	(0.6)	—	(5.8)	(1.7)	(8.1)
Reclassification from/(to) subsidiaries	17.2	(30.5)	—	3.5	(9.8)
Write-downs	(7.2)	—	—	(12.7)	(19.9)

31 December 2002	131.0	160.5	312.2	25.0	628.7
Additions	93.3	—	2.9	5.1	101.3
Goodwill arising on acquisition of new associates	—	80.8	—	—	80.8
Share of profits after tax of associate undertakings	26.9	—	—	—	26.9
Dividends and other movements	(15.2)	—	—	—	(15.2)
Exchange adjustments	(5.8)	—	—	(0.5)	(6.3)
Disposals	(78.1)	(7.1)	(7.3)	(2.0)	(94.5)
Reclassification from/(to) subsidiaries	3.7	3.8	—	(5.6)	1.9
Goodwill amortisation	—	(3.5)	—	—	(3.5)
Goodwill impairment	—	(30.8)	—	—	(30.8)

31 December 2003	155.8	203.7	307.8	22.0	689.3

The Group’s principal associate undertakings include:

	% controlled	Country of incorporation
Asatsu-DK	20.9	Japan
Brierley & Partners	20.1	US
Chime Communications PLC	19.1	UK
DYR Tokyo Agency	49.0	Japan
High Co S.A.	31.9	France
IBOPE Group	31.2	Brazil
LG Ad Inc	28.2	Korea
Singleton, Ogilvy & Mather (Holdings) Pty Limited	40.8	Australia

The Company’s holdings of own shares are stated at cost and represent purchases by the Employee Share Ownership Plan (‘ESOP’) trust of shares in WPP Group plc for the purpose of funding certain of the Group’s long-term incentive plan liabilities, details of which are disclosed in Item 6 of the Company’s Annual Report on Form 20F.

The trustees of the ESOP purchase the Company’s ordinary shares in the open market using funds provided by the Company. The Company also has an obligation to make regular contributions to the ESOP to enable it to meet its administrative costs.

Notes to the consolidated financial statements (continued)

The number and market value of the ordinary shares of the Company held by the ESOP at 31 December 2003 was 57,439,271 (2002: 58,210,657, 2001: 48,716,092) and £315.1 million (2002: £276.2 million, 2001: £370.2 million) respectively. The trust received dividends on the shares held, as the right to dividends has not been waived by the trustees.

The market value of the Group’s shares in its principal listed associate undertakings at 31 December 2003 was as follows: Asatsu-DK: £148.7 million, Chime Communications PLC: £10.9 million, High Co S.A.: £14.2 million and LG Ad Inc £33.6 million. The carrying value (including goodwill) of these equity interests in the Group’s balance sheet at 31 December 2003 was as follows: Asatsu-DK: £132.9 million, Chime Communications PLC: £3.7 million, High Co S.A.: £11.0 million and LG Ad Inc: £37.9 million. The Group’s investments in its principal associate undertakings are represented by ordinary shares.

Summarised financial information

The following tables present a summary of the aggregate financial performance and net asset position of the Group’s principal associate undertakings. These have been estimated and converted, where appropriate, to a UK GAAP presentation based on information provided by the relevant companies at 31 December 2003. Total revenue generated by all the Group’s associates is estimated to be £1.0 billion for the year ended 31 December 2003.

	2003 £m	2002 £m	2001 £m
Profit and loss account
Revenue	499.3	448.9	485.9
Operating profit	81.8	53.0	75.9
Profit before tax	85.2	57.0	89.0
Profit attributable to ordinary share owners	57.5	47.9	49.2
Balance sheet
Current assets	1,087.6	850.6	936.2
Non-current assets	689.9	604.4	798.4
Current liabilities	852.1	698.5	775.6
Non-current liabilities	103.9	109.5	203.1
Net assets	821.5	647.0	755.9

Associate segment information

The following table shows the carrying value of associate undertakings (including goodwill) attributable to each of the Company’s operating sectors:

	2003 £m	2002 £m	2001 £m
Advertising and Media investment management	249.8	195.3	179.3
Information, insight & consultancy	35.1	26.8	28.7
Public relations & public affairs	4.1	2.8	2.6
Branding & identity, Healthcare and Specialist communications	70.5	66.6	67.0

	359.5	291.5	277.6

Notes to the consolidated financial statements (continued)

The following table shows the income (before interest and taxation) attributable to associate undertakings in each of the Company’s operating sectors:

	2003 £m	2002 £m	2001 £m
Advertising and Media investment management	24.7	21.1	23.5
Information, insight & consultancy	6.7	5.7	6.3
Public relations & public affairs	0.9	(1.6)	1.9
Branding & identity, Healthcare and Specialist communications	8.2	4.8	9.1

	40.5	30.0	40.8

At the end of the year, capital commitments contracted, but not provided for in respect of fixed asset investments were:

	2003 £m	2002 £m	2001 £m
Capital commitments – fixed asset investments	14.3	49.4	—

Capital commitments for fixed asset investments generally comprise capital calls, amounts due under agreements to purchase shares of partially owned subsidiaries or associated companies, where notice of intent to exercise options has been given to WPP by the seller, and cash in escrow committed for acquisitions. 2002 commitments included £39.9 million of cash held in escrow in respect of the acquisition of a 36% equity investment in LG Ad, Korea’s second largest advertising agency. This transaction subsequently completed in January 2003.

16 Stocks and work in progress

The following are included in the net book value of stocks and work in progress:

	2003 £m	2002 £m	2001 £m
Work in progress	267.4	288.8	234.4
Stocks	2.2	2.8	2.5

	269.6	291.6	236.9

17 Debtors

The following are included in debtors:

	2003 £m	2002 £m	2001 £m
Amounts falling due within one year
Trade debtors outside working capital facility	1,883.4	1,753.0	1,840.5
VAT and sales taxes recoverable	36.7	32.3	31.9
Corporate income taxes recoverable	14.0	14.2	22.6
Deferred tax	70.0	61.6	61.5
Other debtors	187.1	239.7	266.6
Prepayments and accrued income	152.3	120.0	106.6

	2,343.5	2,220.8	2,329.7
Amounts falling due after more than one year
Other debtors	43.8	32.8	42.7
Prepayments and accrued income	7.2	2.8	19.4

	51.0	35.6	62.1

	2,394.5	2,256.4	2,391.8

Notes to the consolidated financial statements (continued)

Movements on bad debt provisions were as follows:

	2003 £m	2002 £m	2001 £m
Balance at beginning of year	58.5	63.8	50.6
Charged/(credited):
To costs and expenses	22.2	18.3	15.3
Exchange adjustments	(1.5)	(2.8)	4.1
Utilisations and other movements	(12.6)	(20.8)	(6.2)

Balance at end of year	66.6	58.5	63.8

The allowance for bad and doubtful debts is equivalent to 3.2% (2002: 3.0%, 2001: 3.1%) of gross trade accounts receivable.

In addition to the deferred tax asset above, the potential tax benefit that may be available to the Group in respect of tax losses carried forward and timing differences is £258.7 million (2002: £270.1 million; 2001: £191.1 million). The Group has not recognised any additional deferred tax asset as there is insufficient evidence that there would be enough taxable profits in the entities concerned such that any additional asset could be considered recoverable. A potential deferred tax liability of £8.5 million is required by FRS 19 to be offset against the Group’s tax attributes although this deferred tax liability would only crystallise in the unlikely event that the Group disposed of certain acquired entities in a manner that gave rise to a taxable transaction.

18 Debtors within working capital facility

The following are included in debtors within the Group’s working capital facilities:

	2003 £m	2002 £m	2001 £m
Gross debts	507.5	385.7	331.0
Non-returnable proceeds	(280.4)	(217.4)	(82.5)

	227.1	168.3	248.5

Within the Group’s overall working capital facilities, certain trade debts have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a bankruptcy remote subsidiary of the Group, with further assignment to the providers of this working capital facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to the individual debtors and the expected collection period.

The Group is not obliged (and does not intend) to support any credit-related losses arising from the assigned debts against which cash has been advanced. The transaction documents stipulate that, in the event of default in payment by a debtor, the providers of the facility may only seek repayment of cash advanced from the remainder of the pool of debts in which they hold an interest and that recourse from the Group is not available.

Notes to the consolidated financial statements (continued)

19 Creditors: amounts falling due within one year

The following are included in creditors falling due within one year:

	2003 £m	2002 £m	2001 £m
Bank loans and overdrafts (note 9)	552.4	199.7	319.9
Trade creditors	2,733.3	2,477.8	2,506.2
Corporate income taxes payable	29.5	29.9	51.3
Other taxation and social security	125.6	111.7	116.1
Dividends proposed (note 7)	52.2	42.5	35.2
Payments due to vendors (earnout agreements)	81.6	73.6	103.1
Loan notes due to vendors	13.9	27.3	61.5
Other creditors and accruals	943.8	822.6	806.5
Deferred income	391.9	335.0	322.2

	4,924.2	4,120.1	4,322.0

Bank loans and overdrafts include overdrafts of £302.1 million (2002: £188.2 million, 2001:£319.9 million).

20 Creditors: amounts falling due after more than one year

The following are included in creditors falling due after more than one year:

	2003 £m	2002 £m	2001 £m

Corporate bonds and bank loans (note 9)	624.4	773.9	1,029.9
Convertible bonds (note 9)	604.6	628.6	197.7
Corporate income and other taxes payable	268.7	215.7	222.2
Payments due to vendors (earnout agreements)	134.1	164.2	185.1
Other creditors and accruals	59.3	55.1	76.6

	1,691.1	1,837.5	1,711.5

The following table sets out the directors’ best estimates of future earnout related obligations:

	2003 £m	2002 £m	2001 £m
Within one year	81.6	73.6	103.1
Between one and two years	60.9	75.9	48.9
Between two and three years	32.4	20.8	60.0
Between three and four years	37.0	36.5	25.3
Between four and five years	3.8	29.0	43.3
Over five years	—	2.0	7.6

	215.7	237.8	288.2

Notes to the consolidated financial statements (continued)

The corporate bonds, convertible bonds, bank loans and overdrafts included within short-term and long-term creditors fall due for repayment as follows:

	2003 £m	2002 £m	2001 £m
Within one year	552.4	199.7	319.9
Between one and two years	273.1	227.4	221.7
Between two and three years	—	302.3	212.0
Between three and four years	443.4	—	334.0
Between four and five years	512.5	420.1	—
Over five years	—	452.7	459.9

	1,781.4	1,602.2	1,547.5

21 Provisions for liabilities, charges and contingent liabilities

The movements in 2003 and 2002 were as follows:

	Other post- retirement benefits £m	Long- term incentive plans £m	Property and other £m	Total £m
1 January 2002	27.1	31.1	47.9	106.1
Charged to the profit and loss account	0.3	30.7	1.9	32.9
New acquisitions	—	—	0.4	0.4
Utilised	—	(8.7)	(1.5)	(10.2)
Transfers	(11.7)	(1.8)	(8.3)	(21.8)
Exchange adjustments	(1.4)	(1.0)	(3.0)	(5.4)

31 December 2002	14.3	50.3	37.4	102.0
Charged to the profit and loss account	0.3	26.8	0.4	27.5
New acquisitions	—	—	71.2	71.2
Utilised	(0.3)	(2.8)	(12.6)	(15.7)
Transfers	(6.2)	(33.3)	(3.7)	(43.2)
Exchange adjustments	(0.7)	(0.4)	(7.2)	(8.3)

31 December 2003	7.4	40.6	85.5	133.5

Other post-retirement benefits

These include provisions in respect of certain unfunded retirement benefit schemes which are defined contribution in nature.

Long-term incentive plans

Long-term incentive plans are operated by certain of the Group’s operating companies, the provision representing accrued compensation to 31 December 2003 that may become payable after more than one year, as described in Item 6 of the Company’s Annual Report on Form 20F. Transfers comprises amounts transferred to creditors: amounts falling due within one year following the satisfactory completion of the performance period relating to a long-term incentive plan.

Notes to the consolidated financial statements (continued)

Property and other

Property and other provisions comprise other liabilities where there is uncertainty about the timing of settlement, but where a reliable estimate can be made of the amount. These include certain onerous lease obligations and contingent liabilities where the likelihood of settlement is considered probable.

The Company and various of its subsidiaries are, from time to time, parties to legal proceedings and claims which arise in the ordinary course of business. The directors do not anticipate that the outcome of these proceedings and claims will have a material adverse effect on the Group’s financial position or on the results of its operations.

Contingent liabilities in respect of option agreements

WPP has entered into agreements with certain share owners of partially owned subsidiaries and associate companies to acquire equity interests. These agreements typically contain options requiring WPP to purchase their shares at specified times up to 2009 on the basis of average earnings both before and after the exercise of the option.

All arrangements contain clauses that cap the maximum amount payable by WPP. The table below shows the illustrative amounts that would be payable by WPP in respect of these options, on the basis of the relevant companies’ current financial performance, if all the options had been exercised at 31 December 2003.

	Currently Exercisable £m	Not Currently Exercisable £m	Total £m
Subsidiaries	10.4	30.4	40.8
Associates	4.1	10.1	14.2

Total	14.5	40.5	55.0

22 Pension provisions and pension arrangements

Companies within the Group operate a large number of pension schemes, the forms and benefits of which vary with conditions and practices in the countries concerned. The Group’s pension costs are analysed as follows:

	2003 £m	2002 £m	2001 £m
Defined contribution schemes	49.5	49.2	41.4
Defined benefit schemes charge to operating profit	15.4	11.4	14.3

Other pension costs (note 3)	64.9	60.6	55.7
Net interest charges on defined benefit pension schemes (note 5)	11.5	6.8	3.8

	76.4	67.4	59.5

Defined benefit schemes

The pension costs are assessed in accordance with the advice of local independent qualified actuaries. The latest full actuarial valuations for the various schemes were carried out as at various dates in the last three years. These valuations have generally been updated by the local independent qualified actuaries to 31 December 2003.

The Group has a policy of closing defined benefit schemes to new members which has been effected in respect of a significant number of the schemes. As a result, these schemes generally have an ageing membership population. In accordance with FRS 17, the actuarial calculations have been

Notes to the consolidated financial statements (continued)

carried out using the Projected Unit Method. In these circumstances, use of this method implies that the contribution rate implicit in the current service cost will increase in future years.

Contributions to funded schemes are determined in line with local conditions and practices. Certain contributions in respect of unfunded schemes are paid as they fall due. The total contributions (for funded schemes) and benefit payments (for unfunded schemes) paid for 2003 amounted to £23.1 million (2002: £21.5 million, 2001: £13.5 million).

(a) Assumptions

The main weighted average assumptions used for the actuarial valuations at 31 December are shown in the following table:

	2003 % pa	2002 % pa	2001 % pa	2000 % pa
UK
Discount rate	5.5	5.5	5.8	5.5
Rate of increase in salaries	3.6	3.3	3.3	3.7
Rate of increase in pensions in payment	3.8	3.8	3.8	3.9
Inflation	2.8	2.5	2.5	3.0
Expected rate of return on equities	7.5	7.3	7.5	7.5
Expected rate of return on bonds[1]	5.0	4.8	5.0	5.0
Expected return on insured annuities	5.5	4.8	5.0	5.0
Expected rate of return on property	7.0	6.8	7.0	7.0
Expected rate of return on cash	3.0	2.8	3.0	3.0
Weighted average return on assets	5.8	5.4	5.8	5.8

US
Discount rate	6.3	6.8	7.5	7.9
Rate of increase in salaries	3.9	4.0	6.2	6.2
Rate of increase in pensions in payment	n/a	n/a	n/a	n/a
Inflation	3.0	3.0	3.4	4.0
Expected rate of return on equities	8.2	8.2	10.0	10.0
Expected rate of return on bonds[1]	4.8	5.3	7.0	7.0
Expected rate of return on cash	3.2	3.5	3.5	3.5
Weighted average return on assets	7.0	7.2	9.1	9.0
Continental Europe
Discount rate	5.3	5.5	5.9	6.3
Rate of increase in salaries	3.2	3.1	2.4	2.4
Rate of increase in pensions in payment	1.7	1.7	1.0	0.8
Inflation	2.0	2.0	1.5	2.0
Expected rate of return on equities	7.5	7.5	6.0	6.0
Expected rate of return on bonds[1]	5.0	5.0	6.2	6.2
Expected rate of return on property	7.0	7.0	6.0	6.0
Expected rate of return on cash	3.0	3.0	6.0	6.0
Weighted average return on assets	5.9	6.0	6.1	6.1
Canada, Asia Pacific, Latin America, Africa & Middle East
Discount rate	3.7	2.8	4.3	4.1
Rate of increase in salaries	2.8	2.7	2.5	2.6
Rate of increase in pensions in payment	n/a	n/a	n/a	n/a
Inflation	2.0	1.7	n/a	n/a
Expected rate of return on equities	8.4	n/a	n/a	n/a
Expected rate of return on bonds[1]	3.1	2.7	5.1	4.8
Expected rate of return on property	10.0	n/a	n/a	n/a
Expected rate of return on cash	3.7	6.0	n/a	n/a
Weighted average return on assets	4.1	2.8	5.1	4.8

Notes

[1]	Expected rate of return on bonds assumptions reflect the yield expected on actual bonds held, whereas the discount rate assumptions are based on high quality bond yields.

Notes to the consolidated financial statements (continued)

(b) Assets and liabilities

At 31 December, the fair value of the assets in the schemes, and the assessed present value of the liabilities in the schemes are shown in the following table:

	2003 £m	2002 £m	2001 £m	2000 £m
Group
Equities	132.1	115.8	152.9	159.7
Bonds	137.4	100.5	97.8	120.6
Insured annuities (UK)	60.9	63.4	58.4	57.9
Property	11.2	10.8	10.2	11.0
Cash	6.5	4.5	4.1	4.4

Total fair value of assets	348.1	295.0	323.4	353.6
Present value of scheme liabilities	(547.0)	(479.8)	(458.7)	(441.3)

Deficit in the scheme	(198.9)	(184.8)	(135.3)	(87.7)

Deficit in schemes by region
UK	(44.4)	(35.8)	(19.3)	(13.7)
US	(115.8)	(111.6)	(84.6)	(45.1)
Continental Europe	(33.3)	(31.3)	(23.7)	(21.2)
Canada, Asia Pacific, Latin America, Africa & Middle East	(5.4)	(6.1)	(7.7)	(7.7)

Deficit in the scheme	(198.9)	(184.8)	(135.3)	(87.7)

Some of the Group’s defined benefit schemes are unfunded (or largely unfunded) by common custom and practice in certain jurisdictions.

In the case of these unfunded schemes, the benefit payments are made as and when they fall due. Pre-funding of these schemes would not be typical business practice.

The following table shows the split of the deficit at 31 December 2003 and 2002 between funded and unfunded schemes.

The average period over which the underfunding would typically be payable (working lifetimes for schemes with active members or lifetimes for schemes with predominantly retired members) is also shown in the table.

	2003 Deficit £m	2003 Funding period years	2002 Deficit £m	2002 Funding period years
Funded schemes by region
UK	44.4	10.0	35.8	8.2
US	58.7	8.3	68.5	8.4
Continental Europe	2.1	16.2	2.3	13.9
Canada, Asia Pacific, Latin America, Africa & Middle East	2.7	10.3	0.5	13.8

Deficit in the funded schemes	107.9	9.2	107.1	8.5

Unfunded schemes by region
UK	—	—	—	—
US	57.0	13.1	43.1	13.3
Continental Europe	31.2	12.1	29.0	12.9
Canada, Asia Pacific, Latin America, Africa & Middle East	2.8	10.8	5.6	13.3

Deficit in the unfunded schemes	91.0	12.7	77.7	13.2

Notes to the consolidated financial statements (continued)

(c) Pension expense

The following table shows the breakdown of the pension expense between amounts charged to operating profit, amounts charged to net interest payable and similar charges and amounts recognised in the statement of total recognised gains and losses (STRGL):

	2003 £m	2002 £m	2001 £m
Group
Current service cost	12.3	12.1	13.3
Past service cost	2.9	(0.7)	1.8
Loss/(gain) on settlements and curtailments	0.2	—	(0.8)

Charge to operating profit	15.4	11.4	14.3

Expected return on pension scheme assets	(18.8)	(21.9)	(24.8)
Interest on pension scheme liabilities	30.3	28.7	28.6

Charge to net interest payable and similar charges	11.5	6.8	3.8

Charge to profit on ordinary activities before taxation for defined benefit schemes	26.9	18.2	18.1

(Gain)/loss on pension scheme assets relative to expected return	(16.8)	36.7	46.0
Experience losses arising on the scheme liabilities	2.4	3.6	8.4
Changes in assumptions underlying the present value of the scheme liabilities	10.3	21.5	(10.9)
Movement in exchange rates	(9.9)	(9.0)	(0.5)

Actuarial (gain)/loss recognised in STRGL	(14.0)	52.8	43.0

(d) Movement in scheme deficit

The following table shows an analysis of the movement in the scheme deficit for each accounting period:

	2003 £m	2002 £m	2001 £m
Group
Deficit at 1 January	184.8	135.3	87.7
Current service cost	12.3	12.1	13.3
Past service costs	2.9	(0.7)	1.8
Loss/(gain) on settlements and curtailments	0.2	—	(0.8)
Acquisitions	24.3	—	—
Charge to net interest payable and similar charges	11.5	6.8	3.8
Actuarial (gain)/loss	(14.0)	52.8	43.0
Employer contributions	(23.1)	(21.5)	(13.5)

Deficit at 31 December	198.9	184.8	135.3
Deferred tax asset	(10.0)	—	—

Pension provision	188.9	184.8	135.3

Notes to the consolidated financial statements (continued)

(e) History of experience gains and losses

	2003 £m	2002 £m	2001 £m	2000 £m	1999 £m
(Gain)/loss on pension scheme assets relative to expected return:
Amount	(16.8)	36.7	46.0	9.2	0.7
Percentage of scheme assets	(4.8)%	12.4%	14.2%	2.6%	0.3%

Experience losses arising on the scheme liabilities:
Amount	2.4	3.6	8.4	10.5	0.4
Percentage of the present value of the scheme liabilities	0.4%	0.8%	1.8%	2.4%	0.1%

Total (gain)/loss recognised in STRGL:
Amount	(14.0)	52.8	43.0	27.0	10.4
Percentage of the present value of the scheme liabilities	(2.6)%	11.0%	9.4%	6.1%	3.5%

23 Fair value of financial instruments

Derivative financial instruments

The fair value of derivatives, based on the amount that would be receivable or payable if the Group had sought to enter into such transactions, based on quoted market prices where possible, was as follows:

	31 Dec 2003 Swaps £m	31 Dec 2002 Swaps £m	31 Dec 2001 Swaps £m
Fair Value	15.8	52.9	4.0
Book Value	13.6	28.2	6.1

The book value above represents net accrued interest and the foreign translation difference on the principal amounts.

As explained in Item 11 of the Company’s Annual Report on Form 20F, the Group’s policy is to hedge the following exposures: interest rate risk – using interest swaps, caps and collars; currency swaps; and forward foreign currency contracts; structural and transactional currency exposures, and currency exposures on future expected sales – using currency swaps and forward foreign currency contracts.

Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on instruments used for hedging, and the movements therein, are as follows:

	Gains £m	Losses £m	Total net gains £m
Unrecognised gains and losses on hedges at 1 January 2003	55.9	(3.0)	52.9
Gains and losses arising in previous years that were recognised in 2003	21.3	—	21.3

Gains and losses arising in previous years that were not recognised in 2003	34.6	(3.0)	31.6
Gains and losses arising in 2003 that were not recognised in 2003	(0.2)	(0.1)	(0.3)

Unrecognised gains and losses on hedges at 31 December 2003	34.4	(3.1)	31.3
Gains and losses expected to be recognised in 2004	17.8	—	17.8
Gains and losses expected to be recognised in 2005 or later	16.6	(3.1)	13.5

Notes to the consolidated financial statements (continued)

The fair value of the above swaps has been obtained from a market data source.

Non-derivative financial instruments

The Group estimates that the aggregate fair value of non-derivative financial instruments at 31 December 2003 does not differ materially from their aggregate carrying values recorded in the consolidated balance sheet.

The Group has used the methods and assumptions detailed below to estimate the fair values of the Group’s financial instruments.

Cash, accounts receivable, accounts payable, overdrafts and short-term borrowings (including those drawn under the Revolving Credit Facilities) are considered to approximate fair value because of the short maturity of such instruments.

The fair value of our $300 million bonds, €1 billion Eurobonds, $287.5 million convertible bond and £450 million convertible bond at 31 December 2003 was £1,521 million. This is calculated by reference to market prices at 31 December 2003. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that could be realised in a current market exchange.

24 Authorised and issued share capital

	2003 Number m	2003 £m	2002 Number m	2002 £m	2001 Number m	2001 £m
Authorised: Equity ordinary shares of 10p each	1,750.0	175.0	1,750.0	175.0	1,750.0	175.0
Issued: Equity ordinary shares of 10p each	1,187.4	118.7	1,157.3	115.7	1,149.6	115.0

During the year the Group allotted 36 million shares with a nominal value of £3.6 million and cancelled 5.6 million shares with a nominal value of £0.6 million. Movements in each year are shown in note 25.

Notes to the consolidated financial statements (continued)

Share options

WPP Executive Share Option Scheme

As at 31 December 2003, unexercised options over ordinary shares of 28,182,693 and unexercised options over ADRs of 9,063,785 have been granted under the WPP Executive Share Option Scheme as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
529,345	1.080	1998 – 2005
5,049	1.150	1997 – 2004
682,717	1.190	1997 – 2004
452,080	1.269	2000 – 2006
146,334	1.269	2000 – 2007
1,141,182	1.540	1998 – 2005
349,492	1.540	2000 – 2005
1,536,434	2.040	2000 – 2007
655,639	2.140	1999 – 2006
1,988,136	2.335	1999 – 2006
6,037	2.535	2000 – 2007
2,127,392	2.835	2000 – 2007
2,505,298	2.930	2001 – 2008
5,022	3.030	2001 – 2008
36,500	3.270	2001 – 2008
59,350	3.763	2006 – 2013
83,500	4.136	2000 – 2008
26,824	4.210	2005 – 2006
4,025,800	4.210	2005 – 2012
76,644	4.210	2005 – 2013
68,980	4.210	2006 – 2012
127,877	4.438	2005 – 2012
41,170	4.615	2006 – 2013
51,247	4.615	2007 – 2013
425,000	4.705	2000 – 2008
31,557	4.865	2004 – 2005
2,790,579	4.865	2004 – 2011
45,583	4.865	2005 – 2011
99,609	5.185	2002 – 2009
511,274	5.700	2002 – 2009
3,445,043	5.595	2006 – 2013
23,137	5.595	2006 – 2014
48,295	5.595	2007 – 2013
33,642	5.595	2006 – 2007
1,184,576	6.163	2000 – 2009
7,005	6.280	2004 – 2011
41,750	6.328	2000 – 2009
914,667	7.052	2000 – 2010
78,899	7.180	2005 – 2012
20,875	7.383	2000 – 2009
43,629	7.550	2005 – 2006

Notes to the consolidated financial statements (continued)

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
769,961	7.550	2005 – 2012
4,302	7.550	2006 – 2012
10,437	7.569	2000 – 2009
96,713	8.110	2004 – 2011
3,072	8.110	2004 – 2005
2,985	8.110	2005 – 2011
50,733	8.193	2004 – 2011
16,700	8.769	2000 – 2010
20,875	8.927	2000 – 2010
10,438	8.996	2000 – 2010
140,865	9.010	2003 – 2010
4,341	9.010	2003 – 2004
520,442	9.010	2003 – 2010
13,548	9.010	2004 – 2010
296	10.770	2003 – 2004
43,816	10.770	2003 – 2010

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
289,315	9.186	2000 – 2006
20,514	9.186	2000 – 2007
1,113,700	14.767	2000 – 2007
142,527	30.080	2006 – 2013
33,244	30.080	2007 – 2013
1,753,610	33.200	2005 – 2012
146,625	34.057	2000 – 2008
2,881	34.702	2005 – 2012
8,644	34.702	2007 – 2012
1,401,938	35.380	2004 – 2011
15,991	37.520	2006 – 2013
444,199	44.610	2000 – 2009
394,482	46.475	2002 – 2009
50,786	46.556	2000 – 2009
1,473,412	47.410	2006 – 2013
11,481	48.204	2000 – 2010
8,350	48.802	2000 – 2009
4,175	50.299	2000 – 2010
595,283	51.048	2000 – 2010
49,386	53.030	2005 – 2012
25,150	53.443	2000 – 2009
86,005	54.042	2000 – 2009
364,719	54.050	2005 – 2012
8,350	55.314	2000 – 2009
33,400	56.287	2000 – 2009
12,525	57.186	2000 – 2009
6,976	57.338	2003 – 2010
46,436	58.238	2004 – 2011
18,619	58.886	2004 – 2011
3,341	59.656	2000 – 2010

Notes to the consolidated financial statements (continued)

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
2,088	60.329	2000 – 2010
6,263	60.479	2000 – 2010
70,077	62.110	2003 – 2010
2,415	62.110	2005 – 2010
320,306	63.263	2003 – 2010
10,438	63.698	2000 – 2010
2,923	63.773	2000 – 2010
8,350	64.371	2000 – 2010
7,966	66.692	2000 – 2010
3,340	67.066	2000 – 2010
4,175	68.488	2000 – 2010
11,690	71.781	2000 – 2010
1,587	72.605	2000 – 2010
34,413	84.485	2003 – 2010
11,690	84.731	2000 – 2010

WPP Worldwide Share Ownership Program

As at 31 December 2003, unexercised options over ordinary shares of 5,887,900 and unexercised options over ADRs of 702,650 have been granted under the WPP Worldwide Share Ownership Program as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
92,850	2.695	2000 – 2007
296,550	3.400	2001 – 2008
100,800	3.903	2006 – 2007
2,303,650	3.903	2006 – 2013
44,800	3.903	2007 – 2013
79,225	4.210	2005 – 2012
15,375	4.210	2005 – 2013
15,625	5.210	2004 – 2011
473,225	5.315	2002 – 2009
13,800	5.315	2003 – 2009
17,750	5.990	2004 – 2011
45,125	7.180	2005 – 2006
904,450	7.180	2005 – 2012
21,375	7.180	2006 – 2012
14,875	7.790	2003 – 2004
769,650	7.790	2003 – 2010
10,375	7.790	2004 – 2010
28,350	7.960	2004 – 2005
626,550	7.960	2004 – 2011
13,500	7.960	2005 – 2011

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
383,280	30.800	2006 – 2013
134,640	56.480	2004 – 2011
184,730	53.030	2005 – 2012

Notes to the consolidated financial statements (continued)

Tempus Group plc 1998 Long Term Incentive Plan

As at 31 December 2003, unexercised options over ordinary shares of 417,394 have been granted under the Tempus Group plc 1998 Long Term Incentive Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
243,063	2.260	2001 – 2008
56,713	4.920	2001 – 2011
12,147	4.930	2001 – 2011
48,606	4.970	2001 – 2009
2,023	4.980	2001 – 2009
20,254	5.580	2001 – 2011
34,588	6.000	2001 – 2010

The aggregate status of the WPP Share Option Schemes during 2003 was as follows:

Movement on options granted (represented in ordinary shares)

	1 January 2003 Number	Granted number	Exercised number	Lapsed number	31 December 2003 number
WPP	52,321,929	16,712,873	(1,388,039)	(4,226,206)	63,420,557
Y&R	31,898,218	—	(9,871,147)	(2,544,860)	19,482,211
Tempus	421,443	—	—	(4,049)	417,394

	84,641,590	16,712,873	(11,259,186)	(6,775,115)	83,320,162

Options outstanding over ordinary shares

Range of exercise prices £	Weighted average exercise price £	Weighted average contractual life Months
1.080-10.770	4.317	85

Options outstanding over ADRs

Range of exercise prices $	Weighted average exercise price $	Weighted average contractual life Months
9.186-84.731	38.690	88

The weighted average fair value of options granted in the year calculated using the Black-Scholes model, was as follows:

	2003		2002		2001
Fair value of UK options (shares)	184.0	p	196.7	p	212.0	p
Fair value of US options (ADRs)	$15.12		$13.95		$13.65
Weighted average assumptions:
UK Risk-free interest rate	4.38%		4.51%		4.73%
US Risk-free interest rate	2.67%		3.01%		3.42%
Expected life (months)	48		48		36
Expected volatility	45%		45%		50%
Dividend yield	1.0%		1.0%		0.6%

Notes to the consolidated financial statements (continued)

Options are issued at an exercise price equal to market value on the date of grant.

The weighted average fair value of the option element of the awards made under the Leadership Equity Acquisition Plan (‘LEAP’) in the year, calculated using the Black-Scholes model, was as follows:

	2003[1]	2002		2001
Fair value	n/a	319.7	p	236.2	p
Weighted average assumptions:
Risk-free interest rate	n/a	5.06%		5.00%
Expected life (months)	n/a	60		48
Expected volatility	n/a	45%		40%
Dividend yield	n/a	1.0%		0.6%

The option element was granted at an exercise price equal to market value on the date of grant.

Notes

[1]	No new LEAP awards were granted in 2003.

25 Share owners’ funds

Reconciliation of movements in consolidated share owners’ funds for the year ended 31 December 2003

	2003 £m	2002 £m	2001 £m
Profit for the year	208.4	88.0	271.2
Ordinary dividends payable	(76.8)	(62.5)	(51.6)

	131.6	25.5	219.6
Exchange adjustments on foreign currency net investments	74.8	82.3	(80.6)
Ordinary shares issued in respect of acquisitions	16.9	8.2	64.7
Share placement	100.2	—	—
Share issue costs charged to share premium account or merger reserve	(2.8)	(3.4)	(1.0)
Other share issues	18.1	24.3	68.2
Share cancellations	(20.2)	(8.3)	—
Other movements	1.3	—	—
Actuarial gain/(loss) on defined benefit schemes	14.0	(52.8)	(43.0)
Deferred tax on defined benefit pension schemes	10.0	—	—
Write-back of goodwill on disposals of interest in associate undertaking	—	—	2.0

Net additions to equity share owners’ funds	343.9	75.8	229.9
Opening equity share owners’ funds	3,675.6	3,599.8	3,369.9

Closing equity share owners’ funds	4,019.5	3,675.6	3,599.8

Notes to the consolidated financial statements (continued)

26 Acquisition of Cordiant Communications Group plc

On 1 August 2003 the Company finalised its acquisition of Cordiant Communications Group plc (‘Cordiant’). The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group:

	Book value at Acquisition £m	Account- ing policy alignments[1] £m		Fair value adjust- ments[2] £m		Fair value to Group £m
Tangible fixed assets	25.2	(2.1	)(i)	(2.2)		20.9
Investments	44.6			(4.2)		40.4
Current assets	296.7			42.0	(iii)	338.7

Total assets	366.5	(2.1)		35.6		400.0
Other creditors due within one year	(288.9)			(29.8	)(iv)	(318.7)
Other creditors due after one year	(21.5)			(4.2)		(25.7)
Provisions	(66.5)	(11.3	)(ii)	(17.7	)(v)	(95.5)

Total liabilities	(376.9)	(11.3)		(51.7)		(439.9)

Net liabilities	(10.4)	(13.4)		(16.1)		(39.9)
Minority interest						(9.2)
Goodwill						269.9

Consideration						220.8

Considered satisfied by:
Debt acquired						265.5
Debt repayments prior to acquisition date						(62.1)
Shares issued						11.3
Capitalised acquisition costs						6.1

						220.8

Notes

[1]	Accounting policy alignments

These comprise adjustments to bring the assets and liabilities of Cordiant into compliance with WPP Group plc’s accounting policies:

(i)	Application of the Group’s depreciation policies to tangible fixed assets acquired.
(ii)	Adjustment for the application of FRS 17 for pensions accounting.

[2]	Fair value adjustments

These comprise adjustments to bring the book value of the assets and liabilities of Cordiant to fair value:

(iii)	Revaluation of current asset investments to fair value.
(iv)	Recognition of accrual for corporate tax and other liabilities.
(v)	Recognition of obligations under onerous property contracts and revaluation of other leasing arrangements to fair value, and provision for certain contingent liabilities where the likelihood of settlement is considered probable at the date of acquisition.

Notes to the consolidated financial statements (continued)

Net cash inflows/(outflows) in respect of Cordiant comprised:

£m
Cash at bank and in hand acquired	46.1
Bank overdrafts acquired	(8.3)
Share issue and acquisition costs	(5.7)

32.1

Cordiant contributed £85.4 million to the Group’s net operating cash flows, paid £15.9 million in respect of net returns and servicing of finance, paid £1.3 million in respect of taxation and utilised £1.9 million for capital expenditure.

The summarised profit and loss accounts and statements of total recognised gains and losses of Cordiant for the period from 1 January to 31 July 2003 and the year ended 31 December 2002 are summarised below. These amounts are shown on the basis of the accounting policies and reporting formats of Cordiant prior to the acquisition. The post-acquisition contribution of Cordiant was not material to the Group’s profit and loss account on page F-36.

The amounts shown below for the year ended 31 December 2002 have been extracted from the 2002 financial statements of Cordiant. The report of Cordiant’s auditors accompanying the financial statements stated that they were unable to form an opinion as to whether the financial statements gave a true and fair view of the loss of Cordiant for the year then ended due to their inability to carry out auditing procedures necessary to obtain adequate assurance regarding the Cordiant’s Directors’ assessment of the appropriateness of preparing the financial statements on a going concern basis. This inability was due to the fact that the Directors had not yet at that time brought their consideration of the various strategic options available to Cordiant to the stage where the implications of their future funding structure and the extent and nature of any disposal program to be put in place were sufficiently clear. In respect solely of the limitation on the work relating to the appropriateness of the going concern basis of preparation, the report of Cordiant’s auditors stated that they had not obtained all of the information and explanations that they considered necessary for the purpose of their audit.

	Period ended 31 July 2003 £m	Year ended 31 December 2002 £m
		(Unaudited)
Cordiant Communications Group plc Profit and loss account
Revenue	251.8	532.7
Other operating expenses (net)	(280.9)	(524.6)

Operating (loss)/profit	(29.1)	8.1
Goodwill impairment	(49.0)	(171.1)
Income from associates and joint ventures	3.5	3.4
Interest expense (net)	(15.2)	(23.0)
Exceptional items[1]	(42.5)	(45.6)

Loss on ordinary activities before taxation	(132.3)	(228.2)

Tax on loss on ordinary activities	(6.3)	(1.4)

Loss on ordinary activities after taxation	(138.6)	(229.6)
Minority interests	(0.7)	(4.0)

Loss attributable to shareholders	(139.3)	(233.6)
Ordinary dividends	—	—

Retained loss for the period	(139.3)	(233.6)

Notes to the consolidated financial statements (continued)

	Period ended 31 July 2003 £m	Year ended 31 December 2002 £m
Statement of recognised gains and losses
Loss for the financial period	(139.3)	(233.6)
Exercising of employee share schemes	0.5	—
Transfer from shares to be issued reserve	20.8	—
Transfer of unrealised gain on sale of joint venture and subsidiary undertaking	1.3	—
Gain/(loss) on foreign currency translation	12.5	(6.1)

Total recognised gains and losses relating to the period	(104.2)	(239.7)

Notes

[1]	Exceptional items comprise gains on the disposal of businesses and other costs incidental to a restructuring of operations and investment write offs.

Other acquisitions

The Group undertook a number of other acquisitions in the year. Goodwill arising on these acquisitions and reforecasts to initial goodwill calculations for acquisitions completed in prior periods was calculated as follows:

	Book value of net assets Acquired £m	Fair value adjustments £m	Fair value £m	Cost of acquisition £m	Goodwill £m
Acquisitions and reforecasts	77.6	(4.2)	73.4	265.3	191.9

Goodwill above of £191.9 million includes £111.1 million in respect of the acquisition of subsidiary undertakings and £80.8 million in respect of associate undertakings. Cash consideration for acquisitions is analysed in note 11.

Fair value adjustments of £4.2 million arising on these acquisitions include £1.9 million of additional tax liabilities and £2.3 million of other liabilities.

27 Principal operating subsidiary undertakings

The principal subsidiary undertakings of the Group are:

Country of Incorporation
J. Walter Thompson Company, Inc	US
Group M Worldwide Inc	US
The Ogilvy Group, Inc	US
Young & Rubicam, Inc	US
WPP Finance Co Limited	UK
WPP Group Services S.A.	Belgium

With the exception of WPP Finance Co. Limited, which is involved in financing arrangements with other Group companies and WPP Group Services S.A. which acts as a co-ordination centre, all of these subsidiaries are operating companies. All of the above companies are 100% owned by the Group.

Notes to the consolidated financial statements (continued)

A more detailed list of the operating subsidiary undertakings is given in Item 4 of the Company’s Annual Report on Form 20F. The Company directly or indirectly holds controlling interests in the issued share capital of these undertakings with the exception of those specifically identified.

Advantage has been taken of Section 231(5) of the Companies Act 1985 to list only those undertakings required by that provision, as an exhaustive list would involve a statement of excessive length.

28 Pro forma consolidating condensed financial information

WPP Finance (UK) is an issuer of certain securities registered under the Securities Act of 1933, guaranteed by WPP Group plc, thus subjecting both WPP Finance (UK) and WPP Group plc to reporting requirements under Section 15(d) of the Securities Exchange Act of 1934.

The following pro forma consolidating condensed financial information gives pro forma effect to the purchase of Landor Associates, CommonHealth and Wunderman, indirect wholly owned subsidiaries of WPP Group plc, by WPP Finance (UK), also an indirect wholly owned subsidiary of WPP Group plc. The pro forma financial statements of WPP Finance (UK) were prepared as if Landor Associates, CommonHealth and Wunderman were purchased as of each balance sheet date and at the beginning of each financial period presented.

In the event that WPP Finance (UK) fails to pay the holders of the securities being offered and sold pursuant to this registration statement, thereby requiring WPP Group plc to make payment pursuant to the terms of its full and unconditional guarantee of those securities, there is no impediment to WPP Group plc obtaining reimbursement for any such payments from WPP Finance (UK).

Notes to the consolidated financial statements (continued)

Income Statement

For the year ended 31 December 2003

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Turnover (gross billings)	—	—	18,621.3	—	18,621.3
Cost of sales	—	—	(14,515.3)	—	(14,515.3)

Revenue	—	—	4,106.0	—	4,106.0
Direct costs	—	—	(237.1)	—	(237.1)

Gross profit	—	—	3,868.9	—	3,868.9
Operating costs	(34.2)	—	(3,419.4)	—	(3,453.6)

Operating profit/(loss)	(34.2)	—	449.5	—	415.3
Income from subsidiaries	257.3	24.7	—	(282.0)	—
Income from associates	—	—	6.2	—	6.2

Profit on ordinary activities before interest and taxation	223.1	24.7	455.7	(282.0)	421.5
Net interest payable and similar charges	(14.7)	—	(56.9)	—	(71.6)

Profit on ordinary activities before taxation	208.4	24.7	398.8	(282.0)	349.9
Taxation on profit on ordinary activities	—	—	(122.1)	—	(122.1)

Profit on ordinary activities after taxation	208.4	24.7	276.7	(282.0)	227.8
Minority interests	—	—	(19.4)	—	(19.4)

Profit attributable to ordinary share owners	208.4	24.7	257.3	(282.0)	208.4
Ordinary dividends	(76.8)	—	—	—	(76.8)

Retained profit for the year transferred to reserves	131.6	24.7	257.3	(282.0)	131.6

Reconciliation to US Accounting Principles:
Profit attributable to ordinary share owners under UK GAAP	208.4	24.7	257.3	(282.0)	208.4
Reverse amortization of goodwill	33.0	—	33.0	(33.0)	33.0
Amortization of intangibles	(20.6)	—	(20.6)	20.6	(20.6)
Goodwill impairment	(16.9)	—	(16.9)	16.9	(16.9)
Contingent consideration deemed as compensation	(43.9)	—	(43.9)	43.9	(43.9)
Executive compensation	(3.7)	—	(6.2)	6.2	(3.7)
Accounting for derivatives	(17.9)	—	(16.8)	16.8	(17.9)
Pension accounting	(9.8)	—	(9.8)	9.8	(9.8)
Accounting for associates	1.1	—	1.1	(1.1)	1.1
Employer payroll taxes	2.0	—	2.0	(2.0)	2.0
Tax items	(21.4)	—	(21.4)	21.4	(21.4)

US GAAP Adjustments	(98.1)	—	(99.5)	99.5	(98.1)

Net income as adjusted for US GAAP	110.3	24.7	157.8	(182.5)	110.3

Notes to the consolidated financial statements (continued)

Income statement

For the year ended 31 December 2002

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated WPP Group plc
Turnover (gross billings)	—	—	18,028.7	—	18,028.7
Cost of sales	—	—	(14,120.4)	—	(14,120.4)

Revenue	—	—	3,908.3	—	3,908.3
Direct costs	—	—	(218.2)	—	(218.2)

Gross profit	—	—	3,690.1	—	3,690.1
Operating costs	(5.2)	—	(3,412.4)	—	(3,417.6)

Operating profit/(loss)	(5.2)	—	277.7	—	272.5
Income from subsidiaries	138.8	31.0	—	(169.8)	—
Income from associates	—	—	30.0	—	30.0

Profit on ordinary activities before interest and taxation	133.6	31.0	307.7	(169.8)	302.5
Profits on disposal of fixed assets	—	—	9.2	—	9.2
Amounts written off fixed asset investments	—	—	(19.9)	—	(19.9)
Net interest payable and similar charges	(45.5)	—	(40.9)	—	(86.4)

Profit on ordinary activities before taxation	88.1	31.0	256.1	(169.8)	205.4
Taxation on profit on ordinary activities	(0.1)	—	(103.3)	—	(103.4)

Profit on ordinary activities after taxation	88.0	31.0	152.8	(169.8)	102.0
Minority interests	—	—	(14.0)	—	(14.0)

Profit attributable to ordinary share owners	88.0	31.0	138.8	(169.8)	88.0
Ordinary dividends	(62.5)	—	—	—	(62.5)

Retained profit for the year transferred to reserves	25.5	31.0	138.8	(169.8)	25.5

Reconciliation to US Accounting Principles:
Profit attributable to ordinary share owners under UK GAAP	88.0	31.0	138.8	(169.8)	88.0
Reverse amortization of goodwill	32.0	—	32.0	(32.0)	32.0
Amortization of intangibles	(13.4)	—	(13.4)	13.4	(13.4)
Contingent consideration deemed as compensation	(49.7)	—	(49.7)	49.7	(49.7)
Executive compensation	(11.0)	—	(9.4)	9.4	(11.0)
Accounting for derivatives	48.9	—	—	—	48.9
Pension accounting	(5.5)	—	(5.5)	5.5	(5.5)
Tax items	(10.1)	—	(10.1)	10.1	(10.1)

US GAAP Adjustments	(8.8)	—	(56.1)	56.1	(8.8)

Net income as adjusted for US GAAP before the cumulative effect of change in accounting principle	79.2	31.0	82.7	(113.7)	79.2
Goodwill impairment upon adoption of SFAS 142	(25.7)	—	(25.7)	25.7	(25.7)

Net income as adjusted for US GAAP after the cumulative effect of change in accounting principle	53.5	31.0	57.0	(88.0)	53.5

Notes to the consolidated financial statements (continued)

Income Statement

For the year ended 31 December 2001

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Turnover (gross billings)	—	—	20,886.9	—	20,886.9
Cost of sales	—	—	(16,865.2)	—	(16,865.2)

Revenue	—	—	4,021.7	—	4,021.7
Direct costs	—	—	(232.0)	—	(232.0)

Gross profit	—	—	3,789.7	—	3,789.7
Operating income (costs)	28.8	—	(3,313.0)	—	(3,284.2)

Operating profit	28.8	—	476.7	—	505.5
Income from subsidiaries	263.5	24.2	—	(287.7)	—
Income from associates	—	—	40.8	—	40.8

Profit on ordinary activities before interest and taxation	292.3	24.2	517.5	(287.7)	546.3
Profits on disposal of fixed assets	—	—	6.8	—	6.8
Amounts written off fixed asset investments	—	—	(70.8)	—	(70.8)
Net interest payable and similar charges	(21.1)	—	(50.2)	—	(71.3)

Profit on ordinary activities before taxation	271.2	24.2	403.3	(287.7)	411.0
Taxation on profit on ordinary activities	—	—	(126.1)	—	(126.1)

Profit on ordinary activities after taxation	271.2	24.2	277.2	(287.7)	284.9
Minority interests	—	—	(13.7)	—	(13.7)

Profit attributable to ordinary share owners	271.2	24.2	263.5	(287.7)	271.2
Ordinary dividends	(51.6)	—	—	—	(51.6)

Retained profit for the year transferred to reserves	219.6	24.2	263.5	(287.7)	219.6

Reconciliation to US Accounting Principles:
Profit attributable to ordinary share owners under UK GAAP	271.2	24.2	263.5	(287.7)	271.2
Amortization of intangibles	(142.2)	(23.5)	(142.2)	165.7	(142.2)
Contingent consideration deemed as compensation	(23.1)	—	(23.1)	23.1	(23.1)
Executive compensation	(26.9)	—	(27.9)	27.9	(26.9)
Accounting for derivatives	4.0	—	—	—	4.0
Tax items	(3.8)	—	(3.8)	3.8	(3.8)

US GAAP Adjustments	(192.0)	(23.5)	(197.0)	220.5	(192.0)

Net income as adjusted for US GAAP	79.2	0.7	66.5	(67.2)	79.2

Notes to the consolidated financial statements (continued)

Consolidating Cash Flow Statement

For the year ended 31 December 2003

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Operating profit/(loss)	(34.2)	—	449.5	—	415.3
Depreciation	19.9	—	107.6	—	127.5
Goodwill amortization and impairment charges - subsidiaries	—	—	77.7	—	77.7
Movements in working capital and provisions	(415.3)	—	735.9	—	320.6
Loss on sale of tangible fixed assets	—	—	0.9	—	0.9

Net cash (outflow)/inflow from operating activities	(429.6)	—	1,371.6	—	942.0
Dividends received from subsidiaries and associates	370.9	—	15.6	(370.9)	15.6
Returns on investments and servicing of finance	(40.6)	—	2.3	—	(38.3)
United Kingdom and overseas tax paid	—	—	(93.6)	—	(93.6)
Capital expenditure and financial investment	(8.7)	—	(79.4)	—	(88.1)
Acquisitions and disposals	(243.9)	—	(100.6)	—	(344.5)
Equity dividends paid	(67.0)	—	—	—	(67.0)

Net cash (outflow)/inflow before management of liquid resources and financing	(418.9)	—	1,115.9	(370.9)	326.1
Management of liquid resources	—	—	(211.4)	—	(211.4)
Net cash inflow/(outflow) from financing	127.0	—	(7.3)	—	119.7

(Decrease)/increase in cash and overdrafts for the period	(291.9)	—	897.2	(370.9)	234.4
Translation difference	39.5	—	(58.8)	—	(19.3)
Balance of cash and overdrafts at beginning of period	(41.9)	—	542.8	—	500.9

Balance of cash and overdrafts at end of period	(294.3)	—	1,381.2	(370.9)	716.0

Notes to the consolidated financial statements (continued)

Consolidating Cash Flow Statement

For the year ended 31 December 2002

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Operating profit/(loss)	(5.2)	—	277.7	—	272.5
Depreciation	4.8	—	111.8	—	116.6
Goodwill amortization and impairment charges - subsidiaries	—	—	177.7	—	177.7
Movements in working capital and provisions	161.3	—	49.2	—	210.5
Loss on sale of tangible fixed assets	—	—	2.6	—	2.6

Net cash inflow from operating activities	160.9	—	619.0	—	779.9
Dividends received from/(paid to) subsidiaries and associates	54.0	—	(24.8)	(19.8)	9.4
Returns on investments and servicing of finance	(32.0)	—	(46.2)	—	(78.2)
United Kingdom and overseas tax paid	—	—	(85.0)	—	(85.0)
Capital expenditure and financial investment	(74.0)	—	(83.9)	—	(157.9)
Acquisitions and disposals	(481.6)	—	204.3	—	(277.3)
Equity dividends paid	(55.6)	—	—	—	(55.6)

Net cash (outflow)/inflow before management of liquid resources and financing	(428.3)	—	583.4	(19.8)	135.3
Management of liquid resources	—	—	(113.6)	—	(113.6)
Net cash inflow/(outflow) from financing	424.6	—	(210.7)	—	213.9

(Decrease)/increase in cash and overdrafts for the period	(3.7)	—	259.1	(19.8)	235.6
Translation difference	43.2	—	(43.6)	—	(0.4)
Balance of cash and overdrafts at beginning of period	(81.4)	—	347.1	—	265.7

Balance of cash and overdrafts at end of period	(41.9)	—	562.6	(19.8)	500.9

Notes to the consolidated financial statements (continued)

Consolidating Cash Flow Statement

For the year ended 31 December 2001

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Operating profit	28.8	—	476.7	—	505.5
Depreciation	3.4	—	106.5	—	109.9
Goodwill amortization and impairment charges - subsidiaries	—	—	14.8	—	14.8
Movements in working capital and provisions	228.7	—	(686.7)	—	(458.0)
Loss on sale of tangible fixed assets	—	—	1.7	—	1.7

Net cash (outflow)/inflow from operating activities	260.9	—	(87.0)	—	173.9
Dividends received from subsidiaries and associates	—	—	14.7	—	14.7
Returns on investments and servicing of finance	(10.5)	—	(45.9)	—	(56.4)
United Kingdom and overseas tax paid	—	—	(77.5)	—	(77.5)
Capital expenditure and financial investment	(108.7)	—	(108.5)	—	(217.2)
Acquisitions and disposals	(888.0)	—	157.7	—	(730.3)
Equity dividends paid	(44.4)	—	—	—	(44.4)

Net cash (outflow)/inflow before management of liquid resources and financing	(790.7)	—	(146.5)	—	(937.2)
Management of liquid resources	—	—	(76.8)	—	(76.8)
Net cash inflow/(outflow) from financing	672.7	—	(173.7)	—	499.0

(Decrease)/increase in cash and overdrafts for the period	(118.0)	—	(397.0)	—	(515.0)
Translation difference	(1.7)	—	12.4	—	10.7
Balance of cash and overdrafts at beginning of period	38.3	—	731.7	—	770.0

Balance of cash and overdrafts at end of period	(81.4)	—	347.1	—	265.7

Notes to the consolidated financial statements (continued)

Consolidating Balance Sheet

As at 31 December 2003

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Fixed assets
Goodwill / Intangible assets	—	—	5,660.3	—	5,660.3
Tangible assets	2.9	—	341.7	—	344.6
Investment in subsidiaries	6,319.1	1,173.4	—	(7,492.5)	—
Investments	307.8	—	381.5	—	689.3

	6,629.8	1,173.4	6,383.5	(7,492.5)	6,694.2

Current assets
Stocks and work in progress	—	—	269.6	—	269.6
Debtors	43.2	—	2,351.3	—	2,394.5
Trade debtors within working capital facility	—	—	227.1	—	227.1
Current asset investments	—	—	401.8	—	401.8
Cash at bank and in hand	8.3	—	1,009.8	—	1,018.1

	51.5	—	4,259.6	—	4,311.1

Creditors: amounts falling due within one year
Bank loans and overdrafts	548.9	—	3.5	—	552.4
Trade creditors	—	—	2,733.3	—	2,733.3
Deferred income	—	—	391.9	—	391.9
Other creditors and accruals	157.9	—	1,088.7	—	1,246.6

	706.8	—	4,217.4	—	4,924.2

Net current assets (liabilities)	(655.3)	—	42.2	—	(613.1)

Total assets less current liabilities	5,974.5	1,173.4	6,425.7	(7,492.5)	6,081.1
Creditors: amounts falling due after more than one year (including convertible bonds)
Corporate and convertible bonds and bank loans	900.0	—	329.0	—	1,229.0
Other creditors and accruals	—	—	462.1	—	462.1

	900.0	—	791.1	—	1,691.1

Provisions for liabilities and charges	—	—	133.5	—	133.5
Net intercompany payable (receivable)	1,006.9	—	(1,006.9)	—	—
Pension provision	—	—	188.9	—	188.9

Net assets	4,067.6	1,173.4	6,319.1	(7,492.5)	4,067.6

Reconciliation to US Accounting Principles:
Share owners’ funds under UK GAAP	4,019.5	1,173.4	6,319.1	(7,492.5)	4,019.5
Capitalization of goodwill arising on acquisition (net of accumulated amortisation and amounts capitalized under UK GAAP)	16.3	21.5	52.2	(73.7)	16.3
Listed investments	(1.8)	—	(1.8)	1.8	(1.8)
Contingent consideration deemed as compensation	(125.3)	—	(125.3)	125.3	(125.3)
Shares owned by ESOP	(307.8)	—	(307.8)	307.8	(307.8)
Accounting for derivatives	24.3	—	16.8	(16.8)	24.3
Pension accounting	(0.5)	—	(0.5)	0.5	(0.5)
Tax items	(21.0)	—	(21.0)	21.0	(21.0)
Accounting for associates	1.1	—	1.1	(1.1)	1.1
Employer payroll taxes	2.0	—	2.0	(2.0)	2.0
Proposed final ordinary dividend, not yet declared	52.2	—	52.2	(52.2)	52.2
Other	(3.0)	—	(3.0)	3.0	(3.0)

US GAAP Adjustments	(363.5)	21.5	(335.1)	313.6	(363.5)

Share owners’ funds as adjusted for US GAAP	3,656.0	1,194.9	5,984.0	(7,178.9)	3,656.0

Notes to the consolidated financial statements (continued)

Consolidating Balance Sheet

As at 31 December 2002

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Fixed assets
Goodwill / Intangible assets	—	—	5,357.0	—	5,357.0
Tangible assets	17.0	—	360.3	—	377.3
Investment in subsidiaries	6,051.5	1,148.7	—	(7,200.2)	—
Investments	312.2	—	316.5	—	628.7

	6,380.7	1,148.7	6,033.8	(7,200.2)	6,363.0
Current assets
Stocks and work in progress	—	—	291.6	—	291.6
Debtors	39.1	—	2,217.3	—	2,256.4
Trade debtors within working capital facility	—	—	168.3	—	168.3
Current asset investments	—	—	190.4	—	190.4
Cash at bank and in hand	10.8	—	678.3	—	689.1

	49.9	—	3,545.9	—	3,595.8
Creditors: amounts falling due within one year
Bank loans and overdrafts	52.7	—	147.0	—	199.7
Trade creditors	—	—	2,477.8	—	2,477.8
Deferred income	—	—	335.0	—	335.0
Other creditors and accruals	87.1	—	1,020.5	—	1,107.6

	139.8	—	3,980.3	—	4,120.1
Net current liabilities	(89.9)	—	(434.4)	—	(524.3)
Total assets less current liabilities	6,290.8	1,148.7	5,599.4	(7,200.2)	5,838.7
Creditors: amounts falling due after more than one year (including convertible bonds)
Corporate and convertible bonds and bank loans	1,065.3	—	337.2	—	1,402.5
Other creditors and accruals	14.7	—	420.3	—	435.0

	1,080.0	—	757.5	—	1,837.5
Provisions for liabilities and charges	—	—	102.0	—	102.0
Net intercompany payable (receivable)	1,496.4	—	(1,496.4)	—	—
Pension provision	—	—	184.8	—	184.8

Net assets	3,714.4	1,148.7	6,051.5	(7,200.2)	3,714.4

Reconciliation to US Accounting Principles:
Share owners’ funds under UK GAAP	3,675.6	1,148.7	6,051.5	(7,200.2)	3,675.6
Capitalisation of goodwill arising on acquisition (net of accumulated amortisation and amounts capitalized under UK GAAP)	357.5	12.3	379.3	(391.6)	357.5
Contingent consideration deemed as compensation	(81.4)	—	(81.4)	81.4	(81.4)
Shares owned by ESOP	(312.2)	—	(312.2)	312.2	(312.2)
Accounting for derivatives	52.9	—	—	—	52.9
Pension accounting	8.7	—	8.7	(8.7)	8.7
Tax items	0.4	—	0.4	(0.4)	0.4
Proposed final ordinary dividend, not yet declared	42.5	—	42.5	(42.5)	42.5
Other	(3.2)	—	(3.2)	3.2	(3.2)

US GAAP Adjustments	65.2	12.3	34.1	(46.4)	65.2

Share owners’ funds as adjusted for US GAAP	3,740.8	1,161.0	6,085.6	(7,246.6)	3,740.8

Notes to the consolidated financial statements (continued)

Consolidating Balance Sheet

As at 31 December 2001

£m

	WPP Group plc	WPP Finance (UK)	Non-guarantor Subsidiaries	Reclassifications / Eliminations	Consolidated WPP Group plc
Fixed assets
Goodwill / Intangible assets	—	—	5,389.9	—	5,389.9
Tangible assets	15.4	—	417.4	—	432.8
Investment in subsidiaries	5,341.1	1,117.7	—	(6,458.8)	—
Investments	250.4	—	303.1	—	553.5

	5,606.9	1,117.7	6,110.4	(6,458.8)	6,376.2

Current assets
Stocks and work in progress	—	—	236.9	—	236.9
Trade debtors	53.1	—	2,338.7	—	2,391.8
Trade debtors within working capital facility	—	—	248.5	—	248.5
Current asset investments	—	—	76.8	—	76.8
Cash at bank and in hand	4.3	—	581.3	—	585.6

	57.4	—	3,482.2	—	3,539.6
Creditors: amounts falling due within one year
Bank loans and overdrafts	85.7	—	234.2	—	319.9
Trade creditors	—	—	2,506.2	—	2,506.2
Deferred income	—	—	322.2	—	322.2
Other creditors and accruals	125.7	—	1,048.0	—	1,173.7

	211.4	—	4,110.6	—	4,322.0
Net current liabilities	(154.0)	—	(628.4)	—	(782.4)

Total assets less current liabilities	5,452.9	1,117.7	5,482.0	(6,458.8)	5,593.8
Creditors: amounts falling due after more than one year (including convertible bonds)

Corporate and convertible bonds and bank loans	609.0	—	618.6	—	1,227.6
Other creditors and accruals	11.8	—	472.1	—	483.9

	620.8	—	1,090.7	—	1,711.5

Provisions for liabilities and charges	—	—	106.1	—	106.1
Net intercompany payable (receivable)	1,191.2	—	(1,191.2)	—	—
Pension provision	—	—	135.3	—	135.3

Net assets	3,640.9	1,117.7	5,341.1	(6,458.8)	3,640.9

Reconciliation to US Accounting Principles:
Share owners’ funds under UK GAAP	3,599.8	1,117.7	5,341.1	(6,458.8)	3,599.8
Capitalisation of goodwill arising on acquisition (net of accumulated amortisation and amounts capitalized under UK GAAP)	773.4	58.1	765.3	(823.4)	773.4
Listed investments	(5.3)	—	(5.3)	5.3	(5.3)
Contingent consideration deemed as compensation	(31.7)	—	(31.7)	31.7	(31.7)
Shares owned by ESOP	(250.4)	—	(250.4)	250.4	(250.4)
Accounting for derivatives	4.0	—	—	—	4.0
Pension accounting	9.3	—	9.3	(9.3)	9.3
Tax items	10.5	—	10.5	(10.5)	10.5
Proposed final ordinary dividend, not yet declared	35.2	—	35.2	(35.2)	35.2
Other	(3.4)	—	(3.4)	3.4	(3.4)

US GAAP Adjustments	541.6	58.1	529.5	(587.6)	541.6

Share owners’ funds as adjusted for US GAAP	4,141.4	1,175.8	5,870.6	(7,046.4)	4,141.4

Notes to the consolidated financial statements (continued)

29 Proposed Acquisition of Grey Global Group

On September 13, 2004, the Company announced the execution of a merger agreement with Grey Global Group Inc (“Grey”). Upon completion of the merger, the Company will own the entire share capital of Grey. The merger has been approved and is recommended by Grey’s board of directors. This transaction will be accounted for under purchase method of accounting under both U.K. and U.S. GAAP.

Under the merger agreement, the value of the consideration offered by the Company to Grey shareholders is U.S.$1,005 per Grey common share. The Company will pay in aggregate 50% of the consideration in cash and 50% of the consideration in WPP equity using a fixed exchange ratio (based on a closing share price of WPP ordinary shares on September 10, 2004 of 514p and an exchange rate of £1 = U.S.$1.7982). For 50% of Grey’s outstanding common shares, WPP will pay U.S.$1,005 per share in cash, and for each of the remaining 50% of Grey’s shares, WPP will issue 108.734 WPP ordinary shares or 21.746 WPP American depositary shares (each representing five newly issued WPP ordinary shares). Before completion of the merger, each Grey shareholder will be given the opportunity to elect to receive either cash or share consideration for his or her Grey shares. These elections will be subject to pro ration in the event that Grey shareholders elect to receive cash or share consideration for more than 50% of Grey’s outstanding common shares. Grey shareholders who fail to make an election will receive either cash and/or share consideration depending on the elections made by other shareholders.

Under the terms of the indenture governing the 5% Contingent Convertible Subordinated Debentures of Grey due 2033, holders will be permitted to convert each debenture into Grey shares at a conversion price of U.S.$961.20 prior to completion of the merger. In addition, the indenture requires Grey to offer to redeem all outstanding debentures after completion of the merger for a redemption price equal to the outstanding principal amount of the debentures (U.S.$150 million in total) plus accrued interest. Each debenture remaining outstanding after the merger will be convertible, in accordance with the terms of the indenture, into the number of WPP American depositary shares and/or amount of cash that would be paid in the merger to a Grey shareholder who holds Grey shares and does not make a cash or share election with respect to those shares.

In order for the merger to be completed, the merger agreement must be approved by a vote of Grey shareholders holding at least two-thirds of the voting power of all Grey shareholders (with holders of Grey’s Class B common shares entitled to ten votes per Class B) and by a vote of at least two-thirds of all the Grey outstanding common shares (with holders of Class B common shares having one vote per share). Ed Meyer, Grey’s Chairman, President and CEO, has agreed to vote all of his Grey common and Class B shares in favor of the transaction, representing approximately 43.5% of the total voting power and 20.5% of the outstanding common shares.

Notes to the consolidated financial statements (continued)

The merger is also subject to other customary closing conditions, including regulatory approval, and is expected to be completed around year-end. The transaction does not require WPP shareholder approval.

Reconciliation to US Accounting Principles

The following is a summary of the significant adjustments to net income and share owners’ funds which would be required if US Generally Accepted Accounting Principles (US GAAP) had been applied.

	For the year ended 31 December
	Notes		2003 £m	2002 £m	2001 £m
Net income
Profit attributable to ordinary share owners under UK GAAP			208.4	88.0	271.2
US GAAP adjustments:
Reverse amortisation of goodwill	(a	)	33.0	32.0	—
Amortisation of intangibles	(a	)	(20.6)	(13.4)	(142.2)
Goodwill impairment	(a	)	(16.9)	—	—
Contingent consideration deemed as compensation	(b	)	(43.9)	(49.7)	(23.1)
Executive compensation	(c	)	(3.7)	(11.0)	(26.9)
Accounting for derivatives	(d	)	(17.9)	48.9	4.0
Pension accounting	(e	)	(9.8)	(5.5)	—
Accounting for associates	(f	)	1.1	—	—
Employer payroll taxes	(g	)	2.0	—	—
Tax items	(h	)	(21.4)	(10.1)	(3.8)

			(98.1)	(8.8)	(192.0)

Net income as adjusted for US GAAP before the cumulative effect of change in accounting principle			110.3	79.2	79.2
Goodwill impairment upon adoption of SFAS 142	(a	)	—	(25.7)	—

Net income as adjusted for US GAAP after the cumulative effect of change in accounting principle			110.3	53.5	79.2

Earnings per share before the cumulative effect of change in accounting principle
Basic earnings per share as adjusted for US GAAP (p)	2		9.9	7.1	7.2
Diluted earnings per share as adjusted for US GAAP (p)	2		9.6	7.0	7.1
Earnings per share after the cumulative effect of change in accounting principle
Basic earnings per share as adjusted for US GAAP (p)	2		9.9	4.8	7.2
Diluted earnings per share as adjusted for US GAAP (p)	2		9.6	4.7	7.1

Reconciliation to US Accounting Principles (continued)

A reconciliation from UK to US GAAP in respect of earnings per share is shown in note 2.

	As at 31 December
	Notes		2003 £m	2002 £m	2001 £m
Share owners’ funds
Share owners’ funds under UK GAAP			4,019.5	3,675.6	3,599.8
US GAAP adjustments:
Capitalisation of goodwill arising on acquisition (net of accumulated amortisation and amounts capitalised under UK GAAP)	(a	)	16.3	357.5	773.4
Listed investments	(i	)	(1.8)	—	(5.3)
Contingent consideration deemed as compensation	(b	)	(125.3)	(81.4)	(31.7)
Shares owned by ESOP	(j	)	(307.8)	(312.2)	(250.4)
Accounting for derivatives	(d	)	24.3	52.9	4.0
Pension accounting	(e	)	(0.5)	8.7	9.3
Tax items	(h	)	(21.0)	0.4	10.5
Accounting for associates	(f	)	1.1	—	—
Employer payroll taxes	(g	)	2.0	—	—
Proposed final ordinary dividend, not yet declared	(k	)	52.2	42.5	35.2
Other			(3.0)	(3.2)	(3.4)

			(363.5)	65.2	541.6

Share owners’ funds as adjusted for US GAAP			3,656.0	3,740.8	4,141.4

Movement in share owners’ funds under US GAAP

	2003 £m	2002 £m	2001 £m
Net income for the year under US GAAP	110.3	53.5	79.2
Prior year final dividend	(42.5)	(35.2)	(28.5)
Current year interim dividend	(24.6)	(20.0)	(16.4)

Retained earnings for the year	43.2	(1.7)	34.3
Ordinary shares issued in respect of acquisitions	16.9	8.2	64.7
Share issue costs charged to merger reserve	(2.8)	(3.4)	(1.0)
Share options exercised	18.1	24.3	68.2
Share cancellations	(20.2)	(8.3)	—
Shares owned by ESOP	4.4	(61.8)	(90.2)
Share placement	100.2	—	—
Listed investments	(1.8)	5.3	(39.7)
Other movements	1.3	—	—
Exchange adjustments:
– Revaluation of goodwill	(336.5)	(408.6)	81.4
– Foreign currency translation	74.8	85.6	(80.6)
Pension accounting	13.9	(51.2)	(73.7)
Goodwill write-back	—	—	2.0
Executive compensation	3.7	11.0	26.9

New additions to share owners’ funds	(84.8)	(400.6)	(7.7)
Share owners’ funds at 1 January	3,740.8	4,141.4	4,149.1

Share owners’ funds at 31 December	3,656.0	3,740.8	4,141.4

Notes to the Reconciliation to US Accounting Principles

1 Significant differences between UK and US Accounting Principles

The Group’s financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) applicable in the UK which differ in certain significant respects from those applicable in the US. These differences relate principally to the following items:

(a) Goodwill and other intangibles

Capitalisation of goodwill

Under US and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of fair values to the various net assets, including intangible fixed assets, at the dates of acquisition and any net balance is treated as goodwill. Under UK GAAP, and in accordance with Financial Reporting Standard No. 10 (FRS 10) (Goodwill and Intangible Assets), goodwill arising on acquisitions on or after 1 January 1998 has been capitalised as an intangible asset. For certain acquisitions, where the directors consider it more appropriate, goodwill is amortised over its useful life, up to a 20-year period from the date of acquisition. The remaining goodwill and intangible assets of the Group are considered to have an indefinite economic life for the reasons described in the note on accounting policies in the financial statements. Goodwill arising on acquisitions before 1 January 1998 was fully written off against share owners’ funds, in accordance with the then preferred treatment under UK GAAP.

Under US GAAP, for periods ending on or before 31 December 2001 goodwill was amortised on a straight-line basis over the useful economic life, not to exceed 40 years. Effective 1 January 2002, goodwill has been accounted for under SFAS 142 “Goodwill and other Intangible Assets”. SFAS 142 directs that goodwill that has an indefinite useful life will not be amortised but rather will be tested at least annually for impairment. Intangible assets that have finite lives will continue to be amortised over their useful lives, but without constraint of an arbitrary ceiling. Therefore, in 2003 and 2002, the amortisation of intangibles adjustment represents amortisation of intangible assets that have finite lives. In 2001, the amortisation of intangibles adjustment principally represents amortisation of goodwill.

Under UK GAAP, the share consideration for the acquisition of Young & Rubicam Inc was measured by reference to the opening share price on 4 October 2000 of £7.99, which was when the acquisition became effective. The relevant measurement date for US GAAP was 12 May 2000, being the date of the announcement of the proposed acquisition and its recommendation to share owners by the respective Boards of directors of WPP Group plc and Young & Rubicam Inc. The opening share price on 12 May 2000 was £8.45. This resulted in a purchase price which differed by £265 million and a corresponding difference in goodwill. The impact of this adjustment is reflected in goodwill amortisation through 31 December 2001.

Implementation of SFAS 142

In accordance with SFAS 142, the Group carries out an annual impairment test. Impairment charges recorded under UK GAAP amounted to £79.0 million and £145.7 million respectively, in 2003 and 2002. The impairment charges relate to a number of under-performing businesses in the Information, insight & consultancy, and Branding & identity, Healthcare and Specialist communications sectors. The impact of the current economic climate on these businesses is sufficiently severe to indicate an impairment to the carrying value of goodwill. For further details on the Company’s annual impairment review, see note 13 to the consolidated financial statements.

1 Significant differences between UK and US Accounting Principles (continued)

Additional impairment charges of £16.9 million and £25.7 million were recorded under US GAAP in 2003 and 2002, respectively. The 2003 charge was taken in connection with the annual impairment test. The 2002 charge was taken on the implementation of SFAS 142. Under UK GAAP, all such impaired goodwill had been amortised or included in the write-off against share owners’ funds as of 1 January 1998, as more fully described in the note on accounting policies in the financial statements.

The following analysis shows the impact on the Company’s statement of operations of discontinuing goodwill amortisation had SFAS 142 been in effect at the beginning of 2001:

	2003	2002	2001
For the year ended 31 December
Reported net income under US GAAP	110.3	53.5	79.2
Add back:
Amortisation of goodwill and other indefinite-lived intangible assets	—	—	155.0
Tax benefit on goodwill amortisation	—	—	—

Adjusted net income under US GAAP	110.3	53.5	234.2

Basic earnings per share:
Reported earnings	9.9	4.8	7.2
Add back: goodwill amortisation, net of tax	—	—	14.1

Adjusted earnings	9.9	4.8	21.3
Diluted earnings per share:
Reported earnings	9.6	4.7	7.1
Add back: goodwill amortisation, net of tax	—	—	13.4

Adjusted earnings	9.6	4.7	20.5

Impairment

The Company’s indefinite lived intangible assets consist of goodwill and corporate brand names. The carrying value of these assets is reviewed for impairment annually or more frequently, if events or changes in circumstances indicate that the asset might be impaired.

Under UK GAAP, an impairment charge is required for both goodwill and other indefinite lived intangible assets when the carrying amount exceeds the ‘recoverable amount’. The term ‘recoverable amount’ as used in UK GAAP has the same meaning as ‘fair value’ under US GAAP, with fair value usually determined as the present value of future cash flows.

Under US GAAP, FAS 142 distinguishes between different impairment tests for goodwill and other indefinite lived intangible assets respectively.

Corporate Brand Names.    For intangible assets, if the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Consequently there is no GAAP difference related to the impairment of other indefinite lived intangible assets (i.e. corporate brand names).

Goodwill.    For goodwill, FAS 142 prescribes a two-step impairment test:

•

The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. The Group uses the discounted cash flow method in determining the fair value of each reporting unit and also gives consideration to the overall

1 Significant differences between UK and US Accounting Principles (continued)

market capitalization of the Group. There are no differences in the performance of this step between UK GAAP and US GAAP, other than that the amounts tested may differ due to GAAP differences affecting the carrying amounts of goodwill.

•	If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, the Group allocates the fair value of the reporting unit to all of the assets and liabilities of that unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

The reporting units of the Group used in this assessment are its operating segments or one level below (i.e., individual offices). Where reporting units are represented by individual offices, those reporting units are assessed for aggregation for purposes of testing for impairment of goodwill. Reporting units are aggregated if they supply similar products and services, provide these products and services in a similar manner, have like types and classes of customers and have similar economic characteristics.

Under UK GAAP, the impairment test is only a one step test, in accordance with FRS 11. This could give rise to a GAAP difference related to the impairment of goodwill.

Business combinations

Under UK GAAP, the Group carries corporate brand names as intangible fixed assets in the balance sheet. The initial recognition of the J. Walter Thompson corporate brand was booked as a revaluation in the year following acquisition and is not recognised under US GAAP. The Ogilvy & Mather and Young & Rubicam Inc brand names, acquired as part of The Ogilvy Group, Inc and Young & Rubicam Inc respectively, were booked as acquisition adjustments to balance sheet assets acquired. These corporate brand names have been determined to have an indefinite useful life based on their institutional nature, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP’s commitment to develop and enhance their value.

1 Significant differences between UK and US Accounting Principles (continued)

Under US GAAP, in accordance with the provisions of SFAS 141, Business Combinations, the allocation of purchase consideration should include recognition of the fair value of identifiable intangible assets, as applicable, such as corporate brand and trade names, customer relationships and proprietary tools. The Company generally assesses the fair value of identifiable intangible assets based on the net present value of expected future cash flows to be derived. As of 31 December 2003 and 2002, the components of our intangible assets were as follows:

	As at 31 December 2003				As at 31 December 2002
	Weighted average amortisation period	Gross carrying amount £m	Accumulated amortisation £m	Net book value £m	Gross carrying amount £m	Accumulated amortisation £m	Net Book value £m
Goodwill		5,017.2	(484.5)	4,532.7	5,220.8	(498.2)	4,722.6
Corporate brand names		775.0	(69.7)	705.3	775.0	(69.7)	705.3
Other intangible assets subject to amortisation:
Trade names	13	65.8	(5.8)	60.0	20.8	(2.0)	18.8
Customer related	4	79.6	(27.5)	52.1	34.2	(10.8)	23.4
Purchased software and other proprietary tools	7	11.2	(7.2)	4.0	11.2	(4.6)	6.6

Total subject to amortisation	6	156.6	(40.5)	116.1	66.2	(17.4)	48.8

The estimated aggregate amortisation expense for each of the next five years is as follows: £30.0 million in 2004, £19.7 million in 2005, £13.7 million in 2006, £11.7 million in 2007 and £9.0 million in 2008.

Under UK GAAP, goodwill arising on acquisitions is calculated at the historical exchange rate when each transaction is initially accounted for, and is therefore not retranslated at the period end. Under US GAAP, goodwill is retranslated at the end of each period presented, resulting in foreign exchange translation loss of £336.5 million in 2003 (2002: loss of £408.6 million, 2001: gain of £81.4 million) being recognised in share owners’ funds.

Tangible fixed assets

The Group evaluates the carrying value of its tangible fixed assets whenever events or circumstances indicate their carrying value may exceed their recoverable amount, in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognised when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used.

(b) Contingent consideration deemed as compensation

Under UK GAAP, the Group provides for contingent consideration as a liability when it considers the likelihood of payment as probable. Under US GAAP, contingent consideration is not recognised until the underlying contingency is resolved and consideration is issued or becomes issuable. At

1 Significant differences between UK and US Accounting Principles (continued)

31 December 2003, the Group’s liabilities for vendor payments under UK GAAP totalled £215.7 million (2002: £237.8 million, 2001: £288.2 million). As these liabilities are represented by goodwill arising on acquisitions, there is no net effect on share owners’ funds. Under US GAAP, however, a balance sheet classification difference arises such that liabilities and goodwill would each be reduced by the amount indicated as of each year end.

In certain transactions the Group considers that there is a commercial need to tie in vendors to the businesses acquired; however the directors believe that, in substance, payments made under earnouts represent purchase consideration rather than compensation for services. Under US GAAP, payments made to vendors which are conditional upon them remaining in employment with the company under earnout are required to be treated as compensation, except in rare instances, and the anticipated compensation expense is therefore accrued on a systematic basis over the earnout period. This gives rise to recognition of additional compensation expense of £43.9 million (2002: £49.7 million; 2001: £23.1 million) under US GAAP.

(c) Executive compensation

UK and US GAAP accounting for stock-based remuneration differ in certain circumstances. The principal differences are:

Under UK GAAP, the part of executive compensation satisfied in stock is charged through the profit and loss account at the cost to the Group of acquiring the stock. Under US GAAP such compensation is measured at the fair value of WPP common stock at the date the performance condition is met or the award vests with the employee. Differences occur under US GAAP as the WPP ESOP acquires stock before the liability to the employee arises. These differences amounted to £3.7 million in 2003 (2002: £11.0 million, 2001: £7.0 million).

Additionally, under UK GAAP stock options granted with performance criteria do not give rise to a profit and loss account charge provided that the exercise price is equal to the fair value of the stock at the date of grant. Under US GAAP stock options granted with performance criteria (other than a requirement for employment to continue) are subject to variable plan accounting under APB Opinion 25. Under variable plan accounting any appreciation in stock value from the date of grant to the date upon which the performance conditions are satisfied is charged to the profit and loss account on a systematic basis over the vesting period. The US GAAP net income adjustment with respect to executive compensation in 2001 includes a £19.9 million charge related to such performance options.

(d) Accounting for Derivative Instruments and Hedging Activities

Effective 1 January 2001, the Group adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities.

The Statement requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative’s fair value be recognised currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

1 Significant differences between UK and US Accounting Principles (continued)

(e) Pension accounting

Under UK GAAP, pension costs are accounted for in accordance with FRS 17. Under US GAAP, pension costs are determined in accordance with the requirements of Statement of Financial Accounting Standards No 87, Employers’ Accounting for Pensions (SFAS 87) and SFAS 88, Employers’ Accounting and Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.

The differences in accounting policy are primarily due to differing treatment of actuarial gains and losses which arise over the accounting period (as a result of investment returns and demographic assumptions differing from those previously assumed, and also the effect of changing actuarial assumptions). Under FRS 17, these actuarial gains and losses are immediately recognised in the Statement of Total Recognised Gains and Losses (‘STRGL’), whereas under SFAS 87 the actuarial gains and losses that at the beginning of the year exceed 10% of the greater of the value of the assets and the projected benefit obligation, are amortised over the future working lifetime of the scheme members. Similarly, any related deferred tax effect recognized in the STRGL under UK GAAP is reversed under US GAAP. In 2003, deferred taxes recognized in the STRGL amounted to £10.0 million (2002: £nil; 2001: £nil).

FRS 17 also requires the cost of prior service costs to be expensed over the period in which the benefit vests, whereas SFAS 87 provides for these costs to be amortised over the future service periods of those employees active at the date of the amendment who are expected to receive benefits under the plan.

Further, SFAS 87 requires the recognition of an additional liability to the extent that the liability in respect of any scheme does not cover the unfunded accumulated benefit obligation for that scheme.

The 2003 financial statements reflect a £9.8 million (2002: £5.5 million; 2001: £nil) difference in the defined benefit pensions charge between UK GAAP and US GAAP. This is largely due to the fact that the Group’s defined benefit schemes have recently experienced actuarial losses, primarily due to poor investment returns. The 2003 and 2002 US GAAP charges therefore include an amortisation component in respect of these losses, which is not reflected in the UK GAAP charge.

(f) Accounting for associates

Under UK GAAP, the consolidated profit and loss account includes the Group’s share of the profits less losses of associated undertakings. Under US GAAP, the application of equity method accounting is ordinarily discontinued when the investment is reduced to zero and additional losses are not provided for unless the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee. In 2003, £1.1 million (2002: £nil; 2001: £nil) of associate losses were reversed.

(g) Employer payroll taxes

Under UK GAAP, provisions for National Insurance contributions are required to be measured initially at the date of grant of share options and recognised over the vesting period. Under US GAAP, National Insurance contributions are to be recognised on the date of the event triggering the measurement and payment of the contribution, which is generally the exercise date. In 2003, this adjustment was £2.0 million (2002: £nil; 2001: £nil).

1 Significant differences between UK and US Accounting Principles (continued)

(h) Tax items

Deferred taxes

Under UK GAAP, the Group accounts for deferred tax in accordance with FRS 19 (Deferred Tax) as described in the note on accounting policies in the financial statements. Under US GAAP, deferred taxes are accounted for on all temporary differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised.

Treatment of pre-acquisition losses

Under UK GAAP, the tax effect of the utilization of pre-acquisition losses may be taken to the profit and loss account in certain circumstances. Under US GAAP, the tax effect of the utilisation of pre-acquisition losses is recorded to goodwill. In 2003, the adjustment for tax items includes £30.3 million (2002: £nil; 2001: £nil) of tax expense resulting from the utilisation of pre-acquisition losses. A corresponding adjustment was recorded to goodwill.

(i) Listed investments

Under UK GAAP, the carrying value of listed investments, where these represent an interest of less than 20%, is determined as cost less any provision for permanent impairment. Under US GAAP, such investments are marked to market and any resulting unrealised gain or loss is taken to share owners’ funds. Where the decline in value is other than temporary, the resulting loss would be taken to the profit and loss account under both UK and US GAAP. The listed investments of the Group are generally considered to be ‘available for sale’ securities under US GAAP.

(j) Shares owned by Employee Share Ownership Plan (ESOP)

Under UK GAAP, shares purchased by the ESOP are recorded as fixed asset investments at cost less amounts written off. Under US GAAP, these shares are recorded at cost and deducted from share owners’ equity.

The Group’s ESOP comprises trusts which acquire WPP shares in the open market to fulfill obligations under the Group’s stock-based compensation plans. These trusts do not meet the definition of an ‘ESOP’ under US GAAP.

(k) Proposed final ordinary dividend, not yet declared

Under UK GAAP, final ordinary dividends are provided in the financial statements on the basis of recommendation by the directors. This requires subsequent approval by the share owners to become a legal obligation of the Group. Under US GAAP, dividends are provided only when the legal obligation to pay arises.

2 Earnings per share – reconciliation from UK to US GAAP

Both basic and diluted earnings per share under US GAAP have been calculated by dividing the net income as adjusted for US GAAP differences by the weighted average number of shares in issue during the year. For the years ended 31 December 2003 and 2002 both the $287.5 million convertible bonds and the £450 million convertible bonds were accretive to earnings per share and therefore excluded from the calculation. Had the convertible bonds been dilutive to earnings per share, incremental shares attributable to the assumed conversion of the bonds would have increased diluted shares outstanding by 58.2 million shares as at the end of each year. In addition, options to purchase 33.6 million and 19.8 million ordinary shares were outstanding at 31 December 2003 and 2002, respectively but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the shares and, therefore, the effect would be antidilutive. For the year ended 31 December 2001 the $287.5 million convertible bond was dilutive and earnings were consequently adjusted by £3.6 million. The calculation of the weighted average number differs for UK and US GAAP purposes as follows:

	Basic earnings per share No.	Diluted earnings per share No.
Year ended 31 December 2003
Under UK GAAP	1,115,319,576	1,145,014,508
Weighted average number of share options issued with exercise criteria not yet satisfied at 31 December 2003	—	—

Under US GAAP	1,115,319,576	1,145,014,508

Year ended 31 December 2002
Under UK GAAP	1,110,556,878	1,136,548,459
Weighted average number of share options issued with exercise criteria not yet satisfied at 31 December 2002	—	—

Under US GAAP	1,110,556,878	1,136,548,459

Year ended 31 December 2001
Under UK GAAP	1,101,937,750	1,157,080,255
Weighted average number of share options issued with exercise criteria not yet satisfied at 31 December 2001	—	2,047,943

Under US GAAP	1,101,937,750	1,159,128,198

3 Accounting for stock options

The Company applies US Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations when accounting for its stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, Accounting for Stock-Based Compensation, the Company’s net income and earnings per share under US GAAP would have been reduced to the pro forma amounts indicated below:

	2003	2002	2001
Net income (loss) as adjusted for US GAAP before the cumulative change in accounting principle
As reported (£m)	110.3	79.2	79.2
Add back:
Stock-based employee compensation expense included in reported net income, net of tax	14.1	29.5	40.9
Deduct:
Total fair value of stock-based employee compensation expense, net of tax	(37.8)	(57.4)	(53.2)

Pro forma (£m)	86.6	51.3	66.9
Net income (loss) as adjusted for US GAAP after the cumulative effect of change in accounting principle
As reported (£m)	110.3	53.5	79.2
Pro forma (£m)	86.6	25.6	66.9
Earnings per share before the cumulative effect of change in accounting principle
Basic earnings per share per US GAAP:
As reported (p)	9.9	7.1	7.2
Pro forma (p)	7.8	4.6	6.4
Diluted earnings per share per US GAAP:
As reported (p)	9.6	7.0	7.1
Pro forma (p)	7.6	4.5	6.1
Earnings per share after the cumulative effect of change in accounting principle
Basic earnings per share per US GAAP:
As reported (p)	9.9	4.8	7.2
Pro forma (p)	7.8	2.3	6.4
Diluted earnings per share per US GAAP:
As reported (p)	9.6	4.7	7.1
Pro forma (p)	7.6	2.3	6.1

The Company has adopted the disclosure requirements of SFAS148, “Accounting for Stock-Based Compensation – Transition and Disclosure” an amendment of FASB Statement No. 123. This disclosure requirement did not have an impact on our consolidated results of operations or financial position. The FASB recently indicated that they will issue a new accounting standard that will require stock-based employee compensation to be recorded as a charge to earnings beginning in 2004. We will continue to monitor the progress of the FASB with regard to the issuance of this standard. Information about our specific awards and stock plans can be found in note 24 to the consolidated financial statements.

4 Reconciliation of consolidated statements of cash flows

The consolidated statement of cash flows prepared under UK GAAP in accordance with FRS 1 presents substantially the same information as that required under US GAAP. Under US GAAP, however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents. Cash flow under UK GAAP represents increases and decreases in cash, which comprises both cash in hand and overdrafts. Under US GAAP, cash flow represents increases or decreases in “cash and cash equivalents”, which includes short-term, highly liquid investments with original maturities of less than 90 days, and excludes overdrafts.

Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends, management of liquid resources and financing activities. Under US GAAP, however, only three categories of cash flow activity are reported, being operating activities, investing activities and financing activities.

A reconciliation between the consolidated statements of cash flows presented in accordance with UK GAAP and US GAAP is shown below:

	For the year ended 31 December
	2003 £m	2002 £m	2001 £m
Operating activities
Net cash inflow from operating activities under UK GAAP	942.0	779.9	173.9
Dividends received from associates	15.6	9.4	14.7
Interest and similar charges paid	(52.8)	(98.9)	(84.2)
Interest received	30.2	32.7	38.6
UK and overseas tax paid	(93.6)	(85.0)	(77.5)

Net cash provided by operating activities under US GAAP	841.4	638.1	65.5
Investing activities
Capital expenditure and financial investment under UK GAAP	(88.1)	(157.9)	(217.2)
Acquisitions and disposals	(344.5)	(277.3)	(730.3)

Net cash used in investing activities under US GAAP	(432.6)	(435.2)	(947.5)
Financing activities
Net cash inflow from financing under UK GAAP	119.7	213.9	499.0
Movements in overdrafts	113.9	(131.7)	22.3
Equity dividends paid	(67.0)	(55.6)	(44.4)
Dividends paid to minorities	(15.7)	(12.0)	(10.8)

Net cash provided from financing activities under US GAAP	150.9	14.6	466.1
Translation difference	(19.3)	(0.4)	10.7
Net increase (decrease) in cash and cash equivalents under US GAAP	540.4	217.1	(405.2)
Cash and cash equivalents under US GAAP at the beginning of the period	879.5	662.4	1,067.6

Cash and cash equivalents under US GAAP at the end of the period	1,419.9	879.5	662.4

5 New US GAAP Accounting Pronouncements

The Group has considered the following recent US GAAP accounting pronouncements for their potential impact on our results of operations and financial position:

In June 2002, SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities was issued. SFAS 146 requires that costs associated with exit or disposal activities, including restructuring charges, be recognised and measured initially at fair value only when the liability is incurred, and is effective for any such activities initiated after 31 December 2002. It has no effect on charges recorded for exit activities begun prior to this date. The adoption of SFAS 146 did not have a material impact on the Group’s consolidated results of operations or financial position.

In November 2002, Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45) was issued. This interpretation elaborates on the existing disclosure requirements under US GAAP. It also requires (for guarantees issued after 1 January 2003) that a guarantor must recognise, at the inception of a guarantee, a liability for the fair value of obligations undertaken. The application of FIN 45 did not have a material impact on our consolidated results of operations or financial position or result in additional disclosure.

In December 2002, SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure, was issued as an amendment of SFAS 123. The Group has elected to continue with its current practice of applying the recognition and measurement principles of APB 25 under US GAAP and has adopted the disclosure requirements of SFAS 148.

In January 2003, the FASB issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46 requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

In December 2003, the FASB issued a revision to FIN 46 (FIN 46R). Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after 15 March 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after 15 December 2003. As of December 31, 2003, the adoption of FIN 46R did not result in consolidation of any variable interest entities. Further, the Group does not expect the adoption of FIN 46R to have a material impact on its future consolidated results of operations or financial position.

In January 2003, the Emerging Issues Task Force reached a final consensus related to accounting for subsequent investments in an investee after suspension of equity method loss recognition (EITF 02-16). The consensus requires that if the additional investment, in whole or in part, represents, in substance, the funding of prior losses, the investor should recognise previously suspended losses. This guidance, which was ratified by the FASB on 5 February 2003, should be applied to additional investments in equity-method investees made after 5 February 2003 and previously suspended

5 New US GAAP Accounting Pronouncements (continued)

cumulative losses existing at the time of that investment. The Group has adopted EITF 02-16 for all additional investments made in equity-method investees subsequent to 5 February 2003. There were no previously suspended losses recognised as a result of the adoption of EITF 02-16.

In April 2003, the FASB issued SFAS 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is applied prospectively and is effective for contracts entered into or modified after 30 June 2003, except for SFAS 133 implementation issues that have been effective prior to 15 June 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS 149 did not have a material impact on the Group’s consolidated results of operations or financial position.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial investments entered into or modified after 15 May 2003. The adoption of SFAS 150 did not have an impact on, or result in additional disclosure in, our consolidated results of operations or financial position.

In December 2003, SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, was revised (SFAS 132R). This statement requires additional disclosures concerning the assets, investment strategy, measurement dates, obligations, cash flows, and net periodic benefit costs of defined benefit schemes. The Company has adopted the disclosure requirements of SFAS 132R for its UK schemes. The disclosure requirements with respect to our non-UK schemes, as well as the disclosure of expected 10 year future benefit payments, are effective beginning with fiscal years ending after 15 June 2004.

In March 2004, the EITF reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-01). EITF 03-01 provides a step model to determine whether an investment within the scope of the Issue is impaired and if an impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures related to cost method investments should not be aggregated with other types of investments. The EITF 03-01 impairment model shall be applied prospectively to all current and future affected investments, effective in reporting periods beginning after 15 June 2004. The disclosure requirements are effective for annual periods for fiscal years ending after 15 June 2004.

6 Supplemental discussion of presentational differences

Income statement

Pension accounting.    The 2003 UK GAAP defined benefit pensions charge includes interest charges of £11.5 million (2002: £6.8 million, 2001: £3.8 million) that would be recognised as an operating expense under US GAAP.

Equity accounting.    Under UK GAAP, the Group’s share of the profits less losses of associate undertakings before interest and taxes is included in the consolidated income statement, shown above profit on ordinary activities before interest, taxation, and fixed asset gains and write-downs. Under US GAAP, equity in pre-tax earnings of unconsolidated subsidiaries and 50% or less owned entities is presented between income tax expense and income from continuing operations. Net interest expense recognised in 2003, 2002 and 2001, respectively, includes £1.0 million, £0.4 million and £1.0 million of the Group’s share of investees’ net interest income.

Amounts written off fixed asset investments. UK GAAP permits the presentation of amounts written off fixed asset investments below operating profit. Under US GAAP, these write-offs would be presented within operating profit. Fixed asset investment write-offs of £19.9 million and £70.8 million were recognised in 2002 and 2001, respectively.

Revenue.    Under UK GAAP the Group presents both turnover and revenue in its consolidated income statements. Turnover comprises the gross amounts billed to clients in respect of commission-based income together with the total of other fees earned. Revenue comprises commission and fees earned in respect of turnover. Under US GAAP, revenue comprises those amounts shown under revenue for UK GAAP.

Balance Sheet

Transfers of financial assets.    The Group has certain trade receivable securitisation facilities which provide for the advance of approximately $500 million on a pool of trade debts, for which the Company entered into a new agreement with various conduit and bank purchasers effective in November 2002. In connection with these facilities, the Group sells, on a revolving and non-recourse basis, certain of its trade receivables to a qualifying special purpose entity (SPE), which in turn transfers a beneficial interest in the receivables to a third-party commercial paper conduit, which serves as security for the proceeds advance to the Group. These transactions are accounted for as a sale under US GAAP, in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Accordingly, accounts receivable sold under these facilities would be excluded from trade debtors in the balance sheet. As proceeds for the receivables sold to the SPE, the Group receives cash and an interest-bearing note receivable, which would be included in trade debtors in the balance sheet. Because the receivables underlying the notes receivable are short term in nature among other considerations, the fair value of the notes receivable approximated their carrying value at both 31 December 2003 and 2002. Under UK GAAP, the securitisation is accounted for under a linked presentation, whereby the non-returnable proceeds are shown deducted from the related gross asset on the face of the balance sheet.

Current assets.    The balance sheet caption of ‘Debtors’ presented within current assets includes amounts expected to be realised after more than one year, in accordance with UK GAAP. Under US GAAP, these amounts would be presented as non-current assets. The amount of debtors falling due after more than one year was £51.0 million, £35.6 million and £62.1 million at 31 December 2003, 2002 and 2001, respectively.

7 Additional US GAAP pension disclosures

The following tables and accompanying information show the information required to be disclosed in accordance with SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), as revised (SFAS 132R), concerning the funded status of the Group’s defined benefit scheme at 31 December 2003, 2002 and 2001:

	Year ended 31 December 2003
	UK schemes £ m	Non UK schemes £ m	Total £ m
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	202.9	276.9	479.8
Service Cost	1.9	10.6	12.5
Interest Cost	11.4	18.8	30.2
Plan Participants’ Contributions	0.4	0.3	0.7
Actuarial Loss	4.4	7.9	12.3
Benefits Paid	(8.5)	(16.5)	(25.0)
Loss/(Gain) due to exchange rate movements	—	(20.0)	(20.0)
Plan Amendments	—	3.2	3.2
Acquisitions	19.5	33.6	53.1
Curtailments, Settlements & Special Termination Benefits	—	0.2	0.2

Benefit Obligation at End of Year	232.0	315.0	547.0
Change in Plan Assets
Fair Value of Plan Assets at Beginning of Year	167.1	127.9	295.0
Actual Return on Plan Assets	11.3	24.2	35.5
Employer Contributions	6.3	16.8	23.1
Plan Participants’ Contributions	0.4	0.3	0.7
Benefits Paid	(8.5)	(16.5)	(25.0)
(Loss)/Gain due to exchange rate movements	—	(10.1)	(10.1)
Acquisitions	11.0	17.9	28.9
Settlements	—	—	—

Fair Value of Plan Assets at End of Year	187.6	160.5	348.1
Reconciliation of Funded Status as of End of Year
Funded Status	(44.4)	(154.5)	(198.9)
Unrecognised Net Actuarial Loss	46.5	65.2	111.7
Unrecognised Prior Service Cost	—	2.1	2.1

Net Amount Recognised	2.1	(87.2)	(85.1)
Amounts Recognised in the Statement of Financial Position
Prepaid Benefit Cost	10.5	1.3	11.8
Accrued Liability	(51.0)	(150.1)	(201.1)
Intangible Asset	—	1.7	1.7
Accumulated Other Comprehensive Income	42.6	59.9	102.5

Net Amount Recognised	2.1	(87.2)	(85.1)
Other Comprehensive Income attributable to change in Additional Minimum Liability recognition	(0.8)	(13.1)	(13.9)
Accumulated Benefit Obligation	227.3	301.1	528.4
Additional Year-end Information for Plans with Benefit Obligations in Excess of Plan Assets
Benefit Obligation	232.0	311.9	543.9
Fair Value of Plan Assets	187.6	157.4	345.0

7 Additional US GAAP pension disclosures (continued)

	Year ended 31 December 2003
	UK schemes £ m	Non UK schemes £ m	Total £ m
Additional Year-end Information for Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated Benefit Obligation	214.4	281.7	496.1
Fair Value of Plan Assets	173.9	138.1	312.0
Components of Net Periodic Pension Cost
Service Cost	1.9	10.6	12.5
Interest Cost	11.4	18.8	30.2
Expected Return on Plan Assets	(9.4)	(9.4)	(18.8)
Amortisation of Prior Service Cost	—	0.6	0.6
Amortisation of Net (Gain)/Loss	3.6	8.4	12.0
Effect of Curtailments & Settlements	—	0.2	0.2

Net Periodic Pension Cost	7.5	29.2	36.7
Weighted-average Assumptions as of End of Year
Discount Rate	5.5%	5.9%
Expected Return on Plan Assets	5.8%	6.6%
Rate of Compensation Increase	3.6%	3.7%

	Year ended 31 December 2002
	UK schemes £ m	Non UK schemes £ m	Total £ m
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	190.0	246.0	436.0
Reclassification	—	21.7	21.7
Service Cost	2.0	10.7	12.7
Interest Cost	10.7	17.4	28.1
Plan Participants’ Contributions	0.4	0.1	0.5
Actuarial Loss	8.2	17.9	26.1
Benefits Paid	(8.4)	(16.4)	(24.8)
Loss/(Gain) due to exchange rate movements	—	(19.8)	(19.8)
Plan Amendments	—	(0.7)	(0.7)

Benefit Obligation at End of Year	202.9	276.9	479.8
Change in Plan Assets
Fair Value of Plan Assets at Beginning of Year	170.7	152.7	323.4
Actual Return on Plan Assets	1.5	(16.3)	(14.8)
Employer Contributions	2.9	18.6	21.5
Plan Participants’ Contributions	0.4	0.1	0.5
Benefits Paid	(8.4)	(16.4)	(24.8)
(Loss)/Gain due to exchange rate movements	—	(10.8)	(10.8)

Fair Value of Plan Assets at End of Year	167.1	127.9	295.0
Reconciliation of Funded Status as of End of Year
Funded Status	(35.8)	(149.0)	(184.8)
Unrecognised Net Actuarial Loss	47.6	86.4	134.0
Unrecognised Prior Service Cost	—	(0.4)	(0.4)

Net Amount Recognised	11.8	(63.0)	(51.2)

7 Additional US GAAP pension disclosures (continued)

	Year ended 31 December 2002
	UK schemes £ m	Non UK schemes £ m	Total £ m
Amounts Recognised in the Statement of Financial Position
Prepaid Benefit Cost	11.8	7.3	19.1
Accrued Liability	(43.6)	(151.5)	(195.1)
Intangible Asset	—	0.2	0.2
Accumulated Other Comprehensive Income	43.6	81.0	124.6

Net Amount Recognized	11.8	(63.0)	(51.2)
Other Comprehensive Income attributable to change in Additional Minimum Liability recognition	18.7	32.5	51.2
Accumulated Benefit Obligation	199.1	268.2	467.3
Additional Year-end Information for Plans with Benefit Obligations in Excess of Plan Assets
Benefit Obligation	202.9	276.9	479.8
Fair Value of Plan Assets	167.1	127.9	295.0
Additional Year-end Information for Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated Benefit Obligation	186.1	264.4	450.5
Fair Value of Plan Assets	154.0	124.0	278.0

Components of Net Periodic Pension Cost
Service Cost	2.0	10.7	12.7
Interest Cost	10.7	17.4	28.1
Expected Return on Plan Assets	(9.9)	(12.0)	(21.9)
Amortisation of Prior Service Cost	—	(0.1)	(0.1)
Amortisation of Net (Gain)/Loss	1.0	3.9	4.9

Net Periodic Pension Cost	3.8	19.9	23.7

Weighted-average Assumptions as of End of Year
Discount Rate	5.5%	6.4%
Expected Return on Plan Assets	5.4%	6.9%
Rate of Compensation Increase	3.3%	3.8%

	Year ended 31 December 2001
	UK schemes £ m	Non UK schemes £ m	Total £ m
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	199.8	200.2	400.0
Service Cost	2.3	11.0	13.3
Interest Cost	10.8	16.1	26.9
Plan Participants’ Contributions	0.5	0.1	0.6
Prior service costs	—	0.4	0.4
Actuarial (Gain)/Loss	(14.7)	35.7	21.0
Benefits Paid	(8.7)	(18.1)	(26.8)
Curtailments, Settlements & Special Termination Benefits	—	0.6	0.6

Benefit Obligation at End of Year	190.0	246.0	436.0

Change in Plan Assets
Fair Value of Plan Assets at Beginning of Year	186.1	167.2	353.3
Actual Return on Plan Assets	(10.4)	(5.2)	(15.6)
Employer Contributions	3.2	8.7	11.9
Plan Participants’ Contributions	0.5	0.1	0.6
Benefits Paid	(8.7)	(18.1)	(26.8)

Fair Value of Plan Assets at End of Year	170.7	152.7	323.4

7 Additional US GAAP pension disclosures (continued)

	Year ended 31 December 2001
	UK schemes £ m	Non UK schemes £ m	Total £ m
Reconciliation of Funded Status as of End of Year
Funded Status	(19.3)	(93.3)	(112.6)
Unrecognised Net Actuarial Loss	31.9	52.4	84.3
Unrecognised Prior Service Cost	—	0.4	0.4

Net Amount Recognised	12.6	(40.5)	(27.9)
Prepaid Benefit Cost/(Accrued Liability)	12.6	(40.5)	(27.9)
Accumulated Benefit Obligation	188.8	233.9	422.7
Components of Net Periodic Pension Cost
Service Cost	2.3	11.0	13.3
Interest Cost	10.8	16.1	26.9
Expected Return on Plan Assets	(11.9)	(14.1)	(26.0)
Amortisation of Net Loss	0.7	0.5	1.2

Net Periodic Pension Cost	1.9	13.5	15.4
Curtailments, Settlements & Special Termination Benefits	—	1.2	1.2

	1.9	14.7	16.6
Weighted-average Assumptions as of End of Year
Discount Rate	5.8%	7.1%
Expected Return on Plan Assets	5.8%	8.7%
Rate of Compensation Increase	3.3%	5.5%

The total UK GAAP defined benefit pension cost for 2001 was £18.1 million, including a charge of £1.5 million relating to certain benefit contracts not accounted for under SFAS 87. A number of plans have an unfunded accumulated benefit obligation. The breakdown is as follows:

	UK schemes £ m	Non UK schemes £ m	Total £ m
Fair value of plan assets	149.3	134.0	283.3
Accumulated benefit obligation	(167.5)	(218.3)	(385.8)
Additional minimum liability	(24.8)	(48.9)	(73.7)

The Company uses a measurement date of 31 December for its defined benefit schemes.

7 Additional US GAAP pension disclosures (continued)

For the Group’s UK plans, the plans’ assets are invested with the objective of being able to meet current and future benefit payment needs, while controlling balance sheet volatility and future contributions. Plan assets are invested with a number of investment managers, and assets are diversified among equities, bonds, insured annuities, property and cash or other liquid investments. The primary use of bonds as an investment class is to match the anticipated cash flows from the plans to pay pensions. Various insurance policies have also been bought historically to provide a more exact match for the cash flows, including a match for the actual mortality of specific plan members. These insurance policies effectively provide protection against both investment fluctuations and longevity risks. The strategic target allocation varies among the individual schemes. The 2004 weighted-average target allocations are shown below.

2004 Weighted- Average Target Allocations
Equities	25%
Bonds/Insured annuities	65%
Property/other	10%

The asset allocations as at 31 December 2003, 2002 and 2001, by asset category, are as follows:

	Plan Assets at 31 December
	2003	2002	2001
Equities	23%	24%	30%
Bonds	37%	30%	28%
Insured annuities	32%	38%	34%
Property/other	8%	8%	8%

£7.7 million of employer contributions are expected to be made with respect to our UK plans in 2004, substantially all of which are required contributions.

The main weighted-average assumptions used for the actuarial valuations are shown in note 22 to the Consolidated Financial Statements.

Establishing the expected long-term rates of investment return on pension assets is a judgmental matter. Management considers the types of investment classes in which our pension plan assets are invested and the expected compound return we can reasonably expect the portfolio to earn over time, which reflects forward looking economic assumptions.

Management reviews the expected long-term rates of return on an annual basis and revises them as appropriate. Also, we periodically commission detailed asset and liability studies performed by third-party professional investment advisors and actuaries, which generate probability-adjusted expected future returns on those assets. These studies also project our estimated future pension payments and evaluate the efficiency of the allocation of our pension plan assets into various investment categories. The studies performed at the time we set these assumptions supported the reasonableness of our return assumptions based on the target allocation of investment classes and the then current market conditions.

8 Supplemental tax disclosures

Deferred taxation

The following table details the UK GAAP deferred tax asset balances as shown in note 17 to the Consolidated Financial Statements:

	2003 £m	2002 £m
Deferred Tax Assets:
Unutilised Tax Losses	230.8	245.2
Deferred Compensation	76.3	65.4
Acquisition Related Provisions	12.0	13.3
Other	29.5	30.0

	348.6	353.9
Less:
Valuation Allowance	(258.7)	(270.1)

Deferred Tax Liabilities:
Accelerated Capital allowances	(1.1)	(3.2)
Accelerated Interest expense	(18.7)	(17.9)
Other	(0.1)	(1.1)

	(19.9)	(22.2)
Net Deferred Tax Assets	70.0	61.6

No material deferred income tax liabilities are expected to arise on distributions of earnings of foreign subsidiaries as the Group intends to reinvest undistributed earnings that would otherwise give rise to such liabilities.

Net operating losses totalling £632 million will expire as follows: 2013 – £30 million, 2017—£11 million, 2018—£32 million, 2020—£225 million and 2021 and thereafter—£334 million.

An analysis of the US GAAP adjustment to share owners’ funds related to deferred tax items is presented below, all of which relate to differences arising as a consequence of the US GAAP adjustments disclosed above:

	2003 £m	2002 £m
Stock Options	23.0	—
Executive compensation	31.8	32.0
Pension accounting	5.4	2.0
Accounting for derivatives	(5.7)	(6.8)
Goodwill	0.3	(3.7)
National insurance contributions	0.5	—
Additional valuation allowance recorded under US GAAP	(46.0)	(23.1)

Total US GAAP adjustment	9.3	0.4

9 Acquisitions of Cordiant Communication Group plc and Tempus Group plc

On 1 August 2003, the Company completed its acquisition of Cordiant Communications Group plc. Refer to note 26 to the Consolidated Financial Statements for further details.

Amounts included in note 1 above for other intangible assets recognised under US GAAP relating to Cordiant are tradenames for £42.9 million and customer relationships for £44.4 million. These intangible assets will be amortised over an average life of 14 years and 4 years, respectively. At 31 December 2003 we have recorded amortisation on tradenames of £1.3 million and on customer relationships of £5.5 million.

The following table sets forth certain pro forma financial information for WPP as if the acquisition of Cordiant had occurred as of the beginning of each reported period. The pro forma financial information is stated in accordance with UK GAAP.

The financial information for Cordiant for the year ended 31 December 2002 has been extracted without material adjustment from the financial statements contained in Cordiant’s annual report filed on Form 20-F with the SEC for the year ended 31 December 2002.

The Cordiant profit and loss account for the period from 1 January to 31 July 2003 includes £49.0 million of goodwill impairment and £42.5 million of exceptional items. In the year ended 31 December 2002, the Cordiant profit and loss account included £171.1 million of goodwill impairment and £45.6 million of exceptional items. Exceptional items comprise gains on the disposal of businesses and other costs incidental to a restructuring of operations and investment write offs.

	Year ended 31 December 2003 £	Year ended 31 December 2002 £
Revenue	4,357.8	4,441.0
Income before extraordinary items	69.1	(145.6)
Net income	69.1	(145.6)
Basic earnings per ordinary share (p)	6.2	(13.1)
Diluted earnings per ordinary share (p)	6.0	(13.1)

This unaudited pro forma financial information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which would have actually resulted had the combinations been in effect as of the dates presented.

On 6 November 2001 the Company finalised its acquisition of Tempus Group plc. Prior to the acquisition, the group owned a 22% interest in the ordinary share capital of Tempus.

9 Acquisitions of Cordiant Communication Group plc and Tempus Group plc (continued)

The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group:

	Book value at acquisition £m	Accounting policy alignments[1] £m	Fair value adjustments[2] £m		Fair value to Group £m
Tangible fixed assets	15.0	(1.3)	(0.2)		13.5
Investments	10.9	—	(1.8	)(i)	9.1
Current assets	342.9	—	(0.3)		342.6

Total assets	368.8	(1.3)	(2.3)		365.2
Other creditors due within one year	(397.1)	—	(0.1)		(397.2)
Other creditors due after one year	(54.7)	—	(10.4	)(ii)	(65.1)
Provisions	(2.5)	—	(11.8	)(iii)	(14.3)

Total liabilities	(454.3)	—	(22.3)		(476.6)

Net liabilities	(85.5)	(1.3)	(24.6)		(111.4)
Minority interest					(5.0)
Goodwill					516.8

Consideration					400.4

Consideration satisfied by:
Cash					369.3
Shares to be issued					1.6
Capitalised acquisition costs					5.7
Transferred from investments					23.8

					400.4

Notes

1	Accounting policy alignments

These comprise adjustments to bring the assets and liabilities of Tempus into compliance with WPP’s accounting practices and policies. These primarily arise from applying the Group’s depreciation policies to tangible fixed assets acquired.

2	Fair value adjustments

These comprise adjustments to bring the book value of the assets and liabilities of Tempus to fair value:

(i)	Revaluation of internet and other investments to fair value.

(ii)	Recognition of accrual for additional corporate tax liabilities.

(iii)	Provision for certain contingent liabilities where the likelihood of settlement is considered probable at the date of acquisition.

10 Supplemental Segment Disclosures

The Company organises its businesses generally based on the nature of the services provided by each operating company. Where appropriate, operating companies are aggregated into the operating sectors shown below. The following table details the goodwill additions under UK GAAP as shown in note 13 to the Consolidated Financial Statements by operating sector.

	2003 £m	2002 £m
Advertising and Media investment management	189.3	49.9
Information, insight & consultancy	13.7	29.6
Public relations & public affairs	21.3	21.6
Branding & identity, Healthcare and Specialist communications	156.7	43.7

Total goodwill additions	381.0	144.8

The following table shows long-lived assets attributable to each of the Company’s geographical areas:

	2003 £m	2002 £m	2001 £m
UK	1,039.6	998.6	958.6
US	4,128.2	4,091.2	4,180.8
Continental Europe	786.9	650.4	627.6
Canada, Asia Pacific, Latin America, Africa & Middle East	739.5	622.8	609.2

	6,694.2	6,363.0	6,376.2

Goodwill impairment charges taken with respect to subsidiaries in 2003 and 2002 consisted of:

	2003 £m	2002 £m
Advertising and Media investment management	—	12.5
Information, Insight & consultancy	35.1	70.3
Public relations & public affairs	—	8.5
Branding & identity, Healthcare and Specialist communications	13.1	54.4

Total goodwill impairment-subsidiaries	48.2	145.7

The incremental impairment charge of £16.9 million taken under US GAAP in 2003 included £10.4 million related to Information, insight and consultancy and £6.5 million related to Branding & identity, Healthcare and Specialist communications. The SFAS 142 adoption charge of £25.7 million recorded in 2002 under US GAAP related entirely to the Branding & identity, Healthcare and Specialist communications sector.

Goodwill impairment charges of £30.8 million were taken with respect to associates in 2003 and related entirely to Branding & identity, Healthcare and Specialist communications. Goodwill amortisation on associates of £3.5 million related entirely to Branding & Identity, Healthcare and Specialist communications.

PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER AND WPP

27 Farm Street

London W1J 5RJ

England

TRUSTEE

Citibank, N.A.

388 Greenwich Street

14th Floor

New York, New York 10013

LEGAL ADVISORS TO THE ISSUER AND WPP

As to United States Federal and New York law	As to English law
Davis & Gilbert LLP	Allen & Overy LLP
1740 Broadway	One New Change
New York, New York 10019	London EC4M 9QQ
England

INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP

Hill House

1 Little New Street

London EC4A 3TR

England

EXCHANGE AGENT, REGISTRAR, AND NEW YORK PAYING AGENT

Citibank, N.A.

111 Wall Street

15th Floor

New York, New York 10005

LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch

L-2953

Luxembourg

LISTING AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch

L-2953

Luxembourg

U.S.$650,000,000

WPP Finance (UK)

Fully and unconditionally guaranteed on a senior, unsecured basis by WPP Group plc

Offer to exchange its

5.875% Notes due 2014,

which have been registered under the Securities Act of 1933,

as amended,

for

5.875% Notes due 2014,

which have not been registered

PROSPECTUS

February 8, 2005